As filed with the Securities and Exchange Commission on May 30, 2008

Registration No. 333-150263

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Goodman Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	3585	20-1932219
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5151 San Felipe, Suite 500

Houston, Texas 77056

(713) 861-2500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ben D. Campbell

Executive Vice President, Secretary and General Counsel

5151 San Felipe, Suite 500

Houston, Texas 77056

Tel: (713) 861-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

William B. Brentani

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Tel: (650) 251-5000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor, as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code of Registrant Guarantor’s Principal Executive Offices
Goodman Global Holdings, Inc.	Delaware	20-1932202	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Appliance Holding Company	Texas	76-0677025	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Distribution, Inc.	Texas	76-0309878	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Distribution Southeast, Inc.	Florida	59-0773846	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Holding Company	Texas	76-0342022	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Quietflex Holding Company	Delaware	76-0681233	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Sales Company	Texas	76-0353690	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman II Holdings Company, L.L.C.	Delaware	—	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Manufacturing I LLC	Delaware	20-1961086	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Manufacturing II LLC	Delaware	20-1961186	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Holding Company, L.L.C.	Delaware	—	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Canada, L.L.C.	Delaware	—	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Nitek Acquisition Company, L.P.	Texas	76-0580801	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Quietflex Manufacturing Company, L.P.	Texas	76-0681290	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Manufacturing Company, L.P.	Texas	76-0423371	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

Goodman Company, L.P.	Delaware	39-1904835	5151 San Felipe, Suite 500 Houston, Texas 77056 Tel: (713) 861-2500

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 30, 2008

PRELIMINARY PROSPECTUS

Goodman Global, Inc.

Offer to Exchange

$500,000,000 aggregate principal amount of its 13.50%/14.00% Senior Subordinated Notes due 2016, wholly and unconditionally guaranteed by each subsidiary guarantor named herein, which have been registered under the Securities Act of 1933, for any and all of its outstanding 13.50%/14.00% Senior Subordinated Notes due 2016, wholly and unconditionally guaranteed by each subsidiary guarantor named herein.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2008 unless extended. We do not currently intend to extend the expiration date.

•	The exchange notes to be issued in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

See “ Risk Factors” beginning on page 16 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2008.

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information about our business from this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “the company” and “Goodman” refer to Goodman Global, Inc. and its consolidated subsidiaries and its predecessors.

Our Company

We are the second largest domestic manufacturer of heating, ventilation and air conditioning, or HVAC, products for residential and light commercial use based on unit sales. Our activities include engineering, manufacturing, assembling, marketing and distributing an extensive line of HVAC and related products. Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. The Goodman® brand is one of the leading HVAC brands in North America and caters to the large segment of the market that is price sensitive and desires reliable and low-cost climate comfort, while our premium Amana® brand includes enhanced features such as higher efficiency and quieter operation. The Quietflex® brand is a recognized brand of flexible duct. For the year ended December 31, 2007, we generated net sales of $1,935.7 million, a 7.9% increase as compared to prior year net sales. For the three months ended March 31, 2008, we generated net sales of $364.9 million, a 4.1% decrease as compared to the three months ended March 31, 2007.

We sell our products through a North American distribution network with more than 850 total distribution points comprised of approximately 150 company-operated distribution centers and over 700 independent distributor locations. For each of the year ended December 31, 2007 and the three months ended March 31, 2008, approximately 60% of our net sales were made through company-operated distribution centers and our direct sales force with the remainder made through independent distributors. Our company-operated distribution centers in key states such as Texas, Florida, California, Arizona and Nevada provide us direct access to large and fast growing regions in North America and enable us to maintain a significant amount of market intelligence and control over how our products are distributed. Our independent distributors, many of which have multiple locations and most of which exclusively sell our products, enable us to more fully serve other major sales areas and complement our broad distribution network. We offer our independent distributors incentives to promote our brands, which allow them to provide dealers with our products at attractive prices while meeting their own profit targets. We believe that our growth is attributable to our strategy of providing quality, value-priced products through an extensive, growing and loyal distribution network.

As of March 31, 2008, we operated three manufacturing and assembly facilities in Texas, two in Tennessee, one in Arizona and one in Florida totaling approximately two million square feet. Since 1982, our unit volume sales and market share have grown to surpass all but one of our competitors in the residential and light commercial HVAC sector.

The Transactions

On October 21, 2007, Chill Holdings, Inc. (which we refer to as Parent), Chill Acquisition, Inc., a subsidiary of Parent (which we refer to as Merger Sub), and Goodman Global, Inc. entered into an agreement and plan of merger (the Merger Agreement) pursuant to which Merger Sub merged with and into Goodman Global, Inc. on February 13, 2008. These transactions are referred to in this prospectus as the Merger. Merger Sub was incorporated on October 15, 2007 (Inception) for the purpose of acquiring Goodman and did not have any operations prior to February 13, 2008 other than in connection with the Goodman acquisition. At the effective time of the Merger on February 13, 2008, each share of Goodman Global, Inc. common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in treasury by Goodman

Global, Inc. or any of its subsidiaries, owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) was converted into the right to receive $25.60 in cash, without interest. In addition, all options to acquire Goodman Global, Inc. common stock issued pursuant to Goodman’s equity plans, whether or not vested, became fully vested as of the time immediately prior to the Merger and were cancelled and converted into cash payments, without interest, equal to the product of (1) the number of shares of Goodman Global, Inc. common stock subject to each option as of the effective time of the Merger multiplied by (2) the excess, if any, of $25.60 over the exercise price per share of common stock subject to such option (other than in the case of certain options held by members of our senior management who exchanged a portion of their vested options for new vested options in Parent). Immediately prior to the effective time of the Merger, each outstanding share of our restricted stock under Goodman Global, Inc.’s 2006 Incentive Award Plan was vested in full and was converted into the right to receive the merger consideration at the effective time of the Merger, less any amounts required to be withheld or deducted under applicable tax laws.

As described below and in “The Transactions” and “Certain Relationships and Related Party Transactions,” members of our management made $36.1 million of equity investments in the company through the acquisition of common stock of Parent. In addition, members of our management rolled certain existing Goodman Global, Inc. options into Parent options. Members of our management who made equity investments are referred to collectively in this prospectus as the Management Participants.

Investment funds affiliated with Hellman & Friedman LLC invested approximately $1,114.7 million in equity securities of Parent in connection with the Merger. In addition, investment funds affiliated with GSO (the GSO Equity Entities), investment funds affiliated with Farallon Capital Partners, L.P. (the Farallon Equity Entities) and investment funds affiliated with AlpInvest Partners (AlpInvest), along with certain other investors that the GSO Equity Entities syndicated their investments to (collectively, the Fund Co-Investors), invested approximately $127.5 million in equity securities of Parent in connection with the Merger. All of these investment funds are referred to in this prospectus as the Investors. Further, there were approximately $36.1 million of investments in equity securities of Parent through the acquisition of its common stock by the Management Participants.

On January 10, 2008, we commenced cash tender offers to purchase Goodman Global Holdings, Inc.’s outstanding 7- 7/8% Senior Subordinated Notes due 2010 ($400 million aggregate principal amount outstanding) and Floating Rate Notes due 2010 ($179.3 million aggregate principal amount outstanding) (together, the Existing Notes) and solicitations of consents from the holders of the Existing Notes with respect to amendments to the indentures governing the Existing Notes that would eliminate substantially all of the restrictive covenants contained in the indentures and in the Existing Notes and also eliminate certain events of default, certain covenants relating to mergers and certain conditions to legal defeasance and covenant defeasance, but would not eliminate, among other things, certain repurchase obligations in respect of the Existing Notes. On January 24, 2008, the holders of a majority in aggregate principal amount of each series of the Existing Notes had validly tendered, and not validly withdrawn, their Existing Notes and consented to, and not withdrawn their consents relating to, the amendments to the indentures with respect to the Existing Notes. On January 25, 2008, we executed the proposed amendments to the indentures for the Existing Notes, which amendments became operative immediately prior to the Merger. On February 13, 2008, we accepted the tenders, made payments to holders of the Existing Notes of the tender offer consideration and consent payments, called for redemption, deposited the redemption payment with the trustee in respect of untendered Existing Notes and discharged the indentures governing the Existing Notes.

In addition, on February 13, 2008, we repaid the $76.1 million outstanding under our then-existing credit facility and the $11.5 million outstanding under our then-existing revolving loan and swing note.

On February 13, 2008, Merger Sub issued and sold $500.0 million of notes, which are the subject of the exchange offer for exchange notes described in this prospectus, and borrowed (1) $800.0 million under a new senior secured term credit agreement with Barclays Capital and Calyon New York Branch, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders from time to time party thereto, and (2) $105.0 million under a new asset-based revolving credit agreement with Barclays Capital and General Electric Capital Corporation, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, General Electric Capital Corporation, as letter of credit issuer, and the lenders from time to time party thereto.

The Merger, the repurchase of the Existing Notes, the repayment of the existing credit facility, revolver and swing note and the fees and expenses relating to the Transactions (as defined below) were financed by borrowings under our new senior secured term credit agreement, our new asset-based revolving credit agreement, the issuance of the notes, the equity investments described above and Goodman’s cash on hand at the closing of the Merger.

The initial offering of the notes, the initial borrowings under our new senior secured term credit agreement and asset-based revolving credit agreement, the tender offers and consent solicitations with respect to the Existing Notes, the repayment of Goodman’s then-existing credit facility, revolver and swing note, the equity investment by the Investors and the Management Participants, the Merger and the other related transactions are collectively referred to in this prospectus as the Transactions. For a more complete description of the Transactions, see “The Transactions,” “Certain Relationships and Related Party Transactions,” “Description of Other Indebtedness” and “Description of Notes.”

Recent Developments

On April 21, 2008, Charles Carroll retired as President and Chief Executive Officer of Goodman and Parent, but remains as Chairman of the Board of Directors of both Goodman and Parent. Effective April 21, 2008, David Swift joined Goodman and Parent as President and Chief Executive Officer and became a member of each of Goodman’s and Parent’s Board of Directors. Prior to joining us, Mr. Swift was President of Whirlpool North America, where he also served on its board of directors. Before joining Whirlpool, Mr. Swift served as President of Eastman Kodak Company’s Professional Group. Before becoming President of Kodak’s Professional Group, Mr. Swift served as the Chairman and President of Kodak’s Greater Asian Region based in Shanghai, China.

The Sponsors

All of our outstanding common stock is directly owned by Chill Intermediate Holdings, Inc., which in turn is directly owned by Chill Holdings, Inc., which is majority owned and controlled by funds affiliated with Hellman & Friedman LLC. The Sponsors refer collectively to Hellman & Friedman LLC and its affiliates.

Hellman & Friedman LLC (H&F) is a leading private equity investment firm with offices in San Francisco, New York and London. H&F focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including media, financial services, professional services, vertical software and information services and healthcare. Since its founding in 1984, H&F has raised and, through its affiliated funds, managed over $16 billion of committed capital and is currently investing its sixth partnership, Hellman & Friedman Capital Partners VI L.P., with over $8 billion of committed capital. Other recent investments include: Catalina Marketing Corporation, Kronos Incorporated, Sheridan Healthcare, Inc., Gaztransport & Technigaz S.A.S., Emdeon Business Services, IRIS Software Group Limited, Grosvenor Capital Management, L.P., LPL Holdings, Inc., DoubleClick, Inc., The Nasdaq Stock Market, Inc. and Texas Genco LLC.

Corporate Information

Chill Acquisition, Inc. was incorporated under the laws of Delaware on October 15, 2007. Goodman Global, Inc. was incorporated under the laws of Delaware in 2004. On February 13, 2008, Chill Acquisition, Inc. merged with and into Goodman Global, Inc. with Goodman Global, Inc. continuing as the surviving corporation. Our principal executive offices are located at 5151 San Felipe, Suite 500, Houston, Texas 77056 and our telephone number is (713) 861-2500. Our website address is http://www.goodmanglobal.com. Information contained on or accessible through our website does not constitute a part of this prospectus.

Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. Amana® is a trademark of Maytag Corporation and is used under license to Goodman Company, L.P.

Market, Ranking and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning the HVAC industry or market refers to the residential and light commercial sector within the domestic HVAC industry. Our general expectations concerning these industries and their segments and our market position and market share within these industries and their segments are derived from data from various third-party sources. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third-party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the HVAC industry, which we believe to be reasonable. Although we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those described in “Risk Factors.”

The Exchange Offer

In this prospectus, the term “outstanding notes” refers to the 13.50%/14.00% Senior Subordinated Notes due 2016. The term “exchange notes” refers to the 13.50%/14.00% Senior Subordinated Notes due 2016, as registered under the Securities Act of 1933, as amended (the Securities Act). The term “notes” refers collectively to the outstanding notes and the exchange notes. On February 13, 2008, Chill Acquisition, Inc., to be merged with and into Goodman Global, Inc., issued $500,000,000 aggregate principal amount of 13.50%/14.00% Senior Subordinated Notes due 2016 in a private placement.

General	In connection with the private placement, Chill Acquisition, Inc., to be merged with and into Goodman Global, Inc., entered into a registration rights agreement with the purchasers in which they agreed, among other things, to deliver this prospectus to you and to obtain the effectiveness of the exchange offer registration statement within 270 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights that are applicable to the outstanding notes under the registration rights agreement; and

•	the liquidated damages provisions of the registration rights agreement are no longer applicable.

The exchange offer	We are offering to exchange $500,000,000 aggregate principal amount of 13.50%/14.00% Senior Subordinated Notes due 2016, which have been registered under that Securities Act for any and all of its existing 13.50%/14.00% Senior Subordinated Notes due 2016.

Outstanding notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the SEC) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2008, unless extended by us. We do not currently intend to extend the expiration of the exchange offer.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for tendering outstanding notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (DTC) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either have the outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special procedures for beneficial owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on holders of outstanding notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes and related guarantees under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of failure to exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not intend to register the outstanding notes under the Securities Act, except as otherwise required by the registration rights agreement.

United States federal income tax consequences of the exchange offer	The exchange of outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences—Exchange Offer.”

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement.

Issuer	Goodman Global, Inc.

Securities offered	$500.0 million aggregate principal amount of 13.50%/14.00% Senior Subordinated Notes due 2016.

Maturity	The exchange notes will mature on February 15, 2016.

Interest rate	The exchange notes will bear interest at a rate of 13.50% per annum, provided that Goodman Global, Inc. may, at its option, elect to pay interest in any interest period at a rate of 14.00%, per annum, in which case up to 3.0% per annum may be paid by issuing additional notes (PIK notes) under the indenture on the same terms and conditions as the existing notes, provided that Goodman Global, Inc. may not make any interest payment with PIK notes after the first HYDO Determination Date (as defined below) to the extent such interest payment in PIK notes would cause the accrued and unpaid interest and original issue discount on the notes to exceed the amount described in clause (b) of the definition of HYDO Redemption Amount, as defined in “Description of Notes—Principal, Maturity, Interest and HYDO Redemption.”

If we elect to pay interest in PIK notes, we will increase the principal amount of each note or issue new notes to holders of the notes on the relevant record date in an amount equal to the amount of PIK interest for the applicable interest period (rounded up to the nearest $1,000, for notes registered in the name of DTC or its nominee).

Interest payment dates	February 15 and August 15, beginning on August 15, 2008. Interest will accrue from the later of the issue date of the outstanding notes or the last interest payment date relating to the outstanding notes.

Ranking	The exchange notes will be our unsecured, senior subordinated obligations and will:

•

be subordinated in right of payment to our existing and future Senior Indebtedness (as defined in the indenture governing the notes), including our senior secured term credit agreement and asset-based revolving credit agreement;

•	rank equally in right of payment to all of our future senior subordinated debt;

•

be effectively subordinated in right of payment to all of our existing and future secured debt (including our senior secured term credit agreement and asset-based revolving credit agreement), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes; and

•	rank senior in right of payment to all of our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes.

Similarly, the note guarantees will be unsecured senior subordinated obligations of the guarantors and will:

•

be subordinated in right of payment to all of the applicable guarantor’s existing and future Senior Indebtedness, including such guarantor’s guarantees under our senior secured credit term agreement and asset-based revolving credit agreement;

•	rank equally in right of payment to all of the applicable guarantor’s future senior subordinated debt;

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantees under our senior secured term credit agreement and asset-based revolving credit agreement), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes; and

•	rank senior in right of payment to all of the applicable guarantor’s future subordinated debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes.

As of March 31, 2008, we and the guarantors had total indebtedness of $1,377.6 million, of which $800.0 million was secured indebtedness, excluding approximately $35.0 million of issued and outstanding letters of credit and up to $156.4 million of undrawn commitments for revolving credit loans under our asset-based revolving credit agreement.

Guarantees	Each of our subsidiaries that guarantees the obligations under our senior secured credit facilities will initially jointly, severally and unconditionally guarantee the exchange notes on an unsecured senior subordinated basis.

Optional redemption

Prior to February 15, 2011, we will have the option to redeem some or all of the exchange notes for cash at a redemption price equal to 100% of their principal amount, plus a make-whole premium (as described in “Description of Notes—Optional Redemption”), plus accrued and unpaid interest to the redemption date. Beginning on February 15, 2011, we may redeem some or all of the exchange notes at the redemption prices listed under “Description of Notes—Optional

Redemption” plus accrued interest on the exchange notes to the date of redemption.

Optional redemption after certain equity offerings	At any time (which may be more than once) before February 15, 2011, we may choose to redeem up to 40% of the notes at a redemption price equal to 113.5% of the principal amount thereof with proceeds that we or our parent company raise in one or more equity offerings, as long as at least 60% of the aggregate principal amount of the notes issued remains outstanding afterwards. See “Description of Notes—Optional Redemption.”

HYDO redemption	If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Internal Revenue Code of 1986, as amended (the Code), on each, HYDO Determination Date (as defined in “Description of Notes—Principal, Maturity, Interest and HYDO Redemption”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the HYDO Redemption Amount (each such redemption, a “HYDO Redemption”), as defined below. The redemption price for the portion of each Note redeemed pursuant to any HYDO Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. “HYDO Redemption Amount” means, as of each HYDO Determination Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the Notes over (b) and amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the Notes multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the Notes. No partial redemption or repurchase of the Notes prior to any HYDO Determination Date pursuant to any other provision of the Indenture will alter the Issuer’s obligation to make any HYDO Redemption with respect to any Notes that remain outstanding on such HYDO Redemption Date. Please see, “Description of Notes—Principal, Maturity, Interest and HYDO Redemption.”

Change of control offer	Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require us to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

We may not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

•	we may not have enough funds at that time; or

•	terms of our other indebtedness may prevent us from making such payment.

Your right to require us to repurchase your notes upon the occurrence of a change of control will be suspended during any time that the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services.

Certain indenture provisions	The indenture governing the exchange notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain capital stock;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure certain debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.” Most of these covenants will cease to apply to the notes during any period in which the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

No public market	The exchange notes will be freely transferable but will be a new issue of securities. There is no established trading market for the notes and the notes will not be listed on any securities exchange. Accordingly, an active market or liquidity may not develop for the exchange notes.

Risk Factors

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the heading “Risk Factors.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Set forth below is summary historical consolidated financial data and summary unaudited pro forma condensed financial data of our business, at the dates and for the periods indicated. The historical data for the three months ended March 31, 2007 and 2008 have been derived from the unaudited historical consolidated financial statements of Goodman Global, Inc. included elsewhere in this prospectus. The historical data for the fiscal years ended December 31, 2005, 2006 and 2007 have been derived from the audited historical consolidated financial statements of Goodman Global, Inc. included elsewhere in this prospectus. The historical data for the fiscal years ended December 31, 2003 and 2004 have been derived from the audited consolidated financial statements of Goodman Global, Inc., not included in this prospectus. The 2004 and condensed 2008 financial data are a combination of the previous transaction’s predecessor and successor company statements disclosed in our consolidated financial statements and therefore represent non-GAAP measures.

The summary unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007 and for the three months ended March 31, 2008 have been prepared to give effect to the Transactions as if they had occurred on January 1, 2007. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma combined financial data do not purport to represent what our results actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

The Merger will be accounted for using purchase accounting. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this prospectus, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. We have allocated the total estimated purchase price (calculated as described in the notes to the Unaudited Pro Forma Condensed Financial Data) to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing of the Merger. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed consolidated financial statements, including a material change to amortizable intangible assets and goodwill.

The summary historical consolidated and unaudited pro forma financial data should be read in conjunction with “The Transactions,” “Unaudited Pro Forma Condensed Financial Data,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,		Pro Forma Year Ended December 31, 2007	Pro Forma Three Months Ended March 31, 2008
	2003	2004(1)	2005	2006	2007	2007	2008(1)
	(in thousands, except for ratios)
Consolidated statement of income data:
Sales, net(2)	$1,192,671	$1,317,580	$1,565,406	$1,794,753	$1,935,690	$380,274	$364,867	$1,935,690	$364,867
Cost of goods sold	915,272	1,024,426	1,243,408	1,374,774	1,462,776	303,262	305,415	1,510,767	281,419
Selling, general and administrative expenses	147,687	220,551	170,077	205,894	210,613	45,926	92,908	210,613	49,969
Depreciation and amortization expense	14,851	18,887	37,717	32,641	35,119	8,311	10,726	53,478	13,387

Operating profit (loss)	114,861	53,716	114,204	181,444	227,182	22,775	(44,182)	160,832	20,092
Interest expense, net	26,081	12,478	74,213	77,825	68,378	16,907	76,679	170,014	41,006
Other (income) expense, net	(331)	(1,406)	(706)	5,264	(2,752)	(1,127)	(487)	(2,752)	(487)

Earnings (loss) before income taxes	89,111	42,644	40,697	98,355	161,556	6,995	(120,374)	(6,430)	(20,427)
Provision for (benefit from) income taxes(3)	1,745	(5,049)	15,817	34,188	60,177	2,364	(37,142)	(4,498)	1,338

Net income (loss)	$87,366	$47,693	$24,880	$64,167	$101,379	$4,631	$(83,232)	$(1,932)	$(21,765)

Statement of cash flows data:
Net cash (used in) provided by operating activities	$150,807	$(18,558)	$105,519	$53,724	$204,217	$2,425	$(41,269)
Net cash used in investing activities	(811)	(1,477,622)	(24,957)	(39,343)	(14,181)	(5,009)	(1,945,637)
Net cash (used in) provided by financing activities	(167,856)	1,494,677	(60,639)	(26,591)	(182,650)	(875)	(1,983,858)

Other financial data:
Capital expenditures	$16,801	$27,772	$28,806	$39,383	$26,416	$10,282	$4,978
Ratio of earnings to fixed charges(4)	4.2x	3.8x	1.5x	2.2x	3.2x	1.4x	— (5)	— (5)	— (5)

	As of December 31,					As of March 31,
	2003	2004	2005	2006	2007	2007	2008
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$5,359	$3,856	$23,779	$11,569	$18,955	$8,110	$15,907
Total assets	615,558	1,544,595	1,621,537	1,623,971	1,567,617	1,663,941	3,073,390
Total debt	213,244	1,024,135	961,375	838,050	655,425	837,175	1,377,621
Redeemable preferred stock	—	225,000	225,570	—	—	—	—
Shareholders’ equity	150,279	102,719	107,815	521,085	622,106	526,461	1,264,821

(1)	The financial information for these periods reflects the combined presentation of the successor and predecessor company financial statements and is therefore an unaudited non-GAAP financial measure.
(2)	Sales are presented net of certain rebates paid to customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our audited consolidated financial statements appearing elsewhere in this prospectus.
(3)	The 2003 and 2004 consolidated statements of income represent our tax provision calculated based on our previous status when incorporated under Subchapter S of the Code, with substantially all corporate earnings taxed at the shareholder level. For comparability purposes, if we had been incorporated under Subchapter C of the Code and used a pro forma tax rate of 38.5% as a C corporation, the provision for income taxes and net income would have been as set forth below:

	Year Ended December 31,
	2003	2004
	(in thousands)
Provision for income taxes	$34,308	$16,418
Net income	$54,803	$18,226

(4)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before taxes less capitalized interest, plus amortization of capitalized interest and fixed charges. “Fixed charges” include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense.
(5)	For the three months ended March 31, 2008 (unaudited), the pro forma year ended December 31, 2007 and the pro forma three months ended March 31, 2008, earnings were not adequate to cover fixed charges by $120.4 million, $6.4 million and $20.4 million, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. The risks described below are not the only risks facing us. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes and you may lose all or part of your original investment.

Risks Relating to the Exchange Offer, the Notes and our Indebtedness

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Our substantial indebtedness could adversely affect our business and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. As of March 31, 2008, we and the guarantors had total indebtedness of $1,377.6 million, excluding approximately $35.0 million of issued and outstanding letters of credit and up to $156.4 million of undrawn commitments for revolving credit loans under our asset-based revolving credit agreement (of which $500.0 million consisted of the notes and the balance consisted of indebtedness under our senior secured credit facilities). Our substantial indebtedness may have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby limiting cash flow available to fund our working capital, capital expenditures or other general corporate requirements;

•	exposing us to the risk of interest rate increases on our variable rate borrowings, including borrowings under our new senior secured credit facilities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness; and

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, other general corporate requirements and acquisitions.

Our pro forma cash interest expense for the three months ended March 31, 2008 would have been $41.0 million. At March 31, 2008, we had $1,377.6 million of indebtedness under our senior secured credit facilities, which as of such date accrued interest at a weighted average floating rate of 7.2%. A 0.125% increase in this floating rate would increase our interest expense on a pro forma basis for the three months ended March 31, 2008 by $1.1 million.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indenture governing the notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, under our asset-based revolving credit agreement, when (and for as long as) the combined availability under our asset-based revolving credit agreement is less than a specified amount for a certain period of time, or if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of our depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the asset-based revolving credit agreement and to cash collateralize letters of credit issued thereunder.

Under our senior secured credit facilities we will also be required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios.

The failure to comply with any of these covenants would cause a default under our debt instruments. A default, if not waived, could result in acceleration of the outstanding indebtedness under such debt instruments, in which case such indebtedness would become immediately due and payable. In addition, a default or acceleration of indebtedness under the notes or our senior secured credit facilities could result in a default or acceleration of other indebtedness we may incur with cross-default or cross-acceleration provisions. If any default occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be available on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. For example, under our asset-based revolving credit agreement, as of March 31, 2008, we had an additional $156.4 million of undrawn commitments that, if drawn, would further increase our leverage. The terms of the indenture governing the notes does not fully prohibit us or our subsidiaries from doing so. Our senior secured credit facilities also permit additional borrowing indebtedness and all or a portion of such additional indebtedness could rank senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service all of our indebtedness, including the notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance. This, to a certain extent, is subject to prevailing economic and competitive conditions and to certain financial, business, regulatory and other factors beyond our control. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our asset-based revolving credit agreement in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our debt, including the notes, or sell certain of our assets on or before the maturity of our debt. We may not be able to restructure or refinance any of our debt, including the notes, on commercially reasonable terms, if at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

In addition, if our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets or seek additional capital. These alternative measures may not be available to us, may not be successful and may not permit us to meet our scheduled debt service obligations, which could result in substantial liquidity problems. Our senior secured credit facilities and the indenture governing the notes restricts our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Your right to receive payments on the notes will be junior to the rights of the lenders under our senior secured credit facilities and all of our other Senior Indebtedness and any of our future Senior Indebtedness.

The notes and the guarantees will be general unsecured obligations that will be junior in right of payment to all of our and such guarantors’ existing and future Senior Indebtedness (as defined in the indenture governing the notes). As of December 31, 2007, after giving effect to the Transactions as if the Transactions had been consummated as of such date, we would have had approximately $800.0 million of senior indebtedness under our senior secured term credit agreement and $105.0 million under our asset-based revolving credit agreement and an additional $156.4 million in undrawn commitments under our asset-based revolving credit agreement, after giving effect to $35.0 million of letters of credit issued and outstanding as of March 31, 2008. The indenture governing the notes offered hereby will permit us and the guarantors to incur substantial additional Senior Indebtedness in the future.

We may not pay principal, premium, if any, interest or other amounts on account of the notes in the event of a payment default or certain other defaults in respect of certain of our Senior Indebtedness, including debt under our senior secured credit facilities, unless the Senior Indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to our Senior Indebtedness, we may not be permitted to pay any amount on account of the notes for a designated period of time.

Because of the subordination provisions in the notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the notes until we have made all payments in cash on our Senior Indebtedness and all letters of credit our credit facilities have been terminated or cash collateralized. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the notes, including payments of principal or interest when due.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, are parties to the new credit facility, which will be secured by liens on substantially all of our assets and the assets of the guarantors. The notes will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

As of March 31, 2008, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was $1,377.6 million, excluding approximately $35.0 million of issued and outstanding letters of credit and up to $156.4 million of undrawn commitments for revolving credit loans under our asset-based revolving credit agreement. We will be permitted to borrow substantial additional indebtedness, including secured indebtedness, in the future under the terms of the indenture governing the notes.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Although a significant portion of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes is dependent in part on the earnings and the distribution of funds from our subsidiaries. Our subsidiaries will be permitted under the terms of the indenture governing the notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

Claims of noteholders will be structurally subordinated to claims of creditors of all of our non-guarantor subsidiaries.

The notes initially are guaranteed on a senior basis by our existing U.S. subsidiaries that are obligors under our senior secured credit facilities. The notes are not guaranteed by our non-U.S. subsidiaries. However, the historical consolidated financial statements and the pro forma condensed financial data included in this prospectus include all of our domestic and foreign subsidiaries. Our non-guarantor subsidiaries generated approximately 3% of our pro forma net sales for the year ended December 31, 2007, and as of December 31, 2007, our non-guarantor subsidiaries held approximately 1% and 4% of our total assets and tangible assets, respectively, on a pro forma basis. In addition, we will have the ability to designate certain of our subsidiaries as unrestricted subsidiaries pursuant to the terms of the indenture governing the notes, and any subsidiary so designated will not be a subsidiary guarantor of the notes.

Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of noteholders to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of debt of that subsidiary.

The lenders under our senior secured credit facilities will have the discretion to release the guarantors under the senior secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

Any guarantee of the notes will be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby, if the related guarantor is no longer a guarantor of obligations under our senior secured credit facilities or any other indebtedness. See “Description of Notes.” The lenders under our senior secured term credit agreement and our asset-based revolving credit agreement will have the discretion to release the guarantees under the applicable credit agreement in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of holders of the notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the new senior secured credit facilities and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facilities and the indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. The lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the new senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to purchase the notes upon a change of control offer required by the indentures.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds available at the time of such change of control event to make the required repurchase of notes that are tendered upon a change of control event. In addition, our new senior secured credit facilities contain restrictions that limit our ability to repurchase notes that are tendered upon a change of control event.

Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our new senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indentures governing the notes and a cross default under our senior secured credit facilities. The senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures. See “Description of Notes—Repurchase at the Option of Holders.”

An active trading market may not develop for the notes.

The notes are a new issue of securities, there is no established trading market for the notes and the notes will not be listed on any securities exchange. The liquidity of any market for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the overall market for high yield securities;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.

Accordingly, an active market or liquidity may not develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes. In addition, the notes may trade at a discount, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The trading price of the notes may be volatile.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

United States persons will be required to pay U.S. federal income tax on the notes even if we do not pay cash interest.

None of the interest payments on the notes will be “qualified stated interest” for U.S. federal income tax purposes, even if we never exercise the option to pay pay-in-kind, or PIK, interest, because the notes provide us with the option to pay cash interest or PIK interest for any interest payment period, subject to certain limitations. Consequently, the notes will be treated as issued with “original issue discount” for U.S. federal income tax purposes, and U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) will be required to include the original issue discount in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. See “Material U.S. Federal Income Tax Consequences.”

Risks Relating to our Business

Changes in weather patterns and seasonal fluctuations may adversely affect our operating results.

Weather fluctuations may adversely affect our operating results and our ability to maintain our sales volume. Our operations may be adversely affected by unseasonably warm weather in the months of November to February and unseasonably cool weather in the months of May to August, which has the effect of diminishing customer demand for heating and air conditioning and decreasing our sales volumes. Many of our operating expenses are fixed and cannot be reduced during periods of decreased demand for our products. Accordingly, our results of operations will be negatively impacted in quarters with lower sales due to such weather fluctuations. In addition, our sales volumes and operating results in certain regions can be negatively impacted during inclement weather conditions in these regions. For example, during the summer of 2004, several hurricanes and other tropical weather systems struck the southeastern United States resulting in an estimated $6.2 million reduction in our operating profit for 2004.

In addition, our quarterly results may vary significantly. Although there is demand for our products throughout the year, in each of the past three years approximately 56% to 58% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production occurs in the first and the second quarters in anticipation of our peak sales quarters. Therefore, quarterly comparisons of our sales and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of expected results for a full year.

Increased competition and technological changes and advances may reduce our market share and our future sales.

The production and sale of HVAC equipment by manufacturers is highly competitive. According to industry sources, the top five domestic manufacturers (including us) represented over 80% of the unit sales in the U.S. residential and light commercial HVAC market in 2007. Our four largest competitors in this market are Carrier Corporation (a division of United Technologies Corporation), Trane Inc., Lennox International, Inc. and Rheem Manufacturing Company. Several of our competitors may have greater financial and other resources than we have. A number of factors affect competition in the HVAC industry, including an increasing emphasis on the development of more efficient HVAC products. Existing and future competitive pressures may materially and adversely affect our business, financial condition or results of operations, including pricing pressure if our competitors improve their cost structure. In addition, our company-operated distribution centers face competition from independent distributors and dealers owned by our competitors, some of whom may be able to provide their products or services at lower prices than we can. We may not be able to compete successfully against current and future competition; current and future competitive pressures faced by us may adversely affect our profitability and performance.

There is currently an effort underway in the United States by several companies to purchase independent distributors and dealers and consolidate them into large enterprises. These consolidated enterprises may be able to exert pressure on us to reduce prices. Additionally, these new enterprises tend to emphasize their company name, rather than the brand of the manufacturer, in their promotional activities, which could lead to dilution of the importance and value of our brand names. Future price reductions and any brand dilution caused by the consolidation among HVAC distributors and dealers could have an adverse effect on our business, financial condition and results of operations.

Significant increases in the cost of raw materials and components have, and may continue to, increase our operating costs. In addition, a decline in our relationships with key suppliers may have an adverse effect on our business.

Our operations depend on the supply of various raw materials and components, including steel, copper, aluminum, refrigerants, motors and compressors, from domestic and foreign suppliers. We do not enter into long-term supply contracts for many of our raw materials and component requirements. However, our suppliers may discontinue providing products to us at attractive prices, and we may be unable to obtain such products in the future from these or other providers on the scale and within the time frames we require. If a key supplier were unable or unwilling to meet our supply requirements, we could experience supply interruptions and/or cost increases which (to the extent that we are not able to find alternate suppliers or pass these additional costs onto our customers) could adversely affect our results of operations and financial condition. To the extent any of our suppliers experiences a shortage of components that we purchase, we may not receive shipments of those components and, if we were unable to obtain substitute components on a timely basis, our production would be impaired. For example, in the second quarter of 2004 we experienced supply interruptions for steel, copper and aluminum. Historically, these supply interruptions have resulted in periodic production disruptions and higher transportation costs.

Since 2004, commodity prices have risen significantly to levels well above prices seen in the prior decade. These commodity cost increases negatively affected our net income in 2004. Effective September 2004, we increased prices by up to 5% on a majority of our products in response to these increases in commodity costs. Effective January 2005, we further increased prices up to 7% on the majority of our products. Commodity costs have continued to increase. To help address the rise in commodity costs, we implemented price increases effective in April 2006, October 2006 and January 2008 and, most recently, we announced that effective July 1, 2008 we will raise prices by up to an additional 5% on the majority of our products. However, these price increases may reduce demand for our products. A continued high level of commodity prices or a further increase in commodity prices could have a material adverse effect on our results of operations. In addition, we may not be able to further increase the price of our products or reduce our costs to offset the higher commodity prices.

To enhance stability in the cost of major raw material commodities, such as copper and aluminum used in the manufacturing process, we have and may continue to enter into commodity arrangements. We generally do not enter commodity hedges extending beyond eighteen months. During 2006 and 2007, we entered into commodity hedges for both aluminum and copper. During 2007, we entered into swaps for a portion of our aluminum and copper supply which expire by December 31, 2008. The notional value of commodity swaps outstanding as of March 31, 2008 and December 31, 2007 and 2006 were $69.9 million, $143.3 million and $87.1 million, respectively. A 10% change in the price of commodities hedged would change the fair value of the hedge contracts by approximately $8.5 million as of March 31, 2008, $6.9 million as of December 31, 2007 and $4.3 million as of December 31, 2006.

We continue to monitor and evaluate the prices of our principal raw materials and may decide to enter into additional hedging contracts in the future.

Our business could be hurt by economic downturns.

Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity in the United States could materially affect our financial condition and results of operation. Sales in the residential and commercial new construction market correlate closely to the number of new homes and buildings that are built, which in turn is influenced by factors such as interest rates, inflation, availability of financing, consumers’ spending habits and confidence, employment rates and other macroeconomic factors over which we have no control. For example, we believe approximately 20% to 25% of our sales is for residential new construction, with the balance attributable to repair, retrofitting and replacement units. With the current downturn in residential new construction activity, we are seeing a decline in the volume of products we sell into this market. Any decline in economic activity as a result of these factors typically results in a decline in new construction and replacement purchases, which would result in a decrease in our sales volume and profitability.

A decline in our relations with our key distributors may adversely affect our business.

Our operations also depend upon our ability to maintain our relations with our independent distributors. While we generally enter into contracts with our independent distributors, these contracts typically last for one to two years and can be terminated by either party upon 30 days’ notice. If our key distributors are unwilling to continue to sell our products or if our key distributors merge with or are purchased by a competitor, we could experience a decline in sales. If we are unable to replace such distributors or otherwise replace the resulting loss of sales, our business and results of operations could be adversely affected. For the three months ended March 31, 2008, approximately 40% of our net sales were made through our independent distributors.

Damage or injury caused by our products could result in material liabilities associated with product recalls or reworks.

In the event we produce a product that is alleged to contain a design or manufacturing defect, we could be required to incur costs involved to recall or rework that product. In September 2004, we initiated a voluntary corrective action plan, or CAP, regarding a discontinued design of certain Amana®, Trane® and American Standard® brand PTAC units manufactured by one of our subsidiaries. A PTAC is a single unit heating and air conditioning system used primarily in hotel and motel rooms, apartments, schools, assisted living facilities and hospitals. Under the CAP, we will provide a new thermal limit switch to commercial and institutional PTAC owners. Installation of these switches will be at the commercial or institutional owners’ expense, except in special and limited circumstances (e.g., financial hardship). Pursuant to the CAP, we will pay the cost of installing the replacement switch for any individual homeowner having a PTAC unit in his/her residence. We have established a reserve relating to the CAP in an amount that we believe is appropriate, which amounted to $2.6 million as of December 31, 2004, the year in which the CAP was implemented. The costs required to recall or rework any defective products could be material, which may have a material adverse effect on our business. In addition, our reputation for safety and quality is essential to maintaining our market share. Any recalls or reworks may adversely affect our reputation as a manufacturer of quality, safe products and could have a material adverse effect on our results of operations.

We may incur material costs as a result of product liability or warranty claims that would negatively affect our profitability.

The development, manufacture, sale and use of our products involve a risk of product liability and warranty claims, including allegations of personal injury and property damage arising from fire, soot, mold and carbon monoxide. We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage may be inadequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on our business. To date, we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability. However, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower profits or cause the need to reduce our insurance coverage. In addition, a future claim may be brought against us, which would have a material adverse effect on us. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance. Any product liability or warranty issues may adversely affect our reputation as a manufacturer of safe, quality products and could have a material adverse effect on our business.

Our financial results may be adversely impacted by higher than expected tax rates, exposure to additional income tax liabilities and the adoption of new accounting pronouncements regarding income tax accounting.

Our effective tax rate is highly dependent upon the geographic composition of our earnings and tax regulations governing each region. We are subject to income taxes in multiple jurisdictions within the United States and Canada, and significant judgment is required to determine our tax liabilities. Our effective tax rate as well as the actual tax ultimately payable could be adversely affected by changes in the split of earnings between jurisdictions with differing statutory tax rates, in the valuation of deferred tax assets, in tax laws or by material audit assessments, which could affect our profitability. In particular, the carrying value of deferred tax assets, which are predominantly in the United States, is dependent on our ability to generate future taxable income in the United States. In addition, the amount of income taxes we pay is subject to ongoing audits in various jurisdictions, and a material assessment by a governing tax authority could affect our profitability.

We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes (FIN 48), an interpretation of FASB Statement No. 109 (SFAS 109), on January 1, 2007. As a result of the implementation of FIN 48, we recognized an adjustment in the liability for unrecognized income tax benefits of $1.1 million, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. In addition, at January 1, 2007 we reclassified $18.2 million from deferred taxes to other long-term liabilities. At March 31, 2008, we had $33.9 million of unrecognized tax benefits, of which $2.5 million would impact the effective tax rate at recognition.

The cost of complying with laws relating to the protection of the environment and worker safety may be significant.

We are subject to extensive, evolving and often increasingly stringent international, federal, state, provincial, municipal and local laws and regulations, such as those relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose strict, joint and several liabilities on potentially responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up sites at which hazardous wastes or materials were disposed or released. As such, we may be obligated to pay for greater than our share, or even all, of the liability involved, without regard to whether we knew of, or caused, such disposal or release. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of such sites, including sites where we have, or may have, disposed of our waste. See “Business—Regulation.”

We believe that we are in substantial compliance with applicable environmental laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Nonetheless, we expect to incur expenses to maintain such compliance and it is possible that more stringent environmental laws and regulations, or more vigorous enforcement or a new interpretation of existing laws and regulations, could require us to incur additional costs and penalties. Further, existing or future circumstances, such as the discovery of new or materially different environmental conditions, could cause us to incur additional costs that could have a material adverse effect on our business, financial condition or results of operations.

We are also subject to various laws and regulations relating to health and safety. In October 2004, we reached an agreement with OSHA to resolve certain matters identified during an OSHA inspection at our Houston Furnace and Cooling plants. We did not admit any violations of the Occupational Safety and Health Act or OSHA standards, but we did agree, among other things, to address certain issues identified by OSHA during its inspection and to pay OSHA a penalty of $277,000. We paid the penalty and are currently conducting certain actions required by this settlement. We expect to continue to make capital expenditures at these and other facilities to improve worker health and safety. Expenditures at these and any other facilities to assure compliance with OSHA standards could be significant, and we may become subject to additional liabilities relating to our facilities in the future. In addition, future inspections at these or other facilities may result in additional actions by OSHA.

Our products are also subject to international, federal, state, provincial and local laws and regulations. We are required to maintain our products in compliance with applicable current laws and regulations, and any changes which affect our current or future products could have a negative impact on our business and could result in additional compliance costs.

Effective January 23, 2006, U.S. federal regulations mandated an increase in the minimum SEER from 10 to 13 for central air conditioners and heat pumps manufactured in the United States. On November 19, 2007, the U.S. Department of Energy issued new regulations increasing the minimum annual fuel utilization efficiency, or AFUE, for several types of residential furnaces. These regulations apply to furnaces manufactured for sale in the U.S. or imported into the U.S., on and after November 19, 2015. On December 19, 2007, federal legislation was enacted authorizing the U.S. Department of Energy to study the establishment of regional efficiency standards for furnaces and air conditioners. We anticipate that the U.S. Department of Energy will consider establishing regional standards for heating and air conditioners during future rulemaking. We have established processes that we believe will allow us to offer products that meet or exceed new standards in advance of implementation. The required efficiency levels for our products may be further increased in the future by the relevant regulatory authorities. Any future changes in required efficiency levels or other government regulations could adversely affect our industry and our business.

We also currently use a refrigerant that the EPA is in the process of phasing out. See “Business—Regulation.” To the extent that our competitors are not subject to EPA regulations or continue to use such refrigerants following completion of the EPA phase-out, we may suffer a competitive disadvantage.

Labor disputes with our employees could interrupt our operations and adversely affect our business.

We are a party to a collective bargaining agreement with the International Association of Machinists and Aerospace Workers and Affiliates that, as of March 31, 2008, represented approximately 16% of our employees. This agreement covers all hourly employees at our manufacturing facility in Fayetteville, Tennessee and is scheduled to expire in December 2009. If we are unable to successfully negotiate acceptable terms with this union, our operating costs could increase as a result of higher wages or benefits paid to union members, or if we fail to reach an agreement with the union, our operations could be disrupted. Either event could have a material adverse effect on our business. In addition, there have been in the past, and may be in the future, attempts to unionize our non-union facilities. If employees at our non-union facilities unionize in the future, our operating costs could increase.

Our business operations could be significantly disrupted if we lose members of our management team.

Our success depends to a significant degree upon the continued contributions of our executive officers and key employees, both individually and as a group. For example, we have longstanding relationships with most of our independent distributors. In many cases, these relationships have been formed over a period of years through personal networks involving our key personnel. The loss of these personnel could potentially disrupt these longstanding relationships and adversely affect our business. We have employment-related agreements with 12 members of our senior management. Our future performance will be substantially dependent on our ability to retain and motivate our management. The loss of the services of any of our executive officers or key employees could prevent us from executing our business strategy. Charles Carroll retired as our President and Chief Executive Officer effective April 21, 2008, the date on which our new President and Chief Executive Officer, David Swift, commenced employment. Mr. Carroll remains as Chairman of our and our Parent’s Board of Directors. No assurance can be given that our business operations and customer relationships will not be adversely affected by Mr. Carroll’s retirement.

We may be adversely affected by any natural or man-made disruptions to our distribution and manufacturing facilities.

We are a manufacturing company that is heavily dependent on our manufacturing and distribution facilities in order to maintain our business and remain competitive. Any serious disruption to a significant portion of our distribution or manufacturing facilities resulting from fire, earthquake, weather-related events, an act of terrorism or any other cause could materially impair our ability to manufacture and distribute our products to customers. Moreover, we could incur significantly higher costs and longer lead times associated with manufacturing or distributing our products to our customers during the time that it takes for us to reopen or replace damaged facilities. Many of our facilities are located at or near Houston, Texas, which is in close proximity to the Gulf of Mexico. This region is particularly susceptible to natural disruptions, as evidenced by the hurricanes in 2004 and 2005. If any of these events were to occur, our financial condition, results of operations and cash flows could be materially adversely affected.

If we are unable to access funds generated by our subsidiaries we may not be able to meet our financial obligations.

Because we conduct our operations through our subsidiaries, we depend on those entities for dividends, distributions and other payments to generate the funds necessary to meet our financial obligations. Legal and contractual restrictions in certain agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. All of our subsidiaries are separate and independent legal entities and have no obligation whatsoever to pay any dividends, distributions or other payments to us.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

Our products are marketed primarily under the Goodman®, Amana® and Quietflex® brand names and, as such, we are dependent on those brand names. Failure to protect these brand names and other intellectual property rights or prevent their unauthorized use by third parties could adversely affect our business. We seek to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing and confidentiality agreements. These protections may not be adequate to prevent competitors from copying or reverse engineering our products, or from developing and marketing products that are substantially equivalent to or superior to our own. In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using or selling certain products that incorporate the disputed intellectual property; could require us to redesign our products, if feasible; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements.

The interests of our controlling stockholder may differ from the interests of the holders of the notes.

As of February 13, 2008, Hellman & Friedman LLC (H&F) and its affiliates owned, in the aggregate, approximately 87.2% of Parent’s common stock and Parent indirectly owns all of our common stock. In addition, H&F and its affiliates, by virtue of their ownership of our Parent’s common stock and their voting rights under a stockholders agreement, control the vote, in connection with substantially all matters subject to Parent stockholder approval. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” As a result of this ownership and the terms of a stockholders agreement, H&F is entitled to elect directors with majority voting power in our Parent’s Board of Directors, to appoint new management and to approve actions requiring the approval of the holders of our Parent’s outstanding voting shares as a single class, including adopting most amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our Parent’s assets. H&F, through its control of Parent and us, also controls all of our subsidiary guarantors.

The interests of H&F and its affiliates may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of H&F and its affiliates, as equity holders, might conflict with your interests as a note holder. H&F and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though such transactions might involve risks to you as a note holder, including the incurrence of additional indebtedness. Additionally, the indenture governing the notes permits us to pay certain advisory fees, dividends or make other restricted payments under certain circumstances, and H&F may have an interest in our doing so.

H&F and its affiliates are in the business of making investments in companies and may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. You should consider that the interests of H&F and its affiliates may differ from yours in material respects.

The requirements of publicly filing periodic and other reports in compliance with the federal securities laws may strain our resources and distract management.

Under Section 404 of the Sarbanes-Oxley Act, we will be required to include a report of management on our internal control over financial reporting in our Annual Reports on Form 10-K, and our independent public accountants auditing our financial statements will be required to attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting. This requirement will first apply to our Annual Report on Form 10-K for our fiscal year ending December 31, 2009.

Previously, in connection with our 2006 year-end close, it was determined that some of our predecessor’s commodity derivatives did not qualify for hedge accounting and, as a result, we restated the prior quarters of 2006 to reflect the changes in fair value of those derivatives in other (income) expense, net, and our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not then effective for this reason.

If we are unable to conclude that our disclosure controls and procedures and internal control over financial reporting are effective, or if our independent public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting in future years, the trading price of the notes may decline.

We may lose the right to use the Amana® brand name which may have an adverse effect on our business.

Under an agreement between the Amana Society and Amana Refrigeration, Inc., Amana Refrigeration, Inc. agreed that it would discontinue the use of the Amana® brand name in its corporate name or in connection with any other business enterprise if it were ever to abandon manufacturing operations in Amana, Iowa. Maytag Corporation purchased the Amana appliance business in July 2001 and now controls the manufacturing operations in Amana, Iowa. Subsequently, Maytag was acquired by Whirlpool Corporation in March 2006. We maintained the right to use the Amana name and trademark under a license agreement with Maytag. Prior to a cessation of such operation or following a decision by Maytag to not maintain trademark registrations for the Amana name, Maytag has agreed to consult with us and provide reasonable assistance to us so that we may register the Amana name as a trademark. However, we have no control over Maytag’s decision to continue operations at that facility, and if such operations are discontinued, it is possible that a claim could be made that we thereby lost the right to use the Amana name in connection with our business, which loss could have a material adverse effect on our business.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements such as we believe that we have sufficient liquidity to fund our business operations for at least the next twelve months. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, these forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the key factors that could cause actual results to differ from our expectations are:

•	changes in weather patterns and seasonal fluctuations;

•	changes in customer demand relating to the 13 Seasonal Energy Efficiency Rating, or SEER, federally mandated minimum efficiency standards;

•	the maturation of our new company-operated distribution centers;

•	increased competition and technological changes and advances;

•	increases in the cost of raw materials and components;

•	our relations with our independent distributors; and

•	damage or injury caused by our products.

Although forward-looking statements reflect management’s good faith beliefs, they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the impact of general economic conditions in the regions in which we do business; general industry conditions, including competition and product, raw material and energy prices; the realization of expected tax benefits; changes in exchange rates and currency values; capital expenditure requirements; access to capital markets and the risks and uncertainties described in “Risk Factors.” Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

THE TRANSACTIONS

On October 21, 2007, Chill Holdings Inc. (which we refer to as Parent), Chill Acquisition, Inc., a subsidiary of Parent (which we refer to as Merger Sub), and Goodman Global, Inc. entered into an agreement and plan of merger (the Merger Agreement) pursuant to which Merger Sub merged with and into Goodman Global, Inc. on February 13, 2008. These transactions are referred to in this prospectus as the Merger. Merger Sub was incorporated on October 15, 2007 (Inception) for the purpose of acquiring Goodman Global, Inc. and did not have any operations prior to February 13, 2008 other than in connection with the Goodman acquisition.

Effect of the Merger on Goodman Global, Inc. Common Stock. At the effective time of the Merger on February 13, 2008, each share of Goodman Global, Inc. common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in treasury by Goodman or any of its subsidiaries, owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) was converted into the right to receive $25.60 in cash, without interest.

Treatment of Goodman Global Inc. Stock Options and Restricted Stock. All options to acquire Goodman common stock issued pursuant to Goodman’s equity plans, whether or not vested, became fully vested as of the time immediately prior to the Merger and were cancelled and converted into cash payments, without interest, equal to the product of (1) the number of shares of Goodman Global, Inc. common stock subject to each option as of the effective time of the Merger multiplied by (2) the excess, if any, of $25.60 over the exercise price per share of common stock subject to such option (other than in the case of certain options held by members of our senior management who exchanged a portion of their vested options for new vested options in Parent). Immediately prior to the effective time of the Merger, each outstanding share of our restricted stock under Goodman Global, Inc.’s 2006 Incentive Award Plan vested in full and was converted into the right to receive the merger consideration at the effective time of the Merger, less any amounts required to be withheld or deducted under applicable tax laws.

Management Investment. As described below and in “Certain Relationships and Related Party Transactions,” members of our management made $36.1 million of equity investments in the company through the acquisition of common stock of Parent. In addition, members of our management rolled certain existing Goodman Global, Inc. options into Parent options. Members of our management who made equity investments are referred to collectively in this prospectus as the Management Participants.

Equity Financing. Investment funds affiliated with Hellman & Friedman LLC invested approximately $1,114.7 million in equity securities of Parent in connection with the Merger. In addition, investment funds affiliated with GSO (the GSO Equity Entities), investment funds affiliated with Farallon Capital Partners, L.P., (the Farallon Equity Entities) and investment funds affiliated with AlpInvest Partners (AlpInvest), along with certain other investors that the GSO Equity Entities syndicated their investments to (collectively, the Fund Co-Investors), invested approximately $127.5 million in equity securities of Parent in connection with the Merger. All of these investment funds are referred to in this prospectus as the Investors. Further, there were approximately $36.1 million of investments in equity securities of Parent through the acquisition of its common stock by the Management Participants.

Debt Tenders and Consent Solicitations. On January 10, 2008, we commenced cash tender offers to purchase Goodman Global Holdings, Inc.’s outstanding 7-7/8% Senior Subordinated Notes due 2010 ($400 million aggregate principal amount outstanding), and Floating Rate Notes due 2010 ($179.3 million aggregate principal amount outstanding) (together, the Existing Notes) and solicitations of consents from the holders of the Existing Notes with respect to amendments to the indentures governing the Existing Notes that would eliminate substantially all of the restrictive covenants contained in the indentures and in the Existing Notes and also eliminate certain events of default, certain covenants relating to mergers and certain conditions to legal defeasance and covenant defeasance, but would not eliminate, among other things, certain repurchase obligations in respect of the Existing Notes. On January 24, 2008, the holders of a majority in aggregate principal amount of each series of the Existing Notes had validly tendered, and not validly withdrawn, their Existing Notes and consented to, and not withdrawn their consents relating to, the amendments to the indentures with respect to the Existing Notes. On January 25, 2008, we executed the proposed amendments to the indentures for the Existing Notes, which amendments became operative immediately prior to the Merger. On February 13, 2008, we accepted the tenders and made payment to holders of the Existing Notes the tender offer consideration and consent payment, and called for redemption and deposited the redemption payment with the trustee in respect of untendered Existing Notes, and discharged the indentures governing the Existing Notes.

Reimbursement of Other Indebtedness. In addition, on February 13, 2008, we fully reimbursed the $76.1 million outstanding under our then-existing credit facility and $11.5 million outstanding under our then-existing revolving loan and swing note.

Debt Financing. On February 13, 2008, Merger Sub issued and sold $500.0 million of notes, which are the subject of the exchange offer for exchange notes described in this prospectus, and borrowed (1) $800.0 million under a new senior secured term credit agreement with Barclays Capital and Calyon New York Branch, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders from time to time party thereto, and (2) $105.0 million under a new asset-based revolving credit agreement with Barclays Capital and General Electric Capital Corporation, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, General Electric Capital Corporation, as letter of credit issuer, and the lenders from time to time party thereto.

The Merger, the repurchase of the Existing Notes, the repayment of the existing credit facility, revolver and swing note and the fees and expenses relating to the Transactions, were financed by borrowings under Goodman’s new senior secured term credit agreement, Goodman’s new asset-based revolving credit agreement, the issuance of the notes, the equity investments and participations described above, as well as Goodman’s cash on hand at the closing of the Merger.

The initial offering of the notes, the initial borrowings under Goodman’s senior secured term credit agreement and asset-based revolving credit agreement, the tender offers and consent solicitations with respect to the Existing Notes, the reimbursement of Goodman’s then-existing credit facility, revolver and swing note, the equity investment and participations by the Investors and the Management Participants, the Merger and the other related transactions are collectively referred to in this prospectus as the Transactions. For a more complete description of the Transactions, see “Certain Relationships and Related Party Transactions,” “Description of Other Indebtedness” and “Description of Notes.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008. The information in this table should be read in conjunction with “The Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

As of March 31, 2008
(in millions)
Cash and cash equivalents	$15.9

Debt:
Existing credit facility	—
Existing notes	—
Senior secured term credit agreement(1)	800.0
Asset-based revolving credit agreement(2)	108.6
13.50%/14.00% notes	500.0

Total debt	1,408.6
Shareholders’ equity	1,264.8

Total capitalization	2,673.4

(1)	In connection with the Transactions, we entered into a senior secured term credit agreement with a six year maturity under which we borrowed an aggregate of $800.0 million in term loans.
(2)	In connection with the Transactions, we entered into an asset-based revolving credit agreement with a seven year maturity, which provided for revolving credit loans of up to $300.0 million, subject to borrowing base availability. In connection with the Transactions, we borrowed $105.0 million under this agreement. As of March 31, 2008, pursuant to our asset-based revolving credit agreement, we had $35.0 million of issued and outstanding letters of credit and additional undrawn commitments for revolving credit loans of up to $156.4 million.

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following unaudited pro forma condensed financial data has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of Goodman Global, Inc., our predecessor, appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of income give effect to the Transactions as if they had occurred on January 1, 2007.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “The Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

The Merger will be accounted for using purchase accounting. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this prospectus, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Data, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing of the Merger. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed consolidated financial statements, including a material change to amortizable intangible assets and goodwill.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended December 31, 2007

	Historical	Adjustments for the Transactions			Pro Forma
	(in thousands)
Sales	$1,935,690	$—			$1,935,690
Costs of goods sold	1,462,776	47,991	(a	)	1,510,767
Selling, general and administrative expenses	210,613	—			210,613
Depreciation expense	26,254	7,308	(b	)	33,562
Amortization expense	8,865	11,051	(c	)	19,916

Operating profit	227,182	(66,350)			160,832
Interest expense	68,378	101,636	(d	)	170,014
Other (income) expense	(2,752)	—			(2,752)

Earnings (loss) before income taxes	161,556	(167,986)			(6,430)
Provision (benefit) for income taxes	60,177	(64,675)	(e	)	(4,498)

Net income (loss)	$101,379	$(103,311)			$(1,932)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2007

	Historical	Adjustments for the Transactions			Pro Forma
	(in thousands)
Sales	$380,274	$—			$380,274
Cost of goods sold	$303,262	47,991	(a	)	351,253
Selling, general and administrative expenses	45,926	—			45,926
Depreciation Expense	6,095	1,827	(b	)	7,922
Amortization Expense	2,216	2,763	(c	)	4,979

Operating profit (loss)	22,775	(52,581)			(29,806)
Interest expense	16,907	25,704	(d	)	42,611
Other (income) expense	(1,127)	—			(1,127)

Earnings (loss) before income taxes	6,995	(78,285)			(71,290)
Provision (benefit) for income taxes	2,364	(30,140)	(e	)	(27,776)

Net income (loss)	$4,631	$(48,145)			$(43,514)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2008

	As reported(1)	Adjustments for the Transactions			Pro Forma
	(in thousands)
Sales	$364,867	$—			$364,867
Cost of goods sold	305,415	(23,996)	(a	)	281,419
Selling, general and administrative expenses	92,908	(42,939)	(f	)	49,969
Depreciation Expense	6,995	1,413	(b	)	8,408
Amortization Expense	3,731	1,248	(c	)	4,979

Operating profit (loss)	(44,182)	64,274			20,092
Interest expense	76,679	(35,673)	(d	)	41,006
Other (income) expense	(487)	—			(487)

Earnings (loss) before income taxes	(120,374)	99,947			(20,427)
Provision (benefit) for income taxes	(37,142)	38,480	(e	)	1,338

Net income (loss)	$(83,232)	$61,467			$(21,765)

(1)	As reported period is a combination of the period ended February 13, 2008 (predecessor company) and the period ended March 31, 2008 (successor company).

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(a)	Represents the adjustment to record inventory at the estimated fair market value and the resulting impact to cost of goods sold as the inventory was sold.

(b)	Represents the adjustment to reflect the depreciation resulting from the fair value adjustments to property, plant and equipment that were acquired.

(c)	Represents the adjustment to reflect the amortization resulting from the fair value adjustments to the amortizable intangible assets that were acquired.

(d)	Represents the interest expense adjustment related to the incurrence of increased indebtedness after retirement of the predecessor’s indebtedness, such new debt consisting of $500.0 million of the outstanding notes, $800.0 million of term loans under the senior secured term credit agreement and $105.0 million of revolving credit loans under the asset-based revolving credit agreement (but does not give effect to subsequent borrowings). The adjustment assumes annual amortization of debt issuance costs and original issue discount of approximately $10.0 million and $7.5 million, respectively. Assuming a weighted average floating rate of 9.3%, a 0.125% increase in the floating rate would increase our interest expense on a pro forma basis for the year ended December 31, 2007 and three months ended March 31, 2008 by $1.1 million and $0.3 million, respectively. For the three months ended March 31, 2008, interest expense includes $35.7 million of prepayment penalties associated with the retirement of the predecessor’s indebtedness.

(e)	Reflects the estimated tax effect using a statutory rate of 38.5% on the historical results of operations on a pro forma basis.

(f)	Reflects the elimination of the transaction related expenses incurred by the predecessor company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is summary historical consolidated financial data of our business, at the dates and for the periods indicated. The historical data for the fiscal years ended December 31, 2005, 2006 and 2007 have been derived from our audited historical consolidated financial statements included elsewhere in this prospectus. The historical data for the fiscal years ended December 31, 2003 and 2004 have been derived from the audited consolidated financial statements of Goodman Global, Inc., not included in this prospectus. The historical data for the three months ended March 31, 2007 and 2008 have been derived from the unaudited historical consolidated financial statements of Goodman Global, Inc. included elsewhere in this prospectus.

The summary historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The 2004 financial data is a combination of the previous transaction’s predecessor and successor company statements disclosed in our consolidated financial statements.

	Predecessor							Successor
	Year Ended December 31,					Three Months Ended March 31,	January 1 to February 13,	February 14 to March 31,
	2003	2004(1)	2005	2006	2007	2007	2008	2008
	(in thousands, except for ratios)
Consolidated statement of income data:
Sales, net(2)	$1,192,671	$1,317,580	$1,565,406	$1,794,753	$1,935,690	$380,274	$147,137	$217,730
Cost of goods sold	915,272	1,024,426	1,243,408	1,374,774	1,462,776	303,262	115,714	189,701
Selling, general and administrative expenses	147,687	220,551	170,077	205,894	210,613	45,926	65,616	27,292
Depreciation and amortization expense	14,851	18,887	37,717	32,641	35,119	8,311	3,835	6,891

Operating profit	114,861	53,716	114,204	181,444	227,182	22,775	(38,028)	(6,154)
Interest expense, net	26,081	12,478	74,213	77,825	68,378	16,907	56,176	20,503
Other (income) expense, net	(331)	(1,406)	(706)	5,264	(2,752)	(1,127)	(347)	(140)

Earnings before income taxes	89,111	42,644	40,697	98,355	161,556	6,995	(93,857)	(26,517)
Provision for (benefit from) income taxes(3)	1,745	(5,049)	15,817	34,188	60,177	2,364	(27,815)	(9,327)

Net income	$87,366	$47,693	$24,880	$64,167	$101,379	$4,631	$(66,042)	$(17,190)

Statement of cash flows data:
Net cash (used in) provided by operating activities	$150,807	$(18,558)	$105,519	$53,724	$204,217	$2,425	$(42,689)	$1,420
Net cash used in investing activities	(811)	(1,477,622)	(24,957)	(39,343)	(14,181)	(5,009)	(3,508)	(1,942,129)
Net cash (used in) provided by financing activities	(167,856)	1,494,677	(60,639)	(26,591)	(182,650)	(875)	36,671	1,947,187
Other financial data:
Capital expenditures	$16,801	$27,772	$28,806	$39,383	$26,416	$10,282	3,409	1,569
Ratio of earnings to fixed charges(4)	4.2x	3.8x	1.5x	2.2x	3.2x	1.4x	— (5)	— (5)

	Predecessor						Successor
	As of December 31,					As of March 31,
	2003	2004	2005	2006	2007	2007	2008
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$5,359	$3,856	$23,779	$11,569	$18,955	$8,110	$15,907
Total assets	615,558	1,544,595	1,621,537	1,623,971	1,567,617	1,663,941	3,073,390
Total debt	213,244	1,024,135	961,375	838,050	655,425	837,175	1,377,621
Redeemable preferred stock	—	225,000	225,570	—	—	—	—
Shareholders’ equity	150,279	102,719	107,815	521,085	622,106	526,461	1,264,821

(1)	The financial information for these periods reflects the combined presentation of the successor and predecessor company financial statements and are therefore unaudited non-GAAP financial measures.
(2)	Sales are presented net of certain rebates paid to customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to consolidated financial statements appearing elsewhere in this prospectus.
(3)	The 2003 and 2004 consolidated statements of income represent our tax provision calculated based on our previous status when incorporated under Subchapter S of the Code, with substantially all corporate earnings taxed at the shareholder level. For comparability purposes, if we had been incorporated under Subchapter C of the Code and used a pro forma tax rate of 38.5% as a C corporation, the provision for income taxes and net income would have been as set forth below:

	Year Ended December 31,
	2003	2004
	(in thousands)
Provision for income taxes	$34,308	$16,418
Net income	$54,803	$18,226

(4)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before taxes less capitalized interest, plus amortization of capitalized interest and fixed charges. “Fixed charges” include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense.
(5)	For the period January 1, 2008 to February 13, 2008 and the period February 14, 2008 to March 31, 2008, earnings were not adequate to cover fixed charges by $93.9 million and $26.5 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition includes the predecessor periods prior to the consummation of the transactions. We refer to the operations of both the predecessor and the successor as ours, unless specifically stated otherwise. You should read the following discussion and analysis in conjunction with our financial statements and related notes included above. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under “Risk Factors.”

Overview

We participate in the HVAC industry. We are the second largest domestic manufacturer of residential and light commercial heating and air conditioning products based on unit sales. Founded in 1975 as a manufacturer of flexible duct, we expanded into the broader HVAC manufacturing market in 1982. Since then, we have expanded our product offerings and maintained our core competency of manufacturing high-quality products at low costs. Our growth and success can be attributed to our strategy of providing a quality, competitively priced product that is designed to be reliable and easy-to-install.

Acquisition by Chill Holdings, Inc. and Related Events

On October 21, 2007, Chill Holdings, Inc. (which we refer to as Parent), Chill Acquisition, Inc., a subsidiary of Parent (which we refer to as Merger Sub), and Goodman Global, Inc. entered into an agreement and plan of merger (the Merger Agreement) pursuant to which Merger Sub merged with and into Goodman Global, Inc. on February 13, 2008. These transactions are referred to in this prospectus as the Merger. Merger Sub was incorporated on October 15, 2007 (Inception) for the purpose of acquiring Goodman Global, Inc. and did not have any operations prior to February 13, 2008 other than in connection with the Goodman acquisition. Chill Holdings, Inc., our Parent, is controlled by investment funds affiliated with Hellman & Friedman LLC, and other stockholders include investment funds affiliated with GSO, Farallon Capital Partners, and AlpInvest Partners, along with certain other investors that GSO syndicated their investments to, as well as certain members of management. For a more complete description of the Transactions, see “The Transactions,” “Certain Relationships and Related Party Transactions,” “Description of Other Indebtedness” and “Description of Notes.” When we refer to the Transactions, we are referring to the foregoing and not the 2004 Transactions as defined below.

The Merger is being accounted for under the purchase method of accounting. Accordingly, the results of operations will be included in the consolidated financial statements from the acquisition date and are not reflected in our 2007 consolidated financial statements. Goodman has allocated the purchase price to the acquired assets and liabilities assumed at their estimated fair market value considering a number of factors. The excess of the cost of the acquisition over the fair value of the net assets acquired is recorded as goodwill. The increase in basis of the assets will result in non-cash charges in future periods, principally related to the step-up in the value of inventory, property, plant and equipment and intangible assets. The initial purchase price allocation made by Goodman is preliminary and subject to change for a period of one year following the acquisition.

2004 Transactions

On December 23, 2004, we were acquired by affiliates of Apollo Management, L.P., our senior management and certain trusts associated with members of the Goodman family (the 2004 Transactions). In connection with the 2004 Transactions, the seller sold all of its equity interest in its subsidiaries as well as substantially all of its assets and liabilities for $1,477.5 million plus a working capital adjustment of $29.8 million. The 2004 Transactions were financed with the net proceeds of a private offering of senior unsecured notes, borrowings under our senior secured credit facilities and $477.5 million of equity contributions by affiliates of Apollo, the Goodman family trusts and certain members of senior management, which consisted of $225.0 million of our

Series A Preferred Stock and $252.5 million of our common stock. As part of the equity contribution, the Goodman family trusts and members of senior management invested approximately $101.0 million and $18.2 million, respectively. In exchange for the equity contribution, affiliates of Apollo, the Goodman family trusts and certain members of our senior management received a combination of our common stock and our Series A Preferred Stock.

The 2004 Transactions were recorded as of December 23, 2004, in accordance with Statement of Financial Accounting Standard, or “SFAS,” No. 141, Business Combinations, and Emerging Issues Task Force, or “EITF,” 88-16, Basis in Leveraged Buyout Transactions. As such, the acquired assets and assumed liabilities were recorded at fair value for the interests acquired and estimates of assumed liabilities by the new investors and at the carrying basis for continuing investors. The acquired assets and assumed liabilities were assigned new book values in the same proportion as the residual interests of the continuing investors and the new interests acquired by the new investors. Under EITF 88-16, we revalued the net assets at the acquisition date to the extent of the new investors’ ownership of 79%. The remaining 21% ownership was accounted for at the continuing investors’ carrying basis of the company. An adjustment of $144.6 million to record this effect was included as a reduction of shareholders’ equity. The excess of the purchase price over the historical basis of the net assets acquired was applied to adjust net assets to their fair market values to the extent of the new investors’ 79% ownership, with the remainder of $391.3 million allocated to goodwill. The increase in basis of the assets will result in non-cash charges in future periods, principally related to the step-up in the value of property, plant and equipment and intangible assets.

On April 11, 2006, Goodman Global, Inc. completed the initial public offering of its common stock. Goodman Global, Inc. offered 20.9 million shares and selling shareholders sold an additional 6.1 million shares, which included 3.5 million shares sold by selling shareholders pursuant to the exercise of the underwriters’ over-allotment option. Before expenses, Goodman Global, Inc. received proceeds of approximately $354.5 million. These proceeds were used to redeem all of Goodman Global, Inc.’s outstanding Series A Preferred Stock including associated accrued dividends, to satisfy a $16.0 million fee resulting from the termination of Goodman Global, Inc.’s management agreement with Apollo and to redeem $70.7 million of Goodman’s subsidiary’s floating rate notes. On February 13, 2008 in connection with the Transactions, Goodman Global, Inc.’s common stock was deregistered and its senior subordinated 7-7/8% notes due 2012 and its senior floating rates notes due 2012 were repurchased and redeemed, and Goodman Global, Inc. issued $500.0 million aggregate principal amount of 13.5%/14.0% senior subordinated notes due 2016.

Markets and Sales Channels

We manufacture and market an extensive line of heating, ventilation and air conditioning products for the residential and light commercial markets primarily in the United States and Canada. These products include split-system air conditioners and heat pumps, gas furnaces, package units, air handlers, package terminal air conditioners, evaporator coils and accessories. Essentially all of our products are manufactured and assembled at facilities in Texas, Tennessee, Florida and Arizona, and are distributed through over 850 distribution points across North America.

Our products are manufactured and marketed primarily under the Goodman®, Amana® and Quietflex® brand names. We position the Goodman® brand as a leading residential and light commercial HVAC brand in North America and as the preferred brand for quality HVAC equipment at low prices. Our premium Amana® branded products include enhanced features such as higher efficiency and quieter operation. The Amana brand is positioned as the “great American brand” that outlasts the rest, highlighting durability and long-life. Quietflex® branded products include flexible duct products that are used primarily in residential HVAC markets.

Our customer relationships include independent distributors, installing contractors or “dealers,” national homebuilders and other national accounts. We sell to dealers primarily through our network of independent distributors and company-operated distribution centers. We sell to some of our independent distribution channel under inventory consignment arrangements. We focus the majority of our marketing on dealers who install residential and light commercial HVAC products. We believe that the dealer is the key participant in a homeowner’s purchasing decision as the dealer is the primary contact for the end user. Given the strategic importance of the dealer, we remain committed to enhancing profitability for this segment of the supply chain while allowing our distributors to achieve their own profit goals. We believe the ongoing focus on the dealer creates loyalty and mutually beneficial relationships between distributors, dealers and us.

Weather, Seasonality and Business Mix

Weather patterns have historically impacted the demand for HVAC products. For example, hot weather in the spring season causes existing older units to fail earlier in the season, driving customers to accelerate replacement of a unit, which might otherwise be deferred in the case of a late season failure. Similarly, unseasonably mild weather diminishes customer demand for both commercial and residential HVAC replacement and repairs. Weather also impacts installation during periods of inclement weather as fewer units are installed due to dealers being delayed or forced to shut down their operations.

Although there is demand for our products throughout the year, in each of the past three years approximately 56% to 58% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production occurs in the first and the second quarters in anticipation of our peak sales quarters.

We believe approximately 20% to 25% of our sales is for residential new construction, with the balance attributable to repair, retrofitting and replacement units. With the current downturn in residential new construction activity, we are seeing a decline in the volume of products we sell into this market.

Costs

The principal elements of cost of goods sold in our manufacturing operations are component parts, raw materials, factory overhead, labor, transportation costs and warranty. The principal component parts, which, depending on the product, can approach up to 41% of our cost of goods sold, are compressors and motors. We believe that we have good relationships with quality component suppliers. The principal raw materials used in our processes are steel, copper and aluminum. In total, we spent over $302.7 million in 2007 on these raw materials and their cost variability can have a material impact on our results of operations. Shipping and handling costs associated with sales are recorded at the time of the sale. Warranty expense, which is also recorded at the time of sale, is estimated based on historical trends such as incident rates, replacement costs and other factors. We believe our warranty expense, which equaled 2.3% of our net sales in 2007, is less than or equal to the industry average.

In 2004 and 2005, our cost of goods sold reflects a short-term increase as a result of the purchase accounting treatment of the step-up in basis of inventory as a result of the 2004 Transactions. As a result of these adjustments to our asset basis, during the nine days following the Acquisition in 2004 and the year ended December 31, 2005, our cost of goods sold was increased by $4.4 million and $39.6 million in the fourth quarter of 2004 and the first quarter of 2005, respectively, as we recognized the non-cash increase in our inventory value. In 2008, our cost of goods sold reflects a short-term increase as a result of the purchase accounting treatment of the step-up in basis in inventory as a result of the Transactions. As a result of these adjustments, the cost of goods sold of our successor company was increased by $24.0 million in the first quarter of 2008.

Our selling, general and administrative expenses consist of costs incurred to support our marketing, distribution, engineering, information systems, human resources, finance, purchasing, risk management, legal and tax functions. We have historically operated at relatively low levels of selling, general and administrative expense as a percentage of sales compared to other large industry participants. Savings from this lean overhead structure allow us to offer an attractive value proposition to our distributors and support our low-priced philosophy throughout the distribution system. In 2004, our selling, general and administrative expenses were negatively affected by approximately $68.8 million of expenses related to the 2004 Transactions. In addition, in

2006, our selling, general and administrative expenses were negatively impacted by $16.1 million of transaction costs related to our April 2006 initial public offering. In 2008, our predecessor company’s selling, general and administrative expenses were negatively affected by approximately $42.9 million of expenses related to the Transactions.

Depreciation expense is primarily impacted by capital expenditure levels. Prior to the 2004 Transactions, we used the double declining depreciation method for equipment, which results in higher depreciation expense in the early years of an asset’s life. Following the 2004 Transactions, equipment is depreciated on a straight line over the assets’ remaining useful lives. Under the rules of purchase accounting, in December 2004 and February 2008 we adjusted the value of our assets and liabilities to their respective estimated fair values, to the extent of the new investors’ ownership, with any excess of the purchase price over the fair market value of the net assets acquired allocated to goodwill. As a result of these adjustments to our asset basis, our depreciation and amortization expenses increased.

Interest expense, net consists of interest expense, interest income and gains or losses on the related interest rate derivative instruments. In 2008, our predecessor company’s interest expense, net included a $49.8 million charge related to the Transactions and the related extinguishment of our predecessor company’s outstanding debt. In addition, interest expense includes the amortization of the financing costs associated with the Transactions.

Other income, net consists of gains and losses on the disposals of assets and miscellaneous income or expenses.

Critical Accounting Policies and Estimates

Preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Many of the estimates require us to make significant judgments and assumptions. Actual results could differ from our estimates and could have a significant impact on our consolidated results of operations, financial position and cash flows. We consider the estimates used to account for warranty liabilities, self-insurance reserves and contingencies, rebates and the impairment of long-lived assets and goodwill as our most significant judgments.

We base many of our assumptions on our historical experience, recent trends and forecasts. We develop our forecasts based upon current and historical operating performance, expected industry and market trends, and expected overall economic conditions. Our assumptions about future experience, cash flows and profitability require significant judgment since actual results have fluctuated in the past and are expected to continue to do so.

Warranties

We offer a variety of parts warranties on our products. Provisions for warranties are made at the time revenues are recognized. These reserves are based on estimations derived from historical failure rates, estimated service costs and historical trends. In addition, when new products are introduced, we consult with engineering, manufacturing and quality control personnel to determine the initial warranty expense. On a quarterly basis, we reevaluate the estimated liability related to the installed units still under warranty based on updated failure rates and will, at times, adjust our warranty reserve. We do not discount this liability when making this calculation.

We also sell extended service contracts for certain of our products with terms of up to 10 years. Revenues from extended warranty contracts are deferred and amortized on a straight-line basis over the terms of the contracts. Expenses relating to obtaining and servicing these contracts are expensed as incurred.

Income taxes

The owner prior to the 2004 Transactions, and most of its subsidiaries, historically elected S corporation or partnership status for income tax purposes. Accordingly, most income prior to December 2004 was taxed directly to the previous owner’s shareholders. The previous owner typically made cash distributions to its shareholders to pay those taxes. Following the 2004 Transactions, we became taxable at the corporate level and we began recording an income tax obligation at a rate comparable to the federal and state statutory rates, which was approximately 38.5%. As a result of the 2004 Transactions, there was a significant step-up in the book basis of our assets. We believe that for a majority of the step-up in basis, we will receive tax deductions, significantly reducing our cash tax payments from what they would have been without such deductions. It is also expected that a substantial portion of the goodwill recorded in the 2004 acquisition will be deductible for income tax purposes.

At March 31, 2008, we had a valuation allowance of $3.4 million against certain net operating loss carryforwards. We believe that the remaining deferred tax assets at March 31, 2008, amounting to $49.2 million, are realizable through carrybacks, future reversals of existing taxable temporary differences, and future taxable income. Uncertainties that affect the ultimate realization of deferred tax assets include the risk of not having future taxable income. These factors have been considered in determining the valuation allowances. As of March 31, 2008, we had deferred tax liabilities of $182.9 primarily related to the non-deductibility of the step-up in basis of the assets to fair value in accordance with purchase accounting related to the Transactions.

As noted below under the heading “Recent Accounting Pronouncements,” we adopted FIN 48 effective January 1, 2007. FIN 48 requires significant judgment in determining what constitutes an individual tax position as well as assessing the outcome of each tax position. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. Changes in judgment as to recognition or measurement of tax positions can materially affect the estimate of the effective tax rate and consequently, affect our operating results. The accounting treatment for recorded tax assets associated with our tax positions reflect our judgment that it is more likely than not that our positions will be respected and the recorded assets will be realized. However, if such positions are challenged, then, to the extent they are not sustained, the expected benefits of the recorded assets and tax positions will not be fully realized.

Self Insurance Reserves and Contingencies

We self-insure worker’s compensation, product liability, general liability, vehicle liability, group health and physical damage up to certain stop-loss amounts. We work with our claims administrator to estimate our self-insurance expenses and liabilities. The expense and liabilities are determined based on historical company claims information, as well as industry factors and trends in the level of such claims and payments. Our self-insurance reserves, calculated on an undiscounted basis, as of December 31, 2006 and December 31, 2007, represent the best estimate of the future payments to be made on incurred claims reported and unreported for 2007 and prior years. We maintain safety and injury prevention programs that are designed to improve the work environment, and as a result, reduce the incident rate and severity of our various self-insured risks. Actual payments for claims reserved may vary depending on various factors including the development and ultimate settlement of reported and unreported claims. Non-routine litigation and other uninsured contingencies require significant judgment and not all risks are insured.

Rebates and Advertising Co-op Expenditures

We offer multiple rebate programs to our national accounts, dealers and builders as inducement to encourage utilization of Goodman® and Amana® branded equipment across replacement and new construction markets. These rebates are part of our volume and new construction incentive programs. In addition, we offer a variety of rebate programs to our independent distributors to encourage distributors to pass on lower equipment costs to dealers in order to drive market share expansion.

Rebates are accrued based on sales. For certain rebates, the accrual rate is impacted by estimates of the customer’s ability to reach targeted purchase levels. Rebates paid or credited to independent distributors, dealers and homebuilders are netted against revenues in accordance with the provisions of EITF Number 01-9, Accounting for Consideration Given to a Customer (Including a Reseller of the Vendor’s Products).

Co-op marketing expenditures are funds reserved for cooperative marketing programs between us and our distributors. These expenditures are reflected in selling costs because they are based on an annual marketing plan whereby the distributor commits to spending the funds on marketing and advertising our products.

Impairment of Long-lived Assets other than Intangibles

We conduct periodic reviews for idle and under-utilized equipment and facilities and review business plans for possible impairment implications. If an impairment were detected, these costs would be expensed in the same period. Historically, no significant impairment charges have been recorded.

Impairment of Goodwill

Goodwill is the excess cost of an acquired company over the amounts assigned to assets acquired and liabilities assumed. Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would indicate the carrying amount could be impaired. Impairment testing for goodwill is done at the reporting unit level, which is one level below the business segment level. Under the criteria set forth by SFAS No. 142, we have two reporting units based on the structure in place as of December 23, 2004. Goodwill was allocated to these reporting units based on the net assets acquired. An impairment charge generally would be recognized when the carrying amount of the reporting unit exceeds the estimated fair market value of the reporting unit. We performed our annual test as of October 1, 2007 and determined that no impairment exists.

Identifiable Intangible Assets

The values assigned to amortizable intangible assets are amortized to expense over their estimated useful lives and are reviewed for potential impairment. The estimated useful lives are based on an evaluation of the circumstances surrounding each asset, including an evaluation of events that may have occurred that would cause the useful life to be decreased. In the event the useful life would be considered to be shortened, or if the asset’s future value were deemed to be impaired, an appropriate amount would be charged to amortization expense. Future operating results and residual values could therefore reasonably differ from our current estimates and could require a provision for impairment in a future period. Indefinite lived intangible assets are reviewed in accordance with SFAS No. 142, Goodwill and other Intangibles by comparison of the fair market value with its carrying amount.

The values assigned to our identifiable intangible assets were determined using the income approach, whereby the fair value of an asset is based on the present value of its estimated future economic benefits. This approach was considered appropriate, as the inherent value of these intangible assets is their ability to generate current and future income. The key assumption in using this approach is the identification of the revenue streams attributable to these assets based on budgeted future revenues.

At the time of the 2004 Transactions, we assigned a value of approximately $11.0 million to a particular renewable sales contract. During the fourth quarter of 2005, a decision was made not to renew this agreement before its expiration. As a result, the net balance of this intangible, approximately $10.3 million, was taken as a charge to the income statement in December 2005. We do not believe the expiration of the agreement had a material effect on us.

Results of Operations

The following table sets forth, as a percentage of net sales, our statement of operations data for the years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2007 and 2008:

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008(1)
Consolidated statement of operations data:
Sales, net	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	79.4	76.6	75.6	79.7	83.7
Selling, general and administrative expenses	10.9	11.5	10.9	12.1	25.5
Depreciation and amortization expense	2.4	1.8	1.8	2.2	2.9

Operating profit	7.3	10.1	11.7	6.0	(12.1)
Interest expense, net	4.7	4.3	3.5	4.4	21.0
Other (income) expense, net	—	0.3	(0.1)	(0.3)	(0.1)

Earnings before taxes	2.6	5.5	8.3	1.8	(33.0)
Provision for income taxes	1.0	1.9	3.1	0.6	(10.2)

Net income	1.6	3.6	5.2	1.2	(22.8)

(1)	The financial information for these periods reflects the combined presentation of the successor and predecessor company financial statements and are therefore unaudited non-GAAP financial measures.

Three Months Ended March 31, 2008 Compared to March 31, 2007

Sales, net. Net sales for the three months ended March 31, 2008 were $364.9 million, a $15.4 million, or 4.1%, decrease from $380.3 million for the three months ended March 31, 2007. Sales volume for the three months ended March 31, 2008 was 7.4% lower than the same period in the previous year, primarily as a result of the continuing decline in the residential new construction market and the mild weather conditions throughout much of the United States. The decline in sales volume was partially offset by pricing-related gains, due to the shift to a higher proportion of higher priced, higher SEER cooling products. Our sales volume decline was partially offset by the contribution from two new company-operated distribution centers that were opened during the first three months of 2008 and the continuing benefit from the 59 (net) company-operated distribution centers that were opened from January 1, 2004 through December 31, 2007.

Cost of goods sold. Cost of goods sold for the three months ended March 31, 2008, was $305.4 million, a $2.1 million, or 0.7% increase from $303.3 million for the three months ended March 31, 2007. Cost of goods sold increased as a result of the purchase accounting treatment of the step-up in basis of inventory related to the Transactions. During the period following the Transactions, our cost of goods sold increased by $24.0 million as we recognized the non-cash increase in our inventory value. Excluding the effect of the amortization of the inventory step up, cost of goods sold as a percentage of net sales decreased from 79.7% for the three months ended March 31, 2007 to 77.1% for the three months ended March 31, 2008. This decrease in cost of goods sold as a percentage of net sales was due to cost-reducing product design modifications and increased productivity and efficiencies in our factories.

Selling, general and administrative expense. Selling, general and administrative expense for the three months ended March 31, 2008, was $92.9 million, a $47.0 million increase from $45.9 million for the three months ended March 31, 2007. Selling general and administrative expense for the three months ended March 31, 2008 was negatively affected by $42.9 million of expenses related to the Transactions. The increase in selling, general and administrative was also driven by the net addition of 13 new company-operated distribution centers opened since March 31, 2007 and additional company-operated sales personnel.

Depreciation and amortization expense. Depreciation and amortization expense for the three months ended March 31, 2008, was $10.7 million, a $2.4 million or 29.1% increase from $8.3 million for the three months ended March 31, 2007. The increase was primarily due to $2.7 million in amortization of identifiable intangible assets recorded as part of the Transactions.

Operating (loss) profit. Operating loss for the three months ended March 31, 2008, was $44.2 million, a $67.0 million decrease from $22.8 million operating profit reported for the three months ended March 31, 2007. Operating profit for the three months ended March 31, 2008 was negatively impacted by the $24.0 million amortization of the inventory step up and the $42.9 million transaction-related expenses discussed above. In addition, operating loss increased due to the 7.4% decline in sales volume, offset by pricing-related gains, due to the shift to a higher proportion of higher priced, higher SEER cooling products and cost-reducing product design modifications, increased productivity and efficiencies in our factories and lower commodity costs.

Interest expense, net. Interest expense, net for the three months ended March 31, 2008, was $76.7 million, an increase of $59.8 million from $16.9 million reported for the three months ended March 31, 2007. Interest expense, net for the three months ended March 31, 2008 included a charge of $49.8 million related to the Transactions and the related extinguishment of our predecessor company’s outstanding debt. Additionally, interest expense, net increased due to increases in the amount of debt outstanding and higher interest rates. The outstanding debt balance as of March 31, 2008 was $1,377.6 million compared to $837.2 million as of March 31, 2007.

Other (income) expense, net. Other income for the three months ended March 31, 2008, was $0.5 million, a net change of $0.6 million from $1.1 million reported for the three months ended March 31, 2007. The change in other (income) expense, net is primarily due to $0.1 million and $0.7 million net gains from asset dispositions during the three months ended March 31, 2008 and March 31, 2007, respectively.

Provision for income taxes. The income tax benefit for the three months ended March 31, 2008, was $37.1 million, an increase of $39.5 million compared to the tax provision of $2.4 million for the same period in 2007. The net tax benefit was due to the pre-tax loss during the three months ended March 31, 2008 resulting from expenses related to the Transactions and higher interest expense. The effective tax rate for the three months ended March 31, 2008 and March 31, 2007 was 30.9% and 33.8%, respectively.

Year Ended December 31, 2007 compared to Year Ended December 31, 2006

Sales, net. Net sales for the year ended December 31, 2007 were $1,935.7 million, a $140.9 million, or 7.9%, increase from $1,794.8 million for the year ended December 31, 2006. This increase was primarily due to approximately 6% growth in sales volume and favorable product mix including the continued shift to higher priced, higher SEER cooling products. In addition, we benefited from our April 1 and October 1, 2006 price increases, which added approximately 2% to 2007 sales dollars as compared to the prior year. Our sales volume benefited from seven new company-operated distribution centers that were opened in 2006 and 13 in 2007 on a net basis, and the maturing of the 39 company-operated distribution centers opened in 2004 and 2005.

Cost of goods sold. Cost of goods sold for the year ended December 31, 2007, was $1,462.8 million, an $88.0 million, or 6.4%, increase from $1,374.8 million for the year ended December 31, 2006. This increase primarily relates to higher sales volume and higher commodity costs associated with copper and aluminum. Cost of goods sold as a percentage of net sales decreased from 76.6% for the year ended December 31, 2006 to 75.6% for the year ended December 31, 2007. This decrease in cost of goods sold as a percentage of net sales was due to cost-reducing product design modifications, increased productivity and efficiencies in our factories and the two price increases implemented in 2006, partially offset by higher commodity costs.

Selling, general and administrative expense. Selling, general and administrative expense for the year ended December 31, 2007, were $210.6 million, a $4.7 million, or 2.3%, increase from $205.9 million for the year ended December 31, 2006. As a percentage of net sales, selling, general and administrative expense were 10.9% and 11.5% for the years ended December 31, 2007 and December 31, 2006, respectively. Selling, general and administrative expense for the year ended December 31, 2006 included IPO-related expenses associated with the termination of the management agreement with Apollo and the acceleration of stock options totaling $16.1 million. Excluding these non-recurring IPO-related expenses, selling, general and administrative expense for the year ended December 31, 2007 increased in dollars and as a percentage of net sales from the year ended December 31, 2006. This increase was primarily due to our continued investment in several of our key growth initiatives, increased incentive compensation expenses, and the additional costs of operating as a public company. These key growth initiatives included costs for expansion of our company-operated distribution network, including our sales manager training program and an increase in our dealer recruitment activities.

Depreciation and amortization expense. Depreciation and amortization expense for the year ended December 31, 2007, were $35.1 million, a $2.5 million or 7.6% increase from $32.6 million for the year ended December 31, 2006. The increase was primarily due to higher depreciation expense related to capital expenditures associated with the transition to the federally mandated 13 SEER minimum efficiency requirements and capacity expansion at our production facilities.

Operating profit. Operating profit for the year ended December 31, 2007, was $227.2 million, a $45.8 million, or 25.2%, increase from $181.4 million reported for the year ended December 31, 2006. Operating profit for the year ended December 31, 2006 was negatively impacted by the $16.1 million IPO-related expenses discussed above. In addition, operating profit increased during the year ended December 31, 2007, as compared to the prior year, due to higher gross profit as a result of the growth in sales volume with an increased proportion of sales from higher SEER products, the 2006 price increases, cost-reducing product design modifications and increased productivity and efficiencies in our factories, partially offset by higher selling, general and administrative expenses, higher commodity costs and depreciation.

Interest expense, net. Interest expense, net for the year ended December 31, 2007, was $68.4 million, a decrease of $9.4 million or 12.1% from $77.8 million reported for the year ended December 31, 2006. Interest expense, net for 2006 included a $1.4 million premium paid for the early pay-down of debt and the acceleration of $2.3 million of deferred financing costs as the result of the early debt pay-down using a portion of the proceeds from our initial public offering. In addition, interest expense, net decreased due to the lower amount of debt outstanding and more interest income. The outstanding long-term debt balance as of December 31, 2007 was $655.4 million compared to $838.1 million as of December 31, 2006.

Other (income) expense, net. Other (income) expense for the year ended December 31, 2007, was $2.7 million of income, a net change of $8.0 million from $5.3 million of expense reported for the year ended December 31, 2006. The change in other (income) expense, net is primarily due to a $6.0 million charge taken in 2006 for unrealized losses resulting from the change in fair market value of some of our commodity derivatives that did not qualify for hedge accounting treatment and $2.0 million net gain from asset dispositions recognized in 2007.

Provision for income taxes. The income tax provision for the year ended December 31, 2007, was $60.2 million, an increase of $26.0 million compared to the tax provision of $34.2 million for the same period in 2006. The effective tax rate for the year ended December 31, 2007 and December 31, 2006 was 37.3% and 34.8%, respectively. The increase in the effective tax rate is due to the impact of recently enacted higher Texas state taxes, the effect of FIN 48, and the expiration of the 2006 benefits from the Extraterritorial Income Exclusion (the amount of extraterritorial income, gross income of the taxpayer attributable to foreign trading gross receipts, that is excluded from gross income for the tax year), net of the benefit of the increased Domestic Production Activities Deduction (the deduction from taxable income attributable to domestic production activities) for 2007.

Year Ended December 31, 2006 compared to Year Ended December 31, 2005

Sales, net. Net sales for the year ended December 31, 2006 were $1,794.8 million, a $229.4 million, or 14.7%, increase from $1,565.4 million for the year ended December 31, 2005. Approximately 85% of the sales increase was driven by the shift to a higher proportion of higher priced 13-and-higher SEER products. As a result of the federal mandated 13 SEER efficiency that went into effect January 23, 2006, we experienced a shift to higher efficiency products beginning in the first quarter of 2006. The remainder of the sales increase was attributable to our April 1 and October 1, 2006 price increases. Our equipment volume was consistent with the prior year as the mild seasonal weather in the late summer and early winter and a second half slow down in residential new construction was offset by the contribution from new company-operated distribution centers that were opened in 2006 and 2005, seven and 17 respectively, and the maturing of the 22 company-operated distribution centers opened in 2004. Finally, the increase in the sales of our other non-equipment products was offset by the impact of unfavorable product line mix.

Cost of goods sold. Cost of goods sold for the year ended December 31, 2006, was $1,374.8 million, a $131.4 million, or 10.6%, increase from $1,243.4 million for the year ended December 31, 2005. Cost of goods sold increased primarily due to a high sales mix of 13-and-higher SEER products, which have higher unit costs than lower SEER products, and an escalation in new material costs. In addition, 2005 was affected by the non-recurring, non-cash expense of $39.6 million as a result of the purchase accounting treatment of the step-up in basis of inventory. Cost of goods sold as a percentage of net sales decreased from 79.4% for the year ended December 31, 2005 to 76.6% for the year ended December 31, 2006. Excluding the impact of the inventory valuation step-up, costs of goods sold as a percentage of net sales for the year ended December 31, 2005 was 76.9%, relatively consistent with the ratio for the year ended December 31, 2006.

Selling, general and administrative expense. Selling, general and administrative expense for the year ended December 31, 2006, were $205.9 million, a $35.8 million, or 21.1%, increase from $170.1 million for the year ended December 31, 2005. Selling, general and administrative expense for the year ended December 31, 2006 were negatively affected by $16.1 million of expenses related to our April 1, 2006 initial public offering. These expenses consisted of costs associated with the termination of the management agreement with Apollo and the acceleration of stock options. Excluding the IPO related expenses, selling, general and administrative expense for the year ended December 31, 2006 increased $19.7 million, or 11.6%. Selling, general and administrative expense for 2006 increased as a result of opening and operating new company-operated distribution centers and higher sales volumes. As a percentage of sales, excluding the IPO related expenses, selling, general and administrative expense in 2006 were 10.5% of net sales compared to 10.9% of net sales for 2005.

Depreciation and amortization expense. Depreciation and amortization expense for the year ended December 31, 2006, were $32.6 million, a $5.1 million decrease from $37.7 million for the year ended December 30, 2005. Impacting 2005 was a $10.3 million impairment charge in the fourth quarter for the remaining value of a non-renewed sales contract. Excluding this charge, depreciation and amortization increased $5.2 million over the year ended December 31, 2005. The increase was primarily due to higher depreciation expense related to recent capital expenditures associated with the transition to the federal mandated 13 SEER minimum efficiency requirements and capacity expansion at our production facilities. Additionally, depreciation expense for the period increased as a result of the step-up in cost basis of the assets and resetting of asset lives in conjunction with the 2004 Transactions.

Operating profit. Operating profit for the year ended December 31, 2006, was $181.4 million, a $67.2 million, or 58.8%, increase from $114.2 million reported for the year ended December 31, 2005. Operating profit for the year ended December 31, 2005 was negatively impacted by the $39.6 million non-recurring, non-cash charge incurred in connection with the step-up in inventory basis, as described above. The remaining increase in operating profit was due primarily to higher revenues from the increased proportion of 13-and-higher SEER products sold and the price increases mentioned above, partially offset by higher selling, general, and administrative expenses, including $16.1 million of costs associated with our IPO, and higher cost of goods sold.

Interest expense, net. Interest expense, net for the year ended December 31, 2006, was $77.8 million, an increase of $3.6 million from $74.2 million reported for the year ended December 31, 2005. Interest expense, net was higher in 2006 due to the $1.4 million premium paid for the early pay-down of debt using a portion of the proceeds from our initial public offering. In addition, as a result of our debt pay-down, we accelerated the amortization of $3.9 million of deferred financing costs. Adding to the increase were higher interest rates on our floating rate debt outstanding. These increases were partially offset by lower outstanding revolving credit facility balances and interest earned on cash balances.

Other (income) expense, net. Other (income) expense for the year ended December 31, 2006 was expense of $5.3 million, a net change of $6.0 million from income of $0.7 million reported for the year ended December 31, 2005. This increase in other expense primarily represents the change in fair value of certain of our commodity derivatives that did not qualify for hedge accounting treatment.

Provision for income taxes. The income tax provision for the year ended December 31, 2006 was $34.2 million, an increase of $18.4 million compared to the tax provision of $15.8 million for the same period in 2005. The effective tax rate for the year ended December 31, 2006 and December 31, 2005 was 34.8% and 38.9%, respectively. The effective tax rate was lower primarily as a result of three items. First, recent federal legislative changes permitted us to take a deduction for qualified domestic production activity income. Second, we qualified and computed the exclusion of foreign sales income. Finally, the mix of sales, payroll, and property in the various jurisdictions favorably impacted our state tax rate.

Liquidity and Capital Resources

As of March 31, 2008, we had cash and cash equivalents of $15.9 million and working capital of $419.2 million, excluding current maturities of long-term debt of $11.6 million and $156.4 million of undrawn commitments for revolving credit loans under our asset-based revolving credit agreement. We have funded, and expect to continue to fund, operations through cash flows generated by operating activities and borrowings under our asset-based revolving credit agreement. Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our asset-based revolving credit agreement, will be adequate to meet our short-term and long-term liquidity needs over the next 12 to 24 months. Our future liquidity requirements will be for working capital, capital expenditures, debt service and general corporate purposes.

Operating activities

For the three months ended March 31, 2008, we used $41.3 million of cash from operations compared to $2.4 million provided from operations for the three months ended March 31, 2007. Cash from operations for the three months ended March 31, 2008 was impacted by approximately $78.6 million of expenses related to the Transactions. Additionally, cash from operations decreased due to higher interest expense associated with debt incurred in connection with the Transactions and increased inventory levels as a result of preparation for the upcoming cooling season. Cash from operations for the three months ended March 31, 2007 was impacted by lower net income and higher accounts receivable as a result of the timing of our sales in the quarter.

For the year ended December 31, 2007 we generated $204.2 million of cash from operations compared to $53.7 million and $105.5 million of cash generated from operations in 2006 and 2005, respectively. Cash flow from operations in 2007 increased due to higher net income as well as lower inventory levels resulting from improved production attainment, reduction in cooling SKU’s, improved order cycle times and higher sales, offset by an increase in accounts receivable. Cash flow from operations in 2006 was negatively impacted by higher inventory as a result of the industry shift to more costly 13-and-higher SEER products and increased commodity costs. Also affecting 2006 cash flow from operations were decreases in accounts payable offset by an increase in accounts receivable. Cash flow from operations in 2005 increased from 2004 primarily due to higher net income generated from our higher sales volume, partially offset by higher interest expense associated with the debt incurred in connection with our 2004 Transactions.

Investing activities

For the three months ended March 31, 2008, cash used in investing activities was $1,945.6 million compared to $5.0 million for the three months ended March 31, 2007. This usage was primarily due to $1,940.6 million of cash relating to the Transactions. Capital expenditures were $5.0 million and $10.3 million for the three months ended March 31, 2008 and 2007, respectively. For the three months ended March 31, 2007, these capital expenditures were offset by proceeds of $5.3 million from the sale of a building and associated land used in our company-operated distribution network.

For the year ended December 31, 2007 cash used in investing activities was $14.2 million compared to $39.3 million and $25.0 million in 2006 and 2005, respectively. Capital expenditures totaled $26.4 million, $39.4 million and $28.8 million in 2007, 2006 and 2005, respectively. The capital expenditures for the year ended December 31, 2007 were offset by $12.2 million of proceeds from the sale of three buildings and associated land used in our company operated distribution network.

Financing activities

For the three months ended March 31, 2008, cash provided by financing activities was $1,983.9 million compared to $0.9 million in cash used from financing activities for the three months ended March 31, 2007. For the three months ended March 31, 2008, we extinguished our predecessor company debt and received proceeds of $1,373.0 million from long-term debt, net of original issue discount and $1,278.2 million in equity contributions in connection with the Transactions. In addition, for the three months ended March 31, 2008, we borrowed $15.1 million under our revolving credit facility, of which $11.5 million was repaid as a result of the 2008 Transaction. These increases were partially offset by deferred financing costs of $44.5 million and equity issuance costs of $7.7 million associated with the Transactions. Financing activities for the three months ended March 31, 2007 included the payment of long-term debt of $0.9 million.

In 2007, we used $182.7 million in cash from financing activities, compared to $26.6 million and $60.6 million in cash used in financing activities in 2006 and 2005, respectively. During 2007, we repaid $182.6 million of our long-term debt. In April 2006 as a result of our initial public offering, we received proceeds of $354.5 million, redeemed $255.2 million of preferred stock and accrued dividends, and paid $2.5 million in transaction costs. Also during 2006, we repaid $123.3 million of our long-term debt. During 2005, we repaid $24.1 million of indebtedness under our revolving credit facility and repaid $38.6 million of indebtedness under our long-term debt facility.

Post-2008 Transactions

Our primary sources of liquidity are expected to continue to be cash flow from operations and borrowings under our asset-based revolving credit agreement. We also expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

We incurred substantial indebtedness in connection with the Transactions. On March 31, 2008, we had $1,377.6 million of indebtedness outstanding (excluding approximately $35.0 million of issued and outstanding letters of credit) and $156.4 million of undrawn commitments for revolving credit loans under our asset-based revolving credit agreement.

In connection with the 2004 Transactions, we issued $250.0 million in aggregate principal amount of our floating rate notes and $400.0 million in aggregate principal amount of our fixed rate notes and entered into the senior secured credit facilities consisting of a term loan in the principal amount of $350.0 million and a revolving credit facility in an aggregate amount of up to $175.0 million. As of December 31, 2007, we had no revolver borrowings outstanding and the ability to borrow up to $141.7 million of additional indebtedness under our revolving credit facility. The borrowings under the revolving credit facility were available to fund our working capital requirements, capital expenditures and for other general corporate purposes. Borrowings under the term loan were due and payable in quarterly installments. The term loan amortization payments due before the stated maturity date were nominal.

On January 10, 2008, we commenced cash tender offers to purchase our outstanding $400.0 million aggregate principal amount of fixed rate notes outstanding and our $179.3 million aggregate principal amount of floating rate note outstanding (together, the Existing Notes) and solicitations of consents from the holders of the Existing Notes with respect to amendments to the indentures governing the Existing Notes that would eliminate substantially all of the restrictive covenants contained in the indentures and in the Existing Notes and also eliminate certain events of default, certain covenants relating to mergers and certain conditions to legal defeasance and covenant defeasance, but would not eliminate, among other things, certain repurchase obligations in respect of the Existing Notes. On February 13, 2008, we accepted the tenders and made payment to holders of the Existing Notes the tender offer consideration and consent payment, and called for redemption and deposited the redemption payment with the trustee in respect of untendered Existing Notes, and discharged the indentures governing the Existing Notes. In addition, on February 13, 2008, we repaid the $76.1 million outstanding under our then-existing credit facility and $11.5 million outstanding under our then-existing revolving loan and swing note.

On February 13, 2008, Merger Sub issued and sold $500.0 million of notes, which are the subject of the exchange offer for exchange notes described in this prospectus, and borrowed (1) $800.0 million under a new senior secured term credit agreement with Barclays Capital and Calyon New York Branch, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders from time to time party thereto, and (2) $105.0 million under a new asset-based revolving credit agreement with Barclays Capital and General Electric Capital Corporation, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, General Electric Capital Corporation, as letter of credit issuer, and the lenders from time to time party thereto. See “Description of Other Indebtedness” and “Description of the Notes” for a description of the terms of such financings.

The Merger, the repurchase of the Existing Notes, the repayment of the existing credit facility, revolver and swing note and the fees and expenses relating to the Transactions, were financed by borrowings under our new senior secured term credit agreement, our new asset-based revolving credit agreement, the issuance of the notes, as well as the equity investments described under “The Transactions” and Goodman’s cash on hand at the closing of the Merger.

For the years ended December 31, 2005, 2006 and 2007, we spent $28.8 million, $39.4 million and $26.4 million, respectively, on capital expenditures primarily to enhance our products and information technology systems. In 2006, our existing production capacity was increased in certain areas to meet our current growth expectations, and tooling and modifications were required to prepare for the growth expected to result from the change in minimum SEER standards.

Our ability to make scheduled payments of principal of, to pay the interest on, or to refinance our indebtedness or to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our asset-based revolving credit agreement, will be adequate to meet our short-term and long-term liquidity needs over the next 12 to 24 months. Our future liquidity requirements will be for working capital, capital expenditures and general corporate purposes.

As a holding company, our investments in our operating subsidiaries constitute substantially all of our operating assets. Consequently, our subsidiaries will conduct all of our consolidated operations and own substantially all of our operating assets. Our principal source of the cash we need to pay our obligations and to repay the principal amount of our obligations is the cash that our subsidiaries generate from their operations and their borrowings. Our subsidiaries are not obligated to make funds available to us. The terms of our senior secured credit facilities and our indentures governing the fixed rate notes and floating rate notes significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Our subsidiaries will be permitted under the terms of the senior credit facilities and our indentures governing the fixed rate notes and floating rate notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. If we consummate an acquisition, our debt service requirements could increase. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Financial Covenant Compliance

Under our new senior secured term credit agreement, we are required to satisfy and maintain specified financial ratios and other financial condition tests, including a minimum interest coverage ratio and a maximum total leverage ratio. In addition, under our new asset-based revolving credit agreement, we are required to satisfy and maintain, in certain circumstances, a minimum fixed charge coverage ratio. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will be able to meet those ratios and tests as required. A breach of any of these covenants would result in a default (which, if not cured, could mature into an event of default) and in certain cases an immediate event of default under our senior secured term credit agreement and our senior secured asset-based revolving credit agreement. Upon the occurrence of an event of default under such agreements, all amounts outstanding under such agreements could be declared to be (or could automatically become) immediately due and payable and all commitments to extend further credit could be terminated.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, is a non-GAAP financial measure used to determine our compliance with certain covenants contained in our senior secured term credit agreement and our asset-based revolving credit agreement. Covenant EBITDA represents EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under our senior secured credit agreements. We believe that the presentation of Covenant EBITDA is appropriate to provide additional information to investors regarding our compliance with the financial covenants under such agreements. The breach of financial covenants in such agreements (i.e., those that require the maintenance of ratios based on Covenant EBITDA) would result in an event of default under such agreements, in which case the lenders could elect to declare all amounts borrowed thereunder due and payable. Any such acceleration would also result in a default under the indenture governing the notes. Additionally, under our debt agreements and instruments, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Covenant EBITDA.

Covenant EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Covenant EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Covenant EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Covenant EBITDA in our senior secured term credit agreement and our asset-based revolving credit agreement allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating GAAP net income. Our senior secured term credit agreement requires that Covenant EBITDA be calculated for the most recent four fiscal quarters. As a result, Covenant EBITDA can be disproportionately affected by a particularly strong or weak quarter and may not be comparable to Covenant EBITDA for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net income, which is a GAAP measure of our operating results, to Covenant EBITDA as defined in our debt agreements and instruments.

	Year Ended December 31,			Twelve Months Ended March 31, 2008
	2005	2006	2007
	(in millions)
Net income	$24.9	$64.2	$101.4	$13.5
Add:
Provision for income taxes	15.8	34.2	60.2	20.7
Interest expense, net	74.2	77.8	68.8	128.2
Depreciation and amortization expense	37.7	32.6	35.1	37.5

EBITDA	152.6	208.8	265.5	199.9
Add:
Inventory valuation step-up	39.6	—	—	24.0
Transaction-related charges and expenses	—	16.1	—	42.9
Monitoring fees	2.0	0.6	—	—
Non-cash impairment charges	—	—	1.6	1.6
Non-cash stock option expense	—	—	2.1	3.8
Other non-cash expenses	—	—	0.8	1.7

Covenant EBITDA	$194.2	$225.5	$270.0	$273.9

Our required covenant ratios as of March 31, 2008, were as follows:

Ratio
Senior secured credit facilities (1)
Minimum Covenant EBITDA to consolidated interest expense ratio	1.55x
Maximum consolidated total debt to Adjusted EBITDA ratio	6.80x
Minimum Covenant EBITDA to fixed charges ratio	1.0x
Senior subordinated notes (2)
Minimum Covenant EBITDA to fixed charges ratio required to incur additional indebtedness pursuant to ratio provision	2.00x

(1)

Our senior secured term credit agreement requires us to maintain a Covenant EBITDA to interest expense ratio starting at a minimum of 1.55 to 1.00 for the periods ending March 31, 2008 and June 30, 2008 and stepping up over time to 1.60 to 1.00 for each subsequent period through December 31, 2008, further increasing to 1.65 to 1.00 for each period through June 30, 2009, 1.80 to 1.00 by the end of the fiscal year ending December 31, 2009, 2.10 to 1.00 by the end of the fiscal year ending December 31, 2010, 2.50 to 1.00 by the end of the fiscal year ending December 31, 2011, 3.20 to 1.00 by the end of the fiscal year ending December 31, 2012, until it reaches 4.15 to 1.00 by the end of the fiscal year ending December 31, 2013. Interest expense is defined in the senior secured term credit agreement as consolidated cash interest expense less cash interest income and is further adjusted for certain non-cash interest expenses and other items. Again beginning with the one-quarter period ending March 31, 2008, we are also required to maintain a total debt to Covenant EBITDA ratio starting at a maximum of 6.80 to 1.00 for the period ending March 31, 2008 and June 30, 2008 and stepping down over time to 6.25 to 1.00 for each subsequent period through December 31, 2008, decreasing to 5.75 to 1.00 by the end of the fiscal year ending December 31, 2009, 4.75 to 1.00 by the end of the fiscal year ending December 31, 2010, 4.00 to 1.00 by the end of the fiscal year ending December 31, 2011, 3.10 to 1.00 by the end of the fiscal year ending December 31, 2012 until it reaches 2.40 to 1.00 by the end of the fiscal year ending December 31, 2013. Total debt is defined in the senior secured term credit agreement as consolidated total debt other than certain indebtedness and is reduced by the amount of cash and cash equivalents on our balance sheet. In addition, our asset-based revolving credit agreement requires us to maintain a Covenant EBITDA to fixed charges ratio at a minimum of 1.00 to 1.00 when excess availability under the asset-based revolving credit agreement is less than $30.0 million. Fixed charges is defined in the asset-based revolving credit agreement as the sum of consolidated cash interest expense, scheduled payments of principal of indebtedness and cash dividends paid on any preferred or disqualified capital stock. Failure to satisfy these ratio requirements would constitute a default under the senior secured credit facilities. If our lenders failed to waive any such default, our repayment obligations under the senior secured credit facilities could be accelerated, which would also constitute a default under the indenture governing the notes.

(2)	Our ability to incur additional indebtedness and make certain restricted payments under the indenture governing the notes, subject to specified exceptions, is tied to a Covenant EBITDA to fixed charges ratio of at least 2.0x, except that we may incur certain indebtedness and make certain restricted payments and certain permitted investments without regard to the ratio. Covenant EBITDA, as defined in the indenture governing the notes, is substantially similar to the definition of such term in the senior secured credit agreements. Fixed charges is defined in the indenture governing the notes as consolidated interest expense and tax-effected dividends payable on any preferred or disqualified capital stock, as adjusted for acquisitions.

Recent Accounting Pronouncements

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP No. 157-2”), which deferred the effective date of SFAS No. 157 for one year for non-financial assets and liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We are currently evaluating the impact of SFAS No. 157 on our Consolidated Financial Statements for items within the scope of FSP No. 157-2, which will become effective on January 1, 2009.

Effective January 1, 2008, we also adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. As we have not elected the fair value option for any of our assets and liabilities, the adoption of SFAS No. 159 had no impact on our consolidated financial statements.

Contractual Obligations and Commitments

The following table reflects our contractual obligations and commercial commitments as of March 31, 2008. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

	Payments due by period
	Total	Less than 1	2 to 3	4 to 5	More than 5
	(in millions)
Term loans	$800.0	$8.0	$16.0	$16.0	$760.0
Revolving credit loans	105.0	—	—	—	105.0
13.50%/14.00% notes	500.0	—	—	—	500.0
Operating leases	101.0	25.0	39.4	21.1	15.5
Related party payments	1.4	0.2	0.4	0.4	0.4
Interest payments	932.3	107.4	263.6	261.2	300.1
Self insurance	8.4	4.4	2.6	1.2	0.2
Pension payments	16.0	1.2	2.6	2.9	9.3

Total contractual obligations	$2,464.1	$146.2	$324.6	$302.8	$1,690.5

Excluded from the foregoing contractual obligations table are open purchase orders at March 31, 2008 for raw materials and supplies used in the normal course of business, supply contracts with customers, distribution agreements and other contracts without express funding requirements.

Contingencies

Various claims, lawsuits and administrative proceedings with respect to commercial, product liability and environmental matters are pending or threatened against us and our subsidiaries arising from the ordinary course of business. We are also subject to various regulatory and compliance obligations.

Off-Balance Sheet Liabilities

As part of the equity contribution associated with the sale of the Amana Appliance business in July 2001, Goodman Global, Inc. agreed to indemnify Maytag for certain product liability, product warranty, and environmental claims. In light of these potential liabilities, Goodman purchased insurance that we expect will shield us from incurring material costs for such potential claims. Other than the matters disclosed in “Legal Proceedings” and in Note 11 to the notes to our audited financial statements included in this prospectus, Goodman does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks, which arise during the normal course of business from changes in interest rates, foreign exchange rates and commodity prices. A discussion of our primary market risks are presented below.

Interest Rate Risk

We are subject to interest rate and related cash flow risk in connection with borrowings under our senior secured credit facilities totaling $905.0 million at March 31, 2008. To reduce the risk associated with fluctuations in the interest rate of our floating rate debt, on May 12, 2008 we entered into a 2 year interest rate cap with a notional amount of $150 million. The cap rate is 7%.

For debt existing prior to the closing of the Transactions, we entered into interest rate swaps that effectively converted a portion of our variable-rate debt to fixed-rate debt. Under these swaps, we paid a specified fixed interest rate and received the variable rate applicable to the underlying debt. The interest rate swaps were designated as cash flow hedges of the underlying debt. The fair value of the swap was recorded in other assets or liabilities with a corresponding increase or decrease in other comprehensive income. The cash flow hedge was 100% effective and therefore there was no effect on current earnings from hedge ineffectiveness. In February 2005, we entered into two interest rate hedges to offset our interest rate risk. We entered into a two-year hedge with a notional amount of $150.0 million and a three-year hedge with a notional amount of $100.0 million. During the first quarter of 2007, the interest rate swap with a notional amount of $150.0 million matured based on its terms and the interest rate swap with a notional amount of $100.0 million matured based on its terms during the first quarter of 2008. The aggregate notional value (the value of the underlying debt) of interest rate swaps outstanding as of December 31, 2007 and December 31, 2006 was $100.0 million and $250.0 million, respectively. Including that $100.0 million, as of December 31, 2007, approximately 24% of our $655.4 million total debt bore interest at variable rates based upon the London Interbank Offered Rate (LIBOR). A 10% change in swap rates would have changed the fair market value of the interest rate swaps by an immaterial amount as of December 31, 2007 and approximately $0.5 million as of December 31, 2006.

Foreign Currency Exchange Rate Risk

We conduct our business primarily in the United States. We have limited sales in Canada, which are transacted in Canadian dollars. Other export sales, primarily to Latin America and the Middle East, are transacted in United States dollars. Therefore, we have only minor exposure to changes in foreign currency exchange rates. Sales outside the United States have not exceeded 5% in any of the three years ended December 31, 2005, 2006 or 2007. Approximately 1% of our total assets are outside the United States. There has been minimal impact on our commodity costs operations due to currency fluctuations.

Commodity Price Risk

We are subject to price risk as it relates to our principal raw materials: copper, aluminum and steel. In 2007, we spent over $302.7 million on these raw materials compared to $357.0 million in 2006, with the decrease driven by lower commodity costs. Cost variability of raw materials can have a material impact on our results of operations. To enhance stability in the cost of major raw material commodities, such as copper and aluminum used in the manufacturing process, we have and may continue to enter into commodity derivative arrangements. Maturity dates of the contracts are scheduled to coincide with market purchases of the commodity. Cash proceeds or payments between the derivative counter-party and us at maturity of the contracts are recognized as an adjustment to the cost of the commodity purchased, to the extent the hedge is effective. Charges or credits resulting from ineffective hedges are recognized in income immediately. We generally do not enter commodity hedges extending beyond eighteen months. During 2006 and 2007, we entered into commodity hedges for both aluminum and copper. During 2007, we entered into swaps for a portion of our aluminum and copper supply which expire by December 31, 2008. The notional value of commodity swaps outstanding as of March 31, 2008, December 31, 2007 and 2006 were $69.9 million, $143.3 million and $87.1 million, respectively. The change in the notional value was due to the timing of when we entered into the underlying commodity swap agreements. A 10% change in the price of commodities hedged would change the fair value of the hedge contracts by approximately $8.5 million, $6.9 million and $4.3 million as of March 31, 2008, December 31, 2007 and December 31, 2006, respectively.

We continue to monitor and evaluate the prices of our principal raw materials and may decide to enter into hedging contracts in the future.

BUSINESS

Our History

Harold Goodman founded our business in 1975 with the intention to design and manufacture a product that would simplify the installation of central air conditioning. Our first product offering was flexible duct which offered several benefits over the standard metal duct that was predominantly used at the time. We expanded on the success of this initial product and entered the air conditioning equipment distribution business in 1980 and then the air conditioning equipment manufacturing business in 1982. Since our beginning, we have experienced rapid, mostly organic growth, yet maintained our core competency of manufacturing quality products at low costs that we believe provide a profitable and compelling value proposition for installing contractors, which we refer to throughout this prospectus as “dealers,” while allowing distributors to achieve their profit goals. In 1984, we began manufacturing heat pumps and introduced our first gas furnaces in 1985, light commercial package units in 1988 and commercial air conditioning products in 1990. In 1997, we acquired the appliance and HVAC manufacturing operations of Amana Refrigeration, Inc. from Raytheon Company. This acquisition provided us a line of premium branded appliance and HVAC products. An affiliate by common ownership controlled the brand name and the appliance operations of Amana. The non-HVAC operations of Amana were sold to Maytag Corporation in 2001. Our management team has more than 100 years of industry and related experience. During the past five years, our management team has strengthened our balance sheet by reducing inventory, decreasing costs, improving productivity and increasing customer satisfaction and market share.

On December 23, 2004, Apollo Management, L.P., or “Apollo,” through its affiliate, Frio Holdings LLC, acquired our business from Goodman Global Holdings, Inc., a Texas corporation, and following a reorganization, we operated as Goodman Global, Inc.

On February 13, 2008, Chill Acquisition, Inc., a Delaware corporation formed on October 15, 2007, merged with and into Goodman Global, Inc., with Goodman Global, Inc. as the surviving corporation, now a subsidiary of Chill Holdings, Inc., a Delaware corporation formed on October 12, 2007 by affiliates of Hellman & Friedman LLC. See “The Transactions.”

General

We are the second largest domestic manufacturer of heating, ventilation and air conditioning, or HVAC, products for residential and light commercial use based on unit sales. Our activities include engineering, manufacturing, assembling, marketing and distributing an extensive line of HVAC and related products. Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. The Goodman® brand is one of the leading HVAC brands in North America and caters to the large segment of the market that is price sensitive and desires reliable and low-cost climate comfort, while our premium Amana® brand includes enhanced features such as higher efficiency and quieter operation. The Quietflex® brand is a recognized brand of flexible duct.

We sell our products through a North American distribution network with more than 850 total distribution points comprised of approximately 150 company-operated distribution centers and over 700 independent distributor locations. For the year ended December 31, 2007 and the three months ended March 31, 2008, approximately 60% of our net sales were made through company-operated distribution centers and our direct sales force with the remainder made through independent distributors. Our company-operated distribution centers in key states such as Texas, Florida, California, Arizona and Nevada provide us direct access to large and fast growing regions in North America and enable us to maintain a significant amount of market intelligence and control over how our products are distributed. Our independent distributors, many of which have multiple locations and most of which exclusively sell our products, enable us to more fully serve other major sales areas and complement our broad distribution network. We offer our independent distributors incentives to promote our brands, which allow them to provide dealers with our products at attractive prices while meeting their own profit targets. We believe that our growth is attributable to our strategy of providing quality, value-priced products through an extensive, growing and loyal distribution network.

We operate three manufacturing and assembly facilities in Houston, Texas, two in Tennessee, one in Arizona, and one in Florida, totaling approximately two million square feet. Since 1982, our unit volume sales and market share have grown to surpass all but one of our competitors in the residential and light commercial HVAC sector. Approximately 4% of our 2007 and first quarter 2008 net sales and approximately 1% of our total assets as of December 31, 2007 and March 31, 2008 were outside the United States.

Industry

The U.S. residential and light commercial HVAC industry is estimated at approximately $8.3 billion in annual sales and approximately 8.2 million units shipped in 2007. The top five domestic manufacturers represent over 80% of unit sales. Overall, the industry is characterized by relatively stable long-term growth, a well-established, fragmented distribution system and significant challenges for new entrants. We believe the market shares of the large, incumbent industry participants have been relatively stable in recent years, although we have continued to gain market share.

Stable, Long-Term Industry Growth. On a unit basis, the HVAC industry has grown at a compounded annual growth rate of approximately 2.9% over the last 20 years, driven primarily by increased central air conditioning penetration in both existing and new homes. According to the U.S. Census Bureau, in 2006, the latest year for which statistics are available, 89% of new single-family homes completed were equipped with central air conditioning, up from 70% in 1985, and 91% of multi-family units completed were equipped with air conditioning, up from 88% in 1985. In the U.S. Census Bureau’s South Region, which accounted for 57% of housing units completed, air conditioning was installed in approximately 99% of new single-family homes. The U.S. Census Bureau reported 2.0 million privately-owned housing units were completed during 2006 and the percentage of homes completed with greater than 2,400 square feet increased to approximately 44% in 2006 from approximately 17% in 1985.

Prior to the 1980s, HVAC unit shipments were strongly correlated to new housing construction. As the overall housing base expanded due to increased new home sales and central air conditioning increased its penetration into homes, the HVAC industry became more driven by replacement demand. As older units within the large base of existing homes approach the end of their useful lives, they will need to be replaced by newer and more efficient models, creating a relatively stable base of demand for HVAC products. We estimate that replacement products currently account for approximately 70% of industry sales.

Highly Fragmented Customer Base. HVAC manufacturers sell to a highly fragmented two-tier distribution system, as no single distributor represents a large share of industry-wide HVAC sales. Additionally, the distributors’ customer base is a fragmented group of independent dealers across the country that buy HVAC units from distributors and install them for the ultimate end user. There is limited pricing transparency to the end user due to this tiered distribution system.

We believe that dealers become increasingly loyal as they become accustomed to the installation and service of a particular product and brand. Therefore, dealers prefer distributors that continue to carry a specific manufacturer’s product and prefer product lines that do not change dramatically so that retraining is not required. If a distributor changes the brand of products it carries, that distributor risks alienating dealers who have customized their operations to maximize their efficiency in sourcing and installing the discontinued brand. This distributor/dealer dynamic further encourages independent distributors to continue carrying a specific manufacturer’s products.

Significant Challenges for New Entrants. The HVAC industry is characterized by a fragmented distribution system, high switching costs for distributors and dealers and the need for sufficient production volume to generate economies of scale. Distributors and dealers are unlikely to switch manufacturers as a result of expenses associated with inventory stocking, marketing material and personnel training requirements. Distributors and dealers also value an established brand with an extensive history to ensure reliable warranty coverage for the end user. As manufacturers build scale, they benefit from a broader distribution network and more efficient manufacturing.

We believe domestic manufacturers represented over 90% of unit shipments in 2006, as competition from foreign manufacturers has remained limited. Foreign manufacturers are presented with logistical challenges, due to the expense of shipping HVAC products, as well as other business challenges resulting from differences in consumer preferences for single room HVAC systems abroad versus central systems domestically. Additionally, labor costs represent a small percentage of our total costs of goods sold, making it less economical to capitalize on overseas labor efficiencies, particularly given the added cost of transporting products from outside North America. While foreign competition is limited, HVAC manufacturers do source a significant amount of their components overseas which serves to reduce costs of goods sold and increase margins.

Products

We manufacture and market an extensive line of HVAC products for residential and light commercial use. These products include split-system air conditioners and heat pumps, gas furnaces, packaged units, air handlers, Package Terminal Air Conditioners/Heat Pumps, or “PTACs,” evaporator coils, flexible duct and accessories. Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brands.

Our principal HVAC products are outlined in the following table and summarized below.

	Size(1)	Efficiency(2)
Product line
Split systems:
Air conditioners	1.5 to 10 Tons	13 to 18 SEER
Heat pumps	1.5 to 10 Tons	13 to 18 SEER
Gas furnaces	45,000–140,000 BTUH	80 to 96% AFUE

Packaged units(3):
Gas/electric	2 to 10 Tons	13 to 15 SEER
Electric/electric (A/C)	2 to 10 Tons	13 SEER
Electric/electric (heat pump)	2 to 10 Tons	13 to 15 SEER
Air handlers	1.5 to 5 Tons	NA

PTAC(3):
A/C & electric heat coil	7,000 to 15,000 BTUH	9.5 to 12.8 EER
Heat pump	7,000 to 15,000 BTUH	9.3 to 12.8 EER
Evaporator coils	1.5 to 5 Tons	NA
Flexible duct	3” to 22”	R–4.2, 6, 8

(1)	Based on cooling tons of thousands of British Thermal Units Per Hour (BTUH). 12,000 BTUH = 1 ton.
(2)	Measure of a product’s efficiency used to rate it comparatively and to calculate energy usage and cost: SEER—Seasonal Energy Efficiency Rating; AFUE—Annual Fuel Utilization Efficiency; EER—Energy Efficiency Rating. R-value is a comparative measure of thermal resistance used to quantify insulating properties.
(3)	Products with commercial product characteristics and certain other products are not subject to the 13 SEER minimum efficiency standards.

Split-system air conditioners and heat pump units. A split-system air conditioner consists of an outdoor unit that contains a compressor and heat transfer coils and an indoor heat transfer unit with ducting to move air throughout the structure. A split-system heat pump is similar to a split-system air conditioner, but also includes a device that reverses the flow of refrigerant and thus heats when heating is required and cools when cooling is required.

Gas Furnaces. A gas furnace is typically used with a ducting system to heat indoor air. Furnaces use a natural gas-fueled burner and a heat exchanger to heat air and a blower to move the heated air throughout a structure through ducting.

Packaged units. A packaged unit consists of a condensing unit and an evaporator coil combined with a gas or electric heat source in a single, self-contained unit. It is typically placed outside of the structure on a ground slab or roof.

Air handlers. An air handler is a blower device used in connection with heating and cooling applications to move air throughout the indoor comfort control system.

Package terminal air conditioners. A PTAC is a single unit heating and air conditioning system used primarily in hotel and motel rooms, apartments, schools, assisted living facilities and hospitals.

Evaporator coils. An evaporator coil is a key component of the indoor section of a split-system air conditioner or heat pump unit. An evaporator coil is comprised of a heat transfer surface of copper tubes surrounded by aluminum fins in which compressed gas is permitted to expand and absorb heat, thereby cooling the air around it.

Other. Other products include flexible duct and other HVAC related products and accessories.

Distribution Network

We sell our products through a North American distribution network with more than 850 total distribution points comprised of approximately 150 company-operated distribution centers and over 700 independent distributor locations. For the year ended December 31, 2007 and the three months ended March 31, 2008, approximately 60% of our net sales were made through company-operated distribution centers and our direct sales force while the remaining 40% of our net sales were made through our independent distributors. Our distribution strategy consists of maintaining broad geographic coverage and strong distributor and dealer relationships.

We operate company-operated distribution centers in key growth states such as Texas, Florida, California, Arizona and Nevada. This strategy provides us direct access to large and fast growing regions in North America and allows us to maintain a significant amount of control over the distribution of our products. Our company-operated distribution center network provides us with considerable operational flexibility by giving us (i) direct access to dealers which provides us continuous, real-time information regarding their preferences and needs, (ii) better control over inventory through direct information flow which allows us to market our full line of products in our company-operated distribution centers, (iii) the ability to manage margins at our discretion, (iv) an additional channel in which to conduct market tests of new products and (v) the ability to introduce new products broadly and quickly. Our company-operated distribution centers employ a low-cost distribution strategy to provide competitive pricing. Since the beginning of 2004 through March 31, 2008, we added 61 net new company-operated distribution centers across North America, resulting in an approximate 66% increase in our company-operated distribution center base. We expect to continue to seek opportunities to expand our company-operated distribution center footprint in targeted North American markets.

We regularly perform market analyses to determine new distribution locations based on whether a given market is either under-served or has poor independent distributor representation. Once an under-served or poorly represented market is identified, we evaluate whether to look for a new independent distributor, open a company-operated distribution center or acquire the under-performing independent distributors.

We maintain an extensive independent distributor network, which provides us access to major sales areas not addressed by our company-operated distribution centers. We have maintained longstanding relationships with our leading distributors. We seek to effectively align the incentives of our independent distributors, while avoiding expensive brand marketing campaigns, through the following programs:

•

Mark-up Rebate Programs: We offer distributor rebates that are inversely related to the distributor’s markup, thus motivating distributors to meet certain pricing targets to the dealers. This program is structured to encourage distributors to pass on lower equipment costs to dealers in order to drive market share expansion while preserving the distributors’ margins. Through this program we are able to encourage low final prices of our products to the ultimate consumer.

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Inventory Consignment: We provide inventory on consignment to many of our independent distributors. This strategy positions finished goods from our factories directly in the market to be sold as demand requires. Under the consignment program, we carry the cost of appropriate finished goods inventories until they are sold by the distributors, which substantially reduces their investment in inventory and allows us to more easily develop new distributor relationships. We also benefit from reduced warehousing costs.

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New Dealer Program: We offer a program through which dealers tour our manufacturing and research facilities, are educated on our products, review our quality control process and meet with our engineers and management. This interaction allows us to provide visual reinforcement of the quality and care taken in the manufacture of our products. The program also provides us with the opportunity to garner direct feedback from dealers on end user receptivity to current products, as well as gauge the dealers’ interest in future products ahead of a broader product introduction.

Our independent distributor network provides us market access where we do not employ company-operated distribution centers. Independent distributors are typically selected and retained on the basis of (i) a demonstrated ability to meet or exceed performance targets, (ii) a solid financial position and (iii) operating with a low-cost structure and competitive pricing. Our selection process coupled with our incentive programs, which make switching costs high, has resulted in a low distributor turnover rate. Since the beginning of 2004, we added approximately 200 new independent distributor locations through the addition of new distributors or the expansion of existing distributors.

We also seek to broaden our customer base by developing new customer relationships with national homebuilders and further developing our customer relationships with large national and regional homebuilders. We believe these relationships will increase sales and continue to add credibility and visibility to our brand names and products.

Manufacturing

We operate three manufacturing and assembly facilities in Houston, Texas, two in Tennessee, one in Arizona and one in Florida, totaling approximately two million square feet. At all of our manufacturing facilities, we focus on low-cost production techniques and technology to continually reduce manufacturing costs while improving product quality. Our low-cost design is one of the key drivers of our value proposition. We believe we have sufficient capacity to achieve our business goals for the foreseeable future without the need for further expansion.

Our manufacturing process strategy is to minimize raw materials, component and in-process inventory levels. To achieve this goal, we have standardized many of the production components (e.g., heat exchangers, compressors and coils), which enables us to quickly retool our facilities in order to meet the demand for various products. In addition, we employ a demand flow manufacturing process which coordinates the production of each component thereby reducing raw materials and in-process inventories. We utilize a mix of automated and manual processes to help ensure efficiency and lower costs.

Given the high level of industry competitiveness, product quality is key to maintaining a leading market position. The quality assurance process begins with the supplier. Incoming supply shipments are tested to ensure procured items meet engineering specifications. Purchased components are tested for quality before they enter production lines and are continuously tested as they progress through the manufacturing process. During fabrication, several audits are performed to ensure a quality product and process. We test paint application, electrical integrity, leak status, and controls in addition to conducting run tests under normal and moisture controlled conditions. In order to further monitor product quality, each manufactured finished good includes a customer questionnaire card bearing two quality inspection stamps or signatures. The installing dealer generally completes the questionnaire cards. Accompanying each product are parts warranties that provide terms which generally last longer than do those of our competitors.

We operate two logistics centers, the Houston Logistics Center (a freestanding center) and the Fayetteville Center (a logistics center in the Fayetteville, Tennessee facility). The manufacturing plants feed finished products into these two logistics centers for deployment into the distribution channels. As the distribution network provides point of sale information, these logistics centers deploy products into the marketplace as demand dictates. The Quietflex® branded product is distributed to customers from Quietflex-related manufacturing and assembly facilities located in Houston, Texas, Phoenix, Arizona, Groveland, Florida and Dayton, Tennessee.

Raw Materials and Purchased Components

We purchase most of our components, such as compressors, motors, capacitors, valves and control systems, from third-party suppliers. In order to maintain low input costs, we also manufacture select components when it is deemed cost effective. We also manufacture heat transfer surfaces and heat exchangers for our units.

Our primary raw materials are steel, copper and aluminum, all of which are purchased from third parties. In 2007, we spent over $302.7 million on these raw materials, compared to $357.0 million in 2006, with the decrease driven by lower commodity costs. Cost variability of raw materials can have a material impact on our results of operations. Despite rising raw material prices since 2004, we believe that our manufacturing efficiencies result in unit costs that compare favorably to those of our competitors. We expect to benefit if raw material prices decline from their current levels which are high compared to historical averages. To help address the rise in commodity costs, we implemented price increases effective April 2006, October 2006 and January 2008, and, most recently, we announced that effective July 1, 2008 we will raise prices by an additional 5% on the majority of our products.

In order to enhance raw material price stability, we monitor principal raw material prices and strategically enter into commodity forward contracts and hedges for the purchase of certain raw materials. We entered into commodity hedges for both aluminum and copper for 2005, 2006, 2007 and 2008, the notional value of which substantially increased in 2007. Our procurement initiatives include leveraging our buying power on a global basis to improve purchasing efficiency, reducing the number of suppliers and improving supplier logistics. While we typically concentrate our purchases for a particular material or component with one or two suppliers, alternative suppliers are available and have been identified if we need to procure key raw materials and components.

Where feasible, we solicit bids for our material and component needs from multiple suppliers. Supplier selection is based primarily on cost, quality and delivery requirements. For example, as part of our process in selecting suppliers, we test the supplier’s products to ensure compliance with our specifications and strict quality guidelines. After selecting suppliers, we execute short- and long-term agreements by which we seek to ensure availability and delivery of requisite supplies. As products arrive at our facilities, they are randomly tested to ensure continued compliance with our strict specifications and quality guidelines. We also work with suppliers to develop effective components with lower part counts and easier assembly, resulting in improved quality and reduced costs. We cooperate with suppliers to identify opportunities to substitute lower-cost materials without compromising quality, durability or safety.

In 2007, our top ten suppliers accounted for approximately 69% of our supply expenditures. We believe we have strong and longstanding relationships with many of our suppliers.

See “Risk Factors—Risks Related to our Business—Significant increases in the cost of raw materials and components have, and may continue to, increase our operating costs. In addition, a decline in our relationships with key suppliers may have an adverse effect on our business.”

Sales and Marketing

Our strategy is to maintain a lean sales and marketing staff, focused primarily on traditional products, in order to derive the greatest value from our marketing budget while minimizing overhead costs. Our longstanding distributor relationships, low turnover rates and company-operated distribution center footprint allow us to implement our sales and marketing strategy with a modest corporate staff. Our corporate sales and marketing staff monitors market information, develops programming and provides distributors with the promotional materials they need to sell our products. We review the need for additional sales and marketing staff as business opportunities arise.

Our primary HVAC products are marketed under the Goodman®, Amana® and Quietflex® brand names. Our Goodman® branded products cater to the large segment of the market that is price sensitive and desires reliable and low cost comfort. We position the Goodman® brand as the top selling residential and light commercial HVAC brand in North America and as the preferred brand for quality HVAC equipment at low prices. Our premium Amana® branded products include enhanced features such as higher efficiency and quieter operation and generally longer warranties. The Amana brand is positioned as the “great American brand” that outlasts the rest, highlighting durability and long-life. The Quietflex® brand is a recognized brand of flexible duct. Our products and brands are marketed for their quality, low cost, ease of installation, superior warranty and reliability.

Weather and Seasonality

Weather patterns have historically impacted the demand for HVAC products. For example, hot weather in the spring season causes existing older units to fail earlier in the season, driving customers to accelerate replacement of a unit, which might otherwise be deferred in the case of a late season failure. Similarly, unseasonably mild weather diminishes customer demand for both commercial and residential HVAC replacement and repairs. Weather also impacts installation during periods of inclement weather as fewer units are installed due to dealers being delayed or forced to shut down their operations.

Although there is demand for our products throughout the year, in each of the past three years approximately 56% to 58% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production occurs in the first and the second quarters in anticipation of our peak sales quarters.

Customers

Our customers consist primarily of (1) distributors who supply independent dealers who install our products for the ultimate end user and (2) independent dealers when selling through our company-operated distribution centers. We also sell PTAC products directly to the light commercial sector, including hotels, motels and assisted living facilities.

We have a diverse and fragmented customer base in key regions throughout the United States. In 2007, no independent distributor accounted for more than 10% of our net sales. We believe the loss of any single distributor would not have a material effect on our business and operations. Our top ten independent distributors accounted for approximately 30% of our net sales in 2007. Our sales, marketing and distribution strategy focuses on keeping prices low to the dealer, while allowing distributors to achieve their profit goals.

Research and Development

We maintain an engineering and research and development staff whose duties include testing and improving existing product lines and developing new products. Company-sponsored research and development expense was $8.8 million, $8.8 million and $9.1 million for the years ended December 2005, 2006 and 2007, respectively. Research and development is conducted at our facilities in Houston, Texas, Fayetteville, Tennessee and Dayton, Tennessee. Research and development is focused on maintaining product competitiveness by improving the cost of manufacture, safety characteristics, reliability and performance while ensuring compliance with governmental standards. The engineering staff focuses its cost reduction efforts on standardization, size and weight reduction, the application of new technology and improving production techniques. Our engineering staff maintains close contact with marketing and manufacturing personnel to ensure that their efforts are in line with market trends and are compatible with manufacturing processes.

Information Systems

We use software packages from major publishers to support business operations: MAPICS for manufacturing, order processing, payroll and finance; PkMS for logistics center operation; Kronos for time and attendance reporting; and Mincron for company-operated distribution operations. The major business systems operate on an IBM AS/400 computer. In recent years, we have improved our systems by installing the current version of MAPICS to improve service and data accuracy, converting Quietflex operations to use MAPICS, implementing a bar code-based control system at our Houston Logistics Center and Fayetteville Logistics Center, and completing the installation of Mincron into our company-operated distribution centers. Our company-operated distribution centers provide us with significant, real-time information that allows us to monitor the trends in our business and to rapidly respond to changes in the markets we serve to capitalize on potential growth opportunities. We developed and use a custom application system that computes optimal replenishment quantities of equipment and parts into our company-operated distribution centers.

Independent distributors make use of our systems through Internet-based portals. This service gives distributors access to data, such as replacement part lists, and systems, such as the consigned inventory accounting function. Consumers make use of our Internet-based systems to obtain general and product-specific information and register products for warranty coverage. We also link our systems with those of our suppliers in order to manage the procurement of materials on a real-time basis. Each night, the programs recalculate component requirements, allowing faster notification of schedule changes to suppliers which greatly reduces our working capital requirements.

Competition

The production and sale of HVAC equipment by manufacturers is highly competitive. HVAC manufacturers primarily compete on the basis of price, depth of product line, product efficiency and reliability, product availability and warranty coverage. According to industry sources, the top five domestic manufacturers represented over 80% of the unit sales in the United States residential and light commercial HVAC market in 2006. Based on unit sales, we are the second-largest domestic manufacturer of HVAC equipment for residential and light commercial use. Our four largest competitors in this market are Carrier Corporation (a division of United Technologies Corporation), Trane Inc., Lennox International, Inc. and Rheem Manufacturing Company. A number of factors affect competition in the HVAC market, including the development and application of new technologies and an increasing emphasis on the development of more efficient HVAC products. In addition, new product introductions are an important factor in the market categories in which our products compete. Some of our competitors are large and have significantly greater financial, marketing and technical resources than we do. Although we believe we have been able to compete successfully in our markets to date, there can be no assurance that we will be able to do so in the future.

Patents and Trademarks

We hold a number of patents relating to the design and manufacture of our heating and air conditioning products. We generally endeavor to obtain patent protection for technology that we develop and will enforce such protection as appropriate. Our existing patents generally expire between 2009 and 2014. In connection with the marketing of our products, we have obtained trademark protection for all of our brand names. The trademark registration for these names have an initial term of 10 years, which are renewable for additional 10-year terms so long as the names are still being used by us for the purpose for which they were registered. We have a license to use the Amana brand name and related trademark in connection with our HVAC business. The Amana trademark is controlled by Whirlpool Corporation (subsequent to its acquisition of Maytag) which markets appliances under the Amana brand name. As part of the sale of the Amana appliance business to Maytag in 2001, we entered into a trademark license agreement with Maytag. The trademark license agreement expires in July 2011, with renewal terms available for a total of an additional 15 years. In addition, we possess a wide array of proprietary technology and know-how. We believe that our patents, trademarks, trade names, service marks and other proprietary rights are important to the development and conduct of our business as well as the marketing of our products. We vigorously protect these rights.

Employees

As of March 31, 2008, we had 4,944 full-time employees (3,925 hourly and 1,019 salaried employees). Of those, 3,102 employees were directly involved in manufacturing processes (assembly, fabrication, maintenance, quality assurance and forklift operations) at our seven manufacturing and assembly facilities. Our only unionized workforce is at our Fayetteville, Tennessee manufacturing facility, which we acquired with the 1997 acquisition of Amana. The 806 Fayetteville hourly employees are represented by the International Association of Machinist and Aerospace Workers. Although the Fayetteville facility has been unionized since the 1960s, there have been no work stoppages or strikes at the plant since 1978. The current contract will expire on December 5, 2009. We believe we have good relations with our employees.

Regulation

We are subject to extensive, evolving and often increasingly stringent international, federal, state, provincial and local laws and regulations.

Environmental Refrigeration Regulation. In 1987, the United States became a signatory to the Montreal Protocol on Substances that Deplete the Ozone Layer. The Montreal Protocol addresses the use of certain ozone depleting substances, including hydrochlorofluorocarbons, or “HCFCs,” a refrigerant commonly used for air conditioning and refrigeration equipment. The 1990 amendments to the Clean Air Act implement the Montreal Protocol and have been used by the U.S. Environmental Protection Agency, or “EPA,” to accelerate the phase-out of HCFCs between 2010 and 2020.

The EPA is authorized under the Clean Air Act to promulgate regulations to accelerate the statutory phase-out schedule for any Class II substance, which includes HCFC-22. Various groups have proposed that the EPA phase-out Class II substances, including HCFC-22, substantially earlier than under the schedule provided by the Clean Air Act. It is uncertain whether the EPA will take action to accelerate the phase-out of HCFC-22.

Some cooling products that we manufacture contain HCFC-22. This refrigerant is sealed inside the condensing unit or evaporator coil and is expected to remain within the unit throughout the operating life of the system without leakage to the atmosphere. We believe that our operations materially comply with all current EPA regulations relating to refrigerants. In addition, we do not believe that either the Clean Air Act and its HCFC implementing regulations as currently in effect or any reasonably anticipated accelerated phase-out of HCFC-22 will have a material adverse impact on our business, financial condition or results of operations.

We currently use a substitute refrigerant in some of our air conditioning and heat pump products. This substitute refrigerant, HFC-410A, is a mixture of hydrofluorocarbons that the EPA has determined do not contribute to the depletion of the ozone layer and therefore are not subject to phase-out mandates. We manufacture and sell some of our air conditioning and heat pump equipment incorporating the HFC-410A refrigerant, and have done so for over five years. Equipment using the new refrigerant requires higher pressure compressors, larger condensing and evaporative areas, and seals resistant to the mixture. Although we are unable to predict the full extent of modifications that may be necessary to our manufacturing processes or the costs associated with the use of alternative refrigerants as we transform all manufacturing lines to make products using HFC-410A refrigerant by 2010, we do not expect that either will have a material adverse effect on us or the industry unless the phase-out is accelerated more rapidly than is currently anticipated under the Clean Air Act.

Efficiency Standards. We are subject to international, federal, state, provincial and local laws and regulations concerning the energy efficiency of our products, including, among others, the National Appliance Energy Conservation Act of 1987, as amended, or “NAECA,” the Canadian Energy Efficiency Act and regulations promulgated under these acts. Energy efficiency in air conditioning products is measured by Seasonal Energy Efficiency Ratio, or SEER. A higher SEER indicates a lower amount of energy is required for the same amount of cooling capacity. Typical systems range from 10 SEER to 23 SEER, with 14 SEER and higher considered to be premium efficiency systems. Effective January 23, 2006, the U.S. federal minimum efficiency standard for central air conditioners and heat pumps manufactured in the United States increased from 10 SEER to 13 SEER under NAECA, a change we actively supported. We believe such a standard is beneficial to the environment and that our value oriented cost structure and manufacturing expertise has allowed us to capture additional market share as a result of this change. On November 19, 2007, the U.S. Department of Energy issued new regulations increasing the minimum annual fuel utilization efficiency, or AFUE, for several types of residential furnaces. These regulations apply to furnaces manufactured for sale in the U.S. or imported into the U.S., on and after November 19, 2015. On December 19, 2007, federal legislation was enacted authorizing the U.S. Department of Energy to study the establishment of regional efficiency standards for furnaces and air conditioners. We anticipate that the U.S. Department of Energy will consider establishing regional standards for heating and air conditioners during future rulemakings. We have established processes that we believe will allow us to offer products that meet or exceed new standards in advance of implementation.

Other Environmental, Health and Safety Matters. We are subject to extensive, evolving and often increasingly stringent international, federal, state, provincial and local environmental and health and safety laws and regulations, including, among others, NAECA, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Canadian Energy Efficiency Act, and regulations promulgated under these acts. Many of these laws and regulations relate to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage or disposal and remediation of releases of, and exposure to, hazardous wastes and hazardous materials. We believe that we are in substantial compliance with applicable environmental, health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Certain environmental laws and regulations impose strict, joint and several liability on potentially responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up sites at which hazardous wastes or materials were disposed or released. As such, we may be obligated to pay for greater than our share, or even all, of the liability involved, without regard to whether we knew of, or caused, such disposal or release. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of such sites, including sites where we have, or may have, disposed of our waste.

As required by a March 15, 2001 Consent Order with the Florida Department of Environmental Protection, or “FDEP,” Goodman Distribution Southeast, Inc., or “GDI Southeast,” our wholly-owned subsidiary, is investigating and pursuing, under FDEP oversight, the delineation of groundwater contamination at and around the GDI Southeast facility in Fort Pierce, Florida. Remediation has not yet begun. The ultimate cost for this remediation cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations, and the inability to determine the extent to which contribution will be available from other parties, all of which factors are taken into account to the extent possible in estimating potential liability. We have reserved approximately $0.7 million as of March 31, 2008, for this matter. It is reasonably possible that the costs could substantially exceed this amount, although we do not believe that this matter is likely to have a material adverse effect on our business or financial condition, or results of operation.

We believe that this contamination predated GDI Southeast’s involvement with the Fort Pierce facility and that GDI Southeast has not caused or contributed to the contamination. Accordingly, the Company is pursuing litigation against former owners of the Fort Pierce facility in an attempt to recover its costs. At this time, we cannot estimate probable recoveries from this litigation.

We are also subject to various laws and regulations relating to worker health and safety. For example, in 2004, we entered into an agreement with the Occupational Safety and Health Administration, or “OSHA,” pursuant to which we are conducting certain corrective actions identified during an OSHA inspection of two of our facilities and paid a $277,000 penalty. We paid the penalty and are currently conducting certain actions required by this settlement. We expect to continue to make capital expenditures at these and other facilities to improve worker health and safety. Expenditures at these and any other facilities to assure compliance with OSHA standards could be significant, and we may become subject to additional liabilities relating to our facilities in the future. In addition, future inspections at these or other facilities may result in additional actions by OSHA.

Although we do expect to incur expenses related to environmental, health and safety laws and regulations, based on information presently known to us, we believe that the future cost of complying with such laws and regulations and any liabilities associated with environmental, health and safety obligations will not have a material adverse effect on our business, financial condition or results of operation. However, we cannot assure you that future events, including new or stricter environmental or health and safety laws and regulations, related damage or penalty claims, the discovery of previously unknown environmental or health and safety conditions requiring investigation or remediation, or more vigorous enforcement or a new interpretation of existing environmental or health and safety laws and regulations, would not require us to incur additional costs that could be material.

Florida Office of Insurance Regulation. One of our subsidiaries, AsureCare Corp., a Florida corporation, is licensed as a service warranty association and regulated by the Florida Office of Insurance Regulation. As a Florida-domestic service warranty association, AsureCare Corp. is subject to regulation as a specialty insurer under certain provisions of the Florida Insurance Code. Under applicable Florida law, no person can acquire, directly or indirectly, more than 10% of the voting securities of a service warranty association or its controlling company, including Goodman Global, Inc., without the written approval of the Florida Office of Insurance Regulation. Accordingly, any person who acquires, directly or indirectly, 10% or more of our common stock, must first file an application to acquire control of a specialty insurer or its controlling company, and obtain the prior written approval of the Florida Office of Insurance Regulation. The application must be filed with the Florida Office of Insurance Regulation no later than five days after any form of tender offer or exchange offer is proposed, or no later than five days after the acquisition of securities or ownership interest if no tender offer or exchange offer is involved.

The Florida Office of Insurance Regulation may disapprove an acquisition of beneficial ownership of 10% or more of our voting securities by any person who refuses to apply for and obtain regulatory approval of such acquisition. In addition, if the Florida Office of Insurance Regulation determines that any person has acquired 10% or more of our voting securities without complying with the applicable suitability provisions, it may order that person to cease the acquisition and divest itself of any shares of such voting securities which may have been acquired in violation of the applicable Florida law. The Florida Office of Insurance Regulation may also take disciplinary action against AsureCare Corp.’s license if it finds that an acquisition made in violation of the applicable Florida law would render the further transaction of its business hazardous to its customers, creditors, stockholders or the public.

Properties

As of December 31, 2007, we owned four manufacturing facilities, one research and development facility and eight Company-operated distribution facilities. We also leased three manufacturing and assembly facilities, two distribution/logistics facilities, 146 Company-operated distribution facilities and one office location. From time to time, we also lease temporary warehouse space when required due to manufacturing cycles. We believe that our facilities are suitable for their present and intended purposes and are adequate for our current and expected level of operations. We do not anticipate any significant difficulties in renewing or relocating our leased facilities as our leases expire.

Our headquarters and material operating, manufacturing and distribution facilities are shown in the following table:

Location	Use	Owned/Leased		Approximate Square Footage
Houston, TX	Split Systems	Owned		518,000
Houston, TX	Flexible Duct, Fiberglass Insulation and Mat Materials	Owned		400,000
Houston, TX	Heating and Air Handler Products	Owned		230,000
Houston, TX	Research and Development	Owned		142,907
Houston, TX	Corporate Headquarters	Leased	(1)	51,000
Houston, TX	Logistics Center	Leased	(2)	969,843
Fayetteville, TN	Furnaces, Package Units, PTAC, Split Systems and Logistics Center	Owned		780,000
Dayton, TN	Air Handlers / Coils & Duct	Leased	(3)	159,000
Tolleson, AZ	Flexible Duct	Leased	(4)	72,597
Groveland, FL	Flexible Duct	Leased	(5)	65,100

(1)	Our current lease commenced on July 1, 2007 and expires September 30, 2014.
(2)	Our Logistics Center is leased under three leases. Two of our Logistics Center leases covering 700,039 square feet will expire September 30, 2014. On June 29, 2007, we entered into a third lease covering an additional 269,804 square feet for a term of 95 months. This lease commenced on April 1, 2008.
(3)	Our lease expires on December 31, 2010. We have an option to purchase the facility upon the expiration of the lease for $206,400.
(4)	Our lease expires on October 27, 2016.
(5)	Our lease expires on June 4, 2014.

Legal Proceedings

In addition to the matters described below, from time to time we are involved in various routine legal proceedings. These primarily involve commercial claims, product liability claims, personal injury claims and workers’ compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of these proceedings, even if determined adversely, would not have a material adverse effect on our business, financial condition and results of operations.

On October 26, 2007 a putative class action was filed on behalf of all similarly situated stockholders of Goodman Global, Inc. in the Harris County District Court, Houston, Texas, referred to as Call4U, Ltd. v. Carroll, Case Number 2007-66888 (“Call4U”). A similar case, Pipefitters Local No. 636 Defined Benefit Plan vs. Goodman Global, Inc., was later filed and then consolidated with the Call4U, Ltd. case. The lawsuits named as defendants Goodman Global, Inc., all of its directors and Hellman & Friedman LLC, and assert claims for breach of fiduciary duty against the directors and aiding and abetting such breaches against Hellman & Friedman LLC. The complaint sought an injunction restraining the closing of the merger, reimbursement of associated attorneys’ and experts’ fees and other relief. On January 4, 2008, Goodman Global, Inc. entered into a memorandum of understanding (“MOU”) setting out an agreement in principal to settle all claims in the litigation, which settlement is subject to certain conditions precedent, including court approval.

In October 2003, the Consumer Product Safety Commission staff issued a preliminary determination that a discontinued design of certain Package Terminal Air Conditioner/Heat Pump (PTAC) units manufactured by one of our subsidiaries presents a substantial product hazard under the Consumer Product Safety Act, requiring corrective action. In September of 2004, we implemented a voluntary corrective action plan (CAP) under which we will provide a new thermal limit switch to commercial/institutional PTAC owners. We have established a reserve relating to the CAP in an amount we believe is appropriate. Installation of the switch will be at the commercial/institutional owners’ expense, except in special and limited circumstances (e.g., financial hardship, etc.). Under the CAP, we agreed to pay the cost of installing the replacement switch for any individual homeowner having a PTAC unit in their residence. In April 2007, the CPSC staff informed us that it was closing its file with regard to the PTAC CAP.

The costs required to recall or rework any defective products could be substantial, which may have a material adverse effect on our business. In addition, our reputation for safety and quality is essential to maintaining our market share. Any recall or rework may adversely affect our reputation as a manufacturer of quality, safe products and could have a material adverse effect on our results of operations.

In December 2001, over 70 Hispanic workers filed suit against certain of our subsidiaries in the U.S. District Court for the Southern District of Texas alleging employment discrimination, retaliation, and violations of the Fair Labor Standards Act. The Equal Employment Opportunity Commission intervened in the lawsuit on the plaintiffs’ behalf. Our insurers agreed to defend us against these allegations and indemnify the Company for any pecuniary losses incurred. On January 23, 2007, the Court approved a settlement which resolved the claims alleged in the lawsuit. The settlement did not have a material adverse effect on our business. The settlement resolved the litigation and resulted in a dismissal of the lawsuit and release of all claims alleged.

Pursuant to a March 15, 2001 Consent Order with the Florida Department of Environmental Protection (FDEP), our subsidiary, Goodman Distribution Southeast, Inc. (GDI Southeast) (formerly Pioneer Metals Inc.) is continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the GDI Southeast facility in Fort Pierce, Florida. Remediation has not begun. The contamination was discovered through environmental assessments conducted in connection with a Company subsidiary’s acquisition of the Fort Pierce facility in 2000, and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations, and the inability to determine the extent to which contribution will be available from other parties. All of these factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs, which are reasonably susceptible to estimation, has been established.

Based on analyses of currently available information we have reserved approximately $0.7 million as of March 31, 2008 in accordance with SFAS No. 5, Accounting for Contingencies, although it is possible that costs could exceed this amount. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial position, as such obligations could be satisfied over a period of years. Nevertheless, future developments could require material increases in the recorded reserve amount.

We believe this contamination predated GDI Southeast’s involvement with the Fort Pierce facility and GDI Southeast’s operation at this location has not caused or contributed to the contamination. Accordingly, we are pursuing litigation against former owners of the Fort Pierce facility in an attempt to recover our costs. At this time we cannot estimate probable recoveries from this litigation.

We are party to a number of other pending legal and administrative proceedings and are subject to various regulatory and compliance obligations. We believe that these proceedings and obligations will not have a materially adverse effect on our consolidated financial condition, cash flows, or results of operations. To the extent required, we have established reserves that we believe to be adequate based on current evaluations and our experience in these types of matters. Nevertheless, an unexpected outcome in any such proceeding could have a material adverse impact on our consolidated results of operations in the period in which it occurs. Moreover, future adverse developments could require material changes in the recorded reserve amounts.

MANAGEMENT

The following table provides information regarding our executive officers and directors:

Name	Age	Position
David L. Swift	50	President, Chief Executive Officer and Director
Lawrence M. Blackburn	53	Executive Vice President, Chief Financial Officer and Director
Ben D. Campbell	51	Executive Vice President, Secretary and General Counsel
Donald R. King	51	Executive Vice President, Human Resources
Peter H. Alexander	70	Senior Vice President, Independent Distribution
Samuel G. Bikman	39	Senior Vice President, Logistics and Business Development
Gary L. Clark	45	Senior Vice President, Marketing
James L. Mishler	53	Senior Vice President and President of Company Owned Distribution
Terrance M. Smith	58	Senior Vice President and Chief Information Officer
William L. Topper	51	Senior Vice President, Operations
Mark M. Dolan	48	Vice President, Corporate Controller and Treasurer
Ardee Toppe	44	Vice President and President and General Manager of Quietflex
Charles A. Carroll	58	Chairman and Director
Philip U. Hammarskjold	43	Director
Robert B. Henske	46	Director
Erik Ragatz	35	Director
Saloni K. Saraiya	29	Director

Mr. David L. Swift joined us on April 21, 2008 as President, Chief Executive Officer and Director. From November 2001 to July 2007, Mr. Swift was President of Whirlpool North America where he also served on its Board of Directors. From December 2000 to November 2001, Mr. Swift served as President of Eastman Kodak Company’s Professional Group. From December 1996 to December 2000, he served as the Chairman and President of Kodak’s Greater Asian Region based in Shanghai, China. Mr. Swift earned a B.A. in mathematics and physics from Amherst College, a M.S. in electronics engineering from Dartmouth College, and a M.B.A. from Harvard University’s Graduate School of Business.

Mr. Lawrence M. Blackburn joined us in September 2001 after having served as Vice President and Chief Financial Officer of Amana Appliances from February 2000 to July 2001. Mr. Blackburn became a Director on April 21, 2008. From April 1983 to August 1999, Mr. Blackburn was with Newell Rubbermaid, Inc. and previously Rubbermaid, Inc., where he had most recently been President and General Manager of its wholly owned subsidiary, Little Tikes Commercial Play Systems, Inc.

Mr. Ben D. Campbell joined us in November 2000 as Executive Vice President, Secretary and General Counsel. Mr. Campbell served as Assistant General Counsel of Centex Corporation from 1998 to 2000 and Senior Group Counsel for J.C. Penney Company, Inc. from 1988 to 1998. Prior to that time, he was a partner in the law firm of Baker, Mills & Glast P.C. in Dallas, Texas.

Mr. Donald R. King joined us in November 2000 as Executive Vice President, Human Resources. Prior to joining Goodman, Mr. King was Vice President, Human Resources for the Americas Region of Halliburton Company. Mr. King has over 25 years of experience that spans a variety of industries and Fortune 100 companies, including Ryder Systems, Inc., Aetna Insurance Company, The Prudential Insurance Company of America and Phillips Petroleum Company.

Mr. Peter H. Alexander has been with the Goodman family of companies for over 20 years in numerous executive level positions with us and Amana. All Amana and Goodman sales personnel responsible for independent distribution, national accounts and residential new construction report to Mr. Alexander.

Mr. Samuel G. Bikman joined us in January 2002 from Compaq, where he was responsible for Worldwide Logistics. The Customer Service, Production Scheduling, Logistics, PTAC Sales and International Sales teams all report to Mr. Bikman.

Mr. Gary L. Clark joined us in April 2002 after four years at Rheem and 14 years at Carrier, where he led their Residential Product marketing efforts. Prior to that time, Mr. Clark worked in the contracting business.

Mr. James L. Mishler joined us in September 2003. Mr. Mishler has over 25 years of marketing, sales, service, distribution, operations and general management experience in the highly competitive major appliance and HVAC industries. Some of his previous affiliations have been with Whirlpool, Frigidaire and Lennox.

Mr. Terrance M. Smith joined us in March 2003. Mr. Smith has over 30 years of business and information technology experience. In his last position, Mr. Smith was the Vice President of Information Systems for Cooper Industries, Ltd.

Mr. William L. Topper joined us in April 2002 after 28 years with Electrolux (Frigidaire), where he had responsibility for all Domestic Refrigeration Production.

Mr. Mark Dolan joined us in April 2005 after 12 years with Lennox, where he held several senior financial and operations positions. Mr. Dolan was previously with PricewaterhouseCoopers.

Mr. Ardee Toppe was appointed President and General Manager of Quietflex in January of 2005. Mr. Toppe joined us in April 2003 as Vice President, Corporate Controller and Treasurer. Prior to joining Goodman, Mr. Toppe spent approximately three years with Dayton Superior, a construction supply company, most recently as the Vice President and General Manager of the Dur-O-Wal division. Previously he held various financial roles with Clopay, Allied Signal, and Eveready Battery Company (Energizer).

Mr. Charles A. Carroll joined us in September 2001 and was our President and Chief Executive Officer until his retirement on April 21, 2008. Mr. Carroll remains as Chairman of our and our Parent’s Board of Directors. Before joining us, Mr. Carroll served as President and Chief Executive Officer of Amana Appliances from January 2000 to July 2001, when substantially all of the assets of Amana Appliances were acquired by Maytag Corporation. From 1971 to March 1999, Mr. Carroll was employed by Rubbermaid, Inc. where, from 1993, he held the position of President and Chief Operating Officer.

Mr. Philip U. Hammarskjold became one of our directors on February 13, 2008, as well as of Parent. Mr. Hammarskjold joined Hellman & Friedman LLC in 1992, became a partner in January 1996, and has served as a Managing Director of Hellman & Friedman LLC since January 1998. Mr. Hammarskjold also serves as a director of Emdeon Business Services, GeoVera Insurance Holdings, Ltd., AlixPartners LLP and Catalina Marketing Corporation.

Mr. Robert B. Henske became one of our directors on February 13, 2008, as well as of Parent, and is a member of its Audit Committee and Compensation Committee. Mr. Henske has served as a Managing Director of Hellman & Friedman LLC since July 2007. From May 2005 until July 2007, he served as Senior Vice President and General Manager of the Consumer Tax Group of Intuit Inc. He was Intuit’s Chief Financial Officer from January 2003 to September 2005. Prior to joining Intuit, he served as Senior Vice President and Chief Financial Officer of Synopsys, Inc., a supplier of electronic design automation software, from May 2000 until January 2003. From January 1997 to May 2000, Mr. Henske was at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm, where he was a partner. Mr. Henske also serves on the board of directors of VeriFone, Inc. and Activant Solutions, Inc. Mr. Henske also serves as Chairman of the Board of Activant Solutions, Inc. and is or has been a member of the Board of Directors of VeriFone, Inc., Williams Scotsman, Grove Worldwide, Reliant Building Products and American Savings Bank.

Mr. Erik Ragatz became one of our directors on February 13, 2008, as well as of Parent, Chill Holdings, Inc., and is a member of its Audit Committee and Compensation Committee. Mr. Ragatz is a Managing Director at Hellman & Friedman LLC. Prior to joining Hellman & Friedman in 2001, Mr. Ragatz was a vice-president with Pacific Equity Partners in Sydney, Australia and an associate with Bain Capital in Boston, Massachusetts. Mr. Ragatz also worked as a management consultant for Bain & Company in San Francisco, California. Mr. Ragatz is also currently serving as a director of Sheridan Holdings, Inc.

Ms. Saloni K. Saraiya became one of our directors on February 13, 2008, as well as of Parent, and is a member of Parent’s Audit Committee. Ms. Saraiya is a Principal at Hellman & Friedman LLC. Prior to joining Hellman & Friedman in 2006, Ms. Saraiya worked in the Private Equity Group at The Blackstone Group and at Columbia House Company, both in New York.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all employees, executive officers and directors of Goodman and each of its subsidiaries, including Goodman’s principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions.

The purpose of the Code of Ethics is: (1) to deter wrongdoing; (2) to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (3) to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC or otherwise communicate to the public; (4) to promote compliance with applicable governmental laws, rules and regulations; (5) to promote prompt internal reporting of violations of the code to an appropriate person; and (6) to promote accountability for adherence to the Code.

We will provide a copy of the Code of Business Conduct and Ethics without charge to any person upon request by contacting Goodman’s Corporate Secretary at our executive office. The Code of Business Conduct and Ethics is available on Goodman’s website at www.goodmanglobal.com.

Committees of the Board

Our Board of Directors currently has one standing committee, the Audit Committee.

Audit Committee

Membership

The Audit Committee currently consists of three directors, Messrs. Erik Ragatz (Chairman) and Robert B. Henske and Ms. Saloni K. Saraiya. All were appointed to the Audit Committee in 2008. Our Board of Directors has determined that Robert B. Henske has accounting or related financial management expertise and qualifies as an independent audit committee financial expert as defined under the SEC’s rules and regulations.

Responsibilities

The Audit Committee assists our Board of Directors in fulfilling its oversight and monitoring responsibilities by overseeing and evaluating:

•	the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others;

•	the review of Goodman Global, Inc.’s internal audit function;

•	Goodman Global, Inc.’s compliance with applicable laws and regulations;

•	the functioning of our systems of internal accounting and financial controls and

•	the engagement, compensation, performance, qualifications and independence of our independent auditors.

The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with management and the independent auditors and may meet with our personnel as it deems necessary.

Charter

The Board of Directors has adopted a charter for the Audit Committee, a copy of which is available on our website www.goodmanglobal.com.

Compensation Committee

Membership

While we do not have a compensation committee, Parent’s Compensation Committee is comprised of two members of our Board of Directors, Messrs. Robert B. Henske (Chairman) and Erik Ragatz.

Authority

Parent’s Committee has authority delegated by the Board to fulfill its purposes, and may delegate some or all or its authority to subcommittees when it deems appropriate. Parent’s Committee reviews the performance of Goodman’s executive officers and key employees and makes recommendations to the Board of Directors regarding the compensation of executive officers and other compensation arrangements. Parent’s Board reviews and takes action on the Committee’s recommendations. Parent’s Committee also administers Goodman’s incentive plans and programs.

Meetings

Parent’s Compensation Committee meetings are regularly attended by our President and Chief Executive Officer and the Executive Vice President, Human Resources. On a regular basis, the Compensation Committee also meets in executive session. Our Executive Vice President of Human Resources supports Parent’s Compensation Committee in its duties and, along without management with our President and Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

Responsibilities

Parent’s Committee’s responsibilities under its charter are to:

•	review and approve corporate goals and objectives relevant to the compensation of our CEO;

•	evaluate the performance of the CEO in light of such goals and objectives; and recommend to the Board the annual compensation, including salary, bonus, incentive and equity compensation, of the CEO;

•	evaluate the performance and review the compensation of all other executive officers and key employees;

•

recommend to Parent’s Board the financial and other performance targets in connection with annual bonuses, performance vesting options issued under the 2008 Stock Incentive Plan and other performance based compensation plans, as applicable;

•	administer Parent’s 2008 Stock Incentive Plan and any other stock-based plans;

•	administer Parent’s 2008 Annual Incentive Compensation Plan and any other incentive-based plans; and

•

recommend to Parent’s Board, for our CEO and our other executive officers and key employees, all benefits, option or stock award grants and perquisites, employment agreements, severance arrangements and change-in-control agreements.

Charter

Parent’s Board of Directors has adopted a charter for the Compensation Committee, a copy of which is available on our website www.goodmanglobal.com.

Compensation Consultant

For 2007, our Compensation Committee engaged Hewitt Associates (the Compensation Consultant) to provide an assessment of its compensation programs and to advise the Compensation Committee. Under its charter, the Compensation Committee has the sole authority to engage the Compensation Consultant and to determine the consultant’s fees and expenses.

Compensation Committee Interlocks and Insider Participation

Compensation decisions are made by the board of directors and compensation committee of Chill Holdings, Inc., our parent. Parent’s board has appointed Messrs. Henske and Ragatz, who are also members of our Board of Directors, to serve on Parent’s compensation committee. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or members of our compensation committee.

Messrs. Henske and Ragatz are managing directors of Hellman & Friedman LLC. Affiliates of Hellman & Friedman LLC control approximately 87.2% of the outstanding common stock of Chill Holdings, Inc. See “Certain Relationships and Related Party Transactions.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth the aggregate compensation during 2007 awarded to, earned by, or paid to the chief executive officer, the chief financial officer and our three most highly compensated executive officers other than the chief executive officer and the chief financial officer who were serving as executive officers at the end of the last completed fiscal year. The foregoing does not address the compensation of Mr. David L. Swift, our current President and Chief Executive Officer, as he joined effective April 21, 2008. See “Certain Relationships and Related Party Transactions—Agreements with our New President and Chief Executive Officer.”

Name and Principal Position	Year	Salary ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Total ($)
Charles A. Carroll	2007	$1,064,084	(4)	$963,419	$2,306,008	$4,333,511
Former President and Chief Executive Officer (3)	2006	1,004,166		799,319	1,347,591	3,151,076

Lawrence M. Blackburn	2007	443,106	(5)	$523,514	751,608	1,718,228
Executive Vice President and Chief Financial Officer	2006	426,900		477,707	436,955	1,341,562

Ben D. Campbell	2007	358,399	(6)	204,898	607,873	1,171,170
Executive Vice President, Secretary and General Counsel	2006	346,152		185,252	354,358	885,762

Donald R. King	2007	323,800	(7)	204,898	549,246	1,077,944
Executive Vice President, Human Resources	2006	311,927		185,252	319,287	816,466

William L. Topper	2007	368,102	(8)	133,196	624,395	1,125,693
Senior Vice President, Operations	2006	355,650		110,209	364,044	829,903

(1)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), of outstanding stock options granted in 2004, 2005 and 2007. The assumptions used in calculating these amounts under FAS 123(R) are set forth in Note 2 to our audited financial statements included elsewhere in this prospectus.
(2)	Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute annual incentive payments earned in 2007 and paid in November 2007 and February 2008.
(3)	Charles Carroll retired as our President and Chief Executive Officer effective April 21, 2008, the date on which our new President and Chief Executive Officer, David Swift, commenced employment. Mr. Carroll remains as Chairman of our and our Parent’s Board of Directors.
(4)	The executive’s annualized base salary was $1,015,000 until March 1, 2007, when the base salary was increased to $1,073,900 per year.
(5)	The executive’s annualized base salary was $432,000 until April 1, 2007, when the base salary was increased to $446,800 per year.
(6)	The executive’s annualized base salary was $349,400 until April 1, 2007, when the base salary was increased to $361,350 per year.
(7)	The executive’s annualized base salary was $315,700 until April 1, 2007, when the base salary was increased to $326,500 per year.
(8)	The executive’s annualized base salary was $358,900 until April 1, 2007, when the base salary was increased to $371,170 per year.

Grants of Plan-Based Awards for Fiscal Year 2007

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($) (1)	All other Option Awards: Number of Securities Underlying Options	Exercise Price of Options Awards	Grant Date Fair Value of Option Awards
Charles A. Carroll	May 7, 2007	$399,032	$1,064,084	$5,122,500	200,000	$19.16	$7.90
Lawrence M. Blackburn	May 7, 2007	110,775	332,325	1,717,013	90,000	19.16	7.90
Ben D. Campbell	May 7, 2007	89,591	268,772	1,388,657	35,000	19.16	7.90
Donald R. King	May 7, 2007	80,950	242,850	1,254,725	35,000	19.16	7.90
William L. Topper	May 7, 2007	92,026	276,077	1,426,399	25,000	19.16	7.90

(1)	Amounts earned for 2007 were between the Target Plus and Superior level specified under the 2007 Bonus Program. Amounts shown in the table as Maximum payout reflect the excellence plus level specified under the 2007 Bonus Program. The potential payout of annual cash incentive to an executive officer under the 2007 Bonus Program could exceed the excellence level if approved by the Board. The annual payout for each executive officer was capped at $3,750,000.

As shown in the Summary Compensation Table, the primary elements of compensation of the named executive officers (or NEOs) are cash in the form of base salary and incentive bonus. For 2007, amounts paid as performance-based cash compensation exceeded base salary.

The amounts shown in the Grants of Plan-Based Awards Table represent payouts at the threshold, target and highest specified (excellence plus) levels for the annual cash incentives earned by the NEOs in 2007. The potential payouts were performance-driven, based on achievement of pre-established EBITDA levels, and therefore completely at risk. If threshold levels of performance were not met, then the payout could have been zero. If our EBITDA performance exceeded the level corresponding to the highest specified payout (the excellence plus level), the Board had the discretion to award an amount greater than the highest specified payout; provided that no individual could receive an amount in excess of $3,750,000 annually. A portion of the annual incentive compensation for 2007 was paid in November 2007 and the remainder upon the closing of the merger, and reflected performance above the target level but below the maximum, or excellence plus, level.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Charles A. Carroll
2004(1)	1,046,479	168,786	135,029	$5.28	12/23/14
2005(2)	37,903	37,900	—	14.52	12/29/15
2007(3)	50,000	150,000	—	19.16	5/7/17
Lawrence M. Blackburn
2004(1)	597,987	96,449	77,159	5.28	12/23/14
2005(2)	37,903	37,900	—	14.52	12/29/15
2007(3)	22,500	67,500	—	19.16	5/7/17
Ben D. Campbell
2004(1)	224,247	36,168	28,934	$5.28	12/23/14
2005(2)	18,951	18,950	—	14.52	12/29/15
2007(3)	8,750	26,250	—	19.16	5/7/17
Donald R. King
2004(1)	224,247	36,167	28,934	$5.28	12/23/14
2005(2)	18,951	18,950	—	14.52	12/29/15
2007(3)	8,750	26,250	—	19.16	5/7/17
William L. Topper
2004(1)	119,598	19,290	15,432	$5.28	12/23/14
2005(2)	18,951	18,950	—	14.52	12/29/15
2007(3)	6,250	18,750	—	19.16	5/7/17

(1)	77.5% of the shares subject to these options were fully vested and exercisable as of December 31, 2007. The remaining 22.5% of the shares subject to these options would have vested annually over a one-year period beginning on December 31, 2007 as follows: (a) 12.5% of the shares would have fully vested on December 31, 2008; and (b) 10% of the shares would have vested to the extent Goodman Global, Inc. achieved certain annual performance measures, such that this 10% would have fully vested on December 31, 2008. If Goodman Global, Inc. did not achieve these performance measures, this portion of the options would have become fully vested on December 23, 2012. All of the outstanding options accelerated in connection with the closing of the merger on February 13, 2008.
(2)	50% of the shares subject to these options were fully vested and exercisable as of December 31, 2007. The remaining 50% of the shares subject to these options would have vested in equal installments annually over a two-year period beginning on December 22, 2008, such that 100% of the shares subject to these options would have fully vested on December 22, 2009. All of these options accelerated in connection with the closing of the merger on February 13, 2008.
(3)	25% of these time vesting options were vested as of December 31, 2007; they would have vested in equal 25% installments on each of the next three anniversaries of the grant date. All of these options accelerated in connection with the closing of the merger on February 13, 2008.

Option Exercises

None of our NEOs exercised options in 2007.

New Employment Agreements

Charles Carroll

In connection with the closing of the merger on February 13, 2008, Merger Sub entered into a new employment agreement with Charles Carroll under which Mr. Carroll continued to serve as the Chief Executive Officer of Goodman Global, Inc. until June 30, 2008, or, if earlier, the date on which a suitable replacement commenced employment as our next Chief Executive Officer. Charles Carroll retired as our President and Chief Executive Officer effective April 21, 2008, the date on which our new President and Chief Executive Officer, David Swift, commenced employment. Mr. Carroll’s employment agreement provides that he will remain as the Chairman of our Board after his service as our Chief Executive Officer ends, unless otherwise agreed. In the event Mr. Carroll is no longer serving as the Chairman of the Board, the agreement also provides that Mr. Carroll will be given the opportunity to serve as a non-executive employee for the period ending no earlier than June 30, 2010.

While employed as our Chief Executive Officer, Mr. Carroll received a base salary at the annual rate of $1,073,900 and became eligible to earn a pro-rata annual bonus (based on the number of days Mr. Carroll served as our Chief Executive Officer) in a target amount equal to 100% of his base salary as Chief Executive Officer, with a maximum bonus opportunity equal to 481.4% of his base salary. For the period effective April 21, 2008 his base salary will be at the annual rate of $150,000 and he will no longer be entitled to participate in our annual bonus program. During his service with us in any capacity, Mr. Carroll will be entitled to participate in our employee benefit plans on the same basis as those plans are generally made available to other similarly situated executives. Mr. Carroll’s employment agreement was amended effective May 29, 2008 to provide that Mr. Carroll will be entitled to continued participation in the Company’s group health plans until he reaches the age of 65, or if later, the qualifying age under Medicare, irrespective of his continued employment, provided he pays the premium up to the amount that would have been payable if such coverage were provided under COBRA.

In the event Mr. Carroll is terminated by us without “cause,” or resigns for “good reason,” we will provide him with payments totaling two times his base salary, plus one times his target bonus, over the two-year period following such termination, as well as a pro-rated annual bonus for the year of termination, payable at the time such payment would have otherwise been paid under the bonus program, and post-termination health insurance coverage. Pursuant to the employment agreement, Mr. Carroll has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter, he has also agreed not to compete with us, interfere with our business, or solicit or hire our employees or customers.

In the event that any payment or benefit to be received under the employment agreement will trigger the imposition of an excise tax (“Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code), then all payments will be reduced to the extent necessary so that the Excise Tax will not be imposed unless the amount of such reduction would equal or exceed 110% of the Excise Tax that would be imposed on such amounts.

Lawrence Blackburn

On February 13, 2008, Merger Sub also entered into a new employment agreement with Lawrence Blackburn, pursuant to which Mr. Blackburn will continue to serve as our and our Parent’s Chief Financial Officer and as our and our Parent’s Executive Vice-President. Mr. Blackburn became a Director of us and our Parent on April 21, 2008. Mr. Blackburn’s employment agreement has an initial term of four years, which will renew for additional one-year periods until either party provides notice of non-renewal at least 180 days prior to the end of the then-current term. The agreement provides that while employed as our and our Parent’s Chief Financial Officer, Mr. Blackburn will receive a base salary at the annual rate of $446,800, subject to annual review and adjustment, and will be eligible to earn an annual bonus in a target amount equal to 75% of his base salary, with a maximum bonus opportunity equal to 387.5% of his base salary. The agreement further provides that during his employment with us, Mr. Blackburn will be entitled to participate in our employee benefit plans on the same basis as those plans are generally made to other similarly situated executives.

In the event Mr. Blackburn is terminated by us without “cause,” or resigns for “good reason,” we will provide him with payments totaling two times his then-applicable base salary, plus one-times his target bonus, payable over the two-year period following such termination, as well as a pro-rated annual bonus for the year of termination, payable at the time such payment would have otherwise been paid had Mr. Blackburn’s employment not terminated. Pursuant to his employment agreement, Mr. Blackburn has agreed not to disclose our confidential information at any time and, for the period during which he is employed by us and for a two-year period following termination of his employment, he has also agreed not to compete with us, interfere with our business, or solicit or hire our employees or customers.

In the event that any payment or benefit to be received under the employment agreement will trigger the imposition of Excise Tax, then all payments will be reduced to the extent necessary so that the Excise Tax will not be imposed unless the amount of such reduction would equal or exceed 110% of the Excise Tax that would be imposed on such amounts.

New Severance Agreements

In connection with the closing of the merger on February 13, 2008, Merger Sub also entered into individual severance agreements with our other named executive officers, Messrs. Topper, Campbell and King. Each severance agreement has an initial term of four years and renews automatically for additional one-year periods until either party provides notice of non-renewal at least 90 days prior to the end of the then-current term. Each agreement provides for the payment of an annual base salary (currently $385,670 for Topper, $375,450 for Campbell, and $339,200 for King), subject to annual review and adjustment, and each agreement also provides that the executive will be eligible to earn an annual bonus in a target amount equal to 75% of the executive’s base salary, with a maximum bonus opportunity in an amount equal to 387.5% of the executive’s base salary.

The severance agreements also provide that if the executive is terminated by us without “cause” or resigns for “good reason,” we will provide the executive with payments totaling one times the executive’s then-applicable base salary, plus one times his bonus, payable over the two-year period following such termination, as well as a pro-rated annual bonus for the year of termination, payable at the time such payment would have otherwise been paid had the executive’s employment not terminated. Each severance agreement further provides that the executive will not disclose our confidential information at any time and, for the period during which the executive is employed by us and for a period following termination of employment, the executive will not compete with us, interfere with our business, or solicit or hire our employees or customers.

Potential Payments Upon Termination or Change in Control under Pre-Existing Agreements

As of the end of the 2007 fiscal year, we had the pre-existing employment agreements in place for Messrs. Carroll and Blackburn. As amended in 2006, each employment agreement provided that the executive would receive an amount equal to two times base salary and annual target bonus following the executive’s termination of employment by Goodman Global, Inc. without “cause” or by the executive for “good reason,” as provided in the agreements, in addition to a pro-rated annual bonus for the year of termination. In the event of a change of control, Messrs. Carroll and Blackburn could resign for good reason and receive these amounts if the purchaser did not assume these severance provisions and if executive did not accept employment with such purchaser. Additionally, Mr. Carroll’s employment agreement, as amended, provided that, following Mr. Carroll’s termination of employment, Mr. Carroll and his eligible dependents would receive continued group health benefits through Mr. Carroll’s attainment of age 65.

We had also entered into severance agreements with each of Ben D. Campbell, Donald R. King and William L. Topper, as well as with certain other of our executive officers. These severance agreements were in effect as of the end of the 2007 fiscal year. These severance agreements provided that the executive would receive an amount equal to his current base salary plus annual target bonus following the executive’s termination of employment by Goodman Global, Inc. without “cause” or by the executive for “good reason.”

Under the applicable agreement, the amounts that would have been payable on termination would have been payable for two years in the case of Messrs. Carroll and Blackburn and for one year in the case of the other named executive officers subject to severance agreements. Generally, the amounts would have been paid monthly, except that payment was required in a lump sum within 30 days if the executive were to have been terminated without cause or terminated his employment for good reason within two years following a change of control.

Payment of these amounts would have terminated under the agreements if the executive engaged in a competitive business, recruited or solicited employees, disclosed non-public information of Goodman, or disparaged Goodman, and was therefore subject to the executive’s compliance with these provisions. The provisions regarding non-competition and non-solicitation of employees could have been altered or waived with the prior written consent of the Board or Parent’s Compensation Committee.

As summarized above, following the closing of the merger, our named executive officers entered into new employment or new severance agreements, as applicable, and agreed to terminate the employment and severance agreements that were in place prior to the closing.

The amounts payable to the NEOs upon termination of employment (including termination following a change of control) are summarized in the table below, calculated on the basis of the agreements and arrangements that were in effect as of December 31, 2007 taking into account acceleration of vesting of all outstanding equity awards as contemplated by the merger agreement and the right to receive a pro-rated annual bonus.

Potential Payments on Change of Control or Severance

	Severance and Change of Control
Name	Trigger	Salary $	Bonus $	Pro-rated Annual Bonus	Medical Benefits	Change of Control Vesting (1)	Total
Charles A. Carroll	Termination	$2,147,800	$2,147,800	$2,306,008	$—	$7,038,235	$13,639,843
Lawrence M. Blackburn	Termination	893,600	670,200	751,608	—	4,086,598	6,402,006
Ben D. Campbell	Termination	361,350	271,013	607,873	—	1,584,969	2,825,205
Donald R. King	Termination	326,500	244,875	549,246	—	1,584,969	2,705,590
William L. Topper	Termination	371,170	278,378	624,395	—	959,500	2,233,443

(1)	The amounts in this column reflect vesting of time-vested options and performance-vested options held by Messrs. Carroll, Blackburn, Campbell, King and Topper upon a change of control, as if a change of control had occurred and the options had vested as of December 31, 2007, based upon our stock price at year-end.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to the shares of our common stock that could have been issued under our equity compensation plans as in effect on December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	5,212,875	$8.25	1,437,676
Equity compensation plans not approved by security holders(2)	—	—	—

Total	5,212,875	$8.25	1,437,676

(1)

Includes 4,539,319 outstanding options issued under the 2004 Plan, 668,000 options to purchase common stock issued under the 2006 Incentive Award Plan, and 5,556 shares of restricted stock issued to our directors. Because restricted stock awards have no exercise price, they are not included in the weighted average exercise price calculation.
(2)	All of our equity compensation plans were approved by our stockholders.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(5)		Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David Bechhofer (2)	$68,932	$47,314		—	—	—	$116,246
Jeffrey Benjamin (2)	52,000	47,314		—	—	—	99,314
Laurence M. Berg (10)	57,000	—		—	—	—	57,000
Anthony M. Civale (10)	50,000	—		—	—	—	50,000
John B. Goodman (10)	60,298	—		—	—	—	60,298
John J. Hannan (3)(9)	51,000	17,571	(7)	—	—	—	68,564
Steven Martinez (10)	57,000	—		—	—	—	57,000
David W. Oskin (9)	84,995	14,966	(8)	—	—	—	99,953
James H. Schultz (3)(9)	73,173	17,571	(7)	—	—	—	90,737
Michael D. Weiner (9)	55,493	14,966	(8)	—	—	—	70,451
Charles A. Carroll (4)	—	—		—	—	—	—

(1)	Fees earned or paid in cash consists of the following amounts: (a) an annual retainer of $40,000, paid quarterly, (b) Board and Committee meeting fees of $2,000 for each meeting attended by a director in person and $1,000 for each meeting held telephonically, and (c) $10,000 paid to the Chairman of the Audit Committee.
(2)	Messrs. Bechhofer and Benjamin were appointed to the Board of Directors in February 2007 and therefore received no compensation with respect to 2006.
(3)	Messrs. Hannan and Schultz were appointed to the Board of Directors in June 2006 and received retainer amounts on a quarterly basis thereafter.
(4)	Mr. Carroll is our President and Chief Executive Officer and receives no additional compensation for serving as a director. Mr. Carroll’s compensation is described above under “Executive Compensation—Summary Compensation Table.”
(5)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R). The assumptions used in calculating these amounts under FAS 123(R) are set forth in Note 2 to our audited financial statements included elsewhere in this prospectus.
(6)	Stock options issued to Messrs. Berg, Civale, Goodman and Martinez in 2005 vested immediately. Accordingly, no amounts were recognized with respect to these options for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R).
(7)	A restricted stock grant of 2,778 shares of common stock was made on June 30, 2006. These shares vested on June 30, 2007. These shares have an aggregate grant date fair value of $42,170 under FAS 123(R).
(8)	A restricted stock grant of 2,778 shares of common stock was made on April 21, 2006. These shares will vest on April 11, 2007. These shares have an aggregate grant date fair value of $59,866 under FAS 123(R).
(9)	The aggregate number of restricted stock awards outstanding and held by each of Messrs. Hannan, Oskin, Schultz and Weiner was 11,112 shares at December 31, 2007.
(10)	The aggregate number of stock options outstanding and held by each of Messrs. Berg, Civale, Goodman and Martinez was 121,284 options at December 31, 2007.

Agreements with our New President and Chief Executive Officer

Mr. Swift entered into an employment agreement with us (the Employment Agreement), effective as of April 21, 2008, pursuant to which Mr. Swift commenced serving as our and our Parent’s President and Chief Executive Officer and as a member of our and our Parent’s Board of Directors. Mr. Swift’s employment agreement has an initial term of five years, which will renew for additional one-year periods until either party provides notice of non-renewal at least 180 days prior to the end of the then-current term. Mr. Swift’s employment and related agreements are described in the section entitled “Certain Relationships and Related Party Transactions—Agreements with our New President and Chief Executive Officer.”

Discussion of Director Compensation

Following our initial public offering in April 2006, non-employee directors received an annual retainer fee of $40,000, which is paid quarterly following appointment or election to the Board. In addition, the Chairman of the Audit Committee received an additional annual fee of $10,000. Non-employee directors received a fee of $2,000 for each board or committee meeting attended in person and a fee of $1,000 for attendance at a Board or committee meeting held telephonically. In February 2007, each of Messrs. Bechhofer and Benjamin received restricted stock awards under our 2006 Incentive Award Plan upon their appointment to the Board of Directors that were valued at $50,000. These restricted stock awards would have vested on the first anniversary of such director’s appointment to our Board of Directors if they had not been accelerated earlier upon the consummation of the Merger.

All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees and for other reasonable expenses incurred in connection with service on the Board and any committees. Each director will be fully indemnified by us for actions associated with being a member of our Board to the extent permitted under Delaware law, as provided in our amended and restated certificate of incorporation, our amended and restated bylaws and the indemnification agreements by and between us and each of our directors.

Employee directors such as Mr. Carroll, Mr. Swift and Mr. Blackburn do not receive compensation for service on our Board or committees. Mr. Carroll’s compensation as our CEO is described in the Summary Compensation Table for NEOs.

Compensation Discussion and Analysis

Our executive compensation program, including with respect to our named executive officers, is overseen and administered by the Compensation Committee of our Parent’s Board of Directors (Parent’s Board). Our Named Executive Officers are (1) our current chief executive officer, (2) our current chief financial officer, (3) each of our three other most highly compensated executive officers who were serving as executive officers at the end of December 31, 2007.

For 2007, our Board of Directors appointed a compensation committee consisting of Messrs. Martinez, Berg, Goodman and Oskin. None of our executive officers has served as a member of our Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our Compensation Committee. Following the consummation of the merger, a new Compensation Committee of Chill Holdings, Inc., our Parent, was established, consisting of Erik D. Ragatz and Robert B. Henske.

For the 2007 fiscal year, the compensation committee included three independent directors as determined under the standards of the NYSE. The compensation committee administered Goodman Global, Inc.’s 2004 Stock Option Plan and 2006 Incentive Award Plan. The compensation committee reviewed the performance of our executive officers and key employees for 2007 and made recommendations to our Board regarding the compensation of our executive officers and other compensation arrangements. The Board reviewed and took action on the basis of the recommendations of the compensation committee.

Compensation committee meetings were regularly attended by the President and Chief Executive Officer and the Executive Vice President, Human Resources. On a regular basis, the compensation committee also met in executive session. The Executive Vice President of Human Resources supported the compensation committee in its duties and, along with the President and Chief Executive Officer, was delegated authority to fulfill certain administrative duties regarding the compensation programs. Our Chief Executive Officer provided recommendations to our compensation committee and participated in discussions and evaluations regarding the compensation of the other NEOs.

Objectives of Compensation Programs

In 2007, we compensated our senior executives, including the five most highly compensated executive officers (the named executive officers, or NEOs), at levels we believed to be competitive within the HVAC industry and companies from similar durable goods manufacturing businesses of comparable revenue ranges. Our primary objective for executive compensation in 2007 was to ensure our ability to continue to retain our senior level executives, as well as to attract, retain and motivate the management team required to lead the Company in achieving its vision and mission while supporting our core values in a highly competitive marketplace.

Our business strategy depends to a significant degree upon its executive officers and key employees and their relationships with distributors. Therefore, we seek to retain our senior executives over the long-term and believe that continuity of management is in the best interests of our shareholders.

We designed our executive compensation programs to provide a competitive base salary for our NEOs as well as cash and long-term equity incentives. Our executive compensation for 2007 was determined after our IPO, and we determined executive compensation with a view to each NEO’s past compensation levels as well as our future business strategy. The total compensation and benefits package provided to our NEOs in 2007 was designed to be competitive and to exceed median market compensation for talented and experienced senior executives.

Compensation paid to our former President and Chief Executive Officer was materially greater than the compensation paid to our other NEO’s to reflect the primary differences in the scope of job responsibility and to include his role as Chairman of the Board. Compensation payable to our new President and Chief Executive Officer continues to be materially different from the compensation paid to our other NEO’s to reflect those same differences in the scope of job responsibility, although Mr. Swift does not also serve in the capacity of Chairman. Our pay practices are reflective of competitive market data, which reflect competitive pay practices found among companies in our specific industry as well as general industry. In 2007, we engaged Hewitt Associates, an outside consultant, to assist us with compiling competitive market data.

Compensation Philosophy

Our overall compensation philosophy is to use straightforward compensation programs that offer appropriate incentives to our executives, while providing transparency to our shareholders. In implementing this philosophy, we have not emphasized perquisites, personal benefits, defined benefit plans or supplemental plans for executives. For 2007, our executive compensation emphasized cash and equity compensation, and consisted primarily of the following:

•	base salary to provide stable income to our NEOs during the current year,

•	annual performance-based cash incentives tied to our profitability, which bonus awards were granted under our stockholder-approved 2006 Incentive Award Plan, and

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equity awards in the form of additional stock options which were granted under the 2006 Incentive Award Plan to provide retention benefits and long-term incentives to continue to build share price and shareholder value.

For 2007, as for prior years, our former Compensation Committee emphasized a mix of base salary and cash incentives. Equity grants that were made prior to our 2006 IPO continued to vest. A significant proportion of each NEO’s compensation for 2007 was “at risk” incentive compensation that depended upon our profitability for the year. In addition, additional option grants were made in May 2007 in order to encourage the achievement of long-term business objectives that enhance stock price and shareholder value on a continuing basis.

Competitive Analysis

For 2007, our compensation committee had engaged Hewitt Associates (the “Compensation Consultant”) to provide an assessment of our compensation programs. The compensation committee reviewed a report prepared by the Compensation Consultant regarding executive compensation paid by a selected group of companies against which our compensation committee believed we compete for executive talent and stockholder investment. Our compensation committee considered composite measures of executive compensation derived from three comparator groups with comparable revenue ranges: durable goods manufacturers, general industrial companies and companies with significant venture capital investors. The twenty-one companies selected by the Compensation Consultant for purposes of this competitive market analysis were as follows: W.W. Grainger, Inc., Avery Dennison Corporation, USG Corporation, Temple-Inland Inc., Cooper Industries, Inc., BorgWarner Inc., Armstrong World Industries, Inc., Lennox International Inc., Vulcan Materials Company, Steelcase Inc., Walter Industries, Inc., Packaging Corporation of America, Donaldson Company, Inc., Sauer-Danfoss Inc., H. B. Fuller Company, Tupperware Corporation, Valmont Industries, Inc., Brady Corporation, Milacron Inc., Graco Inc. and Andersen Corporation (the “Peer Companies”).

The compensation of each of the NEOs was compared against competitive market ranges derived from the compensation programs of the Peer Companies for executives with comparable positions and job responsibilities. As noted above, the analysis was prepared by the Compensation Consultant and reviewed by the compensation committee. As noted above, the compensation components reviewed for each position were base salary, annual cash bonus and long-term incentives and benefits, both individually and in the aggregate. Although the survey data was used as a important measure for determining competitive levels of compensation for our NEOs, our compensation committee did not benchmark the compensation of our NEOs against the Peer Companies. Rather, the survey data was used as a guide, such that the compensation committee exercised its discretion in setting both the individual compensation components and the total pay of each of our NEO’s at levels that were commensurate with their specific position and job responsibilities, taking into account the need to retain and motivate our NEO’s to achieve superior levels of performance. The compensation of our NEOs was set at levels that were above the 50th percentile (and in some cases above the 75th percentile) as compared to the Peer Companies.

Compensation Programs

Design of Compensation Programs. Our compensation programs in 2007 were designed to effectively retain our NEOs and continue to build the Company in a stable management environment as well as attract, retain and motivate highly talented individuals to lead the Company in achieving its vision and mission in a very competitive marketplace. Specifically,

•	base salary was designed at levels to attract, retain and motivate employees capable of managing Goodman’s operation as a public company,

•	annual cash incentives based on pre-determined performance targets were designed to reward execution of Goodman’s strategy and achievement of profitability objectives, and

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equity awards in the form of stock options (which were granted in May 2007 under our shareholder-approved 2006 Incentive Award Plan) were designed to provide additional retention benefits and long-term incentives to build share price and shareholder value.

Impact of Performance on Compensation. A significant proportion of each NEO’s compensation in 2007 was “at risk” and depended on our performance. On February 5, 2007, the Board adopted our 2007 Performance Bonus Award Program under the 2006 Incentive Award Plan (the “2007 Bonus Program”). Under the 2007 Bonus Program, each NEO’s annual cash incentives were tied to pre-established EBITDA targets which were designed to emphasize profitability. The EBITDA targets provided incentives to increase revenues and also to control costs, to the degree that costs were within the control of the executive officers. As discussed in greater detail below under the heading “Annual Cash Incentive and Description of Performance Metrics,” cash incentive compensation earned by the NEOs in 2007 exceeded target plus levels established under the 2007 Bonus Program, based on our EBITDA for the year.

With respect to equity-based incentive awards, any increase to the stock price as a result of the efforts of the NEOs to improve Goodman’s performance also increased the value of the NEOs’ stock options, and therefore rewarded the NEOs for contributing to shareholder value. In addition, half of the stock options granted to our NEOs in 2004 are performance-based options, for which vesting could be accelerated depending on Goodman’s achievement of annual EBITDA and ROIC targets, as determined by our Board of Directors (see further description of these performance metrics below.)

Elements of Compensation

As discussed above, compensation paid or awarded to the NEOs during 2007 included base salary, an annual cash incentive award and stock options, and as further described below.

Base salary of the NEOs

Each NEO received a significant portion of his total compensation in the form of base salary. The salary component was designed to provide the executives with a stable income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth as a public company.

We determined the salary for each NEO based on the salary of comparable positions in the marketplace and adjusted this amount to reflect the individual’s experience, performance, potential contributions to us and ability to meet our anticipated future needs. The base salary for Mr. Carroll and the other NEOs was increased effective as of March 1 and April 1, 2007, respectively, based on our annual review of these factors by our Compensation Committee and our Board (see “Executive Compensation—Summary Compensation Table” for a summary of the actual increases provided to each of our NEOs.) Base salaries where determined utilizing the market study prepared by the Compensation Consultant, as discussed in the section entitled “Competitive Analysis” above. The base salaries for 2007 were set after review of the market range for comparable positions at the Peer Companies, but also taking into consideration notable differences in the corresponding responsibilities of each our NEO’s and other competitive factors, including total compensation opportunity.

In connection with the merger, the NEOs as well as other of our executive officers negotiated new employment arrangements with our controlling stockholders, which became effective on February 13, 2008, upon the closing of the merger. Pursuant to those arrangements, the salaries and the executive positions of each of our NEOs and generally remained unchanged for the 2008 fiscal year, as they were viewed to be competitive for the current year and were sufficient to continue to retain the senior management team going forward.

Annual Cash Incentive and Description of Performance Metrics

Cash Incentive Awards. A significant proportion of each NEO’s cash compensation was paid as a cash incentive award under the 2007 Bonus Program and depended upon Goodman’s profitability, as measured by EBITDA for the 2007 fiscal year. The bonus payment was “at risk” and was designed to reward the executives for reaching pre-established levels of profitability. Awards were structured to be paid based on achieving levels threshold, target, target plus, superior, excellence or excellence plus levels for EBITDA, which comprised 95.2%, 100%, 104%, 108%, 112% and 116% of the target, respectively. We set the EBITDA goals at levels that reflected our internal business plan at the time the awards were established. The EBITDA target level for our cash incentive award was set at $250 million for 2007 and required a challenging but achievable level of financial performance. The highest specified level, excellence plus (at EBITDA of $290 million for 2007), represented truly exceptional performance beyond reasonably likely levels of achievement, and we have never achieved this level of performance. Historically, we have generally achieved performance between the target and target plus levels.

In setting the range of bonus awards to our NEOs, we considered the potential bonuses available for comparable positions in the marketplace and the total compensation payable for such comparable positions, including other elements of compensation and perquisites provided. The range of payouts was based on a multiple of each NEO’s base salary for the 2007 fiscal year. The range of payouts in dollars, assuming EBITDA goals were met at threshold, target or excellence plus levels for 2007, is indicated in the Grants of Plan-Based Awards Table.

The table below summarizes the possible bonus opportunities and actual bonuses paid in 2007 for our NEOs as a percentage of base salary based on the level of achievement of an EBITDA goal of $250.0 million:

	Threshold Level	Target Level	Target Plus Level	Superior Level	Excellence Level	Excellence Plus Level	Actual
	As a percentage of EBITDA Target of $250.0 million
	95.2%	100.0%	104.0%	108.0%	112.0%	116.0%	106.0%
	(in $ millions)
	$238.0	$250.0	$260.0	$270.0	$280.0	$290.0	$265.1

	Bonus Opportunity as a percentage of base salary
NEO
Charles A. Carroll	37.5%	100.0%	162.5%	268.8%	375.1%	481.4%	216.7%
Lawrence M. Blackburn	25.0	75.0	125.0	212.5	300.0	387.5	169.6
Ben D. Campbell	25.0	75.0	125.0	212.5	300.0	387.5	169.6
Donald R. King	25.0	75.0	125.0	212.5	300.0	387.5	169.6
William L. Topper	25.0	75.0	125.0	212.5	300.0	387.5	169.6

In 2007, we achieved EBITDA of $265.1 million, which was greater than the target plus level but less than the superior level. As a result, Mr. Carroll was awarded a bonus of 216.7% of his base compensation or $2,306,008, Mr. Blackburn was awarded a bonus in an amount equal to 169.6% of his base compensation, or $751,608 and our other NEO’s were likewise awarded a bonus equal to 169.6% of their base compensation, or $624,395, $607,873 and $549,246 respectively for each of Messrs. Topper, Campbell and King.

On March 12, 2008, Parent’s Board adopted a new bonus plan arrangement for our NEOs for the 2008 fiscal year. The structure of the bonus program for 2008 is generally similar to the structure for the 2007 fiscal year, except that Mr. Carroll’s annual bonus payment will be pro-rated through April 21, 2008, the date his retirement as President and Chief Executive Officer became effective. As was the case for 2007, awards for 2008 are structured to be paid based on achieving a threshold, target, target plus, superior, excellence or excellence plus level of performance, which comprises 93.1%, 100%, 106.9%, 110.3%, 113.8% and 117.2% of the EBITDA target, respectively.

In 2008, the range of possible bonus opportunities are expressed as a percentage of base salary with incrementally higher payout opportunities at the foregoing EBITDA performance levels of threshold, target, and maximum which are expressed as a percentage of the plan target award. The ranges of bonus opportunities for our NEOs were determined based on market data provided by our external consultant for comparable positions in the external marketplace, using the 75th percentile as a guideline, as well internal equity differentiation based on the scope and complexity of each position. The table below summarizes the range of bonus opportunities for 2008 for our NEOs as a percentage of base salary, based on the level of achievement of an EBITDA goal:

	Threshold Level	Target Level	Target Plus Level	Superior Level	Excellence Level	Excellence Plus Level
	As a percentage of EBITDA Target
	93.1%	100.0%	106.9%	110.3%	113.8%	117.2%

	Bonus Opportunity as a percentage of base salary
NEO
David L. Swift	35.6%	95.0%	154.4%	255.4%	356.3%	457.3%
Lawrence M. Blackburn	25.0	75.0	125.0	212.5	212.5	212.5
Ben D. Campbell	25.0	75.0	125.0	212.5	212.5	212.5
Donald R. King	25.0	75.0	125.0	212.5	212.5	212.5
William L. Topper	25.0	75.0	125.0	212.5	212.5	212.5
Charles A. Carroll (1)	37.5	100.0	162.5	268.8	268.8	268.8

(1)	To be pro rated through April 21, 2008, the effective date of Mr. Carroll’s retirement as our and our Parent’s President and Chief Executive Officer.

Bonus opportunities for our President and Chief Executive Officer are materially different from the opportunities for our other NEOs to reflect the primary differences in the scope of job responsibility. In addition, the bonus opportunities of Mr. Carroll, our former President and Chief Executive Officer, were intended to reflect his additional role as Chairman of the Board. These pay practices are reflective of competitive market data, which reflects competitive pay practices found among companies in our specific industry as well as general industry.

Parent’s 2008 Annual Incentive Compensation Plan has been filed as an exhibit to the registration statement relating to this prospectus. Pursuant to the bonus award agreements, each of our NEOs agreed that the maximum payout available for the 2008 year will not exceed the payout available at the superior level of performance under the 2008 Annual Incentive Compensation Plan.

Performance Metrics. Two financial metrics are commonly referenced in defining company performance for compensation of NEOs. The primary metrics used are EBITDA and, to a lesser extent, ROIC. These metrics and their use in annual and long-term incentive programs are described below.

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EBITDA: EBITDA as used in our executive compensation programs through 2007 was equal to consolidated net income before interest, taxes, depreciation and amortization as reflected in Goodman’s audited consolidated financial statements for such period. Consolidated net income was determined in accordance with generally accepted accounting principles except that gains and losses from extraordinary, unusual or nonrecurring items could be excluded in the discretion of the Compensation Committee of the Board. EBITDA was used as the performance metric for purposes of the annual cash incentive award for 2007 and for accelerated vesting of one-half of the stock options granted to NEOs in 2004. For 2008, a similar approach has been utilized except that the EBITDA metric was generally made consistent with the definition of EBITDA in our credit arrangements.

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ROIC: Return on Invested Capital (ROIC) measures stockholder value creation. It is a non-GAAP measure that supplements traditional accounting measures to evaluate a return on the capital invested in the business. We adopted ROIC as a performance measure under our bonus program and equity incentive program as an incentive for senior management to improve our earnings through the efficient allocation of capital. ROIC was a compensation metric used, together with EBITDA, for accelerating vesting of one-half of the stock options granted in 2004. The ROIC metric has not been used in structuring the executive compensation arrangements for the 2008 fiscal year.

The performance metrics established by our Compensation Committee for each calendar year are based upon assumptions about the future business of our company as of the date the goal is established. The annual cash incentive plan provides that in the event that, after the date the performance metrics are fixed, the Compensation Committee determines, in its sole discretion after consultation with our Chief Executive Officer, that any unusual event, unusual or nonrecurring transaction or certain other extraordinary events affecting our company occur, such that an adjustment is determined by the Compensation Committee to be appropriate, then the Compensation Committee may adjust the performance metrics to reflect the projected effect of such transactions or events. Except as required by applicable law, there is no policy that would allow us or our Parent to recover awards or payments paid if the company performance metrics upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Discretionary Bonuses. In addition, our Parent’s Chief Executive Officer has the discretion to pay to some or all of the participants in the cash bonus plan (other than the Chief Executive Officer) for a calendar year incentive compensation in an aggregate amount not to exceed $750,000, without regard to EBITDA or ROIC for such year and to allocate the amount of such incentive compensation among the participants and employees who do not formally participate in the cash bonus plan, as the Chief Executive Officer and/or the Board of Directors determines in his or its discretion. In 2007, none of our NEOs received any portion of the discretionary bonus pool.

Long-Term Incentives—Stock Options

During the 2007 fiscal year, we made equity awards to our management team under our stockholder-approved 2006 Incentive Award Plan. We granted 385,000 stock options to our NEOs in 2007. Each NEO also continued to vest stock option grants made in December 2004 and in December 2005 under the 2004 Stock Option Plan, before our initial public offering. These earlier stock options were designed to reward the NEO for improving our performance and, as a result, increasing stock price for the benefit of shareholders. Half of the stock options granted in 2004 were performance-based options, for which vesting could be accelerated by our achievement of annual EBITDA and ROIC targets established in 2004. Our Board accelerated 20% of the total performance-based options previously granted to our NEO’s in connection with the completion of our initial public offering in 2006. These pre-determined EBITDA and ROIC targets were based on revenue and expense assumptions about the future business of Goodman as of the date the options were granted and were subject to adjustment by the Board in some circumstances (see description above of these financial metrics). For the 2004 performance-based options, the pre-established ROIC performance target of 12.8% was met in 2007. In addition, we achieved 2007 EBITDA of $265.1 million. As a consequence, an additional 20% of the performance-vested options granted to our NEO’s vested for the 2007 fiscal year.

In the event that, after the date the performance metrics were set in 2004 under the 2004 Stock Option Plan, the Compensation Committee determined, in its sole discretion after consultation with our Chief Executive Officer, that any unusual event, unusual or nonrecurring transaction or certain other extraordinary events affecting our company occurred, such that an adjustment was determined by the Compensation Committee to be appropriate, then the Compensation Committee could adjust the performance metrics to reflect the projected effect of such transactions or events or could decide to vest or accelerate performance-based options. Except as required by applicable law, there is no policy that would allow us or our Parent to recover awards if the company performance metrics upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of an award.

Option Grants in 2004: In December 2004, we granted non-qualified options to purchase our common stock to certain management employees. The exercise price of these options was $5.28 per share (which was equal to the purchase price paid in the acquisition of Goodman in that year). All or a portion of the options could have become vested and exercisable earlier than scheduled upon certain sales of the assets or capital stock of Goodman (see “Option Acceleration in Connection with Merger,” below).

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One-half of the options granted to management employees were time vesting options that would have become vested and exercisable in equal annual installments on each December 31 beginning in 2005 and ending in 2008, subject to continued employment.

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The other half of the options granted to management employees were performance vesting options that would have become vested and exercisable on the eighth anniversary of the date of grant, subject to continued employment. However, an installment of 20% of each performance vesting option (i.e., 10% of the total shares subject to the non-qualified stock option) was eligible to become vested and exercisable with respect to each of the fiscal years 2005 through 2008 if we attained certain financial performance targets tied to EBITDA and ROIC (the financial metrics described above). As a result of the completion of our initial public offering, 10% of the options vested, and the Board of Directors determined that vesting requirements were met with respect to 2005, 2006 and 2007.

Option Grants in 2005. In December 2005, we granted additional non-qualified stock options to our NEOs and to certain management employees at an exercise price of $14.52 per share. These options were all time vesting options that generally would have become vested and exercisable in four equal annual installments on each December 22, beginning in 2006 and ending in 2009, subject to continued employment. The maximum term of these options was ten years.

Option Grants in 2007. In 2007, as part of the annual review of our equity compensation program, long-term incentive awards in the form of stock option grants were made to our NEOs on the basis of their job responsibilities and potential for individual contribution, with reference to the levels of total compensation (total cash compensation plus the value of long-term incentives and other benefits) for executives at the Peer Companies. In granting these option awards, the compensation committee also considered the size and value of previous equity grants made to each of our NEOs, as well as the level of total cash compensation provided through each executive’s base salary and bonus opportunity. As with the determination of base salaries and annual cash incentives, the compensation committee exercised its judgment and discretion in view of the criteria discussed above in the section entitled “Competitive Analysis” and its general policies.

In light of the above, we granted additional non-qualified stock options to our NEOs and to certain management employees in May 2007 an exercise price of $19.16 per share, which was the closing price of our common stock in the date before the date of grant. All of the 2007 grants were time-vesting options, which vested in equal annual installments of 25% over a four-year period.

Option Acceleration in Connection with the Merger. All of the outstanding time vesting options granted in 2004 and 2005 automatically accelerated in full upon the closing of the merger; additionally, our Board exercised its discretion to accelerate the remaining unvested portion of the performance vesting options, as well as the time vesting options granted in 2007. Other than options that were subject to option rollover agreements (see “Equity Contribution Agreements,” below), all of the options outstanding at the time of the merger were canceled and converted into the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of (x) the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by (y) the excess of the merger consideration over the exercise price per share of common stock under such option. On February 13, 2008, Parent’s Board adopted a new equity incentive plan to replace our two pre-existing equity incentive plans, as described in greater detail below under “New Equity Incentive Arrangements.”

Personal Benefits and Perquisites

The NEOs did not receive any perquisites and personal benefits in 2007 other than those broadly available to all employees. We emphasize cash compensation and equity compensation, and therefore perquisites and personal benefits constituted an immaterial portion of each NEO’s total compensation.

Historical Employment Agreements

Employment Agreements. Through the closing of the Merger, we had employment agreements in place with Messrs. Carroll and Blackburn. The employment agreements each had an initial term of three years, with automatic extensions of one year each unless notice was given by either party at least 180 days prior to expiration.

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The employment agreements provided for the payment of an annual base salary for Mr. Carroll and Mr. Blackburn, and for annual target bonuses that were payable in the event that certain financial and other performance targets were met.

•	Under the agreements, the executives were each granted a non-qualified stock option under the 2004 Stock Option Plan to purchase shares of our common stock.

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As amended in 2006, each of the employment agreements provided that the executive would receive an amount equal to two times base salary and annual target bonus following the executive’s termination of employment under certain circumstances, as well as a pro-rated annual bonus for the year of termination.

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Each of the employment agreements also contained restrictive covenants providing that the executive would be subject to certain non-competition and non-solicitation restrictions for two years following the executive’s termination of employment.

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Additionally, Mr. Carroll’s employment agreement, as amended, provided that, following Mr. Carroll’s termination of employment under certain circumstances, Mr. Carroll and his eligible dependents would receive continued group health benefits until Mr. Carroll reached age 65, or the qualifying age under Medicare, if later.

Severance Agreements. Through the closing of the Merger, we had severance agreements with several of our executive officers, including Ben D. Campbell, Donald R. King and William L. Topper.

•	The severance agreements generally had an initial term of two years with automatic extensions of one year each unless notice was given by either party at least 90 days prior to expiration of the term.

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As amended in 2006, each severance agreement provided for the payment of one times base salary plus an annual target bonus following the executive’s termination of employment under certain circumstances.

Non-Competition Agreements. Through the closing of the Merger, we had non-competition agreements with a number of our executive officers, including Ben D. Campbell, Donald R. King and William L. Topper. These non-competition agreements provided that each executive would be subject to certain non-solicitation and non-competition restrictions for a period of two years following the executive’s termination of employment.

Transaction Bonus and Equity Rollover Incentive

Upon the consummation of the Merger, certain members of senior management received transaction bonuses equal to 75% of their current base salary, totaling more than $3,202,110 in the aggregate. The transaction bonuses paid to our named executive officers are set forth in the table below. In addition, certain members of senior management were given a “rollover” incentive bonus payment equal to 100% of their current base salary, totaling not more than $4,269,480 in the aggregate. The rollover incentive bonuses paid to our named executive officers are also set forth in the table below.

Executive Officers:	Transaction Bonus Paid Upon Consummation of the Merger	Equity Rollover Incentive Paid Upon Consummation of the Merger
Charles A. Carroll	$805,425	$1,073,900
Lawrence M. Blackburn	335,100	446,800
Ben D. Campbell	271,013	361,350
Donald R. King	244,875	326,500
William L. Topper	278,378	371,170

New Employment and Severance Arrangements

Upon the consummation of the Merger, Merger Sub entered into new employment agreements with Messrs. Carroll and Blackburn, and new severance agreements with all our executive officers, including Ben D. Campbell, Donald R. King and William L. Topper. In general, the agreements provided for substantially similar levels of base salary and bonus opportunities, and similar severance provisions as compared with the employment and severance agreements in effect prior to the closing of the merger. The specific terms of the new agreements are set forth above under “Executive Compensation—New Employment Agreements” and “Executive Compensation—New Severance Agreements,” respectively.

Equity Contribution Agreements

Prior to the closing of the merger, Parent entered into equity contribution agreements with each of our named executive officers. Pursuant to the terms of these agreements, each executive committed to acquire shares of common stock of Chill Holdings, Inc., our Parent, at closing, by either transferring the number of shares of Goodman Global, Inc. common stock having a value equal to an agreed upon amount ($10,000,000 in the case of Carroll, $8,771,000 in the case of Mr. Blackburn, $3,736,000 in the case of Mr. Campbell, $2,405,000 in the case of Mr. Topper, and $3,687,000 in the case of Mr. King) or using cash proceeds from the transaction equal to 90% of such agreed upon amount. At closing, each of the executives purchased that number of shares of Parent stock with the values indicated below at $25.60 per share, which was the price other stockholders paid per share of Goodman Global, Inc. common stock in the Merger.

Executive	Value of Shares Rolled
Charles A. Carroll	$10,000,000
Lawrence M. Blackburn	8,718,208
Ben D. Campbell	3,736,000
Donald R. King	3,687,000
William L. Topper	2,405,000

The shares so acquired by each of our NEOs are subject to the terms and conditions of the Management Stockholders Agreement, described under the section entitled “Certain Relationships and Related Party Transactions—Management Stockholders Agreement.” To the extent that an executive did not own a sufficient number of shares to cover his committed amount, each of the equity contribution agreements also provided that the executive would be able to satisfy such shortfall by rolling over options to acquire shares of our common stock into options to acquire shares of common stock of Parent. As Mr. Blackburn did not have a sufficient number of shares to cover his committed amount, he entered into an option rollover agreement with Parent at closing, pursuant to which he rolled over an option to acquire shares of our common stock having an intrinsic value of approximately $53,000 (i.e., the excess of the value of the shares subject to the option over the aggregate exercise price for such shares), into an option to acquire shares of Parent common stock having substantially the same intrinsic value. The exercise price for each rollover option was set at $2.07 per share, such that Mr. Blackburn received an option over 6,659 shares of Parent common stock. The rollover options, which became vested in full at closing, are generally subject to the same terms and conditions under which they were originally granted; however, any shares acquired pursuant to the exercise of such options will be subject to the terms of the Management Stockholders Agreement.

Timing of Equity Awards

Equity awards were granted to our NEOs in December 2005 before our IPO, and no grants were made in 2006. For 2007, our practice was to make any grants of equity awards during the period after the release of earnings, with an exercise price equal to the closing market price on the day before the grant. Options under the new equity incentive plan, described below, were granted at closing at an exercise price of $10.00 per share, which is equal to the price at which our current stockholders subscribed for common stock of Parent at closing.

New Equity Incentive Plan

The following is a summary of the material terms and conditions of the 2008 Chill Holdings, Inc. Stock Incentive Plan (the “2008 Plan”). This summary is qualified in its entirety by reference to the terms of the 2008 Plan, a copy of which is attached as exhibit the registration statement relating to this prospectus.

The Board of Directors of Parent adopted the 2008 Plan on February 13, 2008; the Plan obtained stockholder approval on the same date. The 2008 Plan is a comprehensive incentive compensation plan which permits us to grant equity-based compensation awards to employees and consultants of Parent and its subsidiaries. The purpose of the plan is to attract, motivate and retain such persons, to encourage stock ownership by such persons, thereby aligning their interest with those of our stockholders and to provide compensation opportunities to reward superior performance.

Awards under the 2008 Plan may be in the form of stock options (either incentive stock options or non-qualified stock options) or other stock-based awards, including restricted stock purchase awards, restricted stock units and stock appreciation rights. The following is a summary of the principal types of awards available under the plan.

Stock Options. Stock options represent the right to purchase shares of Parent common stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% of the fair market value of the common stock on the date of grant. Stock options will have a maximum term of ten years from the date of grant. Stock options granted may include those intended to be “incentive stock options” within the meaning of Section 422 of the Code.

Restricted Stock and Restricted Stock Units. Restricted stock is a share of Parent common stock that is subject to a risk of forfeiture or other restrictions that will lapse subject to the recipient’s continued service or the attainment of performance goals. Restricted stock units represent the right to receive shares of Parent common stock in the future, with the right to cash or future delivery of the shares also subject to the recipient’s continued service or the attainment of performance goals.

Stock Appreciation Rights. Stock appreciation rights entitle the holder upon exercise to receive shares of Holdings common stock having a value equal to the excess of (i) the value of the number of shares with respect to which the right is being exercised (which value is based on fair market value at the time of such exercise) over (ii) the exercise price applicable to such shares. The exercise price for a stock appreciation right will be not less than 100% of the fair market value of Parent common stock on the date of grant.

Other Stock-Based Awards. Parent’s Compensation Committee will be authorized to grant awards in the form of other stock-based awards, as deemed to be consistent with the purposes of the 2008 Plan. Such awards may be settled in cash, shares or a combination of cash and shares.

The maximum number of shares reserved for the grant or settlement of awards under the 2008 Plan is 6,734,923 shares of Parent, subject to adjustment in the event of an extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction. Any shares subject to awards which are cancelled, forfeited, reacquired or repurchased before vesting under the 2008 Plan will again be available for grants under the 2008 Plan. In the event of a change in control, Parent’s Compensation Committee will have the discretion to accelerate all outstanding awards, cancel awards for fair value, provide for the issuance of substitute awards and/or provide award holders an opportunity to exercise their awards prior to the occurrence of the change in control transaction.

Parent’s Compensation Committee administers the 2008 Plan. Parent’s Compensation Committee has the ability to: select individuals to receive awards; select the types of awards to be granted; determine the terms and conditions of the awards, including the number of shares, the purchase price of the awards, and restrictions and performance goals relating to any award; establish the time when the awards and/or restrictions become exercisable, vest or lapse; determine whether options will be incentive stock options; and make all other determinations deemed necessary or advisable for the administration of the plan. Parent’s Compensation Committee may grant awards which, in the event of a “change in control” of Parent, become fully vested and exercisable.

Under the 2008 Plan, awards are generally non-transferable other than by will or by the laws of descent and distribution.

Parent’s Board of Directors may amend or discontinue the 2008 Plan, but no amendment or discontinuation will be made that would materially impair the rights of a participant under any award granted without such participant’s consent. In addition, stockholder approval may be required with respect to certain amendments due to the requirements of applicable law. The 2008 Plan, unless sooner terminated by Parent’s Board of Directors, will remain in effect through the tenth anniversary of its adoption.

All options under the 2008 Plan have been granted at a strike price equal to $10.00 per share, which is the subscription price for each share of Parent common stock paid by our current controlling stockholders at closing. Options granted under the 2008 Plan to our NEOs have generally consisted of both time vesting and performance vesting options, except that only time vesting options were granted to Mr. Carroll in light of the nature of his ongoing employment relationship with us, since he is expected to continue to serve as our CEO only until a replacement is found.

The following non-qualified (i.e., non-statutory) option grants were made to our NEOs on February 13, 2008:

Named Executive Officer	Time-vesting Options	Performance-vesting Options
Charles A. Carroll	431,035	—
Lawrence M. Blackburn	581,897	387,932
Ben D. Campbell	202,048	134,698
Donald R. King	202,048	134,698
William L. Topper	202,048	134,698

For all of our NEOs except Mr. Carroll, the time vesting options will vest as to 25% of the award on the first anniversary of the grant date (February 13, 2008), and on each of the following three anniversaries thereafter, subject to the optionholder’s provision of continued services. With respect to Mr. Carroll’s options, the first grant of 269,397 options vests in equal installments of 33-1/3% on June 30 of each of 2008, 2009 and 2010, provided that Mr. Carroll continues to provide services to us. Additionally, Mr. Carroll received a second time vesting award of 161,638 options, which award will vest as to 25% on each of the first four anniversaries of the closing date, so long as Mr. Carroll continues to serve as Chairman of our Board. The performance vesting options granted to each of our named executive officers except Mr. Carroll will vest as to 20% of the option if pre-established EBITDA performance targets are achieved or exceeded in each of our fiscal years 2008 through 2012 inclusive. The EBITDA targets were established in a similar manner as described above under the heading “Annual Cash Incentive and Description of Performance Metrics—Performance Metrics,” and are based on the “Consolidated EBITDA” as such term is defined under our credit agreements. The EBITDA targets were established based on our operating business plan over the next five years and were designed to represent a challenging but achievable level of performance. In the event that a performance target is missed in a given fiscal year, but the performance target for the following fiscal year is achieved, the tranche of the performance option that did not vest during the preceding fiscal year will also become vested. The performance targets are subject to adjustment under certain circumstances such as corporate acquisitions and divestitures. Under the terms of the option grant agreements, both time vesting and performance vesting options will accelerate in full upon the occurrence of a change in control transaction. All of the options have a 10-year term and may be exercised by way of a “cashless exercise” unless such exercise would result in adverse accounting treatment or would be prohibited by the terms of applicable financing arrangements.

Impact of Tax and Accounting Rules

Section 162(m). Section 162(m) of the Code, places a limit of $1,000,000 on the amount of compensation that may be deducted by us in any year with respect to the NEOs unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by our stockholders. A small portion of the salary that was paid to our CEO in 2007 was not deductible for tax purposes because it exceeded this limit and therefore is not qualified under Code Section 162(m). Cash incentives paid with respect to 2007 were granted under the stockholder-approved 2006 Incentive Award Plan and were fully deductible for purposes of 162(m).

For purposes of 2007 bonus award EBITDA calculation. Although a portion of the salary of the CEO was not deductible for purposes of Section 162(m), our Compensation Committee considered that the importance of a stable base salary for the CEO outweighed our cost of the non-deductible compensation. We had qualified certain compensation paid to senior executives for deductibility under Section 162(m), including certain annual cash incentive payments and certain compensation expense related to performance-based options granted in 2004.

FAS 123(R). Options granted in 2004 and 2005 before the IPO, as well as options granted after our IPO, resulted in compensation expense to us under FAS 123(R), and additional compensation expense will be recognized on account of the acceleration of all unvested options at closing of the merger. New options granted in 2008 will likewise result in ongoing compensation expense to us under FAS 123(R).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

We are a wholly owned subsidiary of Chill Holdings, Inc., which we refer to as Parent, which indirectly owns all of our issued and outstanding capital stock through its direct ownership of all of the issued and outstanding capital stock of Chill Intermediate Holdings, Inc. All of Parent’s issued and outstanding capital stock is owned by funds affiliated with Hellman & Friedman LLC, investment funds affiliated with GSO (the GSO Equity Entities), investment funds affiliated with Farallon Capital Partners, L.P. (the Farallon Equity Entities) and investment funds affiliated with AlpInvest Partners (AlpInvest), along with certain other investors that the GSO Equity Entities syndicated their investments to, which we collectively refer to as the Investors, and certain members of our management, whom we refer to as the Management Participants.

The Investors are able to control all actions by the board of directors of Parent by virtue of their being able to appoint a majority of the directors and their rights under the stockholders agreement to which they and Parent are parties. In addition, as a result of the voting and transfer provisions of the stockholders agreement, the Investors may be deemed to constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Accordingly, each of the members of this group may be deemed to beneficially own all of the shares of Parent common stock held by the Investors and the Management Participants. Each of the Investors disclaims any beneficial ownership of shares of Parent common stock held by the other Investors and the Management participants. See “Certain Relationships and Related Party Transactions.”

All of our issued and outstanding shares of capital stock have been pledged as collateral to the lenders under the senior secured term credit facilities described under “Description of Other Indebtedness.” If we were to default on our senior secured credit facilities, the lenders could foreclose on these shares of our common stock, which would result in a change of control.

The following table sets forth as of May 1, 2008 certain information regarding the beneficial ownership of the voting securities of Parent by each person who beneficially owns more than five percent of Parent common stock, and by the directors and executive officers of us and Parent, individually, and by the directors and executive officers of us and Parent as a group.

	Beneficial Ownership of Parent Common Stock
Name of Beneficial Owner	Number of Shares	Percentage
5% Stockholders:
Funds affiliated with Hellman & Friedman LLC(1)	111,465,213	87.2
Farallon Equity Entities (2)	10,000,000	7.8
Directors and Executive Officers:
David L. Swift(3)(10)	—	—
Lawrence M. Blackburn(3)(4)	878,479	*
Ben D. Campbell(3)	373,601	*
Donald R. King(3)	368,701	*
Peter H. Alexander(3)	110,000	*
Samuel G. Bikman(3)	211,415	*
Gary L. Clark(3)(5)	178,296	*
James L. Mishler(3)(6)	192,670	*
Terrance M. Smith(3)(7)	152,484	*
William L. Topper(3)	240,501	*
Mark M. Dolan(3)	—	—
Ardee Toppe(3)(8)	42,213	*
Charles A. Carroll(3)(9)	1,089,799	*
Philip U. Hammarskjold(1)	111,465,213	87.2
Robert B. Henske(1)	111,465,213	87.2
Erik Ragatz(1)	111,465,213	87.2
Saloni K. Saraiya(1)	111,465,213	87.2
All directors and officers as a group (11)	115,303,372	90.2

(1)	Consists of 62,365,698 shares held by Hellman & Friedman Capital Partners VI, L.P. (“HFCP VI”), 32,555,251 shares held by H&F Chill Partners, L.P. (“H&F Chill”), 16,287,805 shares held by Hellman & Friedman Capital Partners VI (Parallel), L.P. (“HFCP VI (Parallel)”), 230,418 shares held by Hellman & Friedman Capital Executives VI, LP (“HFCE VI”), and 26,041 shares held by Hellman & Friedman Capital Associates VI, LP (“HFCA VI,” and together with HFCP VI, H&F Chill, HFCP VI (Parallel) HFCE VI and HFCA VI, the “H&F Entities”). Hellman & Friedman Investors VI, L.P. (“H&F VI”) is the general partner of HFCP VI, HFCP VI (Parallel), HFCE VI and HFCA VI, and the managing member of H&F Chill GP LLC, which is the general partner of H&F Chill. Hellman & Friedman LLC is the general partner of H&F VI. The investment decisions of each of the H&F Entities are made by the investment committee of Hellman & Friedman LLC, which exercises voting and dispositive power over these shares. Messrs. Hammarskjold, Henske and Ragatz are managing directors and Ms. Saraiya is a principal of H&F VI. Messrs. Hammarskjold, Henske and Ragatz and Ms. Saraiya disclaim beneficial ownership of these shares except to the extent of their individual pecuniary interest in these entities. The address for the H&F Entities, Messrs. Hammarskjold, Henske and Ragatz and Ms. Saraiya is One Maritime Plaza, 12th Floor, San Francisco, California 94111.

(2)	Consists of 3,975,000 shares held by Farallon Capital Partners, L.P., 4,950,000 held by Farallon Capital Institutional Partners, L.P., 550,000 shares held by Farallon Capital Institutional Partners II, L.P., 350,000 shares held by Farallon Capital Institutional Partners III, L.P. and 175,000 shares held by Tinicum Partners, L.P. The address for the Farallon Equity Entities is One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(3)	The address of this individual is c/o Goodman Global, Inc., 5151 San Felipe, Houston, Texas, 77056.

(4)	Includes 6,659 shares subject to options that are exercisable within 60 days of May 1, 2008.

(5)	Includes 9,160 shares subject to options that are exercisable within 60 days of May 1, 2008.

(6)	Includes 40,916 shares subject to options that are exercisable within 60 days of May 1, 2008.

(7)	Includes 50,164 shares subject to options that are exercisable within 60 days of May 1, 2008.

(8)	Includes 31,950 shares subject to options that are exercisable within 60 days of May 1, 2008.

(9)	Includes 89,799 shares subject to options that are exercisable within 60 days of May 1, 2008.

(10)	Mr. Swift and Parent agreed that Mr. Swift shall purchase that number of shares of Parent’s common stock having an aggregate value equal to $1,000,000, at the time and on the terms described in the share subscription agreement, which Mr. Swift and Parent will enter into pursuant to the terms of Mr. Swift’s employment agreement.

(11)	Includes 138,849 shares subject to options that are exercisable within 60 days of May 1, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Related to the Merger

Goodman Global, Inc. and Merger Sub entered into several related party agreements in contemplation of the Merger, to which we succeeded by operation of law as a result of the Merger.

Merger Agreement

As a result of the merger, certain members of senior management received transaction bonuses equal to 75% of their current base salary, totaling not more than $3,202,110 in the aggregate. The transaction bonuses payable to our named executive officers are set forth in the table below. In addition, certain members of senior management were given a “rollover” incentive bonus payment equal to 100% of their current base salary, totaling not more than $4,269,480 in the aggregate. The rollover incentive bonuses payable to our named executive officers are also set forth in the table below.

	Transaction Bonus Paid Upon Consummation of the Merger	Equity Rollover Incentive Paid Upon Consummation of the Merger
Executive Officers:
Charles A. Carroll	$805,425	$1,073,900
Lawrence M. Blackburn	335,100	446,800
Ben D. Campbell	271,013	361,350
Donald R. King	244,875	326,500
William L. Topper	278,378	371,170

Stockholders Agreement

In connection with the closing of the Merger, Chill Holdings, Inc., or Parent, Chill Acquisition, Inc., or Merger Sub, and each of the following: funds affiliated with Hellman & Friedman LLC, which we refer to as the Hellman & Friedman Investors, funds affiliated with GSO Capital Partners, which we refer to as the GSO Equity Entities, funds affiliated with Farallon Partners, which we refer to as the Farallon Equity Entities, funds affiliated with AlpInvest Partners which we refer to as AlpInvest along with certain other investors that the GSO Equity Entities syndicated their investments to (collectively, the Fund Co-Investors) (collectively, the Investors) and certain members of our management, whom we refer to as the Management Participants, entered into a stockholders agreement that generally contains the following provisions:

Board of Directors. The stockholders agreement requires that, until an initial public offering of shares of Parent’s common stock, the parties that beneficially own shares of Parent’s common stock will vote those shares to elect a board of directors of Parent comprised of the following persons:

•	the chief executive officer of Parent and

•

the remaining board members designated by the Hellman & Friedman Investors, with at least one of such designees being designated by Hellman & Friedman Capital Executives VI, L.P. for so long as it owns any share equivalents.

After an initial public offering of Parent’s common stock, the Hellman & Friedman Investors and their affiliates will have the right to nominate the number of individuals for election to the board of directors that is equal to the product of the percentage of Parent’s share equivalents held by the Hellman & Friedman Investors and their affiliates, multiplied by the number of directors then on the board, rounded up to the nearest whole number.

For as long as the Hellman & Friedman Investors are entitled to nominate an individual for election to the board of directors, Parent is required to nominate such individual for election as a director as part of the slate that is included in the proxy statement or consent solicitation relating to such election and provide the highest level of support for the election of such individual as it provides to any other individual standing for election as part of Parent’s slate.

Indemnification. We generally are required to indemnify and hold harmless each of the stockholders that is party to the stockholders agreement, together with its partners, stockholders, members, affiliates, directors, officers, fiduciaries, controlling persons, employees and agents from any losses arising out of either of the following, subject to limited exceptions:

•	the stockholder’s or its affiliate’s ownership of share equivalents or other equity securities of Parent or its ability to control or influence Parent, or

•	the business, operations, properties, assets or other rights or liabilities of Parent or any of its subsidiaries.

Participation Rights. Subject to specified exceptions, until an initial public offering, Parent may not issue securities or debt securities, a post closing issuance, without permitting each Investor the opportunity to purchase a pro rata share of the securities being issued, based on the Investor’s respective ownership of share equivalents at that time.

Transfer Provisions and Registration Rights. The stockholders agreement also contains (1) transfer restrictions applicable to the share equivalents held by Parent, the Investors and the Management Participants, (2) tag-along rights in favor of the Hellman & Friedman Investors and each eligible tag-along Investor, (3) drag-along rights in favor of the Hellman & Friedman Investors, and (4) certain registration rights (including customary indemnification) and Rule 144 sale provisions applicable to the Investors and their affiliates and the Management Participants.

Management Stockholders Agreement

The common stock and options in Parent issued to the initial Management Participants, each of whom entered into an equity contribution agreement, are subject to a management stockholders agreement, which generally contains the following provisions:

•	transfer restrictions, including rights of first refusal in favor of Parent or its designee,

•	repurchase rights in favor of Parent or its designee,

•	put rights in favor of the Management Participants,

•	piggyback registration rights in favor of the Management Participants,

•	tag-along rights in favor of the Management Participants with respect to sales by the Hellman & Friedman Investors, and

•	drag-along rights in favor of the Hellman & Friedman Investors.

Subscription Agreement

In connection with the Merger, Parent entered into a subscription agreement with each of the following: funds affiliated with the Hellman & Friedman Investors, GSO Equity Entities, Farallon Equity Entities, AlpInvest, and the Fund Co-Investors, each a “Subscriber,” which set forth the terms of the sale and purchase of the subscription securities. Under the subscription agreement, the Subscribers were also required to enter into the stockholders agreement, described above.

Exchange and Registration Rights Agreement

Merger Sub, prior to the Merger, entered into a registration rights agreement with funds affiliated with GSO Capital Partners, funds affiliated with Farallon Partners, funds affiliated with AlpInvest Partners and funds affiliated with the Fund Co-Investors (the Purchasers), pursuant to which the we were required to file this registration statement and deliver to the Purchasers the exchange notes registered hereunder, in exchange for the initial notes tendered by the Purchasers. Under the agreement, Goodman Global, Inc. and each guarantor, jointly and severally, agreed to indemnify and hold harmless each holder and controlling person against any losses, claims, damages, liabilities, costs and reasonable expenses (Losses), if any Losses are based upon any untrue statement of material fact in any registration statement, prospectus or in any amendment or supplement thereto, in any preliminary prospectus or any free-writing prospectus or “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading.

Indemnification of Directors and Officers

Pursuant to the closing of the Merger, Parent entered into indemnification agreements with Messrs. Alexander, Bikman, Blackburn, Campbell, Carroll, Clark, King, Mishler, Smith, Toppe and Topper. Parent agreed that, for a period of six years following the effective time of the Merger, it will indemnify each of the directors and officers of our predecessor to the fullest extent permitted by Delaware law against claims arising out of or pertaining to the fact that the person was an officer or director of our predecessor or any of our subsidiaries prior to the Merger. The certificate of incorporation of the surviving corporation provides that we will indemnify each of our directors and officers to the fullest extent permitted by law for claims arising by reason of the fact that he or she is a director, officer or employee of us, or of any of our subsidiaries. On March 6, 2008, Goodman Global, Inc. entered into indemnification agreements with our directors, Messrs. Carroll, Henske and Ragatz and Ms. Saraiya, with similar terms as described above.

Employment and Severance Agreements

In connection with the closing of the Merger, Merger Sub entered into a new employment agreement with Charles Carroll on February 13, 2008, under which Mr. Carroll would continue as the Chief Executive Officer of Goodman Global, Inc. until June 30, 2008 or, if earlier, the date on which his replacement commenced employment. Mr. Carroll retired as our President and Chief Executive Officer and our new President and Chief Executive Officer, David Swift, joined us on April 21, 2008. On February 13, 2008, Merger Sub also entered into a new employment agreement with Lawrence Blackburn pursuant to which Mr. Blackburn continues to serve as our Chief Financial Officer. In connection with the closing, Merger Sub also entered into individual severance agreements with our other executive officers. See “Executive Compensation—New Employment Agreements” and “Executive Compensation—New Severance Agreements.”

Equity Contribution Agreements

Certain members of senior management, including our named executive officers, have entered into equity contribution agreements with Parent. Pursuant to the equity contribution agreements, at the effective time of the Merger, each executive contributed to Parent a portion of the shares of Goodman Global, Inc. common stock he then held in exchange for shares of Parent common stock having an equivalent value based on the price per share our current controlling shareholders paid for their shares of Parent common stock. To the extent that an executive did not hold a sufficient number of shares of Goodman Global, Inc. common stock at the effective time of the Merger to contribute the specific value described in his equity contribution agreement, he contributed a sufficient number of vested options to purchase shares of Goodman Global, Inc. common stock in exchange for vested options for Parent stock so that the total value of the shares of Goodman Global, Inc. common stock and vested options to purchase shares of Goodman Global, Inc. common stock contributed to Parent was equal to the value the executive agreed to contribute in his equity contribution agreement. These options were contributed pursuant to the terms of option rollover agreements dated as of February 13, 2008. The aggregate value of Goodman (predecessor) stock contributed for common stock of Chill Holdings, Inc. by all members of senior management, including our named executive officers pursuant to the equity contribution agreements, was $36.1 million. See “Compensation Discussion and Analysis—Equity Contribution Agreements.”

In addition, Messrs. Blackburn, Clark, Mishler, Smith and Toppe entered into option rollover agreements to “roll” options over Goodman Global, Inc. common stock in exchange for new Parent options to purchase shares of Parent equity, at an exercise price per share calculated on the basis of a ratio of the price paid for each share of Goodman Global, Inc. common stock in the Merger over the price per share of Parent common stock paid by our current controlling stockholders. Although the intrinsic value of the shares rolled varied for each executive, the terms of these option rollover agreements are identical to the terms summarized at “Compensation Discussion and Analysis—Equity Contribution Agreements.” Each member of senior management who contributed his existing equity for new equity in Parent or invested in additional equity in Parent was required to become a party to a management stockholders’ agreement, the terms of which are summarized at “Compensation Discussion and Analysis.”

Agreements with our New President and Chief Executive Officer

Employment Agreement

Mr. Swift entered into an employment agreement with us (the Employment Agreement), effective as of April 21, 2008, pursuant to which Mr. Swift commenced serving as our and our Parent’s President and Chief Executive Officer, and as a member of our and our Parent’s Board of Directors. Mr. Swift’s employment agreement has an initial term of five years, which will renew for additional one-year periods until either party provides notice of non-renewal at least 180 days prior to the end of the then-current term. The following description is only a summary of the material provisions of the Employment Agreement with Mr. Swift, does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used below.

Salary and Bonus. The Employment Agreement provides that while employed as our President and Chief Executive Officer, Mr. Swift will receive a base salary at the annual rate of $950,000, subject to annual review and adjustment, and will be eligible to earn an annual bonus in a target amount equal to 95% of his base salary, with a maximum bonus opportunity equal to 457.33% of his base salary. The Employment Agreement also required us to pay Mr. Swift an initial cash signing bonus of $850,000; we are also obligated to pay Mr. Swift a tax gross-up payment equal to the federal income, state income and employment taxes imposed on the initial signing bonus. If Mr. Swift remains employed with us through the Stage 2 Date (as defined below), then we will pay Mr. Swift an additional cash bonus in an amount which we cannot determine at this time, plus a tax gross-up payment on such additional cash bonus. Mr. Swift is also entitled to participate in Goodman’s employee benefit plans on the same basis as those plans are generally made available to other similarly situated executives.

In the event that any payment or benefit to be received under the Employment Agreement will trigger the imposition of excise tax under Section 4999 of the Code, then all payments will be reduced to the extent necessary so that the excise tax will not be imposed unless the amount of such reduction would equal or exceed 110% of the excise tax that would be imposed on such amounts.

Equity Participation. Mr. Swift’s equity participation in Parent, Goodman and any of their subsidiaries will be pursuant to the 2008 Plan, described in the section entitled “Executive Compensation—New Equity Incentive Plan,” option award agreements issued under the 2008 Plan, the Management Stockholders Agreement, described in the section above entitled “Management Stockholders Agreement,” and any contribution or subscription agreements relating to the equity of Parent or Goodman. On April 21, 2008, Mr. Swift and Parent entered into both a time-vesting stock option agreement and a performance-vesting stock option agreement. In addition, Goodman and Mr. Swift agreed that on the Stage 2 Date, Mr. Swift and Parent will enter into a share subscription agreement, providing that Mr. Swift shall purchase that number of shares of Parent’s common stock, par value $0.01 per share, having an aggregate value equal to $1,000,000, on the terms described in the share subscription agreement.

The options are subject to the provisions of the 2008 Plan, as well as the terms of the applicable award agreement. Pursuant to the performance-vesting stock option agreement, Mr. Swift was granted an option to purchase 673,492 shares at an exercise price of $10.00 per share, vesting in five equal installments (of 20% each) of the shares covered by the option on December 31 of each calendar year 2008 through 2012, subject to the satisfaction of certain performance targets for each such year. Pursuant to the time-vesting stock option agreement, Mr. Swift was granted an option to purchase 1,010,239 shares at an exercise price of $10.00 per share. The time-vesting option vests in four equal installments (of 25% each) on April 21 of each calendar year 2009 through 2012, subject to Mr. Swift’s continuous service with us. In the event of a change in control, both the time-vesting options and the performance-vesting options shall, subject to certain conditions, accelerate and immediately become fully vested and exercisable immediately prior to the effective date of the change in control.

Relocation Arrangements. We agreed with Mr. Swift that an agent acting as a representative for us will purchase Mr. Swift’s residential property in St. Joseph, Michigan (the Property) for a purchase price of $1,150,000 and simultaneous with such purchase, the agent will enter into a lease agreement to lease the Property to Mr. Swift and his spouse. The Property will be listed by the agent for sale. Our prior consent will be required to accept any purchase offer, and Mr. Swift’s and our prior consent will be required to accept any purchase offer for the Property received prior to July 31, 2008 for a price less than $1,700,000. The date of closing of the sale of the Property by the agent to an unaffiliated third party shall be the Stage 2 Date and the purchase price shall be the Stage 2 Price.

We also agreed with Mr. Swift that the purchase price paid for the Property was calculated as the average of two third-party appraisals, and such amount represented the good faith belief of both Mr. Swift and us as to the fair market value of the Property. Mr. Swift and Goodman also agreed that to the extent that the Stage 2 Price is less than $1,000,000, Mr. Swift will indemnify us for the amount of such loss.

Pursuant to the Employment Agreement, we are required to pay or reimburse Mr. Swift for relocation costs incurred in connection with his permanent move to Houston, Texas. We will also pay or reimburse Mr. Swift up to an aggregate amount of $10,000 for reasonable legal fees incurred in connection with the negotiation of the Employment Agreement.

Termination Arrangements. In the event that Mr. Swift is terminated by us without “cause,” or resigns for “good reason,” we will provide him with payments totaling two times his base salary, plus two times his target bonus, over the two-year period following such termination, as well as a prorated annual bonus for the year of termination, payable at the time such payment would have otherwise been paid under the bonus program. In the event that prior to April 21, 2009, Mr. Swift is terminated by us with “cause” or he resigns without “good reason,” Mr. Swift must repay both the initial cash signing bonus and additional cash bonus, as well as any tax gross up paid pursuant thereto. Pursuant to the Employment Agreement, Mr. Swift has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter, he has also agreed not to compete with us, interfere with our business, or solicit or hire our employees or customers.

Indemnification Agreement

Mr. Swift and Goodman each also entered into an Indemnification Agreement on substantially the same terms as those of the Indemnification Agreements between our Parent and the directors and officers described above. The Indemnification Agreement by and between Goodman and Mr. Swift does not supersede, limit or alter any of the rights and obligations of either party as set forth in the Employment Agreement and any equity agreements between our Parent and Mr. Swift.

Joinder to the Management Stockholders Agreement

Mr. Swift and Goodman each executed a joinder to the Management Stockholders Agreement (the Joinder), described in the section entitled “Certain Relationships and Related Party Transactions—Management Stockholders Agreement.” Pursuant to the Joinder, Mr. Swift will share the same rights and obligations as the Initial Management Investors, as defined in the Management Stockholders Agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Overview

In connection with the Transactions, we and Chill Intermediate Holdings, Inc. entered into (1) a senior secured term credit agreement with Barclays Capital and Calyon New York Branch, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders from time to time party thereto, and (2) an asset-based revolving credit agreement with Barclays Capital and General Electric Capital Corporation, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, General Electric Capital Corporation, as letter of credit issuer, and the lenders from time to time party thereto. We refer to these facilities as the senior secured credit facilities.

The senior secured credit facilities provide senior secured financing in the amount of up to $1.1 billion, consisting of:

•	an $800.0 million senior secured term credit agreement; and

•	an asset-based revolving credit agreement of up to $300.0 million, subject to borrowing base availability.

Goodman Global, Inc. is the borrower under the senior secured credit facilities. The amount from time to time available under the asset-based revolving credit agreement (including in respect of letters of credit) shall not exceed the borrowing base. The borrowing base under the asset-based revolving credit agreement will equal the sum of (1) 85% of all eligible accounts receivable of ours and each guarantor thereunder and (2) 85% of the net orderly liquidation value of all eligible inventory of ours and each guarantor thereunder and, in each case, subject to customary reserves established or modified from time to time by and at the permitted discretion of the administrative agent or collateral agent thereunder. The asset-based revolving credit agreement includes borrowing capacity of up to $30.0 million for short-term borrowings referred to as swingline loans and up to $50.0 million for letters of credit.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (1) a base rate determined by reference to the higher of (a) the prime lending rate published by The Wall Street Journal and (b) the federal funds rate plus 1/2 of 1% or (2) a reserve adjusted Eurodollar rate determined by reference to the higher of (a) the London interbank rate for deposits in dollars for the applicable interest period of one, two, three or six months (or if available to all applicable lenders, nine or twelve months or a period shorter than one month) and (b) 3.25%.

The initial applicable margin for borrowings is, under the senior secured term credit agreement, 3.25% with respect to base rate loans and 4.25% with respect to Eurodollar rate loans and, under the senior secured asset-based revolving credit agreement, 1.00% with respect to base rate loans and 2.00% with respect to Eurodollar rate loans. The applicable margin for loans under the senior secured term credit agreement may be reduced subject to our attaining a certain leverage ratio.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the senior secured asset-based revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining a certain leverage ratio. We must also pay customary letter of credit fees.

Prepayments

The senior secured term credit agreement requires us to offer to prepay outstanding term loans, subject to certain exceptions, as follows:

•	100% of the net proceeds from non-ordinary course asset sales by us and our restricted subsidiaries (with a 100% reinvestment exception);

•	100% of the net proceeds from issuances of debt by us and our restricted subsidiaries, other than proceeds from debt permitted under the senior secured term credit agreement;

•	100% of the net proceeds from permitted sale leasebacks consummated by us or our restricted subsidiaries (with a 100% reinvestment exception);

•	100% of the net proceeds from insurance recovery and condemnation events of us and our restricted subsidiaries (with a 100% reinvestment exception); and

•	75% (which percentage shall be reduced to 50% or 25% subject our attaining certain leverage tests) of our annual excess cash flow.

The foregoing mandatory prepayments are applied pro rata to the remaining amortization payments under the senior secured term credit agreement.

We may voluntarily repay outstanding loans under the senior secured term credit agreement at any time. A prepayment fee equal to 1.00% of the aggregate principal amount of the prepayment must accompany all prepayments of term loans made on or prior to February 13, 2009. All prepayments of term loans made after February 13, 2009 may be made without premium or penalty, other than customary “breakage” costs with respect to Eurodollar rate loans.

The asset-based revolving credit agreement requires us to prepay outstanding loans under the asset-based revolving credit agreement, subject to certain exceptions, as follows:

•

on any date on which the sum of all outstanding revolving credit loans, all outstanding swingline loans and the total lenders’ letter of credit exposure exceeds the total revolving credit commitments under the asset-based revolving credit agreement, 100% of such excess amount;

•

except for permitted overadvances, if on any date the sum of all outstanding revolving credit loans, all outstanding swingline loans and the total lenders’ letter of credit exposure exceeds 100% of the borrowing base then in effect, then 100% of such excess amount; and 100% of all available funds credited to a designated collection account after the occurrence and during the continuation of a cash dominion event (as defined in the asset-based revolving credit agreement).

We may voluntarily repay outstanding revolving credit loans and swingline loans under the asset-based revolving credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurodollar rate loans. In addition, we may elect to permanently terminate or reduce all or a portion of the revolving credit commitments and the letter of credit sub-limit under the asset-based revolving credit facility at any time without premium or penalty.

Amortization

Beginning June 30, 2008, we are required to repay installments on the term loans under the senior secured term credit agreement in quarterly principal amounts of $2.0 million, with the balance payable on February 13, 2014. There is no amortization under the senior secured asset-based revolving credit agreement. The entire principal amounts (if any) of revolving credit loans outstanding under the senior secured asset-based revolving credit facility are due and payable in full at maturity, February 13, 2013, on which day the revolving credit commitments thereunder will terminate. The entire principal amounts (if any) of swingline loans outstanding under the senior secured asset-based revolving credit facility are due and payable in full at maturity, five business days prior to February 13, 2013, on which day the swingline commitments thereunder will terminate.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by Chill Intermediate Holdings, Inc., and each of our direct and indirect U.S. material restricted subsidiaries (other than AsureCare Corp.), which we refer to, collectively, as Guarantors.

All obligations under the senior secured term credit agreement, and the guarantees of those obligations, are secured by, subject to certain exceptions:

•

a first-priority pledge of 100% of the capital stock of us and each of our direct restricted subsidiaries and of each subsidiary Guarantor (but not more than 65% of the capital stock of any material first-tier non-U.S. subsidiary) (we refer to such pledged capital stock as the Equity Collateral);

•

a first-priority security interest in, and mortgages on, substantially all of our and the Guarantors’ tangible and intangible assets (we refer to such assets, together with the Equity Collateral, as the Term Facility Collateral) that do not constitute Asset-Based Facility Collateral (as defined below); and

•	a second-priority security interest in all Asset-Based Facility Collateral.

All obligations under the asset-based revolving credit agreement, and the guarantees of those obligations, are secured by, subject to certain exceptions:

•

a first-priority security interest in substantially all of our and the Guarantors’ accounts receivable, inventory, cash, deposit accounts, other bank accounts and securities accounts, intercompany notes and intangible assets to the extent attached to the foregoing and all proceeds of the foregoing (we refer to such assets, collectively, as the Asset-Based Facility Collateral); and

•	a second-priority security interest in all Term Facility Collateral.

Covenants and Events of Default

Our senior secured term credit agreement includes financial covenants requiring us to maintain a maximum total leverage ratio and minimum interest coverage ratio and the asset-based revolving credit agreement includes a financial covenant requiring us to maintain, in certain circumstances, a minimum fixed charge coverage ratio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financial Covenant Compliance.” In addition, the senior secured credit facilities also contain other customary affirmative and negative covenants and events of default.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we”, “our” and “us” each refer to Goodman Global, Inc. and its consolidated Subsidiaries; and (ii) the term “Issuer” refers only to (a) prior to the consummation of the Transactions, Chill Acquisition, Inc. and not any of its Affiliates and (b) from and after the consummation of the Acquisition, Goodman Global, Inc. and not any of its Subsidiaries.

The Issuer issued $500,000,000 aggregate principal amount of 13.50%/14.00% senior subordinated notes due 2016 (the “Notes”) under an indenture dated as of February 15, 2008 (as amended, the “Indenture”) by and between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, which is an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the Indenture because it defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Prospectus Summary.”

Brief Description of Notes

The Notes are:

•	unsecured senior subordinated obligations of the Issuer;

•	subordinated in right of payment to all existing and future Senior Indebtedness (including the Credit Facilities) of the Issuer;

•	effectively subordinated to all secured Indebtedness of the Issuer (including the Credit Facilities);

•	senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer;

•	guaranteed on an unsecured senior subordinated basis by each Subsidiary that guarantees the Credit Facilities; and

•	subject to registration with the Commission pursuant to a Registration Rights Agreement.

Guarantees

The Guarantors jointly and severally unconditionally guarantee, on a senior subordinated basis, that the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes shall be duly and punctually paid in full or performed when due, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise, and interest on overdue principal, premium, if any, Liquidated Damages, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full, all in accordance with the terms set forth in the Indenture.

The subsidiaries of the Issuer that are not Unrestricted Subsidiaries (such subsidiaries, collectively, the “Subsidiaries”) (other than as detailed below) guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor, subordinated in right of payment to all existing and future Senior Indebtedness of each such entity and is effectively subordinated to all secured Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness of subsidiaries of the Issuer that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries Guarantee the Notes. As of the date of this prospectus, all of the Issuer’s domestic Subsidiaries, other than AsureCare Corp., Guarantee the Notes, and none of the Issuer’s Foreign Subsidiaries Guarantee the Notes. See “Certain Covenants—Subsidiary Guarantors.” As of the date of this prospectus, the Issuer does not have any Unrestricted Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As of the date of this prospectus, substantially all of our consolidated assets and revenues were attributable to the Issuer and the Guarantors.

The obligations of each Guarantor under its Guarantees are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.”

A Guarantor will be deemed released from its obligations under its Guarantee of the Notes upon:

(1) the sale or disposition (including by merger or stock purchase) of a Guarantor (as an entirety) or of all or substantially all of its assets to an entity which is not and is not required to become a Guarantor, which transaction is otherwise in compliance with the Indenture,

(2) the exercise by the Issuer of Legal Defeasance (upon such Legal Defeasance becoming effective) in accordance with the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with the Indenture, or

(3) the designation of a Guarantor to become an Unrestricted Subsidiary.

Furthermore, if any Guarantor became a Guarantor because it guaranteed any of the Issuer’s other Indebtedness or any other Indebtedness of the Guarantors, or, because more than 66% of its Voting Equity Interests were pledged to a lender to secure the Issuer’s Indebtedness or any Indebtedness of any Guarantor, and such Guarantor is released from that guarantee, then it shall also be released from its Guarantee under the Indenture.

Ranking

Senior Indebtedness Versus the Notes

The payment of any Obligation in respect of the Notes, including the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes and the payment of any Guarantee are subordinated in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Credit Facilities.

The Notes are also effectively subordinated to all of the Issuer’s and the Guarantor’s existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of March 31, 2008, Goodman Global, Inc. and the Guarantors had total Indebtedness of $1,377.6 million, of which $800.0 million was Senior Indebtedness, excluding approximately $35.0 million of issued and outstanding letters of credit and up to $154.6 million of undrawn commitments for revolving credit loans under our asset-based revolving credit agreement.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial. See “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock.”

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Issuer also maintains a registrar. The initial registrar will be the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitates transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Subordination of the Notes

Any Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness ranks senior to the Notes and the Guarantees in accordance with the provisions of the Indenture.

The Issuer and the Guarantors will not incur, or suffer to exist, any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of such Person, unless, by its terms, such Indebtedness is contractually subordinate in right of payment to, or ranks pari passu with, the Notes or the Guarantee, as applicable.

Neither the Issuer nor any Guarantor may make payment (by set-off or otherwise) to the Holders of the Notes on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest (or Liquidated Damages, if any) on the Notes, or on account of the redemption provisions of the Notes (including any repurchases of Notes), for cash or property (other than Junior Securities):

(i) upon the maturity of the Issuer’s Senior Indebtedness or any Senior Indebtedness of any Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest and other amounts on such Senior Indebtedness are first paid in full in cash and, in the case of Senior Indebtedness under the Credit Facilities, all letters of credit issued under the Credit Facilities shall either have been terminated or cash collateralized in accordance with the terms thereof; or

(ii) in the event of default in the payment of any principal of, premium, if any, or interest or other amounts on the Issuer’s Senior Indebtedness or Senior Indebtedness of such Guarantor, as applicable, when such Senior Indebtedness becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist or such Senior Indebtedness has been paid in full in cash and all letters of credit issued under the Credit Facilities have been terminated or cash collateralized in accordance with the terms thereof.

Upon (i) the happening of an event of default other than a Payment Default that permits the holders of any Designated Senior Indebtedness to declare such Designated Senior Indebtedness to be due and payable and (ii) written notice of such event of default delivered to the Issuer and the Trustee by the holders or representatives of any Designated Senior Indebtedness (a “Payment Blockage Notice”), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Issuer or any Guarantor, in each case, which is an obligor or guarantor under such Designated Senior Indebtedness, to the Holders of the Notes on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest (or Liquidated Damages) on the Notes, (including any repurchases of any of the Notes), or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the “Payment Blockage Period”) (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the

Issuer and the Guarantors will be required to pay all sums not previously paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes.

Any number of Payment Blockage Notices may be given; provided, however, that: (i) not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days, and (ii) no non-Payment Default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period shall be made the basis for the commencement of any other Payment Blockage Period unless such default has been cured or waived for a period of not less than 90 days (for purposes of this provision, any subsequent action, or any subsequent breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is an event that would also have been a separate breach pursuant to any provision under which a prior event of default previously existed, will constitute a new event of default for this purpose).

Upon any distribution of assets of the Issuer or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of the Issuer or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities:

(1) the holders of all of the Issuer’s Senior Indebtedness or such Guarantor’s Senior Indebtedness, as applicable, will first be entitled to receive payment in full in cash and all letters of credit issued under the Credit Facilities will either have been terminated or cash collateralized in accordance with the terms thereof before the Holders are entitled to receive any payment (other than in the form of Junior Securities) on account of any Obligation in respect of the Notes, including the principal of, premium, if any, and interest (or Liquidated Damages) on the Notes; and

(2) any payment or distribution of the Issuer’s or such Guarantor’s assets of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Indebtedness or their representative to the extent necessary to make payment in full in cash on all such Senior Indebtedness remaining unpaid and to cash collateralize all letters of credit issued under the Credit Facilities that remain outstanding, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Notwithstanding the subordination and payment blockage provisions described above, any payment or distribution of assets of the Issuer or any Guarantor (other than Junior Securities) that is received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the payment blockage provisions described above will be held in trust for the benefit of the holders of such Senior Indebtedness, and will be immediately paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Indebtedness remaining unpaid for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash and to cash collateralize all letters of credit issued under the Credit Facilities that remain outstanding after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

The failure to make a payment on account of principal of, premium, if any, or interest (or Liquidated Damages, if any) on the Notes by reason of any of the subordination provisions contained in the Indenture will not prevent the occurrence of a Default or an Event of Default as described under “Events of Default and Remedies” or in any way limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

The obligations of each Guarantor under its Guarantee is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness of such Guarantor on the same basis as the Notes are subordinated to Senior Indebtedness of the Issuer. For the purposes of the foregoing sentence, the Trustee and the Holders have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of Notes pursuant to the Indenture. In the event that the Trustee or the Holders receive any payment from a Guarantor at a time when such payment is prohibited by the foregoing sentence, such payment will be held in trust for the benefit of, and immediately paid over and delivered to, the holders of the Senior Indebtedness of such Guarantor remaining unpaid, to the extent necessary to pay in full in cash all such Senior Indebtedness and to cash collateralize any letters of credit issued under the Credit Facilities that remain effective.

Each Holder of the Notes by his acceptance thereof authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provisions contained in the Indenture and to protect the rights of the Holders pursuant to the Indenture, and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of the Issuer or any Guarantor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or any Guarantor), the immediate filing of a claim for the unpaid balance of his Notes in the form required in said proceedings and cause said claim to be approved. In the event of any liquidation or reorganization of the Issuer or any Guarantor in bankruptcy, insolvency, receivership or similar proceeding, if the Holders of the Notes (or the Trustee on their behalf) have not filed any claim, proof of claim, or other instrument of similar character necessary to enforce the obligations of the Issuer or any Guarantor in respect of the Notes at least thirty (30) days before the expiration of the time to file the same, then in such event, but only in such event, the holders of the Senior Indebtedness or a representative on their behalf may, as an attorney-in-fact for such Holders, file any claim, proof of claim, or other instrument of similar character on behalf of such Holders. Neither the Trustee nor the holders of Senior Indebtedness nor their representative may authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or authorize the Trustee or the holders of Senior Indebtedness or their representative to vote in respect of the claim of any Holder in any such proceeding.

The terms of the subordination provisions described above will not apply to amounts deposited in trust with the Trustee pursuant to and in accordance with the provisions described under “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge,” to the extent the making of such deposit by the Issuer shall (i) not be in contravention of any term or provision of the Credit Facilities when made and (ii) be allocated for the payment of the Notes. Otherwise, any deposit of assets with the Trustee or the registrar or paying agent (whether or not in trust) for the payment of principal of or interest on any Notes will be subject to the subordination and payment blockage provisions described above; provided that, if prior to one Business Day preceding the date on which by the terms of the Indenture any such assets may become distributable for any purpose (including without limitation, the payment of either principal of or interest on any Note) the Trustee or such paying agent has not have received with respect to such assets the written notice provided for in the Indenture, then the Trustee or such paying agent will have full power and authority to receive such assets and to apply the same to the purpose for which they were received, and will not be affected by any notice to the contrary which may be received by it on or after such date.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity, Interest and HYDO Redemption

The Issuer issued $500,000,000 in principal amount of Notes to the initial Holders on February 13, 2008 and will issue up to the same principal amount of Exchange Notes in this offering. The Notes will mature on February 15, 2016. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

Interest on the Notes will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2008, to the Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

For any interest payment period after the initial interest payment period, the Issuer may, at its option, elect to pay interest on the Notes:

•	entirely in cash at a rate equal to 13.50% per annum; or

•

at a rate per annum equal to 14.00%, of which up to 3.00% per annum may be paid by issuing PIK Notes (“PIK Interest”); provided that the Issuer may not make any interest payment in PIK Notes after the first HYDO Determination Date (as defined below) to the extent such interest payment in PIK Notes would cause the accrued and unpaid interest and original issue discount on the Notes to exceed the amount described in clause (b) of the definition of HYDO Redemption Amount (as defined below).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the Notes shall be payable according to the election for the previous interest period. Interest for the first interest period commencing on the Issuer Date shall be payable entirely in cash.

PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) and (y) with respect to Notes represented by definitive certificated notes, by issuing PIK Notes in definitive certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global Notes as a result of a payment of PIK Interest, the global Notes will bear interest on such increased principal amount from and after the date of such payment of PIK Interest. Any PIK Notes issued in definitive certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes will mature on February 15, 2016 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any definitive certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after February 13, 2013, the fifth anniversary of the outstanding Notes’ issuance (each, a “HYDO

Determination Date”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the HYDO Redemption Amount (each such redemption, a “HYDO Redemption”). The redemption price for the portion of each Note redeemed pursuant to any HYDO Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. “HYDO Redemption Amount” means, as of each HYDO Determination Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the Notes over (b) and amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the Notes multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the Notes. No partial redemption or repurchase of the Notes prior to any HYDO Determination Date pursuant to any other provision of the Indenture will alter the Issuer’s obligation to make any HYDO Redemption with respect to any Notes that remain outstanding on such HYDO redemption date.

Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Issuer maintained for such purpose, payment of cash interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, interest and Liquidated Damages, if any, with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to an account in the United States. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Liquidated Damages

Liquidated damages (“Liquidated Damages”) may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer is not entitled to redeem Notes at its option prior to February 15, 2011.

At any time prior to February 15, 2011, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, mailed by first-class mail to the registered address of each Holder of Notes, or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium, and accrued and unpaid interest including Liquidated Damages, if any, to the date of redemption (the “Redemption Date”), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

On and after February 15, 2011, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest (and Liquidated Damages, if any), thereon to the applicable date of redemption of the Notes, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2011	106.75%
2012	104.50%
2013	102.25%
2014 and thereafter	100.00%

In addition, until February 15, 2011, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of Notes at a redemption price equal to 113.500% of the aggregate principal amount thereof, plus accrued and unpaid interest (and Liquidated Damages, if any) thereon to the redemption date, within 90 days of the closing of any Qualified Equity Offering from the net cash proceeds of such Qualified Equity Offering; provided that immediately following each such redemption not less than 60% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes or portions thereof to be redeemed among the Holders of the Notes pursuant to the rules of DTC, if applicable, or on a pro rata basis.

Notices of redemption shall be mailed by first-class mail, postage prepaid, or otherwise delivered in accordance with the procedures of DTC, at least 30 but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at such Holder’s registered address. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that is to be redeemed.

Upon surrender of a Note that is redeemed in part, the Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note for the Holder. Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. Interest ceases to accrue on Notes or portions of them called for redemption on and after the redemption date if the Issuer deposits with the Trustee or the paying agent immediately available funds sufficient to pay the redemption price of and accrued and unpaid interest (and Liquidated Damages, if any) on all Notes to be redeemed on that date, in accordance with the Indenture.

Repurchase at the Option of Holders

Change of Control

In the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Issuer (the “Change of Control Offer”), to require the Issuer to repurchase all or any part of such Holder’s Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof or, for PIK Notes in definitive form, $1.00 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no later than 60 calendar days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest (and Liquidated Damages, if any), to the Change of Control Purchase Date.

The Change of Control Offer shall be made within 30 calendar days following a Change of Control and shall remain open for 20 Business Days following its commencement, or such other period as may be required by applicable law (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, the Issuer shall purchase all Notes properly tendered in response to the Change of Control Offer.

Notwithstanding the foregoing, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer, including any requirements to repay in full all Indebtedness under the Credit Facilities, any of the Issuer’s other Senior Indebtedness or Senior Indebtedness of any Guarantor or obtain the consents of such lenders to such Change of Control Offer as set forth in the following paragraph, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described above under “Optional Redemption.”

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer’s compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under the Indenture.

On or before the Change of Control Purchase Date, the Issuer will:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date) of all Notes so tendered, and

(3) deliver, or cause to be delivered, to the Trustee the Notes so accepted together with an Officer’s Certificate listing the Notes or portions thereof being purchased by the Issuer.

The Credit Facilities may prohibit or limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. The Indenture requires that, prior to the commencement of a Change of Control Offer, but in any event within 60 days following any Change of Control, the Issuer will:

(1) (a) repay in full in cash and terminate all commitments under Indebtedness under the Credit Facilities and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or (b) offer to repay in full and terminate all commitments under all Indebtedness under the Credit Facilities and all such other Senior Indebtedness and repay the Indebtedness owed to each lender which has accepted such offer in full; or

(2) obtain the requisite consents under the Credit Facilities and all such other Senior Indebtedness to permit the repurchase of the Notes as provided in the Indenture.

The Issuer’s failure to comply with the preceding sentence shall constitute an Event of Default.

The Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Credit Facilities, we could seek a waiver of such default or seek to refinance our Credit Facilities. In the event we do not obtain such a waiver or refinance the Credit Facilities, such default could result in amounts outstanding under our Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock” and “Certain Covenants—Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Issuer and the Guarantors will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of one of the Issuer’s Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Issuer’s Subsidiaries, whether by the Issuer or one of the Issuer’s Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Issuer’s Subsidiaries and including any sale and leaseback transaction, other than in any such case to the Issuer or another Subsidiary and other than sales of Disqualified Capital Stock in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” (any of the foregoing, an “Asset Sale”), unless:

(1) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash, Cash Equivalents, Related Business Assets or a combination thereof;

(2) with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate Fair Market Value in excess of $10,000,000, senior management determines in good faith that the Issuer shall receive or such Subsidiary shall receive, as applicable, Fair Market Value for such Asset Sale; and

(3) with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate Fair Market Value in excess of $15,000,000, the Issuer’s Board of Directors determines in good faith that the Issuer receive or such Subsidiary receives, as applicable, Fair Market Value for such Asset Sale.

For purposes of clause (1) above, the following shall be deemed cash consideration: (x) Senior Indebtedness or balance sheet liabilities (other than contingent liabilities) assumed by a transferee in connection with such Asset Sale; provided that the Issuer is and the Issuer’s Subsidiaries are fully released from obligations in connection therewith; (y) property that within 135 days of such Asset Sale is converted into cash or Cash Equivalents; and (z) any non-cash consideration received by the Issuer or such Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other non-cash consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $25,000,000, with the Fair Market Value of each item of non-cash consideration being measured at the time received and without giving effect to subsequent changes in value; provided that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

Within 365 days following such Asset Sale, the Net Cash Proceeds therefrom (the “Asset Sale Amount”) may be:

(a) invested in Related Business Assets, used to make Restricted Investments that are not prohibited under “Certain Covenants—Limitation on Restricted Payments;”

(b) used to retire Senior Indebtedness or Indebtedness of the Issuer’s Foreign Subsidiaries; provided that if such Senior Indebtedness is Indebtedness under the Credit Facilities, the Issuer will permanently reduce the amount of such Indebtedness that is permitted to be incurred pursuant to clause (c) of “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”, provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount;

(c) applied to the optional redemption of the Notes in accordance with the terms of the Indenture and to the optional redemption of other Indebtedness pari passu with the Notes with similar provisions requiring the Issuer to repurchase such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding; or

(d) applied in any combination of the foregoing.

Pending the final application of any Net Cash Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in the preceding paragraph shall constitute “Excess Proceeds.” Within 30 days after the date that the amount of Excess Proceeds exceeds $25,000,000, the Issuer shall apply an amount equal to the Excess Proceeds (rounded down to the nearest $1,000) (the “Asset Sale Offer Amount”) by making an offer to repurchase the Notes and such other pari passu Indebtedness with similar provisions requiring the Issuer to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding (the “Asset Sale Offer”). The Issuer will offer to purchase the Notes in the Asset Sale Offer at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) of the Notes (the “Asset Sale Offer Price”), together with accrued and unpaid interest (and Liquidated Damages, if any) to the date of payment. Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Issuer may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

Notwithstanding, and without complying with, the provisions of this covenant:

(1) the Issuer may and the Issuer’s Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business;

(2) the Issuer may and the Issuer’s Subsidiaries may liquidate Cash Equivalents;

(3) the Issuer may and the Issuer’s Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with “Certain Covenants—Merger, Consolidation and Sale of Assets;”

(4) the Issuer may and the Issuer’s Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the Issuer’s business or the business of such Subsidiary, as applicable;

(5) the Issuer may and the Issuer’s Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims in the ordinary course of business;

(6) the Issuer may and the Issuer’s Subsidiaries may grant Liens (and permit foreclosure thereon) not prohibited by the Indenture;

(7) the Issuer may and the Issuer’s Subsidiaries may sell or grant licenses to use the Issuer’s or any Subsidiary’s intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(8) the Issuer may and the Issuer’s Subsidiaries may sell assets received by the Issuer or any Subsidiary upon the foreclosure on a Lien;

(9) the Issuer may and the Issuer’s Subsidiaries may sell or exchange equipment in connection with the purchase or other acquisition of other equipment;

(10) the Issuer may and the Issuer’s Subsidiaries may dispose any Capital Stock or other ownership interest in or assets or rights of an Unrestricted Subsidiary;

(11) the Issuer may and the Issuer’s Subsidiaries may make conveyances, sales, assignments or other dispositions that constitute Permitted Investments (excluding clauses (1), (2) and (3) in the definition thereof) and Restricted Payments not prohibited by “Certain Covenants—Limitation on Restricted Payments;”

(12) the Issuer may, and the Issuer’s Subsidiaries may, in one or a series of related transactions, sell or dispose of assets for which the Issuer or the Issuer’s Subsidiaries receive aggregate consideration of less than $10,000,000;

(13) a Subsidiary of the Issuer may dispose of property or assets to the Issuer and the Issuer or a Wholly-Owned Subsidiary of the Issuer may dispose of property or assets to another Wholly-Owned Subsidiary of the Issuer;

(14) the Issuer and its Subsidiaries may to the extent allowable under Section 1031 of the Code or any comparable or successor provision, engage in any exchange of like property (excluding any boot thereon) for use in a Related Business;

(15) the Issuer and its Subsidiaries may lease, assign or sub-lease any real or personal property in the ordinary course of business;

(16) foreclosures, condemnation or any similar action on assets shall not be subject to this covenant;

(17) the Issuer and its Subsidiaries may sell or discount inventory, accounts receivable or notes receivable in the ordinary course of business or convert accounts receivable to notes receivable in the ordinary course of business;

(18) the Issuer and its Subsidiaries may unwind any Hedging Obligation; and

(19) the Issuer and its Subsidiaries may sell or otherwise dispose of property or assets described in Schedule 9.4 of the credit facility described in clause (1) of the definition of Credit Facility.

All Net Cash Proceeds in excess of $10,000,000 from an Event of Loss shall be reinvested or used as otherwise provided above in clauses (a) or (b) or the first paragraph of this covenant.

Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, the Issuer’s compliance or the compliance of any of the Issuer’s Subsidiaries with such laws and regulations shall not in and of itself cause a breach of the Issuer’s obligations under this covenant.

If the payment date in connection with an Asset Sale Offer hereunder is on or after the Record Date for an Interest Payment Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a note is registered at the close of business on such Record Date.

The Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the Notes under certain circumstances.

Certain Covenants

During any period of time that (a) the Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Issuer’s Subsidiaries will not be subject to the covenants specifically listed under the following captions under this “Description of Notes” section of this prospectus (collectively, the “Suspended Covenant”):

(1) “Repurchase at the Option of Holders—Change of Control;”

(2) “Repurchase at the Option of Holders—Asset Sales;”

(3) “—Limitation on Restricted Payments;”

(4) “—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock;”

(5) clause (3) of the first paragraph of “Merger, Consolidation or Sale of Assets;”

(6) “—Limitation on Transactions with Affiliates;”

(7) “—Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries;”

(8) “—Limitation on Subsidiary Guarantors;” and

(9) “—Limitations on Layering Indebtedness.”

In the event that the Issuer and the Issuer’s Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (x) withdraw their Investment Grade Rating or downgrade the rating assigned to such series of Notes below an Investment Grade Rating and/or (y) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such series of Notes below an Investment Grade Rating, then the Issuer and the Issuer’s Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (y) of this paragraph. During the period when a Suspended Covenant is in effect (a “Suspension Period”), (A) the amount of Excess Proceeds from Asset Sales shall be reset to zero and (B) no action taken or omitted to be taken by the Issuer or any Subsidiary prior to the Reversion Date will give rise to a Default or Event of Default, provided that (i) with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though the limitations contained under “Certain Covenants—Limitation on Restricted Payments” had been in effect prior to, but not during such Suspension Period and (ii) all Indebtedness incurred, or Disqualified Capital Stock issued, during such Suspension Period will be deemed to have been incurred or issued pursuant to clause (e) under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer shall not, and shall not permit any of the Issuer’s Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Issuer is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” or

(3) the aggregate amount of all Restricted Payments made by the Issuer and the Issuer’s Subsidiaries, including after giving effect to such proposed Restricted Payment on and after the Issue Date, would exceed, without duplication, the sum of:

(a) 50% of the Issuer’s aggregate Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter in which the Issue Date occurs to and including the last day of the most recent fiscal period for which internal financial statements are available (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(b) the aggregate Net Cash Proceeds received by the Issuer from a Capital Contribution or from the sale of the Issuer’s Equity Interests (other than Disqualified Capital Stock) or of debt securities of the Issuer that have been converted into or exchanged for Capital Stock of the Issuer (other than (i) to one of the Issuer’s Subsidiaries, (ii) the Net Cash Proceeds received by the Issuer from a Capital Contribution or from the sale of the Issuer’s Equity Interests in connection with the Merger and Related Financing Transactions, (iii) to the extent applied in connection with a Qualified Exchange, (iv) Excluded Contributions, or (v) used to make Restricted Payments pursuant to clause (a)(ii)(A) of the following paragraph, or, to avoid duplication, otherwise given credit for in any provision of the following paragraph), after the Issue Date, plus

(c) 100% of the aggregate amount received in cash, less the cost of disposition, by means of:

(i) the sale or other disposition (other than to the Issuer or a Subsidiary) of Restricted Investments made by the Issuer or its Subsidiaries and repurchases and redemptions of such

Restricted Investments from the Issuer or its Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Subsidiary pursuant to paragraph (i) of the following paragraph of this Restricted Payments covenant or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(d) in the case of the redesignation of an Unrestricted Subsidiary as a Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Subsidiary, not to exceed the amount of Investments previously made by the Issuer or any Subsidiary in such Person through the designation of such Person as an Unrestricted Subsidiary, or to the extent such Investment constituted a Permitted Investment.

The foregoing clauses (1), (2) and (3) of the first paragraph of this Restricted Payments covenant, however, will not prohibit:

(a) (i) other Restricted Payments pursuant to this clause (a)(i) in an aggregate amount not to exceed $10,000,000, and (ii) so long as no Default or Event of Default shall have occurred and be continuing, payments of cash dividends to any Parent Entity for repurchases of Equity Interests, or regardless of whether a Default or Event of Default shall have occurred and be continuing, Restricted Payments in the form of repurchase of Equity Interest in exchange for subordinated Indebtedness described in clause (13) of the definition of “Permitted Indebtedness,” in each case, from the Issuer’s employees, distributors or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of, any Parent Entity or any Subsidiary of the Issuer upon the death, disability, retirement or termination of employment, provided such repurchases are made with the proceeds of such dividends within ten Business Days of the payment of such dividends, provided, further, that, the aggregate amount of such repurchases (x) in any calendar year does not exceed $5,000,000, with unused amounts in any calendar year being carried over to the immediately succeeding calendar year and (y) the aggregate amount of such repurchases after the Issue Date shall not exceed $25,000,000 in the aggregate; provided, still further, that such amounts specified above relating to calendar and aggregate limits may be increased by an amount equal to

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any Parent Entity, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are not Excluded Contributions and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this Restricted Payments covenant; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or any Subsidiary after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (a)(ii);

(b) so long as no Default or Event of Default shall have occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the Issue Date in accordance with this Restricted Payments covenant to the extent such dividends are included in the definition of “Consolidated Fixed Charges;”

(c) the repurchase, redemption or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the Notes or any Guarantee (i) with Excess Proceeds to the extent such Excess

Proceeds are permitted to be used for general corporate purposes under the covenant described under “Repurchase at the Option of Holders—Asset Sales” or (ii) with, after the completion of a Change in Control Offer pursuant to the terms of the covenant described under “Repurchase at the Option of Holders—Change of Control”, cash offered to redeem Notes pursuant to such Change of Control Offer less any cash paid to Holders of the Notes pursuant to such Change in Control Offer;

(d) the declaration and payment of any dividend, distribution or other payments by any of the Issuer’s Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

(e) a Qualified Exchange;

(f) the payment of any dividend on shares of Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions;

(g) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price thereof;

(h) payments to a Parent Entity (or a subsidiary of a Parent Entity), pursuant to this clause (h), (1) to enable the Parent Entity to pay Federal, state or local tax liabilities (any such payments to a Parent Entity, a “Tax Payment”), not to exceed the amount of any tax liabilities that would be otherwise payable by the Issuer and its United States subsidiaries to the appropriate taxing authorities to the extent that the Parent Entity has an obligation to pay such tax liabilities relating to the operations, assets, or capital of the Issuer or its United States subsidiaries; provided that (x) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by the Issuer and any of its United States subsidiaries in respect of their consolidated Federal income tax liability, or consolidated, combined, unitary or group, state or local income tax liability, such payment shall be determined assuming that the Issuer is the parent company of an affiliated group (the “Company Affiliated Group”) filing a consolidated Federal income tax return or consolidated, combined, unitary, or group, state or local income tax return, and that the Parent Entity and each such United States subsidiary is a member of the Issuer Affiliated Group and (y) any Tax Payments shall either be used by the Parent Entity to pay such tax liabilities within 90 days of the Parent Entity’s (or a subsidiary of a Parent Entity) receipt of such payment or refunded to the payee, (2) in an aggregate amount not to exceed $1,000,000 during any calendar year, in each case in order to pay legal and accounting expenses, payroll and other compensation expenses in the ordinary course of business, and filing and listing fees and other corporate overhead expenses in the ordinary course of business, and (3) in order to pay the fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity of such Parent Entity. For purposes of this clause (h), “tax liabilities” shall include any penalties and interest related to a tax liability;

(i) payments of cash, or dividends, distributions or advances to any Parent Entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of any Parent Entity, up to an aggregate amount pursuant to this clause (i) not to exceed $1,000,000;

(j) Restricted Payments that are made with Excluded Contributions; and

(k) any Restricted Payment made in connection with the Merger and the Related Financing Transactions and the fees and expenses related thereto.

The full amount of any Restricted Payment made pursuant to the foregoing clauses (b), (c) and (d) (but not pursuant to clause (a), (e), (f), (g), (h), (i), (j), and (k)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph of this Restricted Payments covenant.

For purposes of this Restricted Payments covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the Fair Market Value thereof, as determined in the good faith reasonable judgment of the Issuer’s Board of Directors, unless stated otherwise, at the time made or returned, as applicable.

Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock

Except as set forth in this covenant, the Issuer shall not and shall not permit any of the Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

Notwithstanding the foregoing if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and the use of proceeds thereof; and

(2) on the date of such incurrence (the “Incurrence Date”), the Issuer’s Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date for which internal financial statements of the Issuer are available, after giving effect on a pro forma basis to such incurrence of such Indebtedness and the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”),then the Issuer and the Guarantors may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness).

In addition, the foregoing limitations of the first and second paragraphs of this covenant will not prohibit:

(a) the Issuer’s incurrence or the incurrence by any Subsidiary of (1) Purchase Money Indebtedness, and any Refinancing Indebtedness in respect thereof; provided that (A) the amount of such Indebtedness shall not constitute more than 100% of the Issuer’s cost or the cost to such Subsidiary (determined in accordance with GAAP in good faith by the Issuer), as applicable, of the property so purchased, constructed, improved or leased, (B) such Indebtedness is not incurred to acquire the Capital Stock of any Person, and (C) the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this clause (1) shall not exceed $50,000,000; (2) Capital Lease Obligations; (3) Indebtedness for the financing of insurance premiums; and (4) any Refinancing of Indebtedness described in clause (2) or (3); provided, that the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to clauses (2), (3) and (4) of this clause (a) shall not exceed $20,000,000,

(b) the Issuer’s incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (b) (including any Refinancing Indebtedness in respect thereof of up to $25,000,000;

(c) the Issuer’s incurrence or the incurrence by any Subsidiary of Indebtedness pursuant to the Credit Facilities in an aggregate amount incurred and outstanding at any time pursuant to this clause (c) (including any Refinancing Indebtedness in respect thereof) of up to $1,225,000,000, with letters of credit being deemed to have a principal amount equal to the full amount thereof, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (b) of the third paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales” or (2) assumed by a transferee in an Asset Sale;

(d) the incurrence by any Foreign Subsidiary in an aggregate amount incurred and outstanding at any time pursuant to this clause (d) (including any Refinancing Indebtedness in respect thereof) of up to $20,000,000; and

(e) Existing Indebtedness and the incurrence by the Issuer or any Subsidiary of the Issuer of any Refinancing Indebtedness in respect thereof.

For purposes of determining compliance with this covenant:

(i) Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of the Issuer’s Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with the Issuer or one of the Issuer’s Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of the Issuer’s Subsidiaries or is merged with or into or consolidated with the Issuer or one of the Issuer’s Subsidiaries as applicable.

(ii) Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of the Issuer’s Indebtedness or of the Indebtedness of a Subsidiary incurred in accordance with the terms of the Indenture will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence the Issuer may designate (and later redesignate) in the Issuer’s sole discretion pursuant to which provision of this covenant or the definition of “Permitted Indebtedness” any Indebtedness is being incurred and the Issuer may subdivide an amount of Indebtedness and designate (and later redesignate) more than one such provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant or the definition of “Permitted Indebtedness.” Accrual of interest or dividends on Disqualified Capital Stock, the accretion of accreted value, the payment of interest or dividends on Disqualified Capital Stock paid in kind, changes in obligations in respect of Hedging Obligations, and any increase as a result of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

(iii) For the avoidance of doubt, outstanding Indebtedness shall be determined without duplication of Refinancing Indebtedness in respect thereof.

(iv) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(v) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitations on Liens

The Issuer shall not and the Guarantors shall not, and neither the Issuer nor the Guarantors shall permit any of the Issuer’s Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom securing any of the Issuer’s Indebtedness or any Indebtedness of any Guarantor, unless the Issuer provides, and cause the Issuer’s Subsidiaries to provide, concurrently therewith, that the Notes and the applicable Guarantees are equally and ratably so secured for so long as such other Indebtedness is secured by such Lien; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the Notes (and any related applicable Guarantees) with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes (and any related applicable Guarantees).

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer shall not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of the Issuer’s assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons or adopt a plan of liquidation, unless:

(1) either (a) the Issuer is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation, is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the Issuer’s obligations in connection with the Notes and the Indenture;

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

(3) unless such transaction is solely the merger of the Issuer and one of the Issuer’s previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction, which transaction is not for the purpose of evading the restrictions imposed by the Indenture, immediately after giving effect to such transaction on a pro forma basis, either (a) the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” or (b) so long as the Debt Incurrence Ratio prior to such transaction is greater than 1.25 to 1.0, the Debt Incurrence Ratio for the resulting, surviving or transferee entity would be greater than such ratio for the Issuer and its Subsidiaries immediately prior to such transaction; and

(4) each Guarantor (unless it is the other party to the transactions described above, in which case clause (1)(b) above shall apply) shall have, by amendment to its Guarantee set forth in the Indenture, if necessary confirmed in writing that its Guarantee shall apply to the obligations of the Issuer or the surviving entity in accordance with the Notes and the Indenture.

Notwithstanding clauses (2) and (3) of this covenant, (a) any Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and (b) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Subsidiaries is not increased thereby.

Upon any consolidation or merger or any transfer of all or substantially all of the Issuer’s assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Issuer is merged or to which such transfer is made shall succeed to and (except in the case of a lease or any transfer of all or substantially all of the Issuer’s assets) be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor corporation had been named therein as the Issuer, and (except in the case of a lease or any transfer of all or substantially all of the Issuer’s assets) the Issuer shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Issuer’s interest in which constitutes all or substantially all of the Issuer’s properties and assets, shall be deemed to be the transfer of all or substantially all of the Issuer’s properties and assets.

Limitation on Transactions with Affiliates

Neither the Issuer nor any of the Issuer’s Subsidiaries shall enter into or amend any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions),

(1) unless it is determined that the terms of such Affiliate Transactions are fair and reasonable to the Issuer, and no less favorable to the Issuer than could have been obtained in an arm’s length transaction with a non-Affiliate,

(2) if involving consideration to either party in excess of $10,000,000, unless such Affiliate Transaction(s) has been approved by a majority of the members of the Issuer’s Board of Directors (including a majority of members of the Issuer’s Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested), and

(3) if involving consideration to either party in excess of $20,000,000, unless, in addition the Issuer, prior to the consummation thereof, obtain a written favorable opinion, which opinion can be subject to customary qualifications, as to the fairness of such transaction to the Issuer from a financial point of view from an independent investment banking firm of national reputation in the United States or an appraisal or valuation firm of national reputation in the United States.

Within 10 days of any Affiliate Transaction(s) involving consideration to either party of $10,000,000 or more (other than Exempted Affiliate Transactions), the Issuer shall deliver to the Trustee an Officer’s Certificate addressed to the Trustee certifying that such Affiliate Transaction(s) were made in compliance with the Indenture and a copy of the board resolutions and opinion as to the fairness of such transaction, as applicable.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

The Issuer shall not and the Guarantors shall not, and neither the Issuer nor the Guarantors shall permit any of the Issuer’s Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of the Issuer’s Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Issuer or any of the Issuer’s Subsidiaries, except:

(1) restrictions imposed by the Notes or the Indenture or by the Issuer’s other Indebtedness (which may also be guaranteed by the Guarantors) ranking senior or pari passu with the Notes or the Guarantees, as applicable, provided that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes;

(2) restrictions imposed by applicable law;

(3) existing restrictions on Existing Indebtedness and restrictions that are no more restrictive, taken as a whole, than such existing restrictions, on Refinancing Indebtedness thereof;

(4) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by the Issuer or any of the Issuer’s Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

(5) restrictions imposed by Indebtedness incurred under the Credit Facilities or other Senior Indebtedness incurred pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” provided that such restrictions are no more restrictive, taken as a whole, than those imposed by the Credit Facilities;

(6) restrictions with respect solely to any of the Issuer’s Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or any assets of such Subsidiary; provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold or, in the case of a sale of all or substantially all of the Equity Interests of a Subsidiary, the cash or Cash Equivalents held by such Subsidiary;

(7) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” provided that such restrictions relate only to the transfer of the property acquired, constructed, installed or improved with the proceeds of such Purchase Money Indebtedness;

(8) customary provisions with respect to joint venture agreements and other similar agreements;

(9) restrictions contained in Indebtedness incurred under clause (b) under the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(10) restrictions contained in Indebtedness incurred by a Foreign Subsidiary in accordance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” provided that such restrictions relate only to one or more Foreign Subsidiaries;

(11) reserved;

(12) customary restrictions on deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) customary provisions contained in leases, licenses or similar agreements, including those with respect to intellectual property and other agreements, in each case entered into in the ordinary course of business;

(14) customary restrictions contained in any Hedging Obligation that is Permitted Indebtedness; and

(15) in connection with and pursuant to permitted refinancings, amendments, modifications, restatements, renewals, increases, supplements, refundings or replacements of restrictions imposed pursuant to clauses (1), (3), (4), (7), (14) or this clause (15) of this paragraph that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice shall not be prohibited by the foregoing and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Subsidiary Guarantors

The Issuer shall cause all of the Issuer’s present and future Subsidiaries that guarantee the obligations of the Issuer or any Subsidiary (other than solely obligations of one or more Foreign Subsidiaries) under the Credit Facilities, to jointly and severally guarantee all principal, premium, if any, and interest on the Notes on a senior subordinated basis.

If any of the Issuer’s Subsidiaries (including Foreign Subsidiaries) that is not a Guarantor guarantees any of the Issuer’s other Indebtedness or any other Indebtedness of the Guarantors, or the Issuer or any of the Issuer’s Subsidiaries, individually or collectively, pledges more than 66% of the Voting Equity Interests of a Subsidiary (including Foreign Subsidiaries) that is not a Guarantor to a lender to secure the Issuer’s Indebtedness or any Indebtedness of any Guarantor, then such Subsidiary must become a Guarantor.

Limitation on Layering Indebtedness

The Issuer shall not and the Guarantors shall not, directly or indirectly, incur or suffer to exist any Indebtedness that is contractually subordinate in right of payment to any of the Issuer’s other Indebtedness or any other Indebtedness of a Guarantor unless, by its terms, such Indebtedness is contractually subordinate in right of payment to, or ranks pari passu with, the Notes or the Guarantee, as applicable.

The Issuer shall not and the Guarantors shall not, directly or indirectly, incur or suffer to exist (a) any Indebtedness that is secured by any Liens that have any form of subordinated lien priority with respect to the Liens securing any other Indebtedness of the Issuer or any of the Guarantors, or (b) any Indebtedness secured by a common Lien with other Indebtedness, subject to a payment waterfall or similar arrangement whereby one item of Indebtedness has priority over the other in its right to receive proceeds of collateral covered by such common Lien, in each case, other than:

(1) Indebtedness incurred under the Credit Facilities pursuant to clause (c) of the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” may be secured by Liens with respect to assets (the “Purchase Money Debt Common Collateral”) which also secure Purchase Money Indebtedness incurred pursuant to clause (a) of the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” and the Liens securing the Credit Facilities may have a subordinate priority with respect to the Purchase Money Debt Common Collateral to the Liens securing such Purchase Money Indebtedness; and

(2) if any of the Indebtedness incurred under the Credit Facilities pursuant to clause (c) of the covenant described under “Repurchase at the Option of Holders—Asset Sales” is incurred pursuant to an asset based-revolving loan facility (the “ABL Facility”) that makes credit available based on the value of the obligors’ current assets that are collateral for such facility (the “ABL Common Collateral”) and at the same time Indebtedness is incurred under the Credit Facilities pursuant to clause (c) of the covenant described under “Repurchase at the Option of Holders—Asset Sales” in the form of one or more term loans (the “Term Loans”), the Liens securing the Term Loans may have a subordinate priority, consistent with customary practice, with respect to any of the ABL Common Collateral, to the Liens securing the ABL Facility, and the Liens securing the ABL Facility may have a subordinate priority, consistent with customary practice, with respect to any of the assets securing the Term Loans, to the Liens securing the Term Loans.

Reports and Other Information

Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will deliver to the Trustee, within 5 days after the Issuer is or would have been (if the Issuer was subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports if the Issuer were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Issuer’s certified independent public accountants, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, from and after the registration of the Notes pursuant to the Registration Rights Agreement, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission; provided, however, that, unless otherwise required pursuant to the rules and regulations of the Commission, (A) consolidating footnotes as required by Rule 3-10 of Regulation S-X in any such financial statements will not be required for financial statement provided in respect of any financial period ending prior to December 31, 2007, (B) no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required to be included in or accompany any financial statements, (C) financial statements shall not be required to include any financial schedules required by Regulation S-X, (D) financial statements shall not be required pursuant to Rule 3-05 of Regulation S-X except in respect of completed acquisitions for the most recent fiscal year of the acquired business and subsequent interim periods, and shall not be required to include more information than the financial statements of the Issuer, and (E) no financial statements of unconsolidated entities that would be required pursuant to Rule 3-09 of Regulation S-X shall be required.

Unless the information required by this covenant to be delivered is electronically available on EDGAR (or any successor system for reports with the Commission), including on a registration statement on Form S-4, the Issuer will distribute such information and such reports electronically to the Trustee, and will make them available upon request to any Holder, any beneficial owner of the Notes, any prospective investor, any securities analyst and any market maker in the Notes by posting such information and reports on the Issuer’s website, Intralinks or any comparable online data system and the provision of such information through such online data system shall satisfy the Issuer’s obligation to deliver such information pursuant to this covenant.

In the event that (1) the rules and regulations of the Commission permit the Issuer and any Parent Entity to report at such Parent Entity’s level on a consolidated basis and (2) such Parent Entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer and its Affiliates, the information and reports required by this covenant may be those of such Parent Entity on a consolidated basis; provided that such information and reports distinguish in all material respects between the Issuer and its Subsidiaries and such Parent Entity and its other subsidiaries, if any; provided, further, that if such Parent Entity’s capitalization (including cash, Cash Equivalents and Indebtedness) differs from that of the Issuer and its Subsidiaries in any material respect, such information and reports will include annual and quarterly financial statements substantially equivalent to the financial statements that would have been included in reports filed with the Commission, if the Issuer were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Issuer’s certified independent public accountants.

To the extent not satisfied by the foregoing, for so long as any Notes remain outstanding, Holders and prospective purchasers that are “qualified institutional buyers” (as that term is defined in Rule 144A under the Securities Act) shall have the right to obtain from the Issuer and the Guarantors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Issuer will not be deemed to have failed to comply with any of its obligations under the foregoing clauses of this covenant for purposes of clause (c) under “Events of Default and Remedies” until 30 days after the date any financial statements or reports hereunder are due.

The Issuer will hold a conference call for all the Holders and securities analysts to discuss such financial information no later than (i) ten Business Days after distribution of such information in the case of quarterly financial information other than for the end of a fiscal year, and (ii) fifteen Business Days after the distribution of such information in the case of annual financial information, and, in each case, will give prior notice to Holders of such calls at least two Business Days prior to such conference call. The Issuer will not be deemed to have failed to comply with any of its obligations under the foregoing for purposes of clause (c) under “Events of Default and Remedies” until 10 days after receipt of a written notice from the Trustee or Holders of 25% of the outstanding Notes directing the Issuer to hold such conference call.

Maintenance of Properties and Insurance

The Issuer and the Guarantors shall cause all material properties used or useful to the conduct of their business and the business of each of their Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in their reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this covenant shall prevent the Issuer or any Guarantor from discontinuing any operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is (a) (i) in the judgment of the Board of Directors of the Issuer, desirable in the conduct of the business of such entity and (ii) would not have a material adverse effect on the ability of the Issuer and the Guarantors to satisfy their obligations under the Notes, the Guarantees and the Indenture, and, to the extent applicable, (b) as otherwise permitted under the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

The Issuer and Guarantors shall provide, or cause to be provided, for themselves and each of their Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Board of Directors of the Issuer is adequate and appropriate for the conduct of the business of the Issuer, the Guarantors and such Subsidiaries.

Events of Default and Remedies

The Indenture provides that “Event of Default” means any one of the following events:

(a) the Issuer’s failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) the Issuer’s failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

(c) the Issuer’s failure or the failure by any of the Issuer’s Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions of the caption “Principal, Maturity, Interest and HYDO Redemption,” the covenant described under “Repurchase at the Option of Holders—Change of Control,” and the caption “Merger, Consolidation or Sale of Assets,” the continuance of such failure for a period of 30 days after written notice is given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding (provided that, if applicable, failure by the Issuer or any Guarantor to comply with the provisions of Section 314(a) of the TIA will not in itself be deemed a Default or an Event of Default under the Indenture);

(d) a default in the Issuer’s Indebtedness or the Indebtedness any of the Issuer’s Subsidiaries with an aggregate amount outstanding in excess of $25,000,000 (i) resulting from the failure to pay principal at maturity or (ii) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

(e) final unsatisfied judgments not covered by insurance aggregating in excess of $25,000,000, at any one time rendered against the Issuer or any of the Issuer’s Subsidiaries and not paid, stayed, bonded or discharged within 60 days after such judgments become final;

(f) any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its guarantee; or

(g) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary.

If a Default occurs and is continuing, the Trustee must, within 90 days after the receipt of notice of such Default, give to the Holders notice of such Default.

If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (g) above relating to the Issuer or any of the Issuer’s Significant Subsidiaries,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuer (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately; provided, however, that if any Senior Indebtedness is outstanding pursuant to the Credit Facilities, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the fifth Business Day after sending the Issuer and the representative under the Credit Facilities such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Indebtedness under the Credit Facilities. In the event a declaration of acceleration resulting from an Event of Default described in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if (i) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged, (ii) such default is cured, (iii) such default is waived or (iv) the Holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 30 days thereof and, with respect to clauses (iii) or (iv), the Trustee has received written notice of such waiver or rescission within 30 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (g) above, relating to the Issuer or any of the Issuer’s Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes which have become due solely by such acceleration, have been cured or waived.

The Indenture provides that, prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

The Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Liquidated Damages, if any, that has become due solely because of the acceleration have been cured or waived).

However, no waiver shall be effective against any Holder for any Event of Default or event which with notice or lapse of time or both would be an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby, unless all such affected Holders agree, in writing, to waive such Event of Default or other event. No such waiver shall cure or waive any subsequent default.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee reasonable security or indemnity. Except to enforce the right to receive payment of principal of, premium and Liquidated Damages, if any, and interest when due, a Holder of a Note may pursue a remedy with respect to the Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

Subject to certain restrictions, under the Indenture the Holders of at least a majority in aggregate principal amount of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that the Trustee determines in good faith may be unduly prejudicial to the rights of the other Holders of the Notes not joining in the giving of such direction or that may involve the Trustee in personal liability, and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of the Notes.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

No direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Issuer, the Guarantors or any successor entity shall have any personal liability in respect of the Issuer’s obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have each of the Issuer and the Guarantors, as applicable, discharged from its obligations with respect to all outstanding Notes and Guarantees, as applicable (“Legal Defeasance”), except for:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(b) the Issuer’s obligations with respect to Notes concerning authentication and delivery of Notes, issuing temporary Notes, registration of Notes and transfer and exchanges of Notes, mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency for registration and for payment and money held in trust, payment of defaulted interest and certain similar matters;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including the payment of principal, premium, if any, interest and Liquidated Damages, if any) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States legal tender, U.S. Government Obligations, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants which opinion can be subject to customary qualifications, to pay the principal of, premium, if any, and Liquidated Damages, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected exclusive security interest in such trust;

(b) in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel which opinion can be subject to customary qualifications reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel which opinion can be subject to customary qualifications reasonably acceptable to the Trustee confirming that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of the deposit and, in the case of Legal Defeasance, no Event of Default specified in clause (g) under “Events of Default and Remedies” may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(e) the Defeasance may not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(f) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent to hinder, delay or defraud any other of the Issuer’s creditors; and

(g) the Issuer must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of the conditions in clauses (a) through (f) above, and an Opinion of Counsel, confirming the satisfaction of the conditions in clauses (a) (with respect to the validity and perfection of the security interest), (b), (c) and (e).

If the amount deposited with the Trustee to effect a Defeasance is insufficient to pay the principal of, premium, if any, and interest on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, then (so long as the insufficiency exists or the order remains in effect) the Issuer and the Guarantors’ obligations under the Indenture and the Notes will be revived, and the Defeasance will be deemed not to have occurred.

Legal Defeasance and Covenant Defeasance shall be deemed to occur on the day on which all of the applicable conditions set forth above are satisfied (which shall not be earlier than the 91st day after the date of the deposit described in clause (a) in the case of Legal Defeasance).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when either:

(a) All outstanding Notes, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) (1) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) the Issuer shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be;

(3) such deposit does and will not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of the Issuer’s Subsidiaries are a party or are otherwise bound;

(4) the Issuer shall have paid all other amounts payable by the Issuer under the Indenture;

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with intent to hinder, delay, or defraud any other of the Issuer’s creditors; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, which opinion can be subject to customary qualifications, confirming the satisfaction of the conditions in clause (3) above.

Upon satisfaction of the conditions set forth above and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of the Indenture and the Notes.

Amendment, Supplement and Waiver

Except as provided below under this section, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Guarantees, with the consent of the Holders of a majority in aggregate principal amount of the Notes (including, without limitation, the Additional Notes, if any, voting as a single class) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

The Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer or any Subsidiary with any provision of the Indenture, the Notes or the Guarantees.

The Indenture provides that without the consent of each Holder affected (it being understood that, except as expressly stated otherwise in paragraphs (a) through (e) below, the covenant described under “Repurchase at the

Option of Holders—Asset Sales” and the covenant described under “Repurchase at the Option of Holders—Change of Control” may be amended, waived or modified in accordance with the first paragraph under the heading “Amendment, Supplement and Waiver”) an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at the Issuer’s option, or change the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the Issuer’s option, on or after the redemption date), or after an Asset Sale or Change of Control has occurred reduce the Change of Control Purchase Price or the Asset Sale Offer Price with respect to the corresponding Asset Sale or Change of Control or alter the provisions (including the defined terms used therein) regarding the Issuer’s right to redeem the Notes at the Issuer’s option in a manner adverse to the Holders;

(b) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture; or

(c) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

(d) make any changes in the foregoing clauses (a) through (c) or this clause (d), in a manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or any Guarantee, without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of definitive Notes or to alter the provisions concerning authentication and delivery of Notes, issuing temporary Notes, registration of Notes and transfers and exchange of Notes, mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency for registration and for payment and money held in trust, payment of defaulted interest and certain similar matters in a manner that does not materially adversely affect any Holder;

(c) to provide for the assumption of the Issuer’s obligations to the Holders of the Notes by a successor to the Issuer pursuant to the caption “Merger, Consolidation or Sale of Assets;”

(d) to provide for additional Guarantors as set forth in the covenant described under “Certain Covenants—Subsidiary Guarantors” or for the release or assumption of a Guarantee in compliance with the Indenture;

(e) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights hereunder of any Holder of the Notes;

(f) to comply with the provisions of DTC, Euroclear or Clearstream or the Trustee with respect to the provisions of the Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein;

(g) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(h) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; and

(i) to provide for the issuance of PIK Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents required by the Indenture, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of the Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that adversely affects its own rights, duties or immunities under the Indenture or otherwise.

Notwithstanding the foregoing, no amendment to the subordination provisions of the Indenture may adversely affect the rights of any holders of Designated Senior Indebtedness then outstanding without the consent of the holders of such Designated Senior Indebtedness (or any group or representative thereof authorized to give such consent).

It shall not be necessary for the consent of the Holders of Notes to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that if an Event of Default of which the Trustee has knowledge has occurred and is continuing, the Trustee shall exercise its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Governing Law

The Indenture, the Notes and the Guarantees are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture.

“Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Issuer, including by designation, or is merged or consolidated into or with the Issuer or one of its Subsidiaries.

“Additional Notes” means additional Notes which may be issued after the Issue Date pursuant to the Indenture (other than the Exchange Notes and any PIK Notes issued (and any increase in the aggregate principal amount of Notes) as a result of the payment of PIK Interest). All references herein to “Notes” shall be deemed to include Additional Notes except as stated otherwise.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; shall for such purposes be deemed to possess control. Notwithstanding the foregoing, the term “Affiliate” shall not include Subsidiaries.

“Applicable Premium” means, with respect to the Notes at any Redemption Date the excess of (1) the present value at such time of (a) the redemption price of such Notes at February 15, 2011 plus (b) all accrued and unpaid interest required to be paid on such Notes from the Redemption Date through February 15, 2011, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 0.50% per annum, over (2) the principal amount of such Notes; provided, however, that such value shall not be less than zero.

“Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Beneficial Owner” or “beneficial owner” for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

“Board of Directors” means the board of directors of the Issuer or any committee of the board of directors authorized, with respect to any particular matter, to exercise the power of the board of directors of the Issuer.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Issuer from a direct or indirect parent of the Issuer for which no consideration (other than the issuance of Equity Interests (other than Disqualified Capital Stock)) is given.

“Capitalized Lease Obligations” means, as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such Capitalized Lease prior to the first date upon which such Capitalized Lease may be prepaid by the lessee without payment of a penalty.

“Capitalized Leases” means, as applied to any Person, all leases of property (whether real, personal or mixed) by such Person as a lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand deposits, time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic or foreign commercial bank of recognized standing having capital and surplus in excess of $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(3) commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(4) repurchase obligations having terms not more than seven days, with institutions meeting the criteria set forth in clause (2) above, for underlying securities of the types described in clauses (2) and (3) above;

(5) interests in money market or mutual funds all of whose assets are invested in assets or securities of the type described in clauses (1) through (4) above;

(6) with respect to Investments by any Foreign Subsidiary, any demand deposit account;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; or

(9) investments in mutual funds, 95% of more of the assets of which are invested in obligations of the types described in clauses (1)—(8) above, and in the case of each of (1), (2), and (3) maturing within two years after the date of acquisition.

“Change of Control” means:

(A) prior to the consummation of the first Public Equity Offering after the Issue Date, (1) the Permitted Holders shall cease to beneficially own, in the aggregate, directly or indirectly, 35% of the voting power of the Voting Equity Interests of the Issuer (and its direct or indirect Parent Entities) (provided, that for purposes of determining the beneficial ownership of the Permitted Holders, Voting Equity Interests beneficially owned by the management of the Issuer (or its direct or indirect Parent Entities) shall be deemed not to exceed 10% of the outstanding Voting Equity of the Issuer (or its direct or indirect Parent Entities), (2) any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more or the voting or economic interests of the Issuer and its direct and indirect Parent Entities than is beneficially owned by the Investors,

(B) any merger or consolidation of the Issuer (or its direct or indirect Parent Entities) with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Issuer’s assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more than 40% of the aggregate voting power of the Voting Equity Interests of the transferee(s) or surviving entity or entities, unless the Investors, in the aggregate, beneficially own, directly or indirectly, a greater percentage of the voting power than such person,

(C) any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more than 40% of the aggregate voting power of the Voting Equity Interests of the Issuer (or its direct or indirect Parent Entities), unless the Investors, in the aggregate, beneficially own, directly or indirectly, a greater percentage of the voting power than such person,

(D) the Continuing Directors cease for any reason to constitute a majority of the Issuer’s Board of Directors then in office (except by reason of temporary vacancies created by the death, incapacity or the unscheduled resignation of a director, prior to the replacement of such director), or

(E) the Issuer adopts a plan of liquidation.

As used in this definition, “person” (including any group that is deemed to be a “person”) has the meaning given by Sections 13(d) of the Exchange Act, whether or not applicable.

“Clearstream” means Clearstream Banking Luxembourg, or its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation:

(1) any conversion of an Unrestricted Subsidiary into a Subsidiary and any acquisition, in each case which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

(2) the incurrence of any Indebtedness or the issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom), other than Indebtedness incurred under any revolving credit facility, shall be assumed to have occurred on the first day of the Reference Period;

(3) if since the beginning of such period the Issuer or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the net proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period;

(4) in the case of an incurrence, at any time during or after the Reference Period, of Indebtedness (including any Disqualified Capital Stock) with a floating interest or dividend rate, such floating interest or dividend rate shall be computed on a pro forma basis as if the rate applicable at the Transaction Date had been in effect from the beginning of the Reference Period to the Transaction Date, unless such Person or any of its Subsidiaries is a party to a Hedging Obligation that has the effect of fixing in whole or in part the interest rate or dividend rate on the date of computation, in which case such rate shall be used, without duplication, to the extent applicable to such Indebtedness; and

(5) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and expected to be realized within the eighteen months following such event.

“Consolidated EBITDA” means, for any four quarter period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(1) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(2) Cash Taxes;

(3) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs);

(4) Non-Cash Charges;

(5) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income);

(6) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) Apollo Management L.P. or its Affiliates prior to the Issue Date, and (B) the amount of expenses relating to payments made to option holders of the Issuer or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Indenture;

(7) any non-cash loss attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-”Accounting for Derivative Instruments and Hedging Activities;”

(8) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income for such period;

(9) any gain relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(3) and (b)(4) below;

(10) in the case of any period that includes a period ending prior to or during the fiscal quarter ending December 31, 2008, Transaction Expenses;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(12) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments (other than commodity Hedging Agreements);

(13) accruals and reserves that are established or adjusted as a result of the Merger and Related Financing Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period;

(14) any loss from investments recorded using the equity method;

(15) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(16) the amount of any net losses from discontinued operations in accordance with GAAP;

(17) non-recurring charges (including any unusual or non-recurring) operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation of facilities, in each case, as determined by a responsible financial or accounting officer of the Issuer and approved by the Board of Directors of the ultimate Parent Entity of the Issuer and provided to the Trustee with a certificate of an Officer containing (a) the board resolution, and (b) reasonable detail regarding such charges, within 10 Business Days of the use of the adjustment described in this clause (17) for purposes of the calculation of the Debt Incurrence Ratio for any purposes under the Indenture; and

(18) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Issue Date), in each case in accordance with GAAP; provided that such restructuring charges, accruals and reserves shall not exceed an aggregate amount of $5,000,000 for such period;

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(1) extraordinary gains and unusual or non-recurring gains;

(2) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(3) any non-cash gain attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-”Accounting for Derivative Instruments and Hedging Activities;”

(4) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in such period;

(5) any loss relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(7) and (a)(8) above;

(6) any income from investments recorded using the equity method;

(7) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(8) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted in such period in calculating Consolidated Net Income); and

(9) Cash Taxes;

in each case, as determined on a consolidated basis for the Issuer and its Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Agreements for currency exchange risk). Notwithstanding anything to the contrary contained in the Indenture, and subject to pro forma adjustment with respect to acquisitions and dispositions occurring following the Issue Date and adjustments provided under clause (a)(11) above, Consolidated EBITDA shall be deemed to be $32,200,000, $87,500,000 and $95,000,000, respectively, for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

(1) interest expensed or capitalized, paid on, accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (a) amortization of original issue discount results from the issuance of Indebtedness at less than par and non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133—”Accounting for Derivative Instruments and Hedging Activities” and amortization of costs for the issuance of Indebtedness) or accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Hedging Obligations (excluding, for the avoidance of doubt, amounts due upon settlement of any such Hedging Obligation), in each case to the extent attributable to such period, and excluding (i) the accretion or any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Merger or the Related Financing Transactions or any acquisition, (ii) penalties and interest relating to taxes, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (iv) any expensing of bridge, commitment and other financing fees;

(2) the product of (a) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person’s Wholly Owned Subsidiaries and than those paid solely in Equity Interests other than Disqualified Capital Stock) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

(3) the product of (a) the amount of dividends accrued or payable in respect of any Disqualified Capital Stock of such Person and its Subsidiaries (other than those paid solely in Equity Interests other than Disqualified Capital Stock) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) without duplication, interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (before preferred stock dividends and otherwise determined on a consolidated basis in accordance with GAAP) for such period, minus an amount equal to any payments made to a Parent Entity pursuant to clause (h) of the covenant described under “Certain Covenants—Limitations on Restricted Payments” during such period, to the extent the expenses of such Parent Entity paid with the proceeds of such dividend would not otherwise reduce Consolidated Net Income, and adjusted to exclude (only to the extent included in computing such net income (or loss and without duplication) the amount (in the case of clauses (j) and (k)) or the After Tax Amount (in the case of clauses (a) through (i)) of:

(a) any gain, loss, charge or expense which is extraordinary (as determined in accordance with GAAP);

(b) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person’s pro rata share of such Person’s net income for such period;

(c) the net income, if positive, of any of such Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary;

(d) the cumulative effect of a change in accounting principles;

(e) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Issuer or any Guarantor;

(f) amounts resulting from currency fluctuations;

(g) any goodwill impairment charges pursuant to Financial Accounting Standards Board Statement No. 142;

(h) any gains from key man life insurance to the extent used to make Restricted Payments pursuant to clause (a)(ii)(B) of the second paragraph under the covenant described under “Certain Covenants—Limitations on Restricted Payments;”

(i) Transaction Expenses incurred prior to March 31, 2008;

(j) the amortization or write-off of any amounts as a result of applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue, required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Subsidiaries), as a result of the Merger and Related Financing Transactions, any acquisition consummated prior to the Issue Date and any permitted acquisitions occurring after the Issue Date or the amortization or write-off of any amounts thereof; and

(k) to the extent deducted in arriving at net income, the provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period.

Consolidated Net Income shall be (x) reduced by the amount paid in cash or, without duplication, payable in cash (excluding deferred taxes and reserves for taxes) or (y) increased by the amount of refunds received in cash or, without duplication, receivable in cash (excluding deferred taxes and reserves for taxes), in either case, during such period for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes (“Cash Taxes”). In addition, Consolidated Net Income shall be reduced by an amount equal to $3,750,000 for each completed fiscal quarter occurring during such period; provided, however, that this reduction shall not be made in connection with determining “Consolidated EBITDA” for any period.

For purposes of calculating “Consolidated Net Income,” the “After Tax Amount” means, with respect to any item which Consolidated Net Income is adjusted to exclude, the aggregate amount of such item so excluded, multiplied by 1 minus the actual marginal combined tax rate; provided, with respect to any item so excluded which does not change the taxable income of the Issuer and its Subsidiaries, such marginal combined tax rate shall be zero. Notwithstanding the foregoing, and without duplication, to the extent that the tax impact of such item so excluded occurs over future periods, the cash tax adjustment associated with such item will be made in the periods in which the tax impact actually occurs. For the avoidance of doubt, for any period, the sum of (x) the After Tax Amount of all items excluded from Consolidated Net Income under clauses (a) through (i) above for such period plus (y) Consolidated Net Income for such period prior to the addition or reduction of such After Tax Amount, shall not exceed Consolidated Net Income for such period calculated as if such items had not occurred.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are Consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Consolidation” means, with respect to the Issuer, the consolidation of the accounts of the Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that “Consolidation” will not include the consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer. The term “consolidated” has a correlative meaning to the foregoing.

“Continuing Director” means during any period of 12 consecutive months beginning after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Issuer or any Parent Entity, if such agreement was approved by a vote of such majority of directors).

“Credit Facilities” means the facilities or Indebtedness available under (1) the credit agreement, dated as of February 13, 2008, by and among the Issuer, Chill Intermediate Holdings, Inc., General Electric Capital Corporation, as administrative agent and collateral agent, Barclays Capital and Calyon New York Branch, as joint lead arrangers, and the other financial institutions party thereto, with respect to an aggregate $800,000,000 term loan facility, (2) the credit agreement, dated as of February 13, 2008, by and among, the Issuer, Chill Intermediate Holdings, Inc., and General Electric Capital Corporation, as administrative agent and collateral agent, Barclays Capital and Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, and General Electric Capital Corporation, as letter of credit issuer, and the other financial institutions party thereto, with respect to an aggregate $300,000,000 asset-based revolving credit facility and (3) any other agreements, instruments, indentures or other debt or financing arrangement, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, indenture and/or related documents may be amended, restated, supplemented, renewed, replaced, refinanced (in whole or in part) or otherwise modified from time to time by one or more agreements, facilities, instruments, indentures, or any other debt or financing arrangement whether or not with the same agent, trustee, representative lenders or holders whether or not previously repaid in full or in part for any period of time, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Facilities” shall include agreements in respect of Hedging Obligations with Persons which, at the time such agreements were entered into, were lenders (or Affiliates thereof) party to the Credit Facilities and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Facilities and all refundings, refinancings and replacements of any Credit Facilities, including any agreements, facilities, instruments, indentures, or any other debt or financing arrangement:

(a) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby;

(b) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Issuer and its Subsidiaries and their respective successors and assigns; or

(c) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Indebtedness” means (1) so long as any Indebtedness is outstanding or commitments to lend exist under the Credit Facilities, the Credit Facilities, upon receipt of the consent of the requisite lenders under the Credit Facilities or (2) at any time at which no Indebtedness is outstanding (and no commitments to lend exist) under the Credit Facilities, any series of Senior Indebtedness with at least $50,000,000 principal amount outstanding as may be designated in writing by the Issuer, with a copy of such designation delivered to the Trustee.

“Disqualified Capital Stock” means with respect to any Person, (1) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes or the date the Notes are no longer outstanding, (2) any preferred stock of the Issuer that is issued for cash and is so designated as Disqualified Capital Stock, pursuant to an Officers’ Certificate on the issuance date thereof, and (3) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Issuer to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as are required to be purchased pursuant to the provisions of the covenant described under “Repurchase at the Option of Holders—Asset Sales” and the covenant described under “Repurchase at the Option of Holders—Change of Control.”

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or other proceeds received by the Issuer from (1) contributions to its common equity capital, and (2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Capital Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “Certain Covenants—Limitations on Restricted Payments”.

“Exempted Affiliate Transaction” means (1) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors and reasonable and customary directors fees, indemnification and similar arrangements provided for the benefit of current or former officers, directors, employees or consultants of the Issuer, any of its Subsidiaries, and payments pursuant thereto, (2) transactions solely between or among the Issuer and any of its Subsidiaries or solely among Subsidiaries of the Issuer, (3) payment of any Restricted Payment or any Investment in an Unrestricted Subsidiary, in each case, not prohibited by the Indenture, (4) payments or loans to employees or consultants of the Issuer, any of its Subsidiaries, and employment agreements, stock option plans and other similar arrangements with such employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith, (5) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, (6) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person, (7) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer to Affiliates or to any director, officer, employee or consultant of the Issuer, any of its Parent Entities or any of its Subsidiaries or any contribution to the capital of the Issuer, any of its Parent Entities or any of its Subsidiaries by Affiliates of the Issuer, (8) the provision of administrative services and therefore, of supplies and equipment, to any Unrestricted Subsidiary on substantially the same terms provided to or by Subsidiaries, (9) payment of any Tax Payments that are not prohibited by the Indenture, (10) the existence of, or the performance by the Issuer or any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be considered an Exempt Affiliate Transaction to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole, (11) the Merger and Related Financing Transactions and the payment of all fees and expenses related to the Merger and Related Financing Transactions, and (12) payment of out-of-pocket expenses of the Hellman & Friedman LLC and its Affiliates incurred by them in connection with advisory services provided to the Issuer or any of its Parent Entities; provided that the amount of such payments pursuant to this clause (12) shall not exceed up to $1,500,000 in any calendar year.

“Existing Indebtedness” means the Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the Issue Date (after giving effect to the Merger and Related Financing Transactions), reduced to the extent such amounts are repaid, refinanced or retired.

“Existing Notes” means the 7- 7/8% Senior Subordinated Notes of Goodman Global Holdings, Inc. and the Senior Floating Rate Notes of Goodman Global Holdings, Inc. outstanding immediately prior to the Merger.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer.

“Foreign Subsidiary” means any Subsidiary of the Issuer which is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. When used with respect to the Notes, a “Guarantee” means a guarantee by the Guarantors of all or any part of the Notes, in accordance with the Indenture.

“Guarantor” means each of the Issuer’s present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

“Hedging Agreement” shall mean (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements, that are not entered into for speculative purposes.

“Holder” means a Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” of any Person means, without duplication:

(1) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, Notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, in each case, except (i) those incurred in the ordinary course of its business that would constitute a trade payable to trade creditors and (ii) any earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP;

(2) all liabilities and obligations, contingent or otherwise, of such Person (a) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (b) relating to any Capitalized Lease Obligation, or (c) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(3) all net obligations of such Person under Hedging Obligations;

(4) all liabilities and obligations of others of the kind described in the preceding clause (1), (2) or (3) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person;

(5) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3) or (4), or this clause (5), whether or not between or among the same parties; and

(6) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (B) the principal amount thereof in the case of any other Indebtedness.

“Indenture” means the Indenture, as amended or supplemented from time to time in accordance with its terms.

“Initial Purchasers” means the initial purchasers of the Notes under the Note Purchase Agreement, dated as of February 13, 2008, among the Issuer and such initial purchasers.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes.

“Investment” by any Person in any other Person means (without duplication):

(1) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

(2) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person), other than accounts receivable, trade credit, advances to customers, commissions travel and similar advances to officers and employees, endorsements for collection or deposits arising in the ordinary course of business;

(3) other than guarantees of Indebtedness of the Issuer or any Subsidiary to the extent permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”, the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(4) the making of any capital contribution by such Person to such other Person; and

(5) the designation by the Board of Directors of any Person to be an Unrestricted Subsidiary.

The Issuer shall be deemed to make an Investment in an amount equal to the Fair Market Value of the Issuer’s or its Subsidiaries’ equity or debt investment in such Person (or, if neither the Issuer nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such Subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Issuer or a Subsidiary of the Issuer shall be deemed an Investment valued at its Fair Market Value at the time of such transfer. The Issuer or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was required to be a Guarantor if, upon the issuance, sale or other disposition of any portion of the Issuer’s or the Subsidiary’s ownership in the Capital Stock of such Person, such Person ceases to be a Guarantor. The Fair Market Value of each Investment shall be measured at the time made or returned, as applicable.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investors” means Hellman & Friedman LLC, and its Affiliates that are collective investment vehicles for which Hellman & Friedman LLC or its direct or indirect subsidiaries act directly or indirectly as general partner, investment manager, managing member or in a similar capacity (any of the foregoing, a “H&F Investment Vehicle”); provided that with respect to any Investment Vehicle formed after the Issue Date, (a) such H&F Investment Vehicle shall not have been formed primarily to hold securities of the Issuer (or any of its direct or indirect Parent Entities), or (b) the limited partners or members of such H&F Investment Vehicle shall consist solely of (i) Persons that are limited partners or members of other H&F Investment Vehicles as of the Issue Date or (ii) Affiliates of Persons described in clause (i). Notwithstanding the foregoing, portfolio companies of any of the foregoing shall not constitute “Investors.”

“Issue Date” means the date of first issuance of the Notes under the Indenture (February 13, 2008).

“Junior Security” means any Equity Interests (other than Disqualified Capital Stock) and any Indebtedness of the Issuer or a Guarantor, as applicable, that is contractually subordinated in right of payment to all Senior Indebtedness (and any securities issued in exchange for or in replacement of Senior Indebtedness) at least to the same extent as the Notes or the Guarantee, as applicable, are subordinated to Senior Indebtedness pursuant to the Indenture and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; provided that in the case of subordination in respect of Senior Indebtedness under the Credit Facilities, “Junior Security” shall mean (except with the consent of the requisite lenders under the Credit Facilities) any Equity Interests (other than Disqualified Capital Stock) and any Indebtedness of the Issuer or the Guarantor, as applicable, that:

(1) has a final maturity date occurring after the final maturity date of all Senior Indebtedness outstanding under the Credit Facilities (and any securities issued in exchange or replacement of such Senior Indebtedness) on the date of issuance of such Equity Interests or Indebtedness;

(2) is unsecured;

(3) has an Average Life longer than the security for which such Equity Interests or Indebtedness are being exchanged; and

(4) by its terms or by law is subordinated to Senior Indebtedness outstanding under the Credit Facilities (and any securities issued in exchange for Senior Indebtedness) on the date of issuance of such Equity Interests or Indebtedness at least to the same extent as the Notes are subordinated to Senior Indebtedness pursuant to the Indenture (including, without limitation, with respect to payment blockage and turnover).

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Liquidated Damages” means all Liquidated Damages then owing pursuant to the Registration Rights Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by the Issuer in the case of a sale of Equity Interests (other than Disqualified Capital Stock) or a Capital Contribution and by the Issuer and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Equity Interests (other than Disqualified Capital Stock) upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Issuer that were issued for cash on or after the Issue Date, the amount of cash originally received by the Issuer upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the direct costs relating to such Asset Sale or Issuance of Equity Interests (other than Disqualified Capital Stock), including, without limitation, legal, accounting, investment banking and other professional fees, and brokerage and sales commissions and any relocation expenses incurred as a result thereof incurred in connection with such Asset Sale or sale of Equity Interests (other than Disqualified Capital Stock), and, in the case of an Asset Sale only less (1) the amount (estimated reasonably and in good faith by the Issuer) of income, franchise, sales and other applicable taxes required to be paid by the Issuer or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carry-forwards, and similar tax attributes, (2) cash payments attributable to Persons owning an interest (other than a Lien) in the assets subject to the Asset Sale, (3) any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liability associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (4) any holdbacks with respect to indemnification obligations or purchase price adjustments pending receipt thereof.

“Non-Cash Charges” shall mean (1) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long lived assets, and investments in debt and equity securities pursuant to GAAP, (2) all losses from investments recorded using the equity method, (3) all non-cash compensation expenses, (4) the non-cash impact of purchase accounting, and (5) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Notes” means the Exchange Notes, any Additional Notes and any PIK Notes issued in respect of any Notes. For purposes of the Indenture, all references to “principal amount” of the Notes shall include any PIK Notes issued in respect thereof (and any increase in the principal amount thereof) as a result of the payment of PIK Interest.

“Obligation” means any principal, premium or interest payment, or monetary penalty, or damages, due by the Issuer or any Guarantor under the terms of the Notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, the Principal Accounting Officer, or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or any Guarantor by two Officers of the Issuer or such Guarantor, one of whom must be Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, the Principal Accounting Officer, or any Vice President of the Issuer or such Guarantor, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements set forth in the Indenture, which opinion may be subject to customary assumptions, limitations and qualifications. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Parent Entity” means a Person that holds, directly or indirectly, Voting Equity Interests of the Issuer with voting power, in the aggregate, at least 50% of the total voting power of the Voting Equity Interests of the Issuer.

“Permitted Holders” means (a) each of the Investors, (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) consisting solely of the Investors and members of management of the Issuer (or any of its direct or indirect Parent Entities), and (c) so long as no person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), other than a group described in clause (b), has beneficial ownership of a greater voting or economic interests represented by the Equity Interests of the Issuer and its direct or indirect Parent Entities, members of management of the Issuer (or any of its direct or indirect Parent Entities).

“Permitted Indebtedness” means:

(1) Indebtedness incurred by the Issuer and the Guarantors, evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date (and any PIK Notes or PIK Interest and any Guarantee thereof) less any amounts repaid or retired;

(2) Refinancing Indebtedness incurred by the Issuer and the Subsidiaries, as applicable (including Disqualified Capital Stock), with respect to Indebtedness described in clauses (1), (2) and (10) of this definition or incurred pursuant to the Debt Incurrence Ratio test set forth in the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(3) Indebtedness incurred by the Issuer and the Subsidiaries solely in respect of bankers acceptances, discounted bills of exchange, discounting or factoring of receivables, reimbursement obligations with respect to letters of credit, performance bonds, bid and surety bonds and completion guarantees and Indebtedness in respect of workers’ compensation claims in each, to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money incurred in the ordinary course of business;

(4) Indebtedness incurred by the Issuer that is owed to (borrowed from) any Subsidiary, and Indebtedness incurred by a Subsidiary owed to (borrowed from) any other Subsidiary or the Issuer; provided that in the case of Indebtedness of the Issuer or a Subsidiary payable to any Subsidiary that is not a Guarantor, such obligations shall be unsecured and contractually subordinated to payments then due in respect of the Issuer’s obligations pursuant to the Notes, and any event that causes any Subsidiary to which such Indebtedness is owed no longer to be a Subsidiary (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to the covenant described under “Certain Covenants—Limitations on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(5) guarantees by the Issuer or any Subsidiary of any Indebtedness or other obligations of the Issuer or any Subsidiary that was permitted to be incurred pursuant to the Indenture;

(6) Hedging Obligations incurred by the Issuer and the Subsidiaries that are incurred for the purpose of fixing or hedging interest rate, currency or commodity risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable, liability or contractual provision the payment in respect of which is determined by reference to a foreign currency or commodity; provided that such obligations shall be Permitted Indebtedness under this clause (6) only to the extent that the notional amount of any such Hedging Obligation does not exceed the principal amount of any other Indebtedness to which such Hedging Obligation relates;

(7) Indebtedness incurred by the Issuer and the Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days;

(8) Indebtedness incurred by the Issuer and the Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary or Unrestricted Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary or Unrestricted Subsidiary for the purpose of financing such acquisition;

(9) Indebtedness incurred by the Issuer and the Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; provided that such letter of credit was permitted to be issued under the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(10) Indebtedness of Persons that are acquired by the Issuer or any Subsidiary or merged into a Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness is not incurred in contemplation of such acquisition or merger; provided, further, that after giving pro forma effect to such acquisition or merger either (a) the Issuer would be permitted to incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” or (b) so long as the Debt Incurrence Ratio prior to such acquisition or merger is greater than 1.25 to 1.0, the Debt Incurrence Ratio is equal to or greater than immediately prior to such acquisition or merger;

(11) Indebtedness incurred by the Issuer and the Subsidiaries, the net proceeds of which are used to satisfy, defease or discharge the Notes as provided under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge;”

(12) Indebtedness of the Issuer and the Subsidiaries consisting of take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(13) Indebtedness issued by the Issuer and the Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect Parent Entity of the Issuer to the extent described in clause (a) of the second paragraph of the covenant described under “Certain Covenants—Limitations on Restricted Payments;” provided, that such Indebtedness (a) is unsecured, (b) is contractually subordinated in right of payment to the Notes and the Guarantees and (c) has a maturity after the Stated Maturity, and (d) provides for no cash interest payments or other payments if (i) any Default or Event of Default has occurred and is continuing, and/or (ii) the most recent payment of interest on the Notes was not made entirely in cash; and

(14) Indebtedness incurred by the Issuer and the Subsidiaries in connection with customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

“Permitted Investment” means:

(1) any Investment in any of the Notes;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Issuer or any Subsidiary: (a) in the Issuer (excluding payments to any securityholder of the Issuer by a Subsidiary of the Issuer), (b) in any Guarantor, or (c) in any Person if as a result of such Investment such Person becomes a Guarantor or such Person is merged with or into the Issuer or a Guarantor;

(4) other Investments in any Person or Persons, provided that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (4) that are outstanding (after giving effect to any such Investments that are returned to the Issuer or the Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (4) in such Person), at any time does not in the aggregate exceed $17,500,000 (measured by the value attributed to the Investment at the time made, without giving effect to subsequent change in value);

(5) any Investment in any Person solely in exchange for Equity Interests (other than Disqualified Capital Stock) of the Issuer or a Parent Entity;

(6) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales;”

(7) Investments represented by Hedging Obligations;

(8) Investments in customers and suppliers that either (a) generate accounts or notes receivable, or (b) are accepted in settlement of bona fide disputes;

(9) Investments in the form of loans or advances to employees for travel, relocation and like expenses, in each case, consistent with the Issuer’s past practices;

(10) Investments received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, recapitalization or liquidation of any Person as a result of a foreclosure by the Issuer or any of its Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default; or the good faith settlement of debts of, or litigation or disputes with, any Person that is not an Affiliate;

(11) Investments of the Issuer and its Subsidiaries existing on the Issue Date;

(12) Investments in Wholly Owned Subsidiaries that are Foreign Subsidiaries, provided that the aggregate amount of such Investments outstanding at any time shall not exceed $25,000,000;

(13) [Reserved]; and

(14) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment made in the ordinary course of business.

“Permitted Lien” means:

(1) Liens existing on the Issue Date;

(2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with GAAP;

(3) statutory Liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (a) the underlying obligations are not overdue for a period of more than 30 days or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with GAAP;

(4) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Issuer or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Issuer or any of its Subsidiaries;

(6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(7) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal-bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(8) Liens securing the Notes;

(9) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Issuer or a Subsidiary or Liens securing Indebtedness incurred in connection with an acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets owned by the Issuer or any of its Subsidiaries;

(10) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(11) leases or subleases or licenses or sublicenses (including of intellectual property) granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Issuer or any of its Subsidiaries;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer or any of its Subsidiaries in the ordinary course of business;

(13) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured (other than Indebtedness secured pursuant to clause (28)) in a manner no more adverse to the Holders than the terms of the Liens securing such refinanced Indebtedness, and provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the amount of Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time of such refinancing (but only to the extent such committed amount, if not incurred at the time of such refinancing, would have been permitted to be incurred and secured under the Indenture on the date of such refinancing) and (ii) an amount necessary to pay any fees and expenses including premiums, related to such financing, refunding, extension, renewal or replacement;

(14) Liens securing Senior Indebtedness (including under the Credit Facilities) incurred in accordance with the terms of the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(15) Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with the provisions of the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(16) Liens securing Hedging Obligations;

(17) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Issuer or a Guarantor permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(18) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19) Liens in favor of the Issuer or any Guarantor;

(20) Liens on equipment of the Issuer or any of its Subsidiaries granted in the ordinary course of business;

(21) deposits made in the ordinary course of business to secure liability to insurance carriers under insurance or self-insurance arrangements;

(22) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10,000,000 at any one time outstanding;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described under “Certain Covenants—Limitations on Restricted Payments”, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Subsidiaries in the ordinary course of business;

(27) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28) Liens (a) in respect of sale leasebacks permitted by the Credit Facility described in clause (1) of the definition of Credit Facility, and (b) securing Refinancing Indebtedness incurred to refinance any Indebtedness incurred to refinance the sale leasebacks described in clause (a) in a manner no more adverse to the Holders than the terms of the Liens securing such sale leaseback, and provided that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) such Indebtedness shall provide no recourse to the Issuer or any of its Subsidiaries other than with respect to foreclosure upon the collateral securing such Lien;

(29) Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to the covenant described under “Certain Covenants—Limitations on Restricted Payments” to be applied against the purchase price for such Investment, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under the covenant described under “Repurchase at the Option of Holders—Asset Sales,” in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and Liens solely on any cash earnest money deposits made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted by the Indenture;

(30) Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(31) [Reserved];

(32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Subsidiary in the ordinary course of business; and

(33) Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably (or on a basis subordinated to) the Notes) in an amount not to exceed 15% of the total assets of the Issuer and its Subsidiaries (calculated on a consolidated basis); provided that such Liens were created during a Suspension Period.

“Person” or “person” means (unless stated otherwise) any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“PIK Interest” means interest paid with respect to the Notes in the form of increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“PIK Notes” means additional Notes issued under the Indenture on the same terms and conditions as the Notes issued on the Issue Date in connection with the payment of PIK Interest.

“Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

“Public Equity Offering” means an underwritten public offering generating net cash proceeds in excess of $100,000,000 pursuant to a registration statement filed with the Commission in accordance with the Securities Act of (1) common stock of the Issuer or (2) common stock of any Parent Entity, to the extent that the cash proceeds therefrom are used as a Capital Contribution to the Issuer.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which is incurred within 270 days following with such acquisition, construction, installation or improvement and is secured only by the assets so financed. For the avoidance of doubt, it is understood and agreed that Purchase Money Indebtedness may be incurred under the Credit Facilities.

“Qualified Equity Offering” means any public or private sale of (1) Equity Interests (other than Disqualified Capital Stock) by the Issuer other than to an Affiliate or (2) Equity Interests by the Parent Entity where the Net Cash Proceeds of such sale are contributed to the Issuer as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on a Form S-8.

“Qualified Exchange” means:

(1) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, or Indebtedness of the Issuer or any Parent Entity with the Net Cash Proceeds received by the Issuer made within 60 days of the sale of its Equity Interests (other than Disqualified Capital Stock) (other than to a Subsidiary) or, to the extent used to retire Indebtedness (other than Disqualified Capital Stock) of the Issuer issued on or after the Issue Date, Refinancing Indebtedness of the Issuer;

(2) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer or any Parent Entity in exchange for, or the proceeds of which are used to purchase, any Capital Stock or Indebtedness of the Issuer; or

(3) any issuance of Refinancing Indebtedness (including Disqualified Capital Stock) of the Issuer in exchange for, or the proceeds of which are used to purchase, Indebtedness (including Disqualified Capital Stock) of the Issuer.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Record Date” means a Record Date specified in the Notes, whether or not such date is a Business Day.

“Recourse Indebtedness” means Indebtedness as to which either the Issuer or any of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender.

“Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

“Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (1) issued in exchange for, or the proceeds from the issuance and sale of which are used within 60 days to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness (including the Notes and Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses (including defeasance costs) incurred in connection with the Refinancing plus the amount of any premium paid (including reasonable tender premiums) in connection with such Refinancing) the lesser of (a) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (b) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (i) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (ii) such Refinancing Indebtedness shall (A) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (B) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (iii) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (iv) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, and provided that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (I) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien under the Indenture, and (II) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. For the avoidance of doubt, Indebtedness (other than Disqualified Capital Stock), shall not constitute “Refinancing Indebtedness” in connection with a Refinancing of Disqualified Capital Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of Issue Date, by and among the Issuer and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time.

“Related Business” means the business conducted (or proposed to be conducted) by the Issuer and its Subsidiaries as of the Issue Date or any reasonable extension thereof and any and all businesses that in the good faith judgment of the Board of Directors are materially related, ancillary or complementary businesses.

“Related Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Related Business that becomes a Guarantor, other than Notes, bonds, obligations and securities) and capital expenditures, in each case that, in the good faith reasonable judgment of the Board of Directors, will immediately constitute, be a part of, or be used in, a Related Business of the Issuer or a Subsidiary.

“Related Financing Transactions” means the financing transactions in connection with the consummation of the Merger, including the related equity investment by the Investors, members of management and others, the execution of, and borrowings on the Issue Date under, the Credit Facilities and the pledge and security arrangements in connection with the foregoing, the entry into the Indenture, the related Purchase Agreement with the Initial Purchasers and the Registration Rights Agreement, the refinancing, repurchase, redemption and/or repayment of the Existing Notes and certain other existing indebtedness of the Issuer and its Subsidiaries, the consummation of any other transactions connected with the Merger or the foregoing and the payment of fees and expenses in connection with the Merger or any of the foregoing.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

“Restricted Payment” means, with respect to any Person:

(1) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent of such Person by the Issuer or any Subsidiary of the Issuer;

(2) any payment (except to the extent made with Equity Interests (other than Disqualified Capital Stock)) by the Issuer or any Subsidiary of the Issuer on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person;

(3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness (other than the Notes), directly or indirectly, by the Issuer or any Subsidiary of the Issuer prior to the scheduled maturity, prior to any scheduled repayment of principal, or prior to any scheduled sinking fund payment, as the case may be, of such Indebtedness, other than:

(a) Indebtedness permitted under clause (4) of the definition of “Permitted Indebtedness;” or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; and

(4) any Restricted Investment by such Person,

provided, however, that the term “Restricted Payment” does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in Equity Interests (other than Disqualified Capital Stock) of such issuer, (ii) any dividend, distribution or other payment to the Issuer, or to any Subsidiary of the Issuer, by the Issuer or any of its Subsidiaries and any Investment in any Subsidiary by the Issuer or any other Subsidiary and any Investment in the Issuer by any Subsidiary of the Issuer so long as the Issuer receives the proceeds of such Investment in the Issuer, (iii) the payment of the cash merger consideration in connection with the Merger or (iv) the repurchase, repayment, redemption or setting aside funds for the repurchase, repayment or redemption of the Existing Notes, including the payment of any consent fee in connection therewith or with any amendment of the terms thereof.

“Rule 144A” means Rule 144A promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Senior Indebtedness” of the Issuer or any Guarantor means Indebtedness of the Issuer or such Guarantor arising under the Credit Facilities (including any fees, costs and other monetary obligation in respect of the Credit Facilities, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Facilities after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated as “senior indebtedness” and is senior in right of payment to the Notes or the applicable Guarantee and all obligations for principal, premium, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other amounts payable pursuant to the documentation governing or relating to such Indebtedness;

provided that in no event shall Senior Indebtedness include (1) Indebtedness to any Subsidiary of the Issuer or any officer, director or employee of the Issuer or any Subsidiary of the Issuer, (2) Indebtedness incurred in violation of the terms of the Indenture; provided that such Indebtedness will not cease to be Senior Indebtedness as a result of this clause (2) if the lenders thereunder obtained a certificate from an executive officer of the Issuer on the date such Indebtedness was incurred certifying that the incurrence of such Indebtedness was not prohibited by the Indenture, (3) trade Indebtedness to trade creditors, (4) Disqualified Capital Stock, (5) any liability for taxes owed or owing by the Issuer or such Guarantor and (6) any other Indebtedness other than (A) Indebtedness incurred pursuant to clause (a), (b) or (c) of the third paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” (B) guarantees of Indebtedness described in clause (A) and (C) Hedging Obligations incurred with respect to Indebtedness described in clause (A) or (B).

“Significant Subsidiary” means any Subsidiary or group of Subsidiaries that would constitute a “significant subsidiary” as defined in Regulation S-X of the Securities Act, as in effect on the Issue Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Stated Maturity,” when used with respect to any Note, means February 15, 2016.

“Subordinated Indebtedness” means Indebtedness of the Issuer or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto (“contractually”) to the Notes or such Guarantee, as applicable, in any respect.

“Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Voting Equity Interests, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority of the Voting Equity Interests, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Issuer or of any Subsidiary of the Issuer. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Issuer.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer, any Parent Entity or any of their Subsidiaries in connection with the Merger and the Related Financing Transactions.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15(519) which has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from such Redemption Date to February 15, 2011, provided, however, that if the period from such Redemption Date to February 15, 2011, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that, if the period from the Redemption Date to February 15, 2011 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any subsidiary of the Issuer designated by the Board of Directors as an “Unrestricted Subsidiary,” provided that, at the time of designation by the Board of Directors, such subsidiary does not directly, indirectly or beneficially own any Capital Stock of, and Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer; provided further, that such Subsidiary at the time of such designation (1) has no Recourse Indebtedness; (2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer (unless in compliance with the covenant described under “Certain Covenants—Limitation on Transactions with Affiliates”); (3) is a Person with respect to which neither the Issuer nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (4) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Issuer or any of its Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided that (a) no Default or Event of Default is existing or will occur as a consequence thereof and (b) immediately after giving effect to such designation, on a pro forma basis, either (i) the Issuer could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” or (ii) so long as the Debt Incurrence Ratio prior to such designation is greater than 1.25 to 1.0, the Debt Incurrence Ratio would be greater than such ratio immediately prior to such designation. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Issuer or one or more Wholly Owned Subsidiaries of the Issuer or a combination thereof.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Goodman Global, Inc. and the guarantors of the notes have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which they agreed, under certain circumstances, to use their reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 270 days following the closing date of the issuances of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on February 13, 2008.

Under the circumstances set forth below, Goodman Global, Inc. and the guarantors will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not completed within 330 days after the date of issuance of the outstanding notes; or

•

if any holder that participates in the exchange offer, but, because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC, does not receive freely transferable exchange notes in exchange for tendered outstanding notes, and so notifies Goodman Global, Inc. within 30 days after consummation of the exchange offer.

Under the registration rights agreement, if Goodman Global, Inc. fails to obtain effectiveness of the exchange offer registration statement on or prior to 270 days after the issue date of the outstanding notes (the “exchange offer target registration date”), or complete the exchange offer within 30 business days of its effectiveness (other than in the event we file a shelf registration statement), or if the shelf registration statement, if required thereby, is not declared effective, on or prior to 480 days after the issue date of the outstanding notes (the “shelf target registration date,” and together with the exchange offer target registration date, the “target registration date”), or if the shelf registration statement ceases to be effective at any time prior to the one year anniversary of its initial effectiveness, the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our “affiliate” or an “affiliate” of any guarantor within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our “affiliate” or an “affiliate” of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our “affiliate” or an “affiliate” of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, Goodman Global, Inc. will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Goodman Global, Inc. will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding notes surrendered in the exchange offer, and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $500.0 million aggregate principal amount of the 13.50%/14.00% Senior Subordinate Notes due 2016 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. Goodman Global, Inc. intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ series of outstanding notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

Goodman Global, Inc. will be deemed to have accepted for exchange properly tendered outstanding notes when it has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Goodman Global, Inc. expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on             , 2008. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Goodman Global, Inc. reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If Goodman amends an exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, Goodman Global, Inc. will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in its reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, Goodman Global, Inc. will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

Goodman Global, Inc. expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, Goodman Global, Inc. may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. Goodman Global, Inc. will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Goodman Global, Inc. expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. Goodman Global, Inc. will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and Goodman Global, Inc. may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If Goodman Global, Inc. fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

In addition, Goodman Global, Inc. will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the TIA).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent—Notes” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, you will comply with either of the following conditions:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, Goodman Global, Inc. will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our “affiliate” or an “affiliate” of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Goodman Global, Inc. will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. Goodman Global, Inc. reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Goodman Global, Inc., the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Wells Fargo Bank, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	By Hand Delivery:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC # N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC # N9303-121 Sixth Street & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building, 12th Floor 608 Second Avenue South Minneapolis, MN 55402

By Facsimile Transmission: (eligible institutions only): (612) 667-6282 Telephone Inquiries: (800) 344-5128

Note:  Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Exchange Offer

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Ownership of the Notes

The following is a summary of material U.S. federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof.

Except where noted, this summary deals only with notes that are held as capital assets. As used herein, a “U.S. holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of the notes (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a U.S. expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Material Tax Consequences to U.S. holders

The following is a summary of material U.S. federal income tax consequences that will apply to U.S. holders of the notes.

Notes

Original Issue Discount

Because the notes were initially sold at a discount and provide us with the option to pay PIK interest in lieu of paying cash interest for any interest payment period subject to certain limitations, the notes are treated as issued with “original issue discount” (“OID”), as described below. The issuance of PIK Notes is generally not treated as a payment of interest. Instead, a note and any PIK Notes issued in respect of PIK Interest thereon are treated as a single debt instrument under the OID rules. For U.S. federal income tax purposes, increasing the principal amount of the notes will generally be treated the same as the issuance of PIK Notes.

The notes are treated as issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the notes other than “qualified stated interest”) and their “issue price.”

The “issue price” of the notes is the first price at which a substantial amount of such notes were sold (other than to an underwriter, placement agent or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because we have the option for any interest payment period, subject to certain limitations, to make interest payments in PIK Interest instead of paying cash, the stated interest payments on the notes are not qualified stated interest.

You must generally include OID in your gross income as it accrues over the term of the notes without regard to your regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income. The amount of OID that you must include in income if you are the initial holder of a note will generally equal the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The accrual period for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “yield to maturity” of a note is the discount rate that causes the present value of all payments on the note as of its original issue date to equal the issue price of such note. For purposes of determining the yield to maturity, the assumption is that we will pay interest in cash and not exercise the option to pay PIK Interest.

The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any cash payments made on such note on or before the first day of the accrual period.

If we in fact pay interest in cash on the notes, you will not be required to adjust your OID inclusions. Each payment made in cash under a note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. You generally will not be required to include separately in income cash payments received on the notes to the extent such payments constitute payments of previously accrued OID or payments of principal.

If, for any interest payment period, we exercise our option to pay interest in the form of PIK Interest, your OID calculation for future periods will be adjusted by treating the note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such interest payment period, and re-calculating the yield to maturity of the reissued note by treating the amount of PIK Interest (and of any prior PIK Interest) as a payment that will be made on the maturity date of such note.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.

Market Discount

If you purchase a note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

If you purchase a note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date, you will be considered to have purchased that note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date, you will be considered to have purchased the note at a premium and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange, Retirement, or Other Taxable Disposition of Notes

Subject to the discussion below regarding the Mandatory Principal Redemption, upon the sale, exchange, retirement, or other taxable disposition of a note (or a PIK Note), you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition and the adjusted tax basis of the note (or the PIK Note). Your adjusted tax basis in a note will, in general, be your cost for the note, increased by OID or market discount previously included in income, and reduced by any amortized premium and cash payments on the note.

Although not free from doubt, your adjusted tax basis in a note should be allocated between the original note and any PIK Notes received in respect of PIK Interest thereon in proportion to their relative principal amounts. Your holding period in any PIK Note received in respect of PIK Interest would likely be identical to your holding period for the original note with respect to which the PIK Note was received.

Any gain or loss you recognize will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the note has been held for more than one year. Capital gains of noncorporate U.S. holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Payments received by a U.S. holder upon the Mandatory Principal Redemption of a portion of a note will be treated as tax free payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed).

Material Tax Consequences to Non-U.S. holders

The following is a summary of material U.S. federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest (which for purposes of this discussion includes OID) on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note; provided, however, that payments received by a non-U.S. holder upon the Mandatory Principal Redemption of a portion of a note will be treated as payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed) and therefore possibly subject to the 30% U.S. federal withholding tax.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest (including OID) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to U.S. federal income tax on that interest (including OID) on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied) in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest (including OID), subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—U.S. Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. holders

In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on the notes and to the proceeds of the sale or other disposition of a note paid to you (unless you are an exempt recipient such as a corporation).

Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

Generally, we must report to the IRS and to you the amount of interest (including OID) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including OID) on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Material Tax Consequences to Non-U.S. holders—U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although all of the conditions of any such exemptions may not be satisfied. Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Goodman Global, Inc., our predecessor, at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP (E&Y) has a business relationship with a company other than Goodman that is also controlled by affiliates of Hellman & Friedman, the majority stockholder of Goodman Global, Inc. The other company provides expert services to E&Y in connection with E&Y’s defense of certain professional liability litigation matters. E&Y is not the auditor of the other company, and does not believe the services provided, or the amounts paid therefore, are material to either the other company or E&Y. This relationship does not involve Goodman Global, Inc. nor have any impact on its consolidated financial statements. The audit committee of Goodman Global, Inc.’s board of directors and E&Y have separately considered the impact that this relationship may have had on E&Y’s independence with respect to Goodman Global, Inc. Both the audit committee of Goodman Global, Inc.’s board of directors and E&Y have concluded that this relationship with the other company does not impact E&Y’s independence. In making this determination, both the audit committee of Goodman Global, Inc.’s board of directors and E&Y considered, among other things, the immaterial, indirect nature of the relationship as it relates to Goodman Global, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. Prior to consummation of the Transactions, Goodman Global, Inc. had historically been subject to, and as a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statements, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). Until we recommence filing such reports and other information with the SEC, we will furnish to holders of outstanding notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes.

So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our guarantor subsidiaries have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Section 13 of the Exchange Act, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by their certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if we were subject to such periodic reporting requirements. However, our reporting obligations under the indenture are not identical to the reporting obligations that we would have if we were subject to Section 13 or 15(d) of the Exchange Act. Among other differences, the indenture permits us to meet these periodic filing and information requirements within time frames that may be longer than those to which we would be subject if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. See “Description of Notes—Certain Covenants—Reports and Other Information.”

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Goodman Global, Inc. and Subsidiaries Financial Statements
Consolidated Condensed Balance Sheets as of March 31, 2008 (successor) (unaudited) and December 31, 2007 (predecessor)	F-2

Consolidated Condensed Statements of Income for the periods February 14, 2008 to March 31, 2008 (successor) (unaudited, January 1 to February 13, 2008 predecessor) (unaudited) and the three months ended March 31, 2007 (predecessor) (unaudited)

F-3
Consolidated Condensed Statements of Shareholders’ Equity at March 31, 2008 (successor) (unaudited), February 13, 2008 (predecessor) (unaudited) and December 31, 2007 (predecessor) (unaudited)	F-4

Consolidated Condensed Statements of Cash Flows for the periods February 14, 2008 to March 31, 2008 (successor) (unaudited, January 1 to February 13, 2008 predecessor) (unaudited) and the three months ended March 31, 2007 (predecessor) (unaudited)

F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-6
Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-19
Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005	F-20
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2007, 2006 and 2005	F-21
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	F-22
Notes to Consolidated Financial Statements for the years ended December 31, 2007, 2006 and 2005	F-23

GOODMAN GLOBAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

	Successor	Predecessor
	March 31, 2008	December 31, 2007
	(unaudited, in thousands)
Assets
Current assets:
Cash and cash equivalents	$15,907	$18,955
Restricted cash	2,700	2,600
Accounts receivable, net of allowance for doubtful accounts ($5.5 million at March 31, 2008 and $7.0 million at December 31, 2007)	210,206	217,035
Inventories	318,229	277,723
Deferred tax assets	17,961	41,062
Other current assets	93,560	18,246

Total current assets	658,563	575,621
Property, plant, and equipment, net	190,110	159,395
Goodwill	1,399,204	391,287
Identifiable intangibles	782,313	398,707
Deferred tax assets	—	28,059
Deferred financing costs	43,200	14,548

Total assets	$3,073,390	$1,567,617

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$112,470	$104,438
Accrued warranty	37,937	39,669
Other accrued expenses	70,389	92,040
Current portion of long-term debt	11,600	3,500

Total current liabilities	232,396	239,647
Long-term debt, less current portion	1,366,021	651,925
Deferred tax liabilities	151,634	—
Other long-term liabilities	58,518	53,939
Common stock, par value of $.01, 275,000,000 shares authorized, 68,938,590 issued and outstanding as of December 31, 2007	—	689
Common stock, par value of $.01, 1,000 shares authorized, 10 shares issued and outstanding as of March 31, 2008	—	—
Accumulated other comprehensive income	3,116	337
Additional paid-in capital	1,278,895	466,056
Retained earnings (deficit)	(17,190)	155,024

Total shareholders’ equity	1,264,821	622,106

Total liabilities and shareholders’ equity	$3,073,390	$1,567,617

The accompanying notes are an integral part of the consolidated condensed financial statements.

GOODMAN GLOBAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Successor	Predecessor	Predecessor
	February 14 to March 31, 2008	January 1 to February 13, 2008	Three Months Ended March 31, 2007
	(unaudited, in thousands)
Sales, net	$217,730	$147,137	$380,274
Costs and expenses:
Cost of goods sold	189,701	115,714	303,262
Selling, general, and administrative expenses	27,292	22,677	45,926
Acquisition-related expenses	—	42,939	—
Depreciation expense	4,204	2,791	6,095
Amortization expense	2,687	1,044	2,216

Operating (loss) profit	(6,154)	(38,028)	22,775
Interest expense	20,503	56,176	16,907
Other income	(140)	(347)	(1,127)

Earnings (losses) before taxes	(26,517)	(93,857)	6,995
Provision for (benefit from) income taxes	(9,327)	(27,815)	2,364

Net income (loss)	$(17,190)	$(66,042)	$4,631

The accompanying notes are an integral part of the consolidated condensed financial statements.

GOODMAN GLOBAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Predecessor	(unaudited, in thousands)
Balance at December 31, 2007	$689	$466,056	$155,024	$337	$622,106

Net loss	—	—	(66,042)	—	(66,042)
Foreign currency translation	—	—	—	(41)	(41)
Change in fair value of derivatives, net of tax	—	—	—	9,099	9,099

Comprehensive loss					(56,984)
Accrued stock options	—	31,510	—	—	31,510

Balance at February 13, 2008	$689	$497,566	$88,982	$9,395	$596,632

Successor
Balance at February 14, 2008	$—	$—	$—	$—	$—
Net loss	—	—	(17,190)	—	(17,190)
Foreign currency translation	—	—	—	(602)	(602)
Change in fair value of derivatives, net of tax	—	—	—	3,718	3,718

Comprehensive loss					(14,074)
Equity Contribution	—	1,278,247	—	—	1,278,247
Accrued stock options	—	648	—	—	648

Balance at March 31, 2008	$—	$1,278,895	$(17,190)	$3,116	$1,264,821

The accompanying notes are an integral part of the consolidated condensed financial statements.

GOODMAN GLOBAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Successor	Predecessor	Predecessor
	February 14 to March 31, 2008	January 1 to February 13, 2008	Three Months Ended March 31, 2007
	(unaudited, in thousands)
Operating activities
Net income (loss)	$(17,190)	$(66,042)	$4,631
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,204	2,791	6,095
Amortization	2,687	1,044	2,216
Allowance for bad debt	(484)	(1,019)	(1,147)
Deferred tax provision	(8,629)	(3,908)	213
Gain on disposal of assets	(93)	(42)	(717)
Amortization of inventory step-up in basis	23,996	—	—
Compensation expense related to stock options	648	6,240	483
Amortization of deferred financing costs	1,322	14,548	1,107
Amortization of original issue discount	1,021	—	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(5,773)	14,105	(31,351)
Inventories	7,598	(36,053)	(3,049)
Other assets	(2,995)	(54,700)	(670)
Accounts payable and accrued expenses	(4,892)	80,347	24,614

Net cash provided by (used in) operating activities	$1,420	$(42,689)	$2,425

Investing activities
Purchases of property, plant, and equipment	(1,569)	(3,409)	(10,282)
Proceeds from the sale of property, plant, and equipment	5	1	5,273
Change in restricted cash	—	(100)	—
Acquisition, net of assumed debt	(1,940,565)	—	—

Net cash used in investing activities	$(1,942,129)	$(3,508)	$(5,009)

Financing activities
Proceeds from long-term debt, net of original issue discount	1,373,000	—	—
Repayments of long-term debt	(655,425)	—	(875)
Net borrowing (payments) under revolving line facility	3,600	11,500	—
Equity contribution	1,278,247	—	—
Equity issuance costs	(7,713)	(99)	—
Deferred finance costs	(44,522)	—	—
Excess tax benefit from exercise of options	—	25,270	—

Net cash provided by (used in) financing activities	$1,947,187	$36,671	$(875)

Net increase (decrease) in cash	6,478	(9,526)	(3,459)
Cash at beginning of period	9,429	18,955	11,569

Cash at end of period	$15,907	$9,429	$8,110

Supplementary disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,864	$57,861	$3,912
Income taxes	$449	$402	$1,279
Non-cash item: Accrual for purchases of property, plant and equipment	$145	$425	$326

The accompanying notes are an integral part of the consolidated condensed financial statements.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Three Months Ended March 31, 2008

(Unaudited)

1.    Basis of Presentation

The accompanying unaudited consolidated condensed financial statements of Goodman Global, Inc. (the Company), have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the Securities and Exchange Commission and do not include all information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. However, the information furnished herein reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for a full year. Although there is demand for the Company’s products throughout the year, in each of the past three years approximately 56% to 58% of total sales occurred in the second and third quarters of the fiscal year. The Company’s peak production occurs in the first and the second quarters in anticipation of peak sales quarters.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimated. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements thereto for the year ended December 31, 2007.

The Company follows Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information. As the Company’s consolidated financial information is reviewed by the chief decision makers, and the business is managed under one operating and marketing strategy, the Company operates under one reportable segment. Long-lived assets outside the United States have not been significant.

In order to capitalize on the long term growth prospects of the business, on October 21, 2007, Chill Holdings, Inc. (Parent), Chill Acquisition, Inc., a subsidiary of Parent (which we refer to as Merger Sub), and Goodman Global, Inc. entered into an agreement and plan of merger (the Merger Agreement) pursuant to which Merger Sub merged with and into Goodman Global, Inc. on February 13, 2008 (the “2008 Acquisition”). Merger Sub was incorporated on October 15, 2007 for the purpose of acquiring Goodman Global, Inc. and did not have any operations prior to February 13, 2008 other than in connection with the 2008 Acquisition. Chill Holdings, Inc., our Parent, is controlled by investment funds affiliated with Hellman & Friedman LLC, and other stockholders include investment funds affiliated with GSO, Farallon Capital Partners and AlpInvest Partners, along with certain other investors that GSO syndicated their investments to, as well as certain members of management. The acquisition was financed through these entities contributing a total of $1,278.2 million to Parent in connection with the 2008 Acquisition along with the net proceeds of a private placement of $500.0 million aggregate principal amount of 13.50%/14.00% senior subordinated notes due 2016 (wholly and unconditionally guaranteed by each subsidiary guarantor), $800.0 million in connection with the senior secured term credit agreement, and $105.0 million in connection with the asset-based revolving credit agreement, totaling $1,373.0 million.

On February 13, 2008, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the 2008 Acquisition was converted into the right to receive $25.60 in cash. In addition, all outstanding options to acquire Goodman common stock issued pursuant to Goodman’s equity plans, whether or not vested, became fully vested as of the time immediately prior to the 2008 Acquisition and were cancelled and converted into cash payments.

The financial statements for the three months ended March 31, 2008, have been presented to reflect the Company prior to the 2008 Acquisition (“Predecessor”) and subsequent to the 2008 Acquisition (“Successor”).

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

2.    Significant Accounting Policies and Balance Sheet Accounts

Restricted Cash and Cash Equivalents

Cash equivalents represent short-term investments with an original maturity of three months or less. At March 31, 2008 and December 31, 2007, the restricted cash pertains to the Company’s extended warranty program.

Inventories

Inventory costs include material, labor, depreciation, logistics, and plant overhead. The Company’s inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) method. As of the 2008 Acquisition, the Company’s inventory was increased by $48.0 million to reflect fair market value. During the first quarter of 2008, $24.0 million of this step up was amortized and the remaining fair market value step-up was $24.0 million as of March 31, 2008.

Inventories consist of the following (in thousands):

	Successor	Predecessor
	March 31, 2008	December 31, 2007
Raw materials and parts	$34,878	$29,958
Finished goods	283,351	247,765

Total inventories	$318,229	$277,723

A rollforward of inventory reserves consists of the following (in thousands):

	Successor	Predecessor	Predecessor
	February 14 to March 31, 2008	January 1 to February 13, 2008	Twelve Months Ended December 31, 2007
At the beginning of the period	$4,802	$4,735	$4,568
Current-period accruals	325	164	3,261
Current-period uses	(87)	(97)	(3,094)

At the end of the period	$5,040	$4,802	$4,735

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. As a result of the 2008 Transaction, the Company’s property, plant, and equipment has been increased by $34.2 million to reflect fair market value. Expenditures for renewals and betterments are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. Buildings are depreciated using the straight-line method over the estimated useful lives of the assets, which is 39 years. Equipment is depreciated on a straight-line basis over the assets’ remaining useful lives.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

Property, plant and equipment consist of the following (in thousands):

		Successor	Predecessor
	Useful Lives in Years	March 31, 2008	December 31, 2007
Land	—	$14,707	$9,291
Buildings and improvements	10-39	50,353	50,827
Equipment	3-10	121,571	156,861
Construction-in-progress	—	7,683	6,904

		194,314	223,883
Less: Accumulated depreciation		(4,204)	(64,488)

Total property, plant and equipment		$190,110	$159,395

Deferred financing costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the period the related debt is anticipated to be outstanding. As a result of the 2008 Acquisition and the related extinguishment of Predecessor’s outstanding debt, Predecessor recognized an additional charge of $14.2 million in interest expense in the period ended February 13, 2008 related to the write off of the remaining deferred financing costs. In connection with the 2008 Acquisition and new debt structure, we incurred deferred financing cost of $44.5 million.

Identifiable Intangible Assets

The values assigned to amortizable intangible assets are amortized to expense over their estimated useful lives and are reviewed for potential impairment. The estimated useful lives are based on an evaluation of the circumstances surrounding each asset, including an evaluation of events that may have occurred that would cause the useful life to be decreased. In the event the useful life would be considered to be shortened, or if the asset’s future value were deemed to be impaired, an appropriate amount would be charged to amortization expense. Future operating results and residual values could therefore reasonably differ from our current estimates and could require a provision for impairment in a future period. Indefinite lived intangible assets are reviewed in accordance with SFAS No. 142, Goodwill and Other Intangibles by comparison of the fair market value with its carrying amount.

The values assigned to our identifiable intangible assets were determined using the income approach, whereby the fair value of an asset is based on the present value of its estimated future economic benefits. This approach was considered appropriate, as the inherent value of these intangible assets is their ability to generate current and future cash flows. The key assumption in using this approach is the identification of the revenue streams attributable to these assets based on budgeted future revenues. Amounts allocated to the identifiable intangibles are amortized on a straight-line basis over their estimated useful lives with no residual value as follows:

Customer Relationships	40 years
Trade Names—Amana	15 years
Trade Names—Other	Indefinite
Technology	10 years

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

Identifiable intangible assets as of March 31, 2008 consist of the following (in thousands):

	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Customer relationships	$530,000	$(1,787)	$528,213
Trade names—Amana	40,000	(360)	39,640
Technology	40,000	(540)	39,460

Total intangible assets subject to amortization	610,000	(2,687)	607,313
Total indefinite-lived trade names	175,000	—	175,000

Total identifiable intangible assets	$785,000	$(2,687)	$782,313

As a result of the 2008 Acquisition Predecessor’s intangible assets were eliminated at the date of acquisition. Predecessor recognized amortization expense related to these intangibles of $1.0 million in the period ended February 13, 2008 prior to their elimination.

The amortization related to the amortizable intangibles assets for Successor in the aggregate will be approximately $20.0 million per year over the next five years.

Accrued Warranty

A rollforward of the liabilities for warranties consists of the following (in thousands):

	Successor	Predecessor	Predecessor
	February 14 to March 31, 2008	January 1 to February 13, 2008	Twelve Months Ended December 31, 2007
At the beginning of the period	$38,567	$39,669	$41,773
Current-period accruals	4,484	3,542	40,801
Current-period uses	(5,114)	(4,644)	(42,905)

At the end of the period	$37,937	$38,567	$39,669

Other Accrued Expenses

Other accrued expenses consist of the following significant items (in thousands):

	Successor	Predecessor
	March 31, 2008	December 31, 2007
Accrued rebates	$18,814	$33,710
Accrued self insurance reserves	13,261	13,636
Interest	10,091	1,792
Other	28,223	42,902

Total accrued expenses	$70,389	$92,040

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

New Accounting Pronouncements

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FA5 157-2, Effective Date of FASB Statement No. 157 (“FSP No. 157-2”), which deferred the effective date of SFAS No. 157 for one year for non-financial assets and liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is currently evaluating the impact of SFAS No. 157 on its Consolidated Financial Statements for items within the scope of FSP No. 157-2, which will become effective on January 1, 2009.

Effective January 1, 2008, the Company also adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. As the Company has not elected the fair value option for any of its assets or liabilities, the adoption of SFAS No. 159 had no impact on the Company’s Consolidated Financial Statements.

3.    Business Combinations

The 2008 Acquisition is being accounted for under the purchase method of accounting. The Company estimated the fair value of the acquired assets and liabilities using several generally accepted valuation techniques. Trade names, customer relationships, and technology were valued using the income approach, whereby the fair value of an asset is based on the present value of its estimated future economic benefit. Tangible assets were valued using the cost approach, or if a ready market for similar assets could be identified and relied upon, the market approach. The cost approach measures fair market value as the cost to construct or replace the asset with another asset of like utility. The market approach established fair market based on recent sales of comparable property. The trade names consist primarily of the “Goodman” and “Amana” trade names.

The excess of the cost of the 2008 Acquisition over the fair value of the net assets acquired is recorded as goodwill. The goodwill recorded is the result of the ability to earn a higher rate of return from the acquired business than would be expected if the assets had to be acquired or developed separately. The increase in basis of the assets will result in non-cash charges in future periods, principally related to the step-up in the value of inventory, property, plant and equipment and intangible assets. The acquirer incurred cost of $7.7 million which are included in goodwill related to the 2008 Acquisition. The incremental goodwill as a result of the 2008 Acquisition will not be deductible for federal income tax purposes.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

The initial purchase price allocation made by the Company is preliminary as certain appraisals need to be finalized and subject to change for a period of one year following the 2008 Acquisition. The following table summarizes the estimated fair values of the assets and liabilities as of February 13, 2008, the date of the 2008 Acquisition (in thousands):

Current Assets	$657,133
Property, Plant & Equipment	192,722
Deferred Financing Costs	44,522
Deferred Taxes	22,091
Intangible Assets	785,000
Goodwill	1,399,204

Total Assets Acquired	$3,100,672
Current Liabilities	226,630
Other liabilities	55,307
Deferred Taxes	167,488
Debt	1,373,000

Total Liabilities Assumed	$1,822,425
Net Assets Acquired	$1,278,247

Unaudited proforma operating results of the Company giving effect to the 2008 Acquisition on January 1, 2008 and January 1, 2007, respectively, is summarized as follows (in thousands).

	Successor	Predecessor
	March 31, 2008	March 31, 2007
Sales	$364,867	$380,274
Net Loss	(36,522)	(43,514)

4.    Stock Compensation Plans

All outstanding options to acquire Goodman common stock issued pursuant to Predecessor’s equity plans, whether or not vested, became fully vested as of the time immediately prior to the 2008 Acquisition and were cancelled and converted into cash payments, without interest, equal to the product of (1) the number of shares of Goodman Global, Inc. common stock subject to each option as of the effective time of the 2008 Acquisition multiplied by (2) the excess, if any, of $25.60 over the exercise price per share of common stock subject to such option. As a result of the transaction, 1.7 million options vested and thus the Company recognized stock option expense of $6.3 million ($4.0 million after tax) during the period January 1, 2008 to February 12, 2008. During the three months ended March 31, 2007, the Company recognized compensation expense of $0.5 million ($0.3 million after tax).

On February 13, 2008, the Board of Directors of the Parent adopted the 2008 Plan. The 2008 Plan is a comprehensive incentive compensation plan which permits the Company to grant equity-based compensation awards to employees and consultants of the Parent and its subsidiaries. Awards under the 2008 Plan may be in the form of stock options (either incentive stock options or non-qualified stock options) or other stock-based awards, including restricted stock purchase awards, restricted stock units and stock appreciation rights. The

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

maximum number of shares reserved for the grant or settlement of awards under the 2008 Plan is 6,734,923 shares of Parent, subject to adjustment in the event of an extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction. Any shares subject to awards which are cancelled, forfeited, reacquired or repurchased before vesting under the 2008 Plan will again be available for grants under the 2008 Plan. In the event of a change in control, Parent’s Compensation Committee will have the discretion to accelerate all outstanding awards, cancel awards for fair value, provide for the issuance of substitute awards and/or provide award holders an opportunity to exercise their awards prior to the occurrence of the change in control transaction.

As of March 31, 2008, the Company issued 4.2 million stock options under the 2008 Plan with an exercise price of $10 per share and a weighted average fair market value at the date of grant of $3.44 per share. There was no other activity related to the 2008 Plan and all issued shares remain unvested for the period February 13, 2008 through March 31, 2008. A portion of the options issued under the 2008 Plan vest based on time in installments though 2012, and a portion vest based on specified EBITDA targets in installments through 2012. It is the Company’s belief that such EBITDA targets will be attained.

The Company accounts for its stock options under the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment. The Company recognized compensation expense of $0.6 million ($0.4 million after tax) during the period ended March 31, 2008, subsequent to the 2008 Acquisition, which is included in selling, general and administrative expenses in the accompanying statements of income.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton model using assumptions discussed below. The expected volatility of 30% at the grant date was based mainly on the volatility of the Company’s competitors. The expected term of the options granted of 8 years is based on the time period the options are expected to be outstanding. The risk-free interest rate of between 3.7% and 3.9% is based on the U.S. Treasury rate of a note with the expected maturity of the expected term of the options. The Company has not considered a dividend payment in its calculation and believes that forfeitures will not be significant.

As of March 31, 2008, the total compensation cost related to nonvested awards not yet recognized in the Company’s statements of income is $14.0 million. This amount will be recognized on a weighted average period of 3.9 years.

5.    Comprehensive Income (Loss)

Other comprehensive income consists of the following (in thousands):

	Successor	Predecessor	Predecessor
	February 14 to March 31, 2008	January 1 to February 13, 2008	Three Months Ended March 31, 2007
Net income (loss)	$(17,190)	$(66,042)	$4,631
Change in fair value of derivatives, net of tax	3,718	9,099	1,128
Foreign currency translation adjustment	(602)	(41)	105

Other comprehensive income (loss)	$(14,074)	$(56,984)	$5,864

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

Accumulated other comprehensive income (loss) consists of the following (in thousands):

	Defined Benefit Plans	Change in Fair Value of Derivatives	Foreign Currency Translation	Total
Predecessor
December 31, 2007	$(771)	$(2,242)	$3,350	$337
Net change through February 13, 2008		9,099	(41)	9,058

Accumulated other comprehensive income (loss)— February 13, 2008	$(771)	$6,857	$3,309	$9,395

Successor
February 14, 2008	$—	$—	$—	$—
Net change through March 31, 2008	—	3,718	(602)	3,116

Accumulated other comprehensive income (loss)— March 31, 2008	$—	$3,718	$(602)	$3,116

6.    Long-Term Debt

Long-term debt consists of the following (in thousands):

	Successor	Predecessor
	March 31, 2008	December 31, 2007
Senior Floating Rate Notes	$—	$179,300
Senior Subordinated Notes	—	400,000
Term credit facility	—	76,125
Senior Subordinated Notes	500,000	—
Term credit facility	800,000	—
Revolving credit facility	105,000	—
Swing Note	3,600	—
Original Issue Discount	(30,979)	—
Current maturities	(11,600)	(3,500)

Total long-term debt (including revolving credit facility), net of original issue discount, less current maturities	$1,366,021	$651,925

On January 10, 2008, we commenced cash tender offers to purchase Goodman Global Holdings, Inc.’s outstanding 7-7/8% Senior Subordinated Notes due 2010 ($400 million aggregate principal amount outstanding) and Floating Rate Notes due 2010 ($179.3 million aggregate principal amount outstanding) (together, the Existing Notes). On January 25, 2008, we executed the proposed amendments to the indentures for the Existing Notes, which amendments became operative immediately prior to the 2008 Acquisition. On February 13, 2008, we accepted the tenders, the Successor made payment to holders of the Existing Notes of the tender offer consideration and consent payments, called for redemption, deposited the redemption payment with the trustee in respect of untendered Existing Notes and discharged the indentures governing the Existing Notes.

In addition, on February 13, 2008, the Successor repaid the $76.1 million outstanding under our then-existing term credit facility and $11.5 million outstanding under our then-existing Revolving Credit Facility.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

As a result of the extinguishment of the Predecessor company debt, the Company incurred prepayment penalties of $35.6 million which are included in interest expense in the period ended February 13, 2008.

On February 13, 2008, Merger Sub issued and sold $500.0 million of 13.50%/14.00% senior subordinated notes due 2016, wholly and unconditionally guaranteed by each subsidiary guarantor, and borrowed (1) $800.0 million under a new senior secured term credit agreement due 2013 with Barclays Capital and Calyon New York Branch, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders from time to time party thereto, and (2) $105.0 million due 2013 under a new asset-based revolving credit agreement with Barclays Capital and General Electric Capital Corporation, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, General Electric Capital Corporation, as letter of credit issuer, and the lenders from time to time party thereto. The term credit agreement has an interest rate of LIBOR, or a minimum of 3.25%, plus 4.25%. This rate was 7.5% as of March 31, 2008. The revolving credit facility has an interest rate of LIBOR, or a minimum of 3.25%, plus 2.0%. The interest rate was 5.25% as of March 31, 2008. The term credit agreement is net of $32 million of an original issue discount that is being amortized to interest expense using the effective interest method over the period the debt is anticipated to be outstanding.

The Company had unused revolving credit under the revolving credit facility of $ 156.4 million at March 31, 2008. Outstanding commercial and standby letters of credit issued under the credit facility totaled $35.0 million as of March 31, 2008.

Under a registration rights agreement, if Goodman Global, Inc. fails to obtain effectiveness of the exchange offer registration statement on or prior to 270 days after the issue date of the outstanding notes, or complete the exchange offer within 30 business days of its effectiveness (other than in the event the Company files a shelf registration statement), or if the shelf registration statement, if required thereby, is not declared effective, on or prior to 480 days after the issue date of the outstanding notes or if the shelf registration statement ceases to be effective at any time prior to the one year anniversary of its initial effectiveness, the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. The maximum annual interest expense related to the failure to obtain effectiveness of the exchange offer registration statement would be $5.0 million.

The 2008 Acquisition, the repurchase of the Existing Notes, the repayment of the existing term credit facility and Revolving Credit Facility and the fees and expenses relating to the 2008 Acquisition and related transactions were financed by borrowings under the Company’s new senior secured term credit agreement, the Company’s new asset-based revolving credit agreement, the issuance of the notes, the equity investments and participations described above and Predecessor’s cash on hand at the closing of the 2008 Acquisition.

All of the existing and future restricted U.S. subsidiaries of the Company (other than AsureCare Corp., a Florida corporation) guarantee its debt obligations. The Company is structured as a holding company and substantially all of its assets and operations are held by its subsidiaries. There are currently no significant restrictions on the ability of the Company to obtain funds from its subsidiaries by dividend or loan. The Company’s and the non-guarantor subsidiaries’ independent assets, revenues, income before taxes, and operating

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

cash flows in total are less than 3% of the consolidated total. The separate financial statements of the guarantors are not included herein because (i) the subsidiary guarantors of Goodman Global, Inc. have fully and unconditionally, jointly and severally guaranteed the obligations, and (ii) the aggregate assets, liabilities, earnings, and equity of the subsidiary guarantors is substantially equivalent to the assets, liabilities, earnings, and equity of the Company on a consolidated basis. As a result, the presentation of separate financial statements and other disclosures concerning the subsidiary guarantors is not deemed material.

7.    Derivatives

During the first quarter of 2005, the Company entered into interest rate swaps with notional amounts of $250.0 million, which expire in 2007 and 2008, to manage variable rate exposure on the floating rate debt. During the first quarter of 2007, the interest rate swap with a notional amount of $150.0 million matured based on its terms. During the first quarter of 2008, the interest rate swap with a notional amount of $100.0 million matured based on its terms. These interest rate derivative instruments were designated as cash flow hedges. For qualifying hedges, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, allows changes in the fair market value of these hedged instruments to be reported in accumulated other comprehensive income. The Company assessed the effectiveness of the transactions that received hedge accounting treatment. Any ineffectiveness, which generally arises from minor differences between the terms of the swap and terms of the underlying hedged debt, was recorded in other income, net in the statement of income. Any such differences for the three months ended March 31, 2007 were immaterial.

During the third quarter of 2006 and throughout 2007, the Company entered into swaps for a portion of its 2007 and 2008 aluminum supply to fix the purchase price, and thereby substantially reduce the variability of its purchase price for this commodity. These swaps, which expire by December 31, 2008, have a notional amount of $23.6 million and a fair market value receivable of $4.2 million as of March 31, 2008. These instruments have been designated as cash flow hedges. For these qualifying hedges, SFAS No. 133 allows changes in the fair market value of these hedge instruments to be reported in accumulated other comprehensive income. In connection with the 2008 Acquisition, Predecessor’s other comprehensive income was eliminated in accordance with purchase accounting. The Company has assessed the effectiveness of the transactions that receive hedge accounting treatment and any ineffectiveness would be recorded in other (income) expense, net in the statement of income. The ineffectiveness for the period ended March 31, 2007 was a $0.2 million gain ($0.1 million, net of tax). Any such differences for the period ended March 31, 2008 were immaterial.

During the fourth quarter of 2006 and 2007, the Company entered into swaps for a portion of its 2007 and 2008 copper supply to fix the purchase price, and thereby substantially reduce the variability of its purchase price for this commodity. These swaps, which expire by December 31, 2008, have a notional amount of $46.3 million and a fair market value receivable of $10.8 million as of March 31, 2008. These instruments have been designated as cash flow hedges. For these qualifying hedges, SFAS No. 133 allows changes in the fair market value of these hedge instruments to be reported in accumulated other comprehensive income. The Company has assessed the effectiveness of the transactions that receive hedge accounting treatment and any ineffectiveness would be recorded in other income, net in the statement of income. The ineffectiveness for the period ended March 31, 2008 was a $0.1 million income ($0.06 million, net of tax). Any such differences for the period ended March 31, 2007 were immaterial.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

8.    Income Taxes

The effective tax rates for the periods January 1, 2008 to February 13, 2008 and February 14, 2008 to March 31, 2008 were 35.2% and 29.6%, respectively. The effective rate for the three months ended March 31, 2007 was 33.8%. The effective tax rate for the three months ended March 31, 2008 was impacted by the state tax rate, domestic production activities deduction and transaction costs. The prior year was also impacted by the state tax rate and the domestic production activities deduction.

9.    Employee Benefit Plans

The Company sponsors a defined benefit plan, which covers union employees hired on or before December 14, 2002 who have both attained age 21 and completed one year of service. Benefits are provided at stated amounts based on years of service, as defined by the plan. Benefits vest after completion of five years of service. The Company’s funding policy is to make contributions in amounts adequate to fund the benefits to be provided. Plan assets consist of primarily equity and fixed-income securities.

The Company did not make any contributions to the plan during the first quarter of 2008. The Company will make contributions to the plan during the remainder of 2008 of approximately $1.9 million.

The components of net periodic benefit cost recognized during interim periods are as follows (in thousands):

	Successor	Predecessor	Predecessor
	February 14 to March 31, 2008	January 1 to February 13, 2008	Three Months Ended March 31, 2007
Service cost	$90	$81	$202
Interest cost	244	219	436
Expected return on plan assets	(300)	(268)	(535)
Amortization of prior service cost	2	1	20

Net periodic benefit cost	$36	$33	$123

10.    Contingent Liabilities

On October 26, 2007, a putative class action was filed on behalf of all similarly situated stockholders of the Company in the Harris County District Court, Houston, Texas, styled Call4U, Ltd. v. Carroll, Case Number 2007-66888. A similar case, styled Pipefitters Local No. 636 Defined Benefit Plan vs. Goodman, was later filed and then consolidated with the Call 4U, Ltd. case. The lawsuits named as defendants the Company all of its directors and Hellman & Friedman, and asserted claims for breach of fiduciary duty against the directors and aiding and abetting such breaches against Hellman & Friedman. The plaintiffs sought an injunction restraining the closing of the merger, reimbursement of associated attorneys’ and experts’ fees and other relief that the court deems proper. On January 4, 2008 Goodman entered into a memorandum of understanding setting out an agreement in principal to settle all claims in the litigation, which settlement is subject to certain conditions precedent, including court approval.

As part of the equity contribution associated with the sale of the Amana Appliance business in July 2001, the Company agreed to indemnify Maytag for certain product liability and environmental claims. In light of these

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2008

(Unaudited)

potential liabilities, the Company has purchased insurance that the Company expects will shield it from incurring material costs to such potential claims.

Pursuant to a March 15, 2001 Consent Order with the Florida Department of Environmental Protection (FDEP), our subsidiary, Goodman Distribution Southeast, Inc. (GDI Southeast) (formerly Pioneer Metals Inc.) is continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the GDI Southeast facility in Fort Pierce, Florida. Remediation has not begun. The contamination was discovered through environmental assessments conducted in connection with a Company subsidiary’s acquisition of the Fort Pierce facility in 2000 and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations and the inability to determine the extent to which contribution will be available from other parties. All of these factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs, which are reasonably susceptible to estimation, has been established.

Based on analyses of currently available information, it is probable that costs associated with the site will be $0.7 million. We reserved approximately $0.7 million as of March 31, 2008 in accordance with SFAS No. 5, Accounting for Contingencies, although it is possible that costs could exceed this amount by up to approximately $2.8 million. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial position as such obligations could be satisfied over a period of years. Nevertheless, future developments could require material changes in the recorded reserve amount.

We believe this contamination predated GDI Southeast’s involvement with the Fort Pierce facility and GDI Southeast’s operation at this location has not caused or contributed to the contamination. Accordingly, the Company is pursuing litigation against former owners of the Fort Pierce facility in an attempt to recover its costs. At this time, we cannot estimate probable recoveries from this litigation.

The Company is party to a number of other pending legal and administrative proceedings and is subject to various regulatory and compliance obligations. The Company believes that these proceedings and obligations will not have a materially adverse effect on its consolidated financial condition, cash flows or results of operations. To the extent required, the Company has established reserves that it believes to be adequate based on current evaluations and its experience in these types of matters. Nevertheless, an unexpected outcome in any such proceeding could have a material adverse impact on the Company’s consolidated results of operations in the period in which it occurs. Moreover, future adverse developments could require material changes in the recorded reserve amounts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Goodman Global, Inc.

We have audited the accompanying consolidated balance sheets of Goodman Global, Inc. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for the three years ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goodman Global, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the three years ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 4 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” Additionally, as discussed in Notes 2 and 9 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments,” and, effective December 31, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)”, respectively.

/s/    Ernst & Young LLP

Houston, Texas

March 12, 2008

GOODMAN GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands)
Assets
Cash and cash equivalents	$18,955	$11,569
Restricted cash	2,600	2,600
Accounts receivable, net of allowance for doubtful accounts ($7.0 million in 2007; $7.3 million in 2006)	217,035	200,086
Inventories, net	277,723	346,059
Deferred tax assets	41,062	29,321
Other current assets	18,246	25,976

Total current assets	575,621	615,611
Property, plant, and equipment, net	159,395	172,246
Goodwill	391,287	391,287
Identifiable intangibles	398,707	407,572
Deferred tax assets	28,059	15,011
Deferred financing costs	14,548	22,244

Total assets	$1,567,617	$1,623,971

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$104,438	$121,689
Accrued warranty	39,669	41,773
Other accrued expenses	92,040	80,347
Current portion of long-term debt	3,500	3,500

Total current liabilities	239,647	247,309
Long-term debt, less current portion	651,925	834,550
Revolving credit facility	—	—
Other long-term liabilities	53,939	21,027
Common stock, par value $.01, 275,000,000 shares authorized, 68,938,590 issued and outstanding as of December 31, 2007 and 68,903,322 issued and outstanding as of December 31, 2006	689	689
Accumulated other comprehensive income	337	3,087
Additional paid-in capital	466,056	462,590
Retained earnings	155,024	54,719

Total shareholders’ equity	622,106	521,085

Total liabilities and shareholders’ equity	$1,567,617	$1,623,971

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December 31,
	2007	2006	2005
	(in thousands)
Sales, net	$1,935,690	$1,794,753	$1,565,406
Costs and expenses:
Cost of goods sold	1,462,776	1,374,774	1,243,408
Selling, general, and administrative expenses	210,613	205,894	170,077
Depreciation expense	26,254	23,776	17,838
Amortization expense	8,865	8,865	19,879

Operating profit	227,182	181,444	114,204
Interest expense	68,378	77,825	74,213
Other (income) expense, net	(2,752)	5,264	(706)

Earnings before taxes	161,556	98,355	40,697
Provision for income taxes	60,177	34,188	15,817

Net income	$101,379	$64,167	$24,880

Less: Preferred stock dividends	—	6,622	22,512

Net income available to common shareholders	$101,379	$57,545	$2,368

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss) Income	Total
	Shares	Amount
	(in thousands)
Balance at December 31, 2004	47,851	$479	107,434	$(5,194)	$—	$102,719
Net income		—	—	24,880	—	24,880
Minimum pension liability adjustment, net of ($421) in taxes		—	—	—	(673)	(673)
Foreign currency translation		—	—	—	325	325
Change in fair value of derivatives, net of $1,525 in taxes		—	—	—	2,436	2,436

Comprehensive income						26,968
Preferred stock dividend		—	—	(22,512)	—	(22,512)
Common stock issued	121	1	639	—	—	640

Balance at December 31, 2005	47,972	$480	$108,073	$(2,826)	$2,088	$107,815

Net income	—	—	—	64,167	—	64,167
Change in fair value of derivatives, net of $414 in taxes	—	—	—	—	661	661
Foreign currency translation	—	—	—	—	797	797
Defined Benefit Plans:
Prior service costs, net of ($343) in taxes	—	—	—	—	(549)	(549)
Net loss arising during the period, net of $56 in taxes	—	—	—	—	90	90

Comprehensive income						65,166
Preferred stock dividend	—	—	—	(6,622)	—	(6,622)
Common stock issued	20,931	209	351,961	—	—	352,170
Stock-based compensation expense	—	—	2,556	—	—	2,556

Balance at December 31, 2006	68,903	$689	$462,590	$54,719	$3,087	$521,085

Net income	—	—	—	101,379	—	101,379
Change in fair value of derivatives, net of ($2,462) in taxes	—	—	—	—	(5,339)	(5,339)
Foreign currency translation	—	—	—	—	2,228	2,228
Defined Benefit Plans:
Prior service costs, net of $197 in taxes	—	—	—	—	314	314
Net loss arising during the period, net of $29 in taxes	—	—	—	—	47	47

Comprehensive income						98,629
Common stock issued	36	—	307	—	—	307
Stock-based compensation expense	—	—	3,159	—	—	3,159
Cumulative effect of FIN 48 adoption	—	—		(1,074)	—	(1,074)

Balance at December 31, 2007	68,939	$689	$466,056	$155,024	$337	$622,106

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2007	2006	2005
	(in thousands)
Operating activities
Net income	$101,379	$64,167	$24,880
Adjustments to reconcile net income to net cash provided by operating activities:
Adjustments to goodwill	—	—	(2,260)
Depreciation	26,254	23,776	17,838
Amortization	8,865	8,865	19,879
Allowance for bad debt	(230)	(534)	(336)
Deferred tax provision	6,150	15,992	(5,872)
Gain on disposal of assets	(1,999)	(15)	(294)
Amortization of inventory step-up in basis	—	—	39,586
Compensation expense related to stock options	3,363	2,696	—
Amortization of deferred financing costs	7,757	8,113	5,241
Changes in operating assets and liabilities:
Accounts receivable	(16,719)	20,571	(63,506)
Inventories	68,336	(42,764)	(41,919)
Other assets	3,803	(13,125)	(3,050)
Accounts payable and accrued expenses	(2,742)	(34,018)	115,332

Net cash provided by operating activities	204,217	53,724	105,519

Investing activities
Purchases of property, plant, and equipment	(26,416)	(39,383)	(28,806)
Proceeds from the sale of property, plant, and equipment	12,235	40	3,810
Other assets and liabilities	—	—	39

Net cash used in investing activities	(14,181)	(39,343)	(24,957)

Financing activities
Repayments of long-term debt	(182,625)	(123,325)	(38,625)
Exercise of stock options	204	14	—
Proceeds from initial public offering	—	354,491	—
Redemption of preferred stock and accrued dividends	—	(255,234)	—
Net borrowing (payments) under revolving line facility	—	—	(24,135)
Initial public offering transaction costs	—	(2,537)	—
Stock purchase	—	—	1,210
Working capital adjustment	—	—	1,330
Other transaction costs	(229)	—	(419)

Net cash used in financing activities	(182,650)	(26,591)	(60,639)

Net increase (decrease) in cash	7,386	(12,210)	19,923
Cash at beginning of period	11,569	23,779	3,856

Cash at end of period	$18,955	$11,569	$23,779

Supplementary disclosures of cash flow information:
Cash paid during the period for:
Interest	$64,337	$70,407	$62,625
Income taxes	$48,950	$40,439	$7,960

Non-cash item: Accrual for purchases of property, plant and equipment	$1,600	$6,546	$10,431

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of operations

Goodman Global, Inc. (the Company), through its subsidiaries, is the second-largest U.S. manufacturer of heating, ventilation, and air-conditioning (HVAC) products for residential and light commercial uses based on unit sales. The Company’s activities include engineering, manufacturing, and marketing of an extensive line of heating, air-conditioning, and related products in the United States and in certain international markets. Branded products manufactured and marketed by the Company include primarily Goodman®, Amana®, and Quietflex®. The Company sells its products to various types of customers, including distributors, installing dealers, national accounts and original equipment manufacturers with no single customer accounting for more than 10% of consolidated 2007 net revenues. Less than 5% of the 2007 consolidated revenues were derived from external customers outside the United States. Although there is demand for the Company’s products throughout the year, in each of the past three years approximately 56% to 58% of total sales occurred in the second and third quarters of the fiscal year. The Company’s peak production occurs in the first and second quarters in anticipation of peak sales quarters.

The Company follows Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information. As the Company’s consolidated financial information is reviewed by the chief decision makers, and the business is managed under one operating and marketing strategy, the Company operates under one reportable segment. Approximately 1% of the Company’s assets are located outside the United States.

Basis of presentation

On December 23, 2004, the Company was acquired under an Asset Purchase Agreement (the Agreement) by affiliates of Apollo Management L.P. (Apollo), Company senior management and certain trusts associated with members of the Goodman family (the Goodman Trusts) (the 2004 Acquisition). Under the Agreement, the Company sold all of its equity interest in its subsidiaries as well as substantially all of its assets and liabilities for $1,477.5 million plus a working capital adjustment of $29.8 million. The 2004 Acquisition was financed with the net proceeds of a private offering of senior unsecured notes, borrowings under a new senior secured credit facility and $477.5 million of equity contributions by affiliates of Apollo, the Goodman Trusts, and certain members of senior management. In connection with the 2004 Acquisition, the Goodman Trusts and members of senior management invested approximately $101.0 million and $18.2 million, respectively.

Effective April 4, 2006, the Company’s Board of Directors approved a 7.580345-for-1 stock split of the Company’s common stock. All periods presented are reflective of the effected stock split.

On April 11, 2006, the Company completed the initial public offering of the Company’s common stock. The Company offered 20.9 million shares and selling shareholders sold an additional 6.1 million shares, which included 3.5 million shares sold by selling shareholders pursuant to the exercise of the underwriters’ over-allotment option. Before expenses, the Company received proceeds of approximately $354.5 million. These proceeds were used to redeem all of the Company’s outstanding Series A Preferred Stock including associated accrued dividends, to satisfy a $16.0 million fee resulting from the termination of the Company’s management agreement with Apollo and to redeem $70.7 million of the Company’s subsidiary’s floating rate notes.

On February 13, 2008, the Company completed a merger with an affiliate of a private equity firm, Hellman & Friedman LLC. (the 2008 Merger). See Note 12, Subsequent Event.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    Significant accounting policies

Restricted cash and cash equivalents

Cash equivalents represent short-term investments with an original maturity of three months or less. At December 31, 2007 and 2006, the restricted cash pertains to the Company’s extended warranty program.

Inventories

Inventory costs include material, labor, depreciation, logistics and plant overhead. The Company’s inventory is stated at the lower of cost or market using the first in, first out (FIFO) method. When deemed appropriate, the Company writes inventory down to its estimated realizable value based upon assumptions about future demand, physical conditions of products and market conditions.

A roll forward of the inventory reserves as of December 31, follows (in thousands):

	2007	2006	2005
At the beginning of the period	$4,568	$1,785	$2,245
Current-year accruals	3,261	7,680	6,190
Current-year write-offs	(3,094)	(4,897)	(6,650)

At the end of the period	$4,735	$4,568	$1,785

Property, plant, and equipment

Property, plant, and equipment is stated at cost less accumulated depreciation. Expenditures for renewals and betterments are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. Buildings are depreciated using the straight-line method over the estimated useful lives of the assets, which is 39 years. Equipment is depreciated on a straight-line basis over the assets’ remaining useful lives.

During 2007, the Company disposed of assets for net proceeds of $12.2 million and net gains of $4.2 million, of which $2.0 million has been recognized. At the time of sale, the Company entered into leases for a portion of three of the disposed properties and therefore has deferred $2.2 million of the gains as of December 31, 2007.

Interest attributable to construction in progress assets is capitalized. For the twelve months ended December 31, 2007, 2006 and 2005, the Company capitalized $0.4 million, $1.3 million and $0.9 million in interest, respectively.

Impairment of long-lived assets

The Company follows the provisions of SFAS No. 144, Accounting for the Impairment of Long-Lived Assets. The statement sets forth the accounting for impairment of long-lived assets other than goodwill and indefinite-lived intangibles. The Company periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on a quoted market price or the fair value based on various valuation techniques.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred financing costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the period the related debt is anticipated to be outstanding. During the years ended December 31, 2007 and December 31, 2006, in connection with the early payments on our Term Notes, we took additional charges to interest expense totaling $3.5 million and $3.9 million, respectively related to the proportional write-off of deferred financing costs.

Identifiable intangible assets

The values assigned to amortizable intangible assets are amortized to expense over their estimated useful lives and are reviewed for potential impairment. The estimated useful lives are based on an evaluation of the circumstances surrounding each asset, including an evaluation of events that may have occurred that would cause the useful life to be decreased. In the event the useful life would be considered to be shortened, or if the asset’s future value were deemed to be impaired, an appropriate amount would be charged to amortization expense. Future operating results and residual values could therefore reasonably differ from the Company’s current estimates and could require a provision for impairment in a future period. Indefinite lived intangible assets are reviewed in accordance with SFAS No. 142, Goodwill and Other Intangibles, by comparison of the fair market value with its carrying amount.

The Company assigned a value of approximately $11.0 million to a particular renewable sales contract. During the fourth quarter of 2005, a decision was made not to renew this agreement before its expiration. As a result, the net balance of this intangible, approximately $10.3 million, was taken as a charge to amortization expense in the accompanying statement of income in the fourth quarter of 2005.

Amounts allocated to identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives with no residual value as follows:

Trade names	Indefinite
Customer relationships	40 years
Technology	10 years
Contracts	15 years

Absent the Merger, the amortization related to the amortizable intangible assets in the aggregate would have been approximately $8.9 million per year over the next five years. See Note 12, Subsequent Event.

The useful life of our customer relationships was determined based on the total life of a distributor. Factors that contribute to this total life are the nature of the relationship with these distributors, the quality of the service and merchandise that we provide, the territorial preferences given to these distributors and the low turnover rates.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Identifiable intangible assets at December 31, 2007 and 2006, consists of the following (in thousands):

	Gross	Accumulated Amortization & Impairment	2007 Net
Intangible assets subject to amortization:
Customer relationships	$291,560	$22,046	$269,514
Technology	15,760	4,767	10,993
Contracts	11,033	11,033	—

Total intangible assets subject to amortization	318,353	37,846	280,507
Total indefinite-lived trade names	118,200	—	118,200

Total identifiable intangible assets	$436,553	$37,846	$398,707

	Gross	Accumulated Amortization & Impairment	2006 Net
Intangible assets subject to amortization:
Customer relationships	$291,560	$14,757	$276,803
Technology	15,760	3,191	12,569
Contracts	11,033	11,033	—

Total intangible assets subject to amortization	318,353	28,981	289,372
Total indefinite-lived trade names	118,200	—	118,200

Total identifiable intangible assets	$436,553	$28,981	$407,572

Goodwill

Goodwill is the excess of the cost of an acquired company over the amounts assigned to assets acquired and liabilities assumed. Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and other indefinite-lived intangibles are not amortized, but are tested for impairment annually, or more frequently if an event occurs or circumstances change that would indicate the carrying amount could be impaired. Impairment testing for goodwill is done at the reporting unit level, which is one level below the business segment level. Under the criteria set forth by SFAS No. 142, the Company has two reporting units, and goodwill was allocated to these reporting units based on the net assets acquired. An impairment charge generally would be recognized when the carrying amount of the reporting unit exceeds the estimated fair market value of the reporting unit. The Company performed its annual test as of October 1, 2007 and determined that no impairment exists.

Fair value of financial instruments

Financial instruments include cash equivalents, accounts receivable, accounts payable, revolving loans payable, long-term debt, and interest rate and commodity swap agreements. Management believes the fair value of cash equivalents, accounts receivable and accounts payable approximates their carrying value due to their short-term nature. The fair value of revolving loans payable and long-term debt is estimated based on anticipated interest rates that management believes would currently be available to the Company for similar issues of debt, taking into account the current credit risk of the Company and other market factors, and arms length trades for debt securities, which are traded. The fair value of long-term debt is estimated to approximate the carrying amount at December 31, 2007. Interest rate and commodity swaps are recorded at fair value.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue recognition

Revenue from the sale of products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, sale price is fixed and determinable, and collectibility is reasonably assured. Revenues are recorded net of rebates to certain distributors, dealers and builders. These rebates relate to several programs and are designed to stimulate sales of the Company’s products. Provisions are made for warranties at the time revenues are recognized. Costs associated with shipping and handling of the Company’s products is included in costs of goods sold.

The Company consigns certain products to many of its independent distributors. Product inventories shipped on consignment terms are maintained under a consignment arrangement on the premises of independent distributors. Revenues and cost of sales are recognized at the time consigned inventory is sold by the independent distributor to a third party.

Trade and other receivables

The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The customer’s financial position is periodically reviewed and no collateral is required. The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The Company estimates its allowance for doubtful accounts based on historical collection trends, type of customer, the age of outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectibility of those balances, and the allowance is adjusted accordingly. The Company does not have significant credit risk concentrations and historically has not experienced significant losses related to its receivables.

A rollforward of the allowance for doubtful accounts as of December 31, follows (in thousands):

	2007	2006	2005
At the beginning of the period	$7,258	$7,795	$8,130
Current-year accruals	5,699	4,322	9,367
Current-year write-offs	(5,925)	(4,859)	(9,702)

At the end of the period	$7,032	$7,258	$7,795

Warranty costs

Warranty costs are accrued at the time of sale based on estimated future warranty claims. The Company’s estimated future warranty claims are determined based on historical failure rates and other factors. The Company also sells extended warranty contracts for certain of its products with terms of up to ten years. Revenues from extended warranty contracts are deferred and amortized on a straight-line basis over the term of the contracts. Expenses related to obtaining and servicing these contracts are expensed as incurred.

A rollforward of the liabilities for warranties as of December 31, follows (in thousands):

	2007	2006	2005
At the beginning of the period	$41,773	$37,685	$39,086
Current-year accruals	40,801	35,192	29,606
Current-year write-offs	(42,905)	(31,104)	(31,007)

At the end of the period	$39,669	$41,773	$37,685

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accrued self insurance reserves

The Company is self-insured up to certain stop-loss amounts for workers’ compensation, product liability, general liability, auto liability, group health and physical damage. The expense and liabilities are determined based on historical company claims information, as well as industry factors and trends in the level of such claims and payments. Our self-insurance reserves, calculated on an undiscounted basis, as of December 31, 2007 and 2006, represent the best estimate of the future payments to be made on incurred claims reported and unreported. Based on historical payment patterns, the Company expects payments of undiscounted ultimate losses related to workers’ compensation as of December 31, to be made as follows (in thousands):

2008	$4,402
2009	1,586
2010	1,035
2011	727
2012	427
Thereafter	220

Total	$8,397

Stock compensation plans

On December 23, 2004, the Company adopted the 2004 Stock Option Plan. Under this plan, as amended, 4,798,752 shares of the authorized but unissued shares of common stock of Goodman Global, Inc. were reserved for issuance. The plan permitted the grant of options to purchase shares of common stock to eligible employees, consultants, and directors. As of December 31, 2007, the Company had granted approximately 4.7 million options, a portion of which vest based on time in installments through 2009, and a portion of which vest in 2012 subject to accelerated vesting based on the achievement of specified performance targets through 2008. No additional options to purchase shares of common stock were granted under the 2004 Stock Option Plan. During the first quarter of 2006, the Company amended certain options granted on December 23, 2004, March 1, 2005 and April 18, 2005 to provide that the installment, which would otherwise become vested with respect to the fiscal year 2009 upon attaining certain financial performance targets, became vested upon consummation of the initial public offering which occurred in April of 2006.

On February 1, 2006, the Company adopted the 2006 Incentive Award Plan (2006 Plan). Under this plan, 1,895,086 shares of the authorized but unissued shares of common stock of the Company were reserved for issuance. In addition, shares of common stock that remained available for future option grants under the 2004 Stock Option Plan and shares underlying any existing grants under the 2004 Stock Option Plan that were forfeited were available for issuance under the 2006 Plan. The plan permitted the grant of stock-based compensation awards to eligible employees, consultants and directors. The 2006 Plan provided for a variety of such awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance share awards, performance stock unit awards, performance-based awards or stock payment awards. As of December 31, 2007, approximately 17,000 shares of restricted stock had been issued under the 2006 Plan. These restricted shares could not be sold or otherwise transferred until restrictions lapse, one year after the date of grant. The weighted average grant date fair value of the restricted shares granted as of December 31, 2007 was $18.44. Recorded compensation costs for these shares for the twelve months ended December 31, 2007 was not material. For year ended December 31, 2007, 0.7 million options also had been granted under this plan.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity follows (in thousands except for per share data):

	Shares	Weighted Average Exercise Price per Share
Outstanding at December 31, 2004	3,472	$5.28
Granted	1,179	$10.89

Outstanding at December 31, 2005	4,651	$6.70
Granted	20	$20.10
Exercised	(3)	$5.28
Forfeited	(63)	$9.70

Outstanding at December 31, 2006	4,605	$6.72
Granted	653	$19.16
Exercised	(30)	$7.79
Forfeited	(21)	$12.30

Outstanding at December 31, 2007	5,207	$8.25

The following table summarizes information about stock options outstanding as of December 31, 2007 (in thousands, except per share, and year data):

	Number Outstanding	Options Outstanding				Options Exercisable
Range of Exercise Prices Per Share		Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
$5.28 - $21.80	5,207	7.6	$8.25	$84,829	3,521	7.4	$5.90	$61,548

A summary of the status of the Company’s nonvested stock options as of December 31, 2007 and changes since inception of the plan is presented below (in thousands except for per share data):

	Shares	Weighted Average Grant Date Fair Value Per Share
Nonvested at December 31, 2004	3,472	$1.71
Granted	1,179	$2.24
Vested	(979)	$1.71

Nonvested at December 31, 2005	3,672	$1.88
Granted	20	$8.21
Vested	(1,401)	$1.71
Forfeited	(56)	$2.18

Nonvested at December 31, 2006	2,235	$1.97
Granted	653	$7.75
Vested	(1,183)	$1.93
Forfeited	(19)	$3.73

Nonvested at December 31, 2007	1,686	$3.68

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB No. 25), and had adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, as amended. Under APB No. 25, no stock-based compensation cost was reflected in net income for grants of stock options to employees because the Company granted stock options with an exercise price equal to the estimated market value of the stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under this transition method, compensation cost recognized in 2006 included: (a) compensation costs for all share-based payments granted prior to, but not yet vested as of the date of adoption based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to the date of adoption will be based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). In accordance with SFAS No. 123(R), results of prior periods have not been restated.

As a result of adopting SFAS No. 123(R), the Company recognized compensation expense of $3.2 million ($2.0 million after tax) and $2.6 million ($1.7 million after tax), during the twelve months ended December 31, 2007 and 2006, which is included in selling, general and administrative expenses in the accompanying statement of income. Included in compensation expense for the twelve months ended December 31, 2006 discussed above, is $0.7 million related to the 381,331 stock options that vested at the consummation of the Company’s initial public offering in April of 2006.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton model using assumptions discussed below. The expected volatility of 20% at the grant date was based mainly on the volatility of the Company’s competitors. The expected term of the options granted of 7 to 8 years is based on the time period the options are expected to be outstanding. The risk-free interest rate of between 4.5% and 5.0% is based on the U.S. Treasury rate of a note with the expected maturity of the expected term of the options. The Company has not considered a dividend payment in its calculation and believes that forfeitures will not be significant.

As of December 31, 2007, the total compensation cost related to nonvested awards not yet recognized in the statement of income of the Company is $6.3 million. This amount will be recognized on a weighted average period of 1.6 years.

As of January 1, 2006, the Company adopted SFAS No. 123(R), thereby eliminating pro-forma disclosure for periods subsequent to adoption. The effect on net income and earnings per share, if the Company had applied the fair value recognition provisions of SFAS No. 123 to the options granted under the Company’s stock option plan for the twelve months ended December 31, 2005 is summarized below (in thousands, except earnings per share). There would have been no effect on the Company’s statements of cash flow for this period. For purposes of this disclosure, the value of the options is estimated using a Black-Scholes-Merton option valuation model and amortized to expense over the options’ vesting period.

2005
Effect on Net Income Before Taxes	$1,779
Effect on Net Income	$1,087
Effect on diluted earnings per share available to common shareholders	$0.03

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pensions and other postretirement benefits

The Company accounts for its defined benefit pension plan and its defined benefit postretirement medical plan in accordance with SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans, SFAS No. 87, Employers’ Accounting for Pensions and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. These standards require that amounts recognized in the financial statements be determined on an actuarial basis. Significant assumptions involved in determining the Company’s pension and other postretirement benefit expense include the expected return on plan assets, expected healthcare cost and the discount rate for calculating future liability. The assumed long-term rate of return on assets is applied to a calculated value of plan assets which results in an estimated return on plan assets that is included in current year pension income or expense.

Research and development

Research and development costs are charged to selling, general and administrative expense as incurred. Research and development expense was $9.1 million, $8.8 million and $8.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Income taxes

The Company uses the liability method of accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences reverse.

The Company regularly evaluates valuation allowances established for deferred tax assets for which future realization is uncertain. The Company performs this evaluation at least quarterly and at the end of each fiscal year. The estimation of required valuation allowances includes estimates of future taxable income. In assessing the realizability of deferred tax assets at December 31, 2007 the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers taxable income in carryback years, the reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. If actual future taxable income is different from the estimates, the Company’s results could be affected.

Effective January 1, 2007, we adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies SFAS No. 109, Accounting for Income Taxes, and requires us to evaluate our tax positions for all jurisdictions and for all years where the statute of limitations has not expired. FIN No. 48 requires companies to meet a “more-likely-than-not” threshold (i.e. greater than a 50 percent likelihood of a tax position being sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this “more-likely-than-not” threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon effective settlement. We recognize interest and penalties related to unrecognized tax benefits in income tax expense on our income statement. For a further discussion of the impact of the adoption of FIN No. 48, see Note 4.

Derivatives and hedging activities

SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, requires that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value of a derivative depends on the intended use of the derivative, whether the derivative qualifies for hedge accounting and the resulting designation. The fair value of commodity hedges relating to raw materials used in production that qualify for hedge accounting are recorded to cost of goods sold in the period in which the end products are sold to our customers.

The Company’s counterparties to these instruments are large financial institutions that have little credit risk.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $2.4 million, $2.7 million and $2.5 million for the years ended December 2007, 2006 and 2005, respectively.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made in the prior year consolidated financial statements to conform to the present year presentation.

New accounting pronouncements

In September 2006, the FASB issued Statement No. 157 (SFAS 157), Fair Value Measurements, which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. As a result of SFAS 157 there is now a common definition of fair value to be used throughout GAAP. The FASB believes that the new standard will make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the requirements of the standard and does not believe the impact will have a material impact on our consolidated financial statements.

In February 2007, the FASB issued Statement No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. SFAS 159 will be effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the requirements of the standard and does not currently expect to elect the fair value option for any of its assets and therefore does not expect this standard to have a material effect on our consolidated financial statements.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Significant balance sheet accounts

Inventories as of December 31, consist of the following (in thousands):

	2007	2006
Raw materials and parts	$29,958	$43,286
Finished goods	247,765	302,773

	$277,723	$346,059

Property, plant, and equipment as of December 31, consist of the following (in thousands):

	Useful Lives in Years	2007	2006
Land	—	$9,291	$12,162
Buildings and improvements	10–39	50,827	55,891
Equipment	3–10	156,861	131,206
Construction-in-progress	—	6,904	14,005

		223,883	213,264
Less: Accumulated depreciation		(64,488)	(41,018)

		$159,395	$172,246

Other accrued expenses as of December 31, consist of the following significant items (in thousands):

	2007	2006
Accrued rebates	$33,710	$27,060
Accrued self insurance reserves	13,636	15,753
Interest	1,792	3,928
Other	42,902	33,606

	$92,040	$80,347

Accumulated other comprehensive loss consists of the following (in thousands):

	Defined Benefit Plans	Cumulative Transition Adjustment	Change in Fair Value of Derivatives	Acquisition	Foreign Currency Translation	Total
December 23, 2004	$—	—	$—	—	$—	$—
Net Change Through December 31, 2005	(673)	—	2,436	—	325	—

December 31, 2005	(673)	—	2,436	—	325	2,088

Net Change Through December 31, 2006	(459)	—	661	—	797	999

December 31, 2006	(1,132)	—	3,097	—	1,122	3,087

Net Change Through December 31, 2007	361	—	(5,339)		2,228	(2,750)

December 31, 2007	$(771)	—	$(2,242)	—	$3,350	$337

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Income taxes

The provision (benefit) for income taxes consisted of the following (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Current expense (benefit):
U.S.
Federal	$44,905	$14,267	$19,156
State	7,199	2,350	2,533

Total U.S.	52,104	16,617	21,689
Foreign	1,923	1,703	—

Total current	54,027	18,320	21,689

Deferred expense (benefit):
U.S.
Federal	5,591	14,426	(5,338)
State	559	1,442	(534)

Total U.S.	6,150	15,868	(5,872)
Foreign	—	—	—

Total deferred	6,150	15,858	(5,872)

Total provision for income taxes	$60,177	$34,188	$15,817

A reconciliation between the provision for income taxes and income taxes computed by applying the statutory rate is as follows (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2006
Tax provision at statutory rate at 35%	$56,545	$34,424
Add (deduct):
State income taxes, net of federal taxes	5,238	2,970
Domestic production activities deduction	(2,546)	(567)
Interest related to uncertain tax positions	1,258	—
Other permanent differences	(488)	(1,079)
Prior year permanent differences	—	(1,560)
Changes in valuation allowance	170	—

	$60,177	$34,188

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities as of December 31, were as follows:

	Year Ended December 31,
	2007	2006
	(in thousands)
Deferred tax assets:
Accrued liabilities	$46,905	$30,273
Identifiable intangible assets	15,943	26,748
Goodwill	25,620	9,877
Stock options	2,279	1,039
Derivative instruments	1,448	—
Net operating loss carryforward	3,769	4,549
Less: Valuation allowance	(3,528)	(3,358)

Total Deferred Tax Asset	92,436	69,128
Deferred tax liabilities:
Accrued liabilities	(7,699)	(7,699)
Property, plant, and equipment	(15,616)	(15,160)
Derivative instruments	—	(1,937)

Total Deferred Tax Liability	(23,315)	(24,796)

Net Deferred Tax Asset	$69,121	$44,332

We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes (FIN 48), an interpretation of FASB Statement No. 109 (SFAS 109) on January 1, 2007. As a result of the implementation of FIN 48, we recognized an adjustment in the liability for unrecognized income tax benefits of $1.1 million which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. In addition, at January 1, 2007 we reclassified $18.2 million from deferred taxes to other long-term liabilities.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, including accrued interest, is as follows (in thousands):

Balance at January 1, 2007	$19,271
Additions based on tax positions related to the current year	9,584
Additions related to tax positions of prior years	—
Accrued interest	1,258
Reductions for tax positions of prior years	—
Settlements	—
Lapse of statute of limitations	—

Balance at December 31, 2007	$30,113

We recognize interest and penalties related to uncertain tax positions in income tax expense. There is no material impact on our tax expense for the period. As of December 31, 2007, we have approximately $2.0 million of accrued interest related to uncertain tax positions.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2007, approximately $2.4 million of unrecognized tax benefits (including interest) would affect our income tax expense and our effective income tax rate if recognized in future periods. While the amount of our unrecognized tax benefits could change in the next twelve months, we do not expect this change to have a significant impact on our results of operations or financial position.

The tax years 2004, 2005 and 2006 remain open to examination by the major taxing jurisdictions to which we are subject.

As of December 31, 2007, the Company has a net operating loss carryforward of $9.8 million which expires beginning in 2014 through 2019, and a capital loss carryforward of $0.4 million, which expires in 2010. As of December 31, 2007, the Company has a valuation allowance of $3.5 million for the capital loss carryforward and the portion of the net operating loss carryforward that is subject to the Separate Return Limitation Year provision as a result of the 2004 Acquisition.

Based upon taxable income in carryback years, the reversal of deferred tax liabilities and projected future taxable income, the Company does not believe that a valuation allowance is warranted on the remaining deferred tax assets, as it is more likely than not that these deferred tax assets will be realized.

For the twelve months ended, December 31, 2007, 2006 and 2005 the Company paid taxes of $49.0 million, $40.4 million and $8.0 million, respectively.

Deferred income taxes have not been provided for on unremitted foreign earnings reinvested abroad. Currently, we do not expect these unremitted earnings to reverse and become taxable to us in the future. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the unrecognized deferred tax liability relating to such amounts. Our foreign subsidiary has cumulative earnings of approximately $11.6 million for which no U.S. income taxes have been accrued based on our expectation that those funds are permanently reinvested in our operations in that country.

5.    Long-Term Debt

Long-term debt as of December 31, consists of the following (in thousands):

	2007	2006
Senior Floating Rate Notes	$179,300	$179,300
Senior Subordinated Notes	400,000	400,000
Term credit facility	76,125	258,750
Revolving credit facility	—	—
Current maturities	(3,500)	(3,500)

Total long-term debt (including revolving credit facility), less current maturities	$651,925	$834,550

On December 23, 2004, in connection with the acquisition, Goodman Global Holdings, Inc., a Delaware corporation, the Company’s wholly owned subsidiary, issued $250.0 million in aggregate principal amount of its senior floating rate notes, maturing in 2012, and $400.0 million in aggregate principal amount of its 7 7/8% senior subordinated notes, maturing in 2012, in a private placement under Rule 144A and Regulation S of the Securities Act (Note Offering). The senior floating rate notes under the Note Offering bear interest at LIBOR plus 3%. This rate was 7.99% as of December 31, 2007.

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the Note Offering, the Company also entered into senior secured credit facilities consisting of a term loan in the principal amount of $350.0 million and a revolving credit facility in an aggregate amount of up to $175.0 million, with staggered maturities through December 23, 2011 which was amended in March, 2006 (2004 Facility). The 2004 Facility is secured by substantially all of the assets of the Company and provides for term loan and revolving borrowings at LIBOR, plus a margin based upon a financial ratio as specified in the agreement. The borrowing rate for the 2004 Facility was 6.59% as of December 31, 2007. The Company had unused revolving credit capacity under the revolving credit facility of $141.7 million at December 31, 2007. Outstanding commercial and standby letters of credit issued under the credit facility totaled $33.3 million as of December 31, 2007.

All of the existing and future restricted U.S. subsidiaries of Goodman Global Holdings, Inc. (other than AsureCare Corp., a Florida corporation) guaranteed its floating rate notes and fixed rate notes. The Company is structured as a holding company and substantially all of its assets and operations are held by its subsidiaries. As of December 31, 2007, there were no significant restrictions on the ability of Goodman Global Holdings, Inc. to obtain funds from its subsidiaries by dividend or loan. The Company’s and the non-guarantor subsidiaries’ independent assets, revenues, income before taxes, and operating cash flows in total were less than 3% of the consolidated total. The separate guarantors of Goodman Global Holdings, Inc. fully and unconditionally, jointly and severally guaranteed the senior floating rate notes and the senior subordinated notes, and the aggregate assets, liabilities, earnings, and equity of the subsidiary guarantors was substantially equivalent to the assets, liabilities, earnings, and equity of the Company on a consolidated basis. As a result, the presentation of separate financial statements and other disclosures concerning the subsidiary guarantors is not deemed material.

Future scheduled maturities of the Long-Term Debt at December 31, 2007, are as follows (in thousands):

2008	$3,500
2009	3,500
2010	3,500
2011	65,625
2012	579,300
Thereafter	—

Total	$655,425

Interest paid was $64.3 million, $70.4 million and $62.6 million during December 31, 2007, 2006 and 2005 respectively. See Note 11 regarding derivative instruments.

6.    Redeemable preferred stock

As of December 31, 2005, the Company’s authorized capital stock included 250,000 shares of preferred stock. The preferred shares are 9.5% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock, $.01 par value per share, with a liquidation preference of $1,000 per share. These shares did not have voting rights except as required by law. Dividends were paid as declared on a cumulative basis from the date of issuance and were paid quarterly in arrears on December 1, March 1, June 1 and September 1 of each year, commencing on March 1, 2005. These shares were redeemable by the Company at its option, at a price equal to the liquidation preference and all unpaid dividends. The Company was also able at its option to exchange any or all of the outstanding Series A Preferred Shares for 9.5% Senior Subordinated Discount Notes (the Subordinated Notes). The shareholders would have been entitled to receive $1.00 of initial accreted value of Subordinated Notes for each $1.00 of liquidation preference plus all unpaid dividends. The proceeds related to the April 11, 2006 initial

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

public offering of the Company’s common stock were used to redeem all of the Company’s preferred shares including the associated dividends.

7.    Related-party transactions

During 2005, the Company paid $2.0 million to Apollo for certain management consulting and advisory services pursuant to a Management Consulting Agreement. As a result of the initial public offering in April of 2006, the Company paid a $16.0 million fee to terminate the agreement with Apollo.

During 2007 and 2006, the Company paid $0.2 million to a related party for an operating lease.

In the ordinary course of its business, Goodman purchased grilles and other materials from AirGuide Corp. (“AirGuide”) of approximately $1.3 million and $3.0 million in 2007 and 2006, respectively. Mr. Goodman, one of our former directors, and his immediate family were beneficiaries of trusts that owned a combined interest of 18.75% in AirGuide. As discussed in Note 12, Subsequent Events, subsequent to year end, Mr. Goodman is no longer a director of the Company and Mr. Goodman and the Goodman family trusts no longer own any beneficial interest in the Company.

In connection with the initial public offering in April 2006, the Company redeemed all of its outstanding Series A Preferred Stock with an aggregate liquidation preference and accrued and unpaid dividends of approximately $255.2 million, of which members of the Company’s management received approximately $10.3 million, affiliates of Apollo received approximately $173.7 million and the Goodman family trusts and other equity syndicate investors received approximately $71.2 million. As of December 31, 2007 and 2006, Apollo owned approximately 41% of our common stock outstanding. As discussed in Note 12, Subsequent Event, subsequent to year end, neither Apollo nor the Goodman family trusts own an interest in our common stock.

8.    Leases

The Company leases vehicles, computer and office equipment, and office and warehouse facilities from various third parties that are accounted for as operating leases and have expiration dates through 2016.

The Company also leases a warehouse facility under an operating lease with shareholders of the Company. The lease expires in 2014.

Future minimum lease payments under operating leases as of December 31, 2007, are as follows (in thousands):

	Third Party	Related Party
2008	$24,996	$198
2009	22,217	198
2010	17,199	198
2011	12,347	198
2012	8,720	198
Thereafter	15,478	380

Total	$100,957	$1,370

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rent expense on the operating leases was $28.7 million, $23.7 million and $18.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

9.    Employee benefit plans

401(k) plans

The Company sponsors two 401(k) savings plans for employees who have completed a requisite term of service, with one covering all nonunion employees of the Company and one covering union employees of the Company. Nonunion employees of the Company may defer up to 17% of their salaries and wages with the Company matching 100% of amounts deferred, up to a maximum matching contribution of the lesser of 6% of the employee’s salary or $3,000. Union employees may defer up to 17% of their salaries and wages with the Company matching 50% of amounts deferred, up to a maximum matching contribution of 3% of the employee’s salary (up to a maximum matching contribution of 6% of the employee’s salary for employees hired on or after December 15, 2002). Employer-matching contributions for all plans were approximately $3.6 million, $3.5 million and $2.9 million, for the years ended December 31, 2007, 2006 and 2005, respectively.

Pension and other employee benefit plans

The Company sponsors a defined benefit plan, which covers certain union employees who have both attained age 21 and completed one year of service. The Company has 1,014 employees who are members of the collective bargaining unit, representing approximately 21% of the Company’s employees. Effective December 14, 2002, the defined benefit plan was amended to freeze participation for all employees except those hired on or before December 14, 2002. Benefits are provided at stated amounts based on years of service, as defined by the plan. Benefits vest after completion of five years of service. The Company’s funding policy is to make contributions in amounts actuarially determined by an independent consulting actuary to fund the benefits to be provided. Plan assets consist of primarily equity and fixed-income securities.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension plan in the December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses, unrecognized prior service costs and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87, all of which were previously netted against the plan’s funded status in the Company’s statement of financial position pursuant to the provisions of SFAS No. 87. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income at adoption of SFAS No. 158.

Included in accumulated other comprehensive income at December 31, 2007 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service costs of $0.8 million ($0.5 million net of tax) and unrecognized actuarial losses of $0.4 million ($0.3 million net of tax). The prior service cost included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the fiscal year-ended December 31, 2008 is $0.1 million ($0.06 million net of tax).

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The funded status of the plan is as follows:

	Pension Benefits
	2007	2006	2005
	(In thousands)
Benefit payments
Benefit obligation at beginning of year	$30,281	$28,050	$26,804
Service cost	712	788	474
Interest cost	1,730	1,641	1,546
Actuarial losses (gains)	(795)	(84)	170
Amendments	—	967	—
Benefit payments	(1,238)	(1,081)	(944)

Benefit obligation at end of year	$30,690	$30,281	$28,050

Fair value of plan assets at beginning of year	$25,388	$21,552	$20,272
Actual return on plan assets	1,512	2,245	742
Employer contributions	2,317	2,672	1,482
Benefit payments	(1,238)	(1,081)	(944)

Fair value of plan assets at end of year	$27,979	$25,388	$21,552

Funded status of the plan	$(2,711)	$(4,893)	$(6,498)
Unrecognized amounts:
Net losses	—	—	1,096
Adjustment required to recognize minimum liability	—	—	(1,096)

Total	—	—	—

Net prepaid (accrued) benefit cost	$(2,711)	$(4,893)	$(6,498)

Components of net periodic benefit expense:
Service cost	$712	$788	$474
Interest cost	1,730	1,641	1,546
Expected return on plan assets	(2,142)	(1,839)	(1,667)
Net amortization of prior service cost	76	76	—

Net periodic benefit expense	$376	$666	$353

Weighted-average assumptions as of December 31:
Discount rate	6.00%	5.75%	5.75%
Expected long-term rate of return on plan assets	8.25%	8.25%	8.25%

The Company anticipates making a contribution to the plan during 2008 of $1.9 million. The Company expects its pension plan to pay benefits over the next five years and in the aggregate for the five years thereafter as follows (in thousands):

2008	$1,204
2009	1,268
2010	1,344
2011	1,410
2012	1,500
2013-2017	9,252

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted-average asset allocation for the Company’s pension plan assets as of December 31, 2007 and 2006, as well as the target allocation for the year ended December 31, 2008, follow:

	2006	2007	Target 2008 Allocation
Equities	60%	0%	65%
Fixed income	39%	0%	30%
Cash equivalents	1%	100%	5%

Total	100%	100%	100%

As of December 31, 2007, the Company was in the process of changing administrators of our pension plan; therefore, all assets are shown as cash equivalents due to the transfer of those assets. The investment strategy for pension plan assets is to utilize a diversified blend of equity and fixed income portfolios to earn a long-term investment return that meets or exceeds the long-term expected rate of return for actuarial purposes of 8.25%. Active investment management strategies are used to measure each investment portfolio’s returns and risk levels against applicable market indices.

To develop the expected long-term rate of return on assets assumption, the Company considers the historical returns and the future expectations for returns for each asset category, as well as the target asset allocation of the pension portfolio and the effect of periodic rebalancing.

The Company also provided unfunded postretirement benefits for union employees, covering medical benefits. The collective bargaining agreement was renegotiated in December of 2004 and these postretirement medical benefits were terminated in the new collective bargaining agreement that expires December 2009. Employees were eligible for these benefits when they reached age 55 and had completed five years of service with the Company. As of the date of termination, the plan had one participant who was grandfathered into the plan therefore any disclosures and liability are not material.

10.    Accounting for derivative instruments

During the first quarter of 2005, the Company entered into interest rate swaps with notional amounts of $250.0 million, which expire in 2007 and 2008, to manage variable rate exposure on the floating rate debt. During the first quarter of 2007, the interest rate swap with a notional amount of $150.0 million matured based on its terms. The remaining swap has a fair market value as a receivable of $0.3 million as of December 31, 2007. These interest rate derivative instruments have been designated as cash flow hedges. For these qualifying hedges, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), allows changes in the fair market value of these hedged instruments to be reported in accumulated other comprehensive income. The Company has assessed the effectiveness of the transactions that received hedge accounting treatment. Any ineffectiveness, which generally arises from minor differences between the terms of the swap and terms of the underlying hedged debt, would be recorded in other income, net in the statement of income. Any such differences, for the years ended December 31, 2007 and December 31, 2006 were immaterial.

During the second quarter of 2006, the Company entered into collars for a portion of its 2006 copper supply to substantially reduce the variability of its purchase price for this commodity. These collars expired by December 31, 2006 and were designated as cash flow hedges. For these qualifying hedges, SFAS No. 133 allows changes in the fair market value of these hedge instruments to be reported in accumulated other comprehensive income. The Company has assessed the effectiveness of the transactions that receive hedge accounting treatment

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and any ineffectiveness would be recorded in other (income) expense, net in the statement of income. The ineffectiveness for the year ended December 31, 2006 was a $0.5 million loss ($0.3 million, net of tax).

Also during the second quarter of 2006, the Company entered into collars for a portion of its 2006 aluminum supply to substantially reduce the variability of its purchase price for this commodity. These collars expired on December 31, 2006. These collars did not qualify for hedge accounting under SFAS No. 133 and, therefore, changes in its fair market value totaling $6.3 million loss ($3.8 million, net of tax) were recorded in other (income) expense, net in the statement of income for the year ended December 31, 2006.

During the third quarter of 2006 and throughout 2007, the Company entered into swaps for a portion of its 2007 and 2008 aluminum supply to fix the purchase price, and thereby substantially reduce the variability of its purchase price for this commodity. These swaps, which expire by December 31, 2008, have a notional amount of $57.6 million and a fair market value as a liability of $1.9 million as of December 31, 2007. These instruments have been designated as cash flow hedges. For these qualifying hedges, SFAS No. 133 allows changes in the fair market value of these hedge instruments to be reported in accumulated other comprehensive income. The Company has assessed the effectiveness of the transactions that receive hedge accounting treatment and any ineffectiveness would be recorded in other (income) expense, net in the statement of income. Any such differences, for the year ended December 31, 2007 were immaterial.

During the fourth quarter of 2006 and 2007, the Company entered into swaps for a portion of its 2007 and 2008 copper supply to fix the purchase price, and thereby substantially reduce the variability of its purchase price for this commodity. These swaps, which expire by December 31, 2008, have a notional amount of $85.7 million and a fair market value as a liability of $1.2 million as of December 31, 2007. These instruments have been designated as cash flow hedges. For these qualifying hedges, SFAS No. 133 allows changes in the fair market value of these hedge instruments to be reported in accumulated other comprehensive income. The Company has assessed the effectiveness of the transactions that receive hedge accounting treatment and any ineffectiveness would be recorded in other income, net in the statement of income. Any such differences for the year ended December 31, 2007 were immaterial.

At December 31, 2007, the fair market value of our derivatives was a liability of $2.8 million, which is included in other accrued expenses. Included in stockholders’ equity is a loss of $2.2 million, net of tax of $0.8 million, of which $1.3 million is expected to be reclassified into earnings within the next twelve months in cost of sales as the underlying hedged inventory is sold and in interest expense as the interest rate swap settles.

11. Contingent liabilities

On October 26, 2007, a putative class action was filed on behalf of all similarly situated stockholders of the Company in the Harris County District Court, Houston, Texas, styled Call4U, Ltd. v. Carroll, Case Number 2007-66888. A similar case, styled Pipefitters Local No. 636 Defined Benefit Plan vs. Goodman, was later filed and then consolidated with the Call 4U, Ltd. case. The lawsuits named as defendants the Company all of its directors and Hellman & Friedman, and asserted claims for breach of fiduciary duty against the directors and aiding and abetting such breaches against Hellman & Friedman. The plaintiffs sought an injunction restraining the closing of the merger, reimbursement of associated attorneys’ and experts’ fees and other relief that the court deems proper. As described in a Form 8-K filed by the Company, on January 4, 2008 Goodman entered into a memorandum of understanding setting out an agreement in principal to settle all claims in the litigation, which settlement is subject to certain conditions precedent, including court approval.

As part of the equity contribution associated with the sale of the Amana Appliance business in July 2001, the Company agreed to indemnify Maytag for certain product liability and environmental claims. In light of these

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

potential liabilities, the Company has purchased insurance that the Company expects will shield it from incurring material costs to such potential claims.

Pursuant to a March 15, 2001 Consent Order with the Florida Department of Environmental Protection (FDEP), our subsidiary, Goodman Distribution Southeast, Inc. (GDI Southeast) (formerly Pioneer Metals Inc.) is continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the GDI Southeast facility in Fort Pierce, Florida. Remediation has not begun. The contamination was discovered through environmental assessments conducted in connection with a Company subsidiary’s acquisition of the Fort Pierce facility in 2000 and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations and the inability to determine the extent to which contribution will be available from other parties. All of these factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs, which are reasonably susceptible to estimation, has been established.

Based on analyses of currently available information, it is probable that costs associated with the site will be $0.7 million. We reserved approximately $0.7 million as of December 31, 2007 in accordance with SFAS No. 5, Accounting for Contingencies, although it is possible that costs could exceed this amount by up to approximately $2.8 million. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial position as such obligations could be satisfied over a period of years. Nevertheless, future developments could require material changes in the recorded reserve amount.

We believe this contamination predated GDI Southeast’s involvement with the Fort Pierce facility and GDI Southeast’s operation at this location has not caused or contributed to the contamination. Accordingly, the Company is pursuing litigation against former owners of the Fort Pierce facility in an attempt to recover its costs. At this time, we cannot estimate probable recoveries from this litigation.

As a result of a fire in one of the Company’s manufacturing facilities in 2006, the Company settled and recorded a business interruption insurance claim of approximately $2.8 million as a reduction of its cost of goods sold in the statement of income for the fourth quarter of 2006. Such claim was collected in full in January 2007.

The Company is party to a number of other pending legal and administrative proceedings and is subject to various regulatory and compliance obligations. The Company believes that these proceedings and obligations will not have a materially adverse effect on its consolidated financial condition, cash flows or results of operations. To the extent required, the Company has established reserves that it believes to be adequate based on current evaluations and its experience in these types of matters. Nevertheless, an unexpected outcome in any such proceeding could have a material adverse impact on the Company’s consolidated results of operations in the period in which it occurs. Moreover, future adverse developments could require material changes in the recorded reserve amounts.

12.    Subsequent Event (unaudited)

In order to capitalize on the long term growth prospects of the business, on October 21, 2007, Chill Holdings, Inc. (Parent), Chill Acquisition, Inc., a subsidiary of Parent (which we refer to as Merger Sub), and Goodman Global, Inc. entered into an agreement and plan of merger (the Merger Agreement) pursuant to which Merger Sub merged with and into Goodman Global, Inc. on February 13, 2008. Merger Sub was incorporated on October 15, 2007 for the purpose of acquiring Goodman Global, Inc. and did not have any operations prior to

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 13, 2008 other than in connection with the Goodman acquisition. Chill Holdings, Inc., our Parent, is controlled by investment funds affiliated with Hellman & Friedman LLC, and other stockholders include investment funds affiliated with GSO, Farallon Capital Partners and AlpInvest Partners, along with certain other investors that GSO syndicated their investments to, as well as certain members of management. These entities invested a total of $1,278.2 million in the Parent in connection with the Merger.

On February 13, 2008, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $25.60 in cash. In addition, all outstanding options to acquire Goodman common stock issued pursuant to Goodman’s equity plans, whether or not vested, became fully vested as of the time immediately prior to the Merger and were cancelled and converted into cash payments, without interest, equal to the product of (1) the number of shares of Goodman Global, Inc. common stock subject to each option as of the effective time of the Merger multiplied by (2) the excess, if any, of $25.60 over the exercise price per share of common stock subject to such option (other than in the case of certain options held by members of our senior management who exchanged a portion of their vested options for new vested options in Parent). As a result of the transaction, 1.7 million options vested and thus the Company recognized stock option expense of $6.3 million.

On January 10, 2008, we commenced cash tender offers to purchase Goodman Global Holdings, Inc.’s outstanding 7-7/8% Senior Subordinated Notes due 2010 ($400 million aggregate principal amount outstanding) and Floating Rate Notes due 2010 ($179.3 million aggregate principal amount outstanding) (together, the Existing Notes). On January 25, 2008, we executed the proposed amendments to the indentures for the Existing Notes, which amendments became operative immediately prior to the Merger. On February 13, 2008, we accepted the tenders and made payment to holders of the Existing Notes the tender offer consideration and consent payment, called for redemption, deposited the redemption payment with the trustee in respect of untendered Existing Notes and discharged the indentures governing the Existing Notes.

In addition, on February 13, 2008, we repaid the $76.1 million outstanding under our then-existing term credit facility and $11.5 million outstanding under our then-existing Revolving Credit Facility.

On February 13, 2008, Merger Sub issued and sold $500.0 million of notes and borrowed (1) $800.0 million under a new senior secured term credit agreement with Barclays Capital and Calyon New York Branch, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders from time to time party thereto, and (2) $105.0 million under a new asset-based revolving credit agreement with Barclays Capital and General Electric Capital Corporation, as joint lead arrangers, Barclays Capital, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as administrative agent and collateral agent, General Electric Capital Corporation, as letter of credit issuer, and the lenders from time to time party thereto.

Under the registration rights agreement, if Goodman Global, Inc. fails to obtain effectiveness of the exchange offer registration statement on or prior to 270 days after the issue date of the outstanding notes, or complete the exchange offer within 30 business days of its effectiveness (other than in the event we file a shelf registration statement), or if the shelf registration statement, if required thereby, is not declared effective, on or prior to 480 days after the issue date of the outstanding notes or if the shelf registration statement ceases to be effective at any time prior to the one year anniversary of its initial effectiveness, the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. The maximum annual interest expense related to the failure to obtain effectiveness of the exchange offer registration statement would be $5.0 million.

The Merger, the repurchase of the Existing Notes, the repayment of the existing term credit facility and Revolving Credit Facility and the fees and expenses relating to the Transactions were financed by borrowings under our new senior secured term credit agreement, our new asset-based revolving credit agreement, the issuance of the notes, the equity investments and participations described above and Goodman’s cash on hand at the closing of the Merger.

The Merger is being accounted for under the purchase method of accounting. Accordingly the results of operations will be included in the consolidated financial statements from the effective date of the Merger and are not reflected in the 2007 consolidated financial statements. The Company has allocated the purchase price to the acquired assets and liabilities assumed at their estimated fair market value considering a number of factors. The excess of the cost of the Merger over the fair value of the net assets acquired is recorded as goodwill. The increase in basis of the assets will result in non-cash charges in future periods, principally related to the step-up in the value of inventory, property, plant and equipment and intangible assets. The incremental goodwill as a result of the Merger will not be deductible for federal income tax purposes. The initial purchase price allocation made by the Company is preliminary as certain appraisals need to be finalized and subject to change for a period on one year following the Merger. The following table summarizes the estimated fair values of the assets and liabilities as of February 13, 2008, the date of the Merger (in thousands):

Current Assets	$631,829
Property, Plant & Equipment	200,328
Deferred Financing Costs	44,522
Intangible Assets	785,000
Goodwill	1,370,545

Total Assets Acquired	$3,032,224
Current Liabilities	215,399
Other liabilities	54,289
Deferred Taxes	111,289
Debt	1,373,000

Total Liabilities Assumed	$1,753,977

Net Assets Acquired	$1,278,247

The preliminary components of Intangible Assets listed in the above table as of the Merger were based on an independent third party appraisal and will be amortized on a straight line basis over their estimated useful lives with no residual value as follows:

	Fair value (in millions)	Useful life (years)
Customer Relationships	$530,000	40
Trade Names—Amana	40,000	15
Trade Names—Other	175,000	Indefinite
Technology	40,000	10

	$785,000

GOODMAN GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited pro forma operating results of the Company assuming the Merger was completed on January 1, 2007, is summarized as follows (in thousands). These pro forma financial statements do not include approximately $78.5 million of expenses that were incurred as a result of the Merger that will be included in the predecessor company financial statements.

2007
Sales	$1,935,690
Net Income	$1,924

13. Quarterly financial information (unaudited)

Unaudited quarterly information for the years ended December 31, 2007 and 2006, respectively (in thousands) is stated below.

Quarters ended 2007

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Sales, net	$380,274	$563,722	$565,515	$426,179
Operating profit	22,775	78,580	83,993	41,834
Net income	4,631	38,971	43,107	14,670
Net income available to common shareholders	$4,631	$38,971	$43,107	$14,670

Quarters ended 2006

	First Quarter	Second Quarter(1)	Third Quarter	Fourth Quarter
Sales, net	$380,688	$504,454	$517,227	$392,384
Operating profit	32,940	43,737	66,858	37,909
Net income	8,414	9,628	32,213	13,912
Net income available to common shareholders	$2,522	$8,898	$32,213	$13,912

(1)	For the quarter ended June 30, 2006, the operating profit reflects the $16.1 million related to the Company’s initial public offering in April of 2006.

Goodman Global, Inc.

Offer to Exchange

$500,000,000 aggregate principal amount of its 13.50%/14.00% Senior Subordinated Notes due 2016, which have been registered under the Securities Act of 1933, for any and all of its outstanding 13.50%/14.00% Senior Subordinated Notes due 2016.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions or otherwise.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware Registrants

(a) Goodman Global, Inc., Goodman Global Holdings, Inc. and Quietflex Holding Company are each incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions, the articles of incorporation and the bylaws of Goodman Global, Inc. provide for indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the full extent permitted by the DGCL, as amended from time to time. The articles of incorporation and bylaws of Goodman Global Holdings, Inc. provide for indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the full extent permitted by the DGCL. The articles of incorporation and bylaws of Quietflex Holding Company are silent as to indemnification.

(b) Goodman II Holdings Company, L.L.C., Goodman Manufacturing I LLC, Goodman Manufacturing II LLC, Goodman Holding Company, L.L.C. and Goodman Canada, L.L.C, are each limited liability companies organized under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

In accordance with this provision, the limited liability company agreements of Goodman II Holdings Company, L.L.C., Goodman Manufacturing I LLC, Goodman Manufacturing II LLC and Goodman Holding Company, L.L.C. are silent as to indemnification. The limited liability company agreement of Goodman Canada, L.L.C. states that any member or officer shall be indemnified to the fullest extent permitted by applicable law for any act or omission committed in good faith and in a manner reasonably believed to be within the scope of his authority, but excluding indemnification for willful misconduct.

(c) Goodman Company, L.P. is a limited partnership organized under the laws of Delaware.

Section 17–108 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The partnership agreement of Goodman Company, L.P. allows the partnership to indemnify the general partner to the fullest extent permitted by the Act, including for negligence or gross negligence, but prohibits indemnification for bad faith or breach of the partnership agreement.

Florida Registrant

(a) Goodman Distribution Southeast, Inc. is incorporated under the laws of Florida.

Section 607.0831 of the Florida Business Corporation Act (the “FBCA”) provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision or failure to act by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (1) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit; (3) a circumstance under which the liability provisions of Section 607.0834 of the FBCA (relating to the liability of the directors for improper distributions) are applicable; (4) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholders or (5) recklessness or an act or omission in bad faith or with malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a stockholder.

Section 607.0850 of the FBCA authorizes, among other things, a company to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the company) by reason of the fact that he is or was a director, officer, employee or agent of the company (or is or was serving at the request of the company in such a position for any entity) against liability incurred in connection with such proceedings, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

The FBCA requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys’ fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

The bylaws of Goodman Distribution Southeast, Inc. allow for indemnification of its officers and directors to the fullest extent permitted by the FBCA.

Texas Registrants

(a) Goodman Appliance Holding Company, Goodman Distribution, Inc., Goodman Holding Company and Goodman Sales Company are each incorporated under the laws of Texas.

Article 2.02–1 of the Texas Business Corporation Act (the “TBCA”) permits a Texas corporation to indemnify any present or former director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, only if the person conducted himself in good faith and reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, such reimbursement of reasonable expenses is limited to those actually incurred where a person is found liable on the basis that a personal benefit was improperly received or the person is found liable in a derivative suit brought on behalf of the corporation and the person was not liable for willful or intentional misconduct. Under the TBCA, a director or officer must be indemnified in cases in which he is wholly successful on the merits or in the defense of the proceedings. The TBCA authorizes corporations to maintain insurance to cover indemnification expenses on behalf of any person who is or was a director, officer, agent or employee of the corporation or was serving at the request of the corporation, regardless of whether the corporation would have the power to indemnify such person against liability under Article 2.02–1 of the TBCA.

The articles of incorporation and bylaws of Goodman Appliance Holding Company provide that the corporation shall indemnify its present and former officers and directors to the fullest extent permitted by the TBCA. The articles of incorporation and bylaws of Goodman Distribution, Inc., Goodman Holding Company and Goodman Sales Company are silent as to indemnification of directors; however, the bylaws provide that a director will not be liable to the corporation or its shareholders for acts or omissions in his capacity as a director, except for breach of the director’s duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, transactions from which an improper benefit was received or acts or omissions for which liability of the director is expressly provided by law.

(b) Nitek Acquisition Company, L.P., Quietflex Manufacturing Company, L.P. and Goodman Manufacturing Company, L.P. are each limited partnerships registered under the laws of Texas.

Under the Texas Revised Limited Partnership Act (the “TRLPA”), a general partner must be indemnified by the limited partnership in cases in which the general partner is wholly successful on the merits or in the defense of the proceedings. Section 11.02 of the TRLPA provides that a limited partnership may indemnify a person who was, is or is threatened to be named a defendant in a proceeding only if that person (1) acted in good faith; (2) reasonably believed: (A) in the case of conduct in the person’s official capacity as a general partner of the limited partnership, that the person’s conduct was in the limited partnership’s best interests and (B) in all other cases, that the person’s conduct was at least not opposed to the limited partnership’s best interests and (3) in the case of a criminal proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. If a person is found liable to the limited partnership or the limited partners or is found liable on the basis that the person improperly received personal benefit, the indemnification: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in relation to a proceeding in which the person has been found liable for willful or intentional misconduct in the performance of the person’s duty to the limited partnership or the limited partners. The TRLPA allows a Texas limited partnership to indemnify anyone who was, is or is threatened to be made a defendant or respondent in a proceeding and allows a limited partnership to purchase and maintain liability insurance, whether or not the partnership would have the power to indemnify such person against such liability.

The partnership agreement of Nitek Acquisition Company, L.P. allows the partnership to indemnify the general partner to the fullest extent permitted by the TRLPA, including for negligence or gross negligence but prohibits indemnification for bad faith or breach of the partnership agreement. The partnership agreements of both Quietflex Manufacturing Company, L.P. and Goodman Manufacturing Company, L.P. allow the partnership to indemnify the general partner to the fullest extent permitted by the TRLPA, excluding indemnification for proven fraud, gross negligence, willful misconduct or proven breach of the partnership agreement.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description of Exhibit

2.1	Asset Purchase Agreement, dated November 18, 2004, by and among Goodman Global Holdings, Inc., Frio Holdings, Inc. and Frio, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global Holdings, Inc.’s Form S-4, filed with the SEC on September 21, 2005, File No. 333-128462)

2.2	Agreement and Plan of Merger, dated as of October 21, 2007, by and among Chill Holdings, Inc., Chill Acquisition, Inc. and Goodman Global, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global, Inc.’s Form 8-K, filed with the SEC on October 25, 2007

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 3, 2008, by and among Chill Holdings, Inc., Chill Acquisition, Inc. and Goodman Global, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global, Inc.’s Form 8-K, filed with the SEC on January 4, 2008

3.1**	Certificate of Amendment of Certificate of Incorporation of Chill Holdings, Inc.

3.2**	Certificate of Incorporation of Chill Holdings, Inc.

3.3**	By-laws of Chill Holdings, Inc.

3.4**	Certificate of Incorporation of Chill Acquisition, Inc.

3.5**	By-laws of Chill Acquisition, Inc.

3.6**	Amended and Restated Certificate of Incorporation of Goodman Global, Inc.

3.7**	Amended and Restated Bylaws of Goodman Global, Inc.

3.8**	Certificate of Incorporation of Frio, Inc.

3.9**	Certificate of Amendment of Certificate of Incorporation of Frio, Inc.

3.10**	Bylaws of Frio, Inc.

3.11**	Certificate of Incorporation of Quietflex Holding Company

3.12**	Bylaws of Quietflex Holding Company

3.13**	Certificate of Formation of Goodman Manufacturing I LLC

3.14**	Limited Liability Company Agreement of Goodman Manufacturing I LLC

3.15**	Certificate of Formation of Goodman Manufacturing II LLC

3.16**	Limited Liability Company Agreement of Goodman Manufacturing II LLC

3.17**	Certificate of Formation of Goodman Holding Company, L.L.C.

3.18**	Amended and Restated Limited Liability Company Agreement of Goodman Holding Company, L.L.C.

3.19**	Certificate of Formation of Goodman Canada, L.L.C.

3.20**	Amended and Restated Limited Liability Company Agreement of Goodman Canada, L.L.C.

3.21**	Certificate of Formation of Goodman II Holdings Company, L.L.C.

3.22**	Amended and Restated Limited Liability Company Agreement of Goodman II Holdings Company, L.L.C.

3.23**	Certificate of Limited Partnership of RAI Merger Limited Partnership

3.24**	Certificate of Amendment of Certificate of Limited Partnership of RAI Merger Limited Partnership

Exhibit No.	Description of Exhibit

3.25**	Certificate of Amendment of Certificate of Limited Partnership of The Amana Company, L.P.

3.26**	Certificate of Amendment of Certificate of Limited Partnership of Amana Company, L.P.

3.27**	Agreement of Limited Partnership of RAI Merger Limited Partnership

3.28**	Amended and Restated Articles of Incorporation of Pioneer Metals, Inc.

3.29**	Articles of Amendment to Articles of Incorporation of Goodman Distribution Southeast, Inc.

3.30**	Amended and Restated Bylaws of Goodman Distribution Southeast, Inc.

3.31**	Articles of Incorporation of Amana Holding Company

3.32**	Bylaws of Goodman Appliance Holding Company

3.33**	Articles of Incorporation of Goodman Distribution Corp.

3.34**	Articles of Amendment of Articles of Incorporation of Goodman Distribution Corp.

3.35**	Articles of Amendment to the Articles of Incorporation of American Distributors, Inc.

3.36**	Articles of Amendment to the Articles of Incorporation of American Distributors, Inc.

3.37**	Bylaws of American Distributors, Inc.

3.38**	Articles of Incorporation of Goodman Holding Company

3.39**	Bylaws of Goodman Holding Company

3.40**	Articles of Incorporation of GMC Sales Corp.

3.41**	Articles of Amendment to the Articles of Incorporation of GMC Sales Corp.

3.42**	Bylaws of GMC Sales Corp.

3.43**	Certificate of Limited Partnership of Goodman Manufacturing Company, L.P.

3.44**	Amended and Restated Agreement of Limited Partnership of Goodman Manufacturing Company, L.P.

3.45**	Certificate of Limited Partnership of Quietflex Manufacturing Company, L.P.

3.46**	Agreement of Limited Partnership of Quietflex Manufacturing Company, L.P.

3.47**	First Amendment to Agreement of Limited Partnership of Quietflex Manufacturing Company, L.P.

3.48**	Certificate of Limited Partnership of Nitek Acquisition Company, L.P.

3.49**	Agreement of Limited Partnership of Nitek Acquisition Company, L.P.

4.1†	Indenture, dated as of February 13, 2008, by and between Chill Acquisition, Inc., to be merged with and into Goodman Global, Inc., and Wells Fargo Bank, National Association, as Trustee

4.2†	Guarantor Supplemental Indenture, dated as of February 13, 2008, among the Guaranteeing Subsidiaries of Goodman Global, Inc., as identified therein, and Wells Fargo Bank, National Association, as Trustee

4.3†	Form of Exchange Note (included in Exhibit 4.1)

4.4†	Form of 13.50%/14.00% Note (included in Exhibit 4.1)

4.5†	Exchange and Registration Rights Agreement, dated February 13, 2008, by and among Chill Acquisition, Inc., GSO Domestic Capital Funding LLC, GSO COF Facility LLC, GSO Origination Funding Partners LP, Farallon Funding, L.L.C., AlpInvest Partners Mezzanine 2007 C.V., KKR Financial Holdings III, LLC and CMP II Initial Holdings, L.L.C.

Exhibit No.	Description of Exhibit

4.6†	Joinder and Assumption Agreement, dated February 13, 2008, among Goodman Global, Inc., the Initial Guarantors listed therein, GSO Domestic Capital Funding LLC, GSO COF Facility LLC, GSO Origination Funding Partners LP, Farallon Funding, L.L.C., AlpInvest Partners Mezzanine 2007 C.V., KKR Financial Holdings III, LLC and CMP II Initial Holdings, L.L.C.

5.1**	Opinion of Simpson Thacher & Bartlett LLP

10.1†	$800,000,000 Credit Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., Chill Acquisition Inc., which merged with and into Goodman Global, Inc., and Barclays Capital, the investment banking division of Barclays Bank Plc and Calyon New York Branch, as Joint Lead Arrangers, and Barclays Capital, the investment banking division of Barclays Bank Plc, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, and General Electric Capital Corporation, as the Administrative and Collateral Agent

10.2†	Revolving Credit Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., Chill Acquisition Inc., which merged with and into Goodman Global, Inc., and Barclays Capital, the investment banking division of Barclays Bank Plc and General Electric Capital Corporation, as Joint Lead Arrangers, Barclays Capital, the investment banking division of Barclays Bank Plc, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as the Administrative, Collateral Agent, Swingline Lender and Letter of Credit Issuer

10.3†	Intercreditor Agreement, dated February 13, 2008, between General Electric Capital Corporation, as collateral agent for the Term Loan Secured Parties and the Revolving Secured Parties referred to therein and acknowledged by Chill Holdings, Inc., Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and certain subsidiaries of Goodman Global, Inc.

10.4†	Term Loan Security Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.5†	Revolving Security Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.6†	Term Loan Guarantee, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.7†	Revolving Guarantee, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.8†	Term Loan Pledge Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.9†	Revolving Pledge Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

Exhibit No.	Description of Exhibit

10.10* **	Chill Holdings, Inc. 2008 Stock Incentive Plan

10.11* **	Chill Holdings, Inc. 2008 Annual Incentive Compensation Plan and form of award agreement thereunder

10.12†*	Employment Agreement, dated February 13, 2008, between Chill Acquisition, Inc. and Charles A. Carroll

10.13†*	Employment Agreement, dated February 13, 2008, between Chill Acquisition, Inc. and Lawrence M. Blackburn

10.14†	Stockholders Agreement, dated February 13, 2008 by and among Chill Holdings, Inc., Chill Acquisition, Inc., Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Associates VI, L.P., Hellman & Friedman Capital Executive VI, L.P., H&F Chill Partners, L.P., GSO Special Situations Fund LP, GSO Origination Funding Partners LP, GSO COF Facility LLC, Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P., AlpInvest Partners Mezzanine 2007 C.V. and CMP II Initial Holdings, L.L.C.

10.15†*	Management Stockholders Agreement, dated February 13, 2008 by and among Chill Holdings, Inc., Chill Acquisition, Inc., Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Associates VI, L.P., Hellman & Friedman Capital Executives VI, L.P., and H&F Chill Partners, L.P. and each of the Management Stockholder identified therein

10.16	Lease Agreement, dated December 1, 1994, between the Daniel Childrens 1991 Trust, the Lucy Hughes Abell 1991 Trust, the Sam Houston Abell 1991 Trust, the JBG Childrens 1991 Trust, the Hutton Gregory Goodman 1990 Trust, the Hannah Jane Goodman 1990 Trust, the Mary Jane Goodman 1990 Trust and the Harold Viterbo Goodman, II 1990 Trust and Goodman Manufacturing Company, L.P. (incorporated by reference to Exhibit 10.35 on Goodman Global, Inc.’s Amendment No. 1 to Form S-1, filed with the SEC on March 13, 2006, File No. 333-131597)

10.17†*	Charles A. Carroll Form of Option Agreement

10.18†*	Form of Equity Contribution Agreement

10.19†*	Form of Option Roll Over Agreement

10.20†*	Form of Severance Agreement

10.21†*	Form of Indemnification Agreement

10.22†*	Form of Time-Vested Option Agreement

10.23†*	Form of Performance-Vested Option Agreement

10.24* **	Employment Agreement, dated April 17, 2008 between Goodman Global, Inc. and David L. Swift

10.25* **	Amendment Number One to Employment Agreement dated February 13, 2008 between Chill Acquisition, Inc. and Charles A. Carroll

12.1†	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1†	Subsidiaries of the Registrant

23.1†	Consent of Simpson Thacher and Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2**	Consent of Ernst & Young LLP

Exhibit No.	Description of Exhibit

24.1**	Power of Attorney of David L. Swift

25.1†	Statement of Eligibility of Trustee

99.1†	Form of Letter of Transmittal

99.2†	Form of Notice to Clients

99.3†	Form of Letter to Brokers, Dealers, Commercial banks, Trust Companies and other Nominees

99.4†	Form of Notice of Guaranteed Delivery

†	Previously filed with Registration Statement on Form S-4 on April 15, 2008.

*	Management contract or compensatory plan or arrangement.

**	Filed herewith.

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amend) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its or their securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

GOODMAN GLOBAL, INC.

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

/S/ * PHILIP U. HAMMARSKJOLD	Director	May 30, 2008

/S/ * ROBERT B. HENSKE	Director	May 30, 2008

/S/ * ERIK RAGATZ	Director	May 30, 2008

/S/ * SALONI K. SARAIYA	Director	May 30, 2008

By:	/s/ BEN D. CAMPBELL		Attorney-in-Fact
	Name:	BEN D. CAMPBELL

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

GOODMAN GLOBAL HOLDINGS, INC. GOODMAN APPLIANCE HOLDING COMPANY GOODMAN HOLDING COMPANY

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * BEN D. CAMPBELL	Executive Vice President, General Counsel, Secretary and Director	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

By:	/s/ BEN D. CAMPBELL		Attorney-in-Fact
	Name:	BEN D. CAMPBELL

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

GOODMAN DISTRIBUTION, INC. GOODMAN DISTRIBUTION SOUTHEAST, INC. GOODMAN SALES COMPANY

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * BEN D. CAMPBELL	Executive Vice President, General Counsel, Secretary and Director	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

By:	/s/ BEN D. CAMPBELL	Attorney-in-Fact
Name: BEN D. CAMPBELL

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

GOODMAN CANADA, L.L.C.

BY ITS SOLE MEMBER, GOODMAN MANUFACTURING COMPANY, L.P.

BY ITS GENERAL PARTNER, GOODMAN HOLDING COMPANY

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * BEN D. CAMPBELL	Executive Vice President, General Counsel, Secretary and Director	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

By:	/s/ BEN D. CAMPBELL	Attorney-in-Fact
Name: BEN D. CAMPBELL

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

QUIETFLEX HOLDING COMPANY

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * BEN D. CAMPBELL	Executive Vice President, General Counsel, Secretary and Director	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

By:	/s/ BEN D. CAMPBELL	Attorney-in-Fact
Name: BEN D. CAMPBELL

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

GOODMAN MANUFACTURING I LLC GOODMAN MANUFACTURING II LLC GOODMAN II HOLDINGS COMPANY, L.L.C.

BY ITS SOLE MEMBER, GOODMAN GLOBAL HOLDINGS, INC.

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * BEN D. CAMPBELL	Executive Vice President, General Counsel, Secretary and Director	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

By:	/s/ BEN D. CAMPBELL	Attorney-in-Fact
Name: BEN D. CAMPBELL

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

NITEK ACQUISITION COMPANY, L.P. GOODMAN MANUFACTURING COMPANY, L.P. GOODMAN COMPANY, L.P.

BY ITS GENERAL PARTNER, GOODMAN HOLDING COMPANY

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * BEN D. CAMPBELL	Executive Vice President, General Counsel, Secretary and Director	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

By:	/s/ BEN D. CAMPBELL		Attorney-in-Fact
	Name:	BEN D. CAMPBELL

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

QUIETFLEX MANUFACTURING COMPANY, L.P.

BY ITS GENERAL PARTNER, QUIETFLEX HOLDING COMPANY

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * BEN D. CAMPBELL	Executive Vice President, General Counsel, Secretary and Director	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

By:	/s/ BEN D. CAMPBELL		Attorney-in-Fact
	Name:	BEN D. CAMPBELL

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2008.

GOODMAN HOLDING COMPANY, L.L.C.

BY ITS SOLE MEMBER, GOODMAN MANUFACTURING II LLC

BY ITS SOLE MEMBER, GOODMAN GLOBAL HOLDINGS, INC.

By:	/S/ LAWRENCE M. BLACKBURN
	Name:	LAWRENCE M. BLACKBURN
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ * DAVID L. SWIFT	President, Chief Executive Officer and Director	May 30, 2008

/S/ * LAWRENCE M. BLACKBURN	Executive Vice President, Chief Financial Officer and Director	May 30, 2008

/S/ * MARK M. DOLAN	Vice President, Corporate Controller and Treasurer	May 30, 2008

/S/ * BEN D. CAMPBELL	Executive Vice President, General Counsel, Secretary and Director	May 30, 2008

/S/ * CHARLES A. CARROLL	Chairman of the Board of Directors	May 30, 2008

By:	/s/ BEN D. CAMPBELL		Attorney-in-Fact
	Name:	BEN D. CAMPBELL

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Asset Purchase Agreement, dated November 18, 2004, by and among Goodman Global Holdings, Inc., Frio Holdings, Inc. and Frio, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global Holdings, Inc.’s Form S-4, filed with the SEC on September 21, 2005, File No. 333-128462)

2.2	Agreement and Plan of Merger, dated as of October 21, 2007, by and among Chill Holdings, Inc., Chill Acquisition, Inc. and Goodman Global, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global, Inc.’s Form 8-K, filed with the SEC on October 25, 2007

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 3, 2008, by and among Chill Holdings, Inc., Chill Acquisition, Inc. and Goodman Global, Inc. (incorporated by reference to Exhibit 2.1 on Goodman Global, Inc.’s Form 8-K, filed with the SEC on January 4, 2008

3.1**	Certificate of Amendment of Certificate of Incorporation of Chill Holdings, Inc.

3.2**	Certificate of Incorporation of Chill Holdings, Inc.

3.3**	By-laws of Chill Holdings, Inc.

3.4**	Certificate of Incorporation of Chill Acquisition, Inc.

3.5**	By-laws of Chill Acquisition, Inc.

3.6**	Amended and Restated Certificate of Incorporation of Goodman Global, Inc.

3.7**	Amended and Restated Bylaws of Goodman Global, Inc.

3.8**	Certificate of Incorporation of Frio, Inc.

3.9**	Certificate of Amendment of Certificate of Incorporation of Frio, Inc.

3.10**	Bylaws of Frio, Inc.

3.11**	Certificate of Incorporation of Quietflex Holding Company

3.12**	Bylaws of Quietflex Holding Company

3.13**	Certificate of Formation of Goodman Manufacturing I LLC

3.14**	Limited Liability Company Agreement of Goodman Manufacturing I LLC

3.15**	Certificate of Formation of Goodman Manufacturing II LLC

3.16**	Limited Liability Company Agreement of Goodman Manufacturing II LLC

3.17**	Certificate of Formation of Goodman Holding Company, L.L.C.

3.18**	Amended and Restated Limited Liability Company Agreement of Goodman Holding Company, L.L.C.

3.19**	Certificate of Formation of Goodman Canada, L.L.C.

3.20**	Amended and Restated Limited Liability Company Agreement of Goodman Canada, L.L.C.

3.21**	Certificate of Formation of Goodman II Holdings Company, L.L.C.

3.22**	Amended and Restated Limited Liability Company Agreement of Goodman II Holdings Company, L.L.C.

3.23**	Certificate of Limited Partnership of RAI Merger Limited Partnership

3.24**	Certificate of Amendment of Certificate of Limited Partnership of RAI Merger Limited Partnership

3.25**	Certificate of Amendment of Certificate of Limited Partnership of The Amana Company, L.P.

3.26**	Certificate of Amendment of Certificate of Limited Partnership of Amana Company, L.P.

Exhibit No.	Description of Exhibit

3.27**	Agreement of Limited Partnership of RAI Merger Limited Partnership

3.28**	Amended and Restated Articles of Incorporation of Pioneer Metals, Inc.

3.29**	Articles of Amendment to Articles of Incorporation of Goodman Distribution Southeast, Inc.

3.30**	Amended and Restated Bylaws of Goodman Distribution Southeast, Inc.

3.31**	Articles of Incorporation of Amana Holding Company

3.32**	Bylaws of Goodman Appliance Holding Company

3.33**	Articles of Incorporation of Goodman Distribution Corp.

3.34**	Articles of Amendment of Articles of Incorporation of Goodman Distribution Corp.

3.35**	Articles of Amendment to the Articles of Incorporation of American Distributors, Inc.

3.36**	Articles of Amendment to the Articles of Incorporation of American Distributors, Inc.

3.37**	Bylaws of American Distributors, Inc.

3.38**	Articles of Incorporation of Goodman Holding Company

3.39**	Bylaws of Goodman Holding Company

3.40**	Articles of Incorporation of GMC Sales Corp.

3.41**	Articles of Amendment to the Articles of Incorporation of GMC Sales Corp.

3.42**	Bylaws of GMC Sales Corp.

3.43**	Certificate of Limited Partnership of Goodman Manufacturing Company, L.P.

3.44**	Amended and Restated Agreement of Limited Partnership of Goodman Manufacturing Company, L.P.

3.45**	Certificate of Limited Partnership of Quietflex Manufacturing Company, L.P.

3.46**	Agreement of Limited Partnership of Quietflex Manufacturing Company, L.P.

3.47**	First Amendment to Agreement of Limited Partnership of Quietflex Manufacturing Company, L.P.

3.48**	Certificate of Limited Partnership of Nitek Acquisition Company, L.P.

3.49**	Agreement of Limited Partnership of Nitek Acquisition Company, L.P.

4.1†	Indenture, dated as of February 13, 2008, by and between Chill Acquisition, Inc., to be merged with and into Goodman Global, Inc., and Wells Fargo Bank, National Association, as Trustee

4.2†	Guarantor Supplemental Indenture, dated as of February 13, 2008, among the Guaranteeing Subsidiaries of Goodman Global, Inc., as identified therein, and Wells Fargo Bank, National Association, as Trustee

4.3†	Form of Exchange Note (included in Exhibit 4.1)

4.4†	Form of 13.50%/14.00% Note (included in Exhibit 4.1)

4.5†	Exchange and Registration Rights Agreement, dated February 13, 2008, by and among Chill Acquisition, Inc., GSO Domestic Capital Funding LLC, GSO COF Facility LLC, GSO Origination Funding Partners LP, Farallon Funding, L.L.C., AlpInvest Partners Mezzanine 2007 C.V., KKR Financial Holdings III, LLC and CMP II Initial Holdings, L.L.C.

4.6†	Joinder and Assumption Agreement, dated February 13, 2008, among Goodman Global, Inc., the Initial Guarantors listed therein, GSO Domestic Capital Funding LLC, GSO COF Facility LLC, GSO Origination Funding Partners LP, Farallon Funding, L.L.C., AlpInvest Partners Mezzanine 2007 C.V., KKR Financial Holdings III, LLC and CMP II Initial Holdings, L.L.C.

Exhibit No.	Description of Exhibit

5.1**	Opinion of Simpson Thacher & Bartlett LLP

10.1†	$800,000,000 Credit Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., Chill Acquisition Inc., which merged with and into Goodman Global, Inc., and Barclays Capital, the investment banking division of Barclays Bank Plc and Calyon New York Branch, as Joint Lead Arrangers, and Barclays Capital, the investment banking division of Barclays Bank Plc, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, and General Electric Capital Corporation, as the Administrative and Collateral Agent

10.2†	Revolving Credit Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., Chill Acquisition Inc., which merged with and into Goodman Global, Inc., and Barclays Capital, the investment banking division of Barclays Bank Plc and General Electric Capital Corporation, as Joint Lead Arrangers, Barclays Capital, the investment banking division of Barclays Bank Plc, Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, General Electric Capital Corporation, as the Administrative, Collateral Agent, Swingline Lender and Letter of Credit Issuer

10.3†	Intercreditor Agreement, dated February 13, 2008, between General Electric Capital Corporation, as collateral agent for the Term Loan Secured Parties and the Revolving Secured Parties referred to therein and acknowledged by Chill Holdings, Inc., Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and certain subsidiaries of Goodman Global, Inc.

10.4†	Term Loan Security Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.5†	Revolving Security Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.6†	Term Loan Guarantee, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.7†	Revolving Guarantee, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.8†	Term Loan Pledge Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.9†	Revolving Pledge Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., each of the Subsidiary Guarantors listed therein of Chill Acquisition, Inc., which merged with and into Goodman Global, Inc. and General Electric Capital Corporation, as collateral agent for the Secured Parties as defined therein

10.10* **	Chill Holdings, Inc. 2008 Stock Incentive Plan

10.11* **	Chill Holdings, Inc. 2008 Annual Incentive Compensation Plan and form of award agreement thereunder

10.12†*	Employment Agreement, dated February 13, 2008, between Chill Acquisition, Inc. and Charles A. Carroll

10.13†*	Employment Agreement, dated February 13, 2008, between Chill Acquisition, Inc. and Lawrence M. Blackburn

Exhibit No.	Description of Exhibit

10.14†	Stockholders Agreement, dated February 13, 2008 by and among Chill Holdings, Inc., Chill Acquisition, Inc., Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Associates VI, L.P., Hellman & Friedman Capital Executive VI, L.P., H&F Chill Partners, L.P., GSO Special Situations Fund LP, GSO Origination Funding Partners LP, GSO COF Facility LLC, Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P., AlpInvest Partners Mezzanine 2007 C.V. and CMP II Initial Holdings, L.L.C.

10.15†*	Management Stockholders Agreement, dated February 13, 2008 by and among Chill Holdings, Inc., Chill Acquisition, Inc., Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Associates VI, L.P., Hellman & Friedman Capital Executives VI, L.P., and H&F Chill Partners, L.P. and each of the Management Stockholder identified therein

10.16	Lease Agreement, dated December 1, 1994, between the Daniel Childrens 1991 Trust, the Lucy Hughes Abell 1991 Trust, the Sam Houston Abell 1991 Trust, the JBG Childrens 1991 Trust, the Hutton Gregory Goodman 1990 Trust, the Hannah Jane Goodman 1990 Trust, the Mary Jane Goodman 1990 Trust and the Harold Viterbo Goodman, II 1990 Trust and Goodman Manufacturing Company, L.P. (incorporated by reference to Exhibit 10.35 on Goodman Global, Inc.’s Amendment No. 1 to Form S-1, filed with the SEC on March 13, 2006, File No. 333-131597)

10.17†*	Charles A. Carroll Form of Option Agreement

10.18†*	Form of Equity Contribution Agreement

10.19†*	Form of Option Roll Over Agreement

10.20†*	Form of Severance Agreement

10.21†*	Form of Indemnification Agreement

10.22†*	Form of Time-Vested Option Agreement

10.23†*	Form of Performance-Vested Option Agreement

10.24* **	Employment Agreement, dated April 17, 2008 between Goodman Global, Inc. and David L. Swift

10.25* **	Amendment Number One to Employment Agreement dated February 13, 2008 between Chill Acquisition, Inc. and Charles A. Carroll

12.1†	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1†	Subsidiaries of the Registrant

23.1†	Consent of Simpson Thacher and Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2**	Consent of Ernst & Young LLP

24.1**	Power of Attorney of David L. Swift

25.1†	Statement of Eligibility of Trustee

99.1†	Form of Letter of Transmittal

99.2†	Form of Notice to Clients

99.3†	Form of Letter to Brokers, Dealers, Commercial banks, Trust Companies and other Nominees

99.4†	Form of Notice of Guaranteed Delivery

†	Previously filed with Registration Statement on Form S-4 on April 15, 2008.

*	Management contract or compensatory plan or arrangement.

**	Filed herewith.